   As filed with the Securities and Exchange Commission on April 9, 2001
                                                      Registration No. 333-48546
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                ---------------

                              Amendment No. 4
                                       to
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------
                               HEALTHWATCH, INC.
                (Name of Registrant as specified in its charter)
                                ---------------
        Minnesota                    7373                    84-0916792
(State or jurisdiction of     (Primary Standard           (I.R.S. Employer
     incorporation or     Industrial Classification     Identification No.)
      organization)              Code Number)

                            1100 Johnson Ferry Road
                                   Suite 670
                             Atlanta, Georgia 30342
                                 (404) 256-0083
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                             MICHAEL M. SMITH, ESQ.
                               J. CRAIG LEE, ESQ.
                            Gambrell & Stolz, L.L.P.
                           Suite 4300, SunTrust Plaza
                           303 Peachtree Street, N.E.
                             Atlanta, Georgia 30308
                                 (404) 577-6000
                           Facsimile: (404) 221-6501
    (Name, address, including zip code, and telephone and facsimile numbers, including area code, of agent for service)
                                ---------------
                                    Copy to:

                        GREGORY M. FRASSRAND, ESQ.
                               Gomel & Davis, LLP
                             700 Marquis Two Tower
                       285 Peachtree Center Avenue, N.E.
                             Atlanta, Georgia 30303
                                 (404) 223-5900
                           Facsimile: (404) 524-4755
                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger of Halis, Inc. ("Halis") with and into the HealthWatch Merger Sub, Inc. ("Merger Sub") pursuant to an Agreement and Plan of Merger, dated as of June 29, 2000, and as amended by amendments dated September 29, 2000, January 31, 2001 and March 28, 2001, described in the enclosed joint proxy statement/prospectus have been satisfied or waived.
                                ---------------
  If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Amount      Proposed maximum  Proposed maximum    Amount of
     Title of each class of            to be        offering price      aggregate       registration
   securities to be registered     registered (1)    per share (2)  offering price (2)      fee
----------------------------------------------------------------------------------------------------
                                     2,910,219
Common Stock, $.05 par value ...       shares           $.624          $1,815,977         $454.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The registration statement relates to shares of common stock of the Registrant that may be issued to the stockholders of Halis, Inc., a Georgia corporation (excluding all shares owned directly by the Registrant), pursuant to the proposed merger, assuming the exercise of all outstanding options to purchase Halis common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and (c) under the Securities Act based on the average of the high and low per share prices of common stock of Halis, Inc. (HLIS.OB) as reported on the Nasdaq Securities Market on March 26, 2001 divided by the exchange ratio of 0.050.
                                ---------------
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                HEALTHWATCH, INC
                            1100 Johnson Ferry Road
                                   Suite 670
                             Atlanta, Georgia 30342

To Our Stockholders:

   You are cordially invited to attend a special meeting of stockholders of HealthWatch, Inc., to be held on April , 2001 at The W At Perimeter Center Hotel, 111 Perimeter Center West NE, Atlanta, Georgia 30346 at 10:00 a.m., local time.

   The proposals expected to be acted upon at the meeting relate to the issuance of HealthWatch common stock in connection with a merger among HealthWatch, Inc., Halis, Inc. and HealthWatch Merger Sub, Inc. (a newly formed, wholly-owned subsidiary of HealthWatch) and the transactions associated with the merger that will cause Halis, Inc. to merge with and into HealthWatch Merger Sub, Inc. In addition, HealthWatch stockholders will be asked to approve an amendment to HealthWatch's Articles of Incorporation to increase the number of authorized shares of capital stock and to approve other proposals relating to the terms of outstanding HealthWatch preferred stock and other securities. These proposals are described in detail in the attached notice of special meeting of stockholders and proxy statement/prospectus.

   In the merger, Halis stockholders would receive for each share of common stock of Halis, Inc. outstanding immediately prior to the effective time of the merger, one twentieth (.05) of a share of HealthWatch common stock (the "Merger Consideration"), thus for every twenty outstanding shares of Halis common stock (excluding those shares held by HealthWatch) we will issue one share of HealthWatch common stock. In addition, outstanding Halis, Inc. employee and director stock options would be converted into options to purchase HealthWatch common stock using the same exchange ratio. Based on the number of shares of Halis common stock outstanding on December 31, 2000, HealthWatch will issue approximately 2,300,000 shares of HealthWatch common stock to Halis stockholders in the merger, excluding Halis common stock owned by HealthWatch. HealthWatch intends to continue listing its common stock on the Nasdaq SmallCap Market under the symbol "HEAL."

   After careful consideration, your board of directors has determined that the merger agreement and the transactions associated with it, including the stock issuance, are fair to and in the best interests of HealthWatch and its stockholders and has approved the merger agreement and other proposals.

   Your board of directors recommends that you vote FOR the merger agreement and the transactions associated with it, including the stock issuance, and FOR each of the other proposals on which you may vote.

   The merger, the merger agreement, the stock issuance and the other proposals are described in the accompanying joint proxy statement/prospectus, which you should read carefully, including the section describing risk factors that begins on page 15. If you have any questions or require additional information about the special meeting or the merger, please call Ms. Marilyn May, Vice President--Investor Relations, at (404) 256-0083.

                                          Sincerely,

                                          Paul W. Harrison
                                          Chairman, President & Chief
                                           Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the HealthWatch common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated April , 2001 and was first mailed to stockholders on or about April , 2001.

                               HealthWatch, Inc.
                            1100 Johnson Ferry Road
                                   Suite 670
                             Atlanta, Georgia 30342

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                  TO BE HELD APRIL   , 2001 AT 10:00 A.M.

To Our Stockholders:

   A special meeting of the stockholders of HealthWatch, Inc. ("HealthWatch")
will be held at           located at The W At Perimeter Center Hotel, 111
Perimeter Center West NE, Atlanta, Georgia 30346 on April   , 2001 at 10:00
a.m. for the following purposes:

  1. To approve the issuance of shares of HealthWatch common stock in the merger of Halis, Inc. ("Halis") with and into HealthWatch Merger Sub, Inc., a wholly-owned subsidiary of HealthWatch ("Merger Sub"), as contemplated by the Agreement and Plan of Merger dated as of June 29, 2000, by and among Halis, Merger Sub and HealthWatch. In the merger, HealthWatch will issue one twentieth (.05) of a share of fully paid and non-assessable HealthWatch common stock for each share of Halis common stock outstanding;

  2. To consider and vote upon proposed amendments to HealthWatch's Articles of Incorporation to:

    A: increase the number of authorized shares of HealthWatch common stock from 10,000,000 shares to 50,000,000 shares; and

    B: increase the number of authorized shares of HealthWatch preferred stock from 1,000,000 shares to 15,000,000 shares;

  3. To ratify and approve anti-dilution provisions related to HealthWatch's outstanding preferred stock and related warrants contained in:

    A: the Certificate of Designation, Preferences and Rights of Series C
       8% Convertible Preferred Stock (the "Series C Preferred");

    B: the Certificate of Designation, Preferences and Rights of Series D
       8% Convertible Preferred Stock (the "Series D Preferred");

    C: warrants to purchase HealthWatch common stock issued to purchasers of the Series C Preferred in a bridge financing completed in February 2000 (the "Bridge Warrants");

    D: warrants to purchase HealthWatch common stock issued to purchasers of the Series D Preferred in a private placement completed in May 2000 (the "Offering Warrants"); and

    E: warrants to purchase HealthWatch common stock issued to an affiliate of Commonwealth Associates, L.P. in connection with a $2 million line of credit (the "Line of Credit Warrants");

  4. To ratify and approve the conversion feature and the issuance of shares of HealthWatch common stock upon conversion of HealthWatch's outstanding Series P Preferred Stock (the "Series P Preferred"); and

  5. To transact any other business that properly comes before the special meeting or any adjournment and postponements thereof.

   The accompanying proxy statement/prospectus describes the proposed merger and other proposals in more detail. We encourage you to read the entire document carefully.

   We have fixed the close of business on March 16, 2001 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors

                                          Paul W. Harrison, Chairman,
                                           President and Chief Executive
                                           Officer

Atlanta, Georgia

Date: April  , 2001

                                  Halis, Inc.
                            1100 Johnson Ferry Road
                                   Suite 670
                             Atlanta, Georgia 30342

To Our Stockholders:

   Halis, Inc.'s board of directors has approved a merger which will result in the acquisition of Halis by HealthWatch, Inc., a publicly-traded company headquartered in Atlanta, Georgia. In the merger, each share of Halis, Inc. common stock will be converted into one twentieth (.05) of a share of HealthWatch common stock. Therefore, the exchange ratio will be one share of HealthWatch common stock for each twenty shares of Halis Common Stock. In addition, holders of Halis stock options will have their options converted into options to purchase HealthWatch common stock based on the same exchange ratio. HealthWatch common stock is traded on the Nasdaq SmallCap Market under the symbol "HEAL."

   This joint proxy statement/prospectus is also the prospectus of HealthWatch regarding the HealthWatch common stock to be issued to Halis stockholders in exchange for their shares of Halis common stock in connection with the merger. Based on the number of shares of Halis common stock outstanding on December 31, 2000, HealthWatch will issue approximately 2,300,000 shares of HealthWatch common stock to Halis stockholders in the merger, excluding Halis common stock owned by HealthWatch.

   The merger cannot be completed unless the holders of a majority of Halis' common stock approve the merger agreement and the merger. Only stockholders who hold common shares of Halis at the close of business on March 16, 2001 will be entitled to vote at the special meeting. After careful consideration, your board of directors has determined the merger is in your best interest and recommends that you vote in favor of the merger.

   This joint proxy statement/prospectus provides you with detailed information concerning HealthWatch, Halis and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussions in the section entitled "Risk Factors" on page 15 of the joint proxy statement/prospectus.

   Each Company has scheduled a special meeting for its stockholders to vote on the merger agreement and the transactions associated with it. The special
meeting of Halis stockholders will be held on April   , 2001 at 12:30 p.m.
local time at The W At Perimeter Center Hotel, 111 Perimeter Center West NE, Atlanta, Georgia 30346.

   Please use this opportunity to take part in the affairs of Halis by voting on the adoption of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

   We appreciate your interest in Halis and your consideration of this matter.

                                          Dr. Joel Greenspan,
                                          Member of Halis' Board of Directors

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the HealthWatch common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated April , 2001 and was first mailed to stockholders on or about April , 2001.

                                  Halis, Inc.
                            1100 Johnson Ferry Road
                                   Suite 670
                             Atlanta, Georgia 30342

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                  TO BE HELD APRIL   , 2001 AT 12.30 P.M.

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Halis,
Inc. ("Halis") will be held on April   , 2001 at 12:30 p.m. at The W At
Perimeter Center Hotel, 111 Perimeter Center West NE, Atlanta, Georgia 30346 to:

  1. Consider and vote on the proposed merger of Halis, Inc. with and into HealthWatch Merger Sub, Inc., a wholly-owned subsidiary of HealthWatch, Inc., as contemplated by the Agreement and Plan of Merger dated as of June 29, 2000, by and among Halis, Inc., HealthWatch Merger Sub, Inc. and HealthWatch, Inc. In the merger, HealthWatch, Inc. will issue one twentieth (.05) of a share of fully paid and non-assessable HealthWatch, Inc. common stock in exchange for each outstanding share of Halis common stock; and

  2. Transact such other business as may properly come before the Halis special meeting or any adjournment thereof.

   Your board of directors has determined that the merger agreement and the merger are in your best interests and recommends that you vote to approve the merger agreement at the special meeting.

   The board of directors has fixed the close of business on March 16, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Halis special meeting. The merger cannot be completed unless holders of a majority of the outstanding shares of Halis common stock on the record date affirmatively vote to approve the merger agreement.

   Accompanying this notice is a joint proxy statement/prospectus discussing the proposed merger and the related merger agreement. We encourage you to read this document carefully. Regardless of whether you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it in the envelope which has been provided. No postage is required for mailing in the United States. In the event you are able to attend the Halis special meeting, you may revoke your proxy and vote your shares in person.

                                          By Order of the Board of Directors,

                                          Dr. Joel Greenspan,
                                          Member of the Board of Directors

Atlanta, Georgia

Date: April  , 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE...........................    1

QUESTIONS AND ANSWERS FOR HEALTHWATCH STOCKHOLDERS AND HALIS STOCKHOLDERS.    2

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS...........................    4
  The Companies...........................................................    4
  Our Reasons for the Merger..............................................    5
  Risks of the Merger.....................................................    5
  Conflicts of Interest...................................................    6
  Recommendations to Stockholders.........................................    6
  Stockholder Vote Required to Approve the Merger.........................    6
  HealthWatch Stockholder Vote Required to Approve Other Proposals........    7
  The Merger..............................................................    7
  What Stockholders Will Receive in the Merger............................    7
  Ownership of HealthWatch Following the Merger...........................    8
  Conditions to Completion of the Merger..................................    8
  Termination.............................................................    9
  Officers and Directors Following the Merger.............................    9
  Important United States Federal Income Tax Consequences.................    9
  Dissenters' Rights......................................................    9
  Opinion of Financial Advisor............................................   10
  Comparative Per Share Market Price Information..........................   10
  Exchange Value Received by Halis Stockholders...........................   10
  Comparative Rights of Stockholders......................................   11
  Selected Historical and Pro Forma Consolidated Financial Data...........   11
  Selected Unaudited Pro Forma Consolidated Financial Data and Comparative
   per Share Information for the HealthWatch/Halis Merger.................   13
  HealthWatch, Halis and Pro Forma Comparative Per Share Data.............   14

RISK FACTORS..............................................................   15

THE SPECIAL MEETINGS......................................................   26
  General.................................................................   26
  Voting Securities and Record Dates Securities and Record Dates..........   26
  Purpose of Special Meetings.............................................   27
  Solicitation of Proxies; Expenses.......................................   27

THE COMPANIES.............................................................   30
  HealthWatch, Inc. ......................................................   30
  Halis, Inc..............................................................   36
  HealthWatch Merger Sub, Inc. ...........................................   38

HEALTHWATCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................   39
  Forward Looking Statements..............................................   39
  General.................................................................   39
  Financial Condition.....................................................   39
  Results of Operations...................................................   40
  Liquidity and Capital Resources.........................................   42

OTHER HEALTHWATCH INFORMATION ............................................   44
  Description of Property.................................................   44
  Legal Proceedings.......................................................   44

                                                                           Page
                                                                           ----
  Changes in and Disagreements with Accountants on Accounting and
   Financial Disclosure...................................................  44

HEALTHWATCH MANAGEMENT....................................................  46
  Executive Officers and Directors........................................  46
  Recent Changes in Management............................................  48
  Employment Agreements...................................................  48
  Stock Option Plans......................................................  48
  Board Composition.......................................................  48
  Board Committees........................................................  49
  Director Compensation...................................................  49
  Executive Compensation..................................................  49
  Options Grants in Last Fiscal Year......................................  50
  Option Exercises and Holdings...........................................  50
  Limitation of Liability and Indemnification Matters.....................  50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 HEALTHWATCH..............................................................  52

HEALTHWATCH RELATED PARTY TRANSACTIONS....................................  53

HALIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  59
  Forward Looking Statements..............................................  59
  General.................................................................  59
  Financial Condition.....................................................  59
  Liquidity and Capital Resources.........................................  61

OTHER HALIS INFORMATION...................................................  62
  Description of Property.................................................  62
  Legal Proceedings.......................................................  62
  Changes in and Disagreements with Accountants on Accounting and
   Financial Disclosure...................................................  64

HALIS MANAGEMENT..........................................................  66
  Executive Officers and Directors........................................  66
  Employment Agreements...................................................  66
  Stock Option Plans......................................................  66
  Board Composition.......................................................  67
  Director Compensation...................................................  67
  Executive Compensation..................................................  67
  Options Grants in Last Fiscal Year......................................  67
  Option Exercises and Holdings...........................................  68
  Limitation of Liability and Indemnification Matters.....................  68

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HALIS...  69

HALIS RELATED PARTY TRANSACTIONS .........................................  69

THE MERGER................................................................  70
  General.................................................................  70
  Background of the Merger................................................  70
  Reasons for HealthWatch Engaging in the Merger; Recommendation of the
   HealthWatch Board......................................................  73
  Opinion of HealthWatch's Financial Advisor..............................  74
  Reasons for Halis Engaging in the Merger; Recommendation of the Halis
   Board..................................................................  80
  Opinion of Halis' Financial Advisor.....................................  80

                                                                           Page
                                                                           ----
  Board and Management of the Surviving Corporation Following the Merger..  84
  Board and Management of HealthWatch Following the Merger................  84
  Conflicts of Interest...................................................  84
  Indemnification Agreements..............................................  85
  Dissenters' Rights......................................................  85
  Stock Exchange Listings.................................................  86
  Delisting and Deregistration of Halis Common Stock......................  86
  Treatment of Stock Certificates.........................................  86
  Accounting Treatment of the Merger......................................  86
  Regulatory Filings and Approvals Required to Complete the Merger........  86
  Tax-Free Reorganization.................................................  86
THE MERGER AGREEMENT......................................................  87
  The Merger..............................................................  87
  Exchange Procedures.....................................................  87
  Corporate Organization and Governance...................................  88
  Stockholders' Meetings..................................................  89
  Representations and Warranties..........................................  89
  Covenants...............................................................  90
  No Solicitation of Transactions.........................................  91
  Indemnification and Insurance...........................................  92
  Conditions..............................................................  93
  Resale Restrictions.....................................................  93
  Termination.............................................................  94
  Termination Fee.........................................................  95
  Expenses................................................................  96
  Amendment; Extension and Waiver.........................................  96
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......  97
COMPARISON OF RIGHTS OF HOLDERS OF HALIS COMMON STOCK AND HEALTHWATCH
 COMMON STOCK.............................................................  99
  Authorized Capital Stock................................................  99
  Stockholder Meetings.................................................... 101
  Record Date for Stockholder Action...................................... 102
  Notice of Stockholder Meeting........................................... 102
  Board of Directors...................................................... 103
  Officer and Director Indemnification.................................... 105
  Limitation on Liability................................................. 105
  Required Stockholder Approval........................................... 106
  Dissenters' Rights...................................................... 106
  Derivative Actions...................................................... 107
HEALTHWATCH UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS......... 108
MARKET PRICE AND DIVIDEND INFORMATION..................................... 116
EXPERTS................................................................... 117
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY HEALTHWATCH
 STOCKHOLDERS............................................................. 118
  Amendment to Articles of Incorporation to Increase Authorized Capital
   Stock  (Proposals No. 2.A and 2.B)..................................... 118
  Matters Relating to Series C Preferred, Series D Preferred and Related
   Warrants (Proposals No. 3.A through 3.E)............................... 121
  Matters Relating to the Series P Preferred (Proposal No. 4)............. 126

                                                                           Page
                                                                           ----
LEGAL MATTERS............................................................. 128

STOCKHOLDER PROPOSALS..................................................... 128

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT
 LIABILITIES.............................................................. 129

WHERE YOU CAN FIND MORE INFORMATION....................................... 129

INDEX TO FINANCIAL STATEMENTS............................................. 130

 ANNEXES:
   A-- Agreement and Plan of Merger, dated as of June 29, 2000
   B-- Amendment to Agreement and Plan of Merger, dated as of September 29,
       2000
   C-- Form of HealthWatch's Stock Option Agreement
   D-- Fairness Opinion of New York Capital
   E-- Certificate of Designation, Preferences and Rights of the Series C 8%
       Convertible Preferred Stock of HealthWatch, Inc.
   F-- Certificate of Designation, Preferences and Rights of the Series D 8%
       Convertible Preferred Stock of HealthWatch, Inc.
   G-- Warrant Agreement and Form of warrant representative of the Bridge
       Warrants, Offering Warrants and Line of Credit Warrants
   H-- Certificate of Designation, Preferences and Rights of the Series P
       Preferred Stock of HealthWatch, Inc.
   I-- Article 13 of the Georgia Business Corporations Code.
   J-- Second Amendment to Agreement and Plan of Merger, dated as of January
       31, 2001.
   K-- Third Amendment to Agreement and Plan of Merger, dated as of February
       16, 2001.
   L-- Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors,
       Inc.
   M-- Fourth Amendment to Agreement and Plan of Merger, dated as of March 28,
       2001.

                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

   This document and other communications to stockholders of HealthWatch and Halis may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward looking statements. Although each of HealthWatch and Halis believes that the expectations reflected in such forward looking statements are reasonable, neither of us can give any assurance that our expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed herein, including, without limitation, the factors we discuss under the section entitled "RISK FACTORS" beginning on page 15. All forward looking statements attributable to HealthWatch and Halis are expressly qualified in their entirety by the factors which may cause actual results to differ materially from expectations described herein.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED APRIL   ,
2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF HEALTHWATCH COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

               QUESTIONS AND ANSWERS FOR HEALTHWATCH STOCKHOLDERS
                             AND HALIS STOCKHOLDERS

Q: Why are the two companies proposing to merge and how will I benefit?

A: The combined company's breadth of technology, products, management and operational experience and financial resources should enable it to respond more quickly and effectively to technological change, intensifying competition, increasing consolidation and evolving market demands. Moreover, management of HealthWatch and Halis believe that the combined company could achieve operating synergies through cross marketing of each company's products, as well as possible cost savings related to more efficient administrative and support functions of the combined company. To review the reasons for the merger in greater detail, and related uncertainties, see pages 73 and 80.

Q: What will Halis stockholders receive in the merger?

A: Halis stockholders will receive for each share of Halis common stock one twentieth (.05) of a share of HealthWatch common stock (i.e., one share of HealthWatch common stock for twenty shares of Halis common stock). HealthWatch will not issue fractional shares. Halis stockholders who would otherwise be entitled to receive a fractional share instead will receive a cash payment based on the average market value of the fractional share of HealthWatch stock during a specified period prior to the merger.

   Holders of options or warrants to purchase shares of Halis common stock will receive options or warrants, as appropriate, to purchase shares of HealthWatch common stock after completion of the merger. The number and exercise price of the options or warrants received will be based on the same Exchange Ratio.

For Example:

   If you currently own 250 shares of Halis common stock and assuming an average closing price of $3.00 for HealthWatch common stock, then after the merger you will be entitled to receive twelve (12) shares of HealthWatch common stock and a check for the market value of the .50 fractional share or $1.50 (.50 X $3.00).

   If you currently own 200 shares of HealthWatch common stock, then you will continue to own those 200 shares after the merger.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. In addition to stockholder approvals, we must also satisfy other conditions described in the merger agreement. We hope to complete the merger during the first calendar quarter of 2001.

Q: What will HealthWatch's dividend policy be?

A: HealthWatch has never declared or paid dividends on its common stock, and does not expect to declare common dividends in the near future. Furthermore, the terms of HealthWatch's outstanding preferred stock restrict the payment of dividends on common stock until all preferred stock dividends were paid. HealthWatch's board of directors will use its discretion to decide whether to declare dividends and the amount of any dividends. In making its decision, the board will consider various factors, including tax efficiency, continuing investment opportunities and the earnings and financial condition of HealthWatch and its subsidiaries.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at your special stockholders' meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the merger.

Q: What do I do if I want to change my vote?

A: If you want to change your vote, send the secretary of HealthWatch or Halis, as the case may be, a later-dated, signed proxy card before your meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to your company's secretary before the meeting.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, Halis stockholders will receive written instructions for exchanging their stock certificates. HealthWatch stockholders will keep their certificates, as the merger will not require surrender of outstanding HealthWatch stock certificates.

Q: Who can help answer further questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

  . if you are a HealthWatch stockholder:

   HealthWatch, Inc.
   Investor Relations
   1100 Johnson Ferry Road, Suite 670
   Atlanta, Georgia 30342
   (404) 256-0083

  . if you are a Halis stockholder:

   Halis, Inc.
   Investor Relations
   1100 Johnson Ferry Road, Suite 670
   Atlanta, Georgia 30342
   (404) 364-1871

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

   This proxy statement/prospectus pertains to the merger of Halis with and into a newly formed wholly-owned subsidiary of HealthWatch, and is being sent to the stockholders of both companies. This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referenced in it for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A, and the opinion of New York Capital Corporation, which is attached as Annex D, and the opinion Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which is attached as Annex L.

                                 The Companies

HealthWatch, Inc.
1100 Johnson Ferry Road
Suite 670
Atlanta, Georgia 30342
(404) 256-0083

   HealthWatch, Inc. is a healthcare information technology company operating as an Enterprise Applications Provider and an Application Service Provider for a variety of healthcare businesses. The primary difference between an Enterprise Service Provider and an Application Service Provider is where the software program and data is physically processed and stored. As an Enterprise Application Provider, HealthWatch offers its customers one comprehensive software program that will meet the customer's total information technology needs, which is installed and managed on the customer's system. As an Application Service Provider, HealthWatch offers its customers access to its software product through the Internet and charges a fee on a per user basis. HealthWatch offers an enterprise software program, known as the Healthcare Enterprise System (the "HES System"), which uses proprietary technology to distribute, in compressed digital format, one integrated system that includes over 50 information applications for the management of a healthcare enterprise's resources, patient data, clinical data and finances. The HES System is capable of processing and tracking information for the entire healthcare cycle from the doctor visit, specialty clinic or hospital stay, to the laboratory tests, pharmacy prescriptions, home care, insurance payments and more. The HES System can efficiently download applications over the Internet to a customer managed and operated environment or run applications efficiently on the Internet as an outsourced application, where HealthWatch will manage and maintain the HES System. HealthWatch is currently in the marketing and deployment stage for the HES System. HealthWatch first began offering the HES System as an Application Service Provider and Enterprise Service Provider in October 2000. However, as of the date hereof, HealthWatch has generated virtually no revenue from the sale of the HES System. Almost all revenue for the six months ended December 31, 2000, was from supplies, service and repair work associated with HealthWatch's medical device business, which has been discontinued.

   In both the Enterprise Application Provider and Application Service Provider models, HealthWatch expects to market, deliver and maintain the HES System primarily over the Internet. The HES System can be used by physician practices, outpatient clinics, hospitals, long-term care facilities, home health providers, health insurance payors and other healthcare facilities.

Halis, Inc.
1100 Johnson Ferry Road
Suite 670
Atlanta, Georgia 30342
(404) 364-1871

   Halis, Inc., based in Atlanta, Georgia, owns the HES System, which incorporates a software utility known as MERAD that provides an advanced database architecture and intelligent information processing algorithms that was developed by HealthWatch and has been licensed to Halis pursuant to a perpetual software license agreement. Under a business collaboration agreement between HealthWatch and Halis, HealthWatch has a non-exclusive right to market the HES System and receive commissions from any sale made by HealthWatch. The business collaboration agreement expires on September 20, 2005 with automatic renewals for successive one-year terms.

   Halis targets its healthcare software program business to healthcare industry participants, such as physician practices, outpatient clinics and hospitals that generally have 100 users or more. Halis expects to capitalize on the healthcare industry's demand for software that is flexible, easy to maintain and cost efficient. In addition, Halis' subsidiary, American Benefit Administrative Services, Inc., provides claims processing and other administrative services to major companies throughout the United States.

   During the first quarter of fiscal year 1999, Halis' board of directors decided that in order to conserve its resources and to operate more efficiently, Halis would focus its attention on support and services to Halis' current HES System customers and on its claims processing capabilities, and would rely upon HealthWatch to market the HES System to new customers. HealthWatch is in the process of expanding this capability with the goal of identifying third party resellers for the HES System. Halis' corporate headquarters are located in Atlanta, Georgia. HealthWatch and Halis share office space and administrative support under a cost sharing arrangement. Halis' Chicago facility is the location for its American Benefit Administrative Services subsidiary, which performs healthcare claims processing and other healthcare related services for employers.

                           Our Reasons for the Merger

   The HealthWatch and Halis boards of directors have determined that the merger is in the best interests of their respective stockholders. In reaching their respective decisions, the boards of directors of the two companies considered the following factors, among other things:

  . The two companies share common management and have similar philosophies with regard to future growth. In addition, the two companies have worked closely in the development and deployment of the HES System.

  . The two companies can achieve potential synergies and operating efficiencies through combining the companies and cross-marketing each company's products and services. To review the reasons for the merger in greater detail, as well as related uncertainties, see pages 73 and 80.

  . The merger would allow the combined company to lessen duplicate administrative and regulatory burdens, thus allowing it to focus more of its financial and personnel resources on the marketing, selling and support of its software products and services.

                              Risks of the Merger

   In considering whether to approve the merger agreement, you should consider the risks of the merger, including the following:

  . HealthWatch has operating losses totaling over $30 million and Halis has operating losses totaling over $38 million; together, the combined companies have lost over $69 million since inception and we expect losses to continue in the foreseeable future;

  . HealthWatch first began marketing a pilot version of the HES System in 1998; however, to date there have been no sales from that effort;

  . The exchange ratio for the merger is fixed, as such the value received by Halis stockholders and paid by HealthWatch could change if the market price of HealthWatch's common stock changes;

  . HealthWatch's executive officers and directors and their affiliates have control over 29% of the voting power of HealthWatch, as such they will be able to control matters submitted to a vote of the stockholders of HealthWatch, including the election of directors;

  . HealthWatch and Halis rely on the HES System as its sole product and our success is dependent on the healthcare industry's acceptance of that product.

   We urge you to read carefully the factors described in "RISK FACTORS" on pages 15 through 25 in making your decision.

                        Conflicts of Interests (Page 84)

   In considering the boards' recommendations that you vote to approve the merger, you should note that the directors and officers of HealthWatch and Halis participate in arrangements and have continuing indemnification against certain liabilities that provide them with interests in the merger that are different from, or in addition to, yours. These rights and interests include positions as directors and/or executive officers of HealthWatch following the merger and the right to continued indemnification and insurance coverage by HealthWatch for acts or omissions occurring prior to the merger. As a result, these directors and officers could be more likely to vote to approve the merger agreement than stockholders of HealthWatch and Halis generally.

   In addition, Paul W. Harrison is the Chairman, President and CEO of both Halis and HealthWatch. Furthermore, John Gruber, Robert Tucker and John R. Prufeta, members of HealthWatch's board of directors, have current or past employment or contractual relationships with Commonwealth Associates, L.P., and pursuant to an agency agreement between Commonwealth Associates and HealthWatch, Commonwealth Associates will receive a fee equal to five percent of the consideration paid or received in the merger. While there are no agreements in place between the above named directors and Commonwealth Associates that would convey benefits directly to such directors, as a result of their current or past employment relationships, these directors could be more likely to vote to approve the merger agreement than stockholders of HealthWatch and Halis generally.

                        Recommendations to Stockholders

To HealthWatch Stockholders:

   The HealthWatch board of directors believes that the merger is in your best interests and recommends that you vote FOR the proposal to approve the merger agreement and the transactions associated with it, including the issuance of shares of HealthWatch common stock to Halis stockholders and the conversion of Halis stock options into options to purchase HealthWatch common stock. In addition, the HealthWatch board of directors recommends that you vote FOR the proposals to amend the HealthWatch Articles of Incorporation to increase HealthWatch's authorized capital stock and ratify and approve anti-dilution provisions contained in its outstanding preferred stock and other securities. These recommendations were made by a vote of directors present at a meeting of the board of directors of HealthWatch to approve the merger agreement.

To Halis Stockholders:

   The Halis Board believes that the merger is in your best interests and recommends that you vote FOR the proposal to approve the merger agreement and the transactions associated with it.

                Stockholder Vote Required to Approve the Merger

HealthWatch:

   The merger agreement and the transactions associated with it must be approved by the affirmative vote of a majority of shares present in person or by proxy at the special meeting of the HealthWatch stockholders and entitled to vote thereon, which may include persons who are directors and executive officers of HealthWatch, Halis, or in some cases both companies. As of December 31, 2000, directors and executive officers of HealthWatch held 153,021 shares or approximately 3.4% of the outstanding shares entitled to vote at the HealthWatch special meeting. This number includes 121,531 shares held by Paul
W. Harrison, Chairman, President and CEO of HealthWatch and Halis. In addition, Halis holds 16,667 shares or .3% of the outstanding shares entitled to vote at the HealthWatch special meeting. The Halis board of directors and Mr. Harrison have both indicated their intent to vote FOR the merger in their capacity as stockholders of HealthWatch.

Halis:

   The merger agreement and the transactions associated with it must be approved by the affirmative vote of the holders of a majority of the issued and outstanding stock entitled to vote at the special meeting of the Halis stockholders. This includes persons who are directors and executive officers of HealthWatch, Halis, or in some cases both companies. As of December 31, 2000, the directors and executive officers of Halis held approximately 5.3% of the outstanding shares of Halis entitled to vote at the Halis special meeting, of which 2,990,849 shares or 4.8% were held by Mr. Harrison. In addition, HealthWatch directly holds 15,763,655 shares or 25.7% of the outstanding shares of Halis entitled to vote on the merger. The HealthWatch board of directors and Mr. Harrison have both indicated their intent to vote FOR the merger in their capacity as stockholders of Halis. Assuming the Halis directors and officers, including Mr. Harrison, and HealthWatch vote FOR the merger proposal, only 12,093,107 shares or 28% of the remaining shares entitled to vote will be necessary to approve the merger.

   Because the merger agreement and transactions associated with it must be approved by a majority of the outstanding capital stock entitled to vote, your abstention, failure to vote or your failure to instruct your broker as to how to vote your shares will have the effect of a vote "Against" the merger agreement and the transactions associated with it.

   To review information relating to stockholder votes in greater detail, see "THE SPECIAL MEETINGS--Voting Securities and Record Dates Securities and Record Date" beginning on page 26.

        HealthWatch Stockholder Vote Required to Approve Other Proposals

   A majority of all issued and outstanding capital stock entitled to vote, including common stock, the Series C Preferred and the Series D Preferred voting as a single class, must approve HealthWatch's proposal to increase the authorized capital stock from 10 million shares of common stock and 1 million shares of preferred stock to 50 million shares of common stock and 15 million shares of preferred stock (Proposals 2.A and 2.B). Abstentions and broker non-votes will have the effect of a vote "Against" these proposals.

   All other HealthWatch proposals (Proposals 3.A through 3.E and Proposal 4) must be approved by the affirmative vote of a majority of the voting power present in person or by proxy at the special meeting of the HealthWatch stockholders and entitled to vote thereon. For these proposals, abstentions are counted for the purposes of calculating shares entitled to vote, but are not counted as shares voting and therefore have the effect of a vote "Against" each such proposal. Also, for these proposals, broker non-votes are not counted as shares present at the meeting and entitled to vote and therefore have no effect.

                                   The Merger

   In the merger, Halis will merge with and into a wholly-owned subsidiary of HealthWatch named HealthWatch Merger Sub, Inc., a Georgia corporation. HealthWatch Merger Sub, Inc. will survive the merger and Halis will cease to exist as a separate corporate entity. The merger agreement is attached as Annex A at the back of this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

                  What Stockholders Will Receive in the Merger

   As a result of the merger, Halis stockholders will receive for each share of Halis common stock that they own one twentieth (.05) of a share of fully paid and non-assessable HealthWatch common stock; the exchange ratio shall be one share of HealthWatch common stock for twenty shares of Halis common stock, or
 .05. Halis stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional share based on the average market value of HealthWatch common stock during a specified period prior to the merger.

   In addition, at the time the merger is completed, holders of Halis stock options will have their options converted into options to purchase HealthWatch common stock. The exercise price of such converted options will be adjusted to reflect the exchange ratio.

Do not send in your stock certificates now. When the merger is completed you will receive written instructions for exchanging your Halis stock certificates. HealthWatch stockholders will continue to hold their HealthWatch stock certificates.

                 Ownership of HealthWatch Following the Merger

   The shares of HealthWatch common stock issued to Halis stockholders in the merger will constitute approximately 52% of the outstanding HealthWatch common stock after the merger. The current stockholders of HealthWatch will hold the remaining approximately 48% of the outstanding HealthWatch common stock after the merger. However, if the holders of the Series C and D Preferred convert all of their Shares into HealthWatch common stock, the current stockholders of HealthWatch will own 66% of the outstanding HealthWatch common stock, and the former stockholders of Halis (excluding HealthWatch) will own 34% of the outstanding HealthWatch common stock.

              Conditions to Completion of the Merger (see Page 93)

   HealthWatch's and Halis' respective obligations to complete the merger are subject to the satisfaction or waiver of various closing conditions. Should either party fail to satisfy its respective obligations, the non-breaching party may be permitted to withdraw from the merger, and the breaching party may be subject to a $500,000 termination fee under certain circumstances. The material conditions that must be satisfied or waived before the completion of the merger include the following:

  . The Halis stockholders must approve the merger agreement and merger and the HealthWatch stockholders must approve the issuance of HealthWatch common stock in the merger.

  . HealthWatch, Halis and any of their subsidiaries must receive all consents, approvals and actions of, filings with and notices to, any governmental entity required to consummate the merger, and the other transactions contemplated thereby, must be obtained.

  . No injunction or order preventing the completion of the merger may be in effect.

  . HealthWatch and Halis each must receive an opinion of tax counsel to the effect that the merger will qualify as a transaction in which no gain or loss for United States federal income tax purposes will be recognized upon receiving HealthWatch shares.

  . The shares of HealthWatch common stock to be issued in the merger must have been approved for listing on the Nasdaq SmallCap Market.

  . A Form S-4 covering the shares of HealthWatch common stock to be issued in the merger must become effective under the Securities Act of 1933 prior to the mailing of this joint proxy statement/prospectus and no stop order or proceeding seeking a stop order may be threatened or initiated by the United States Securities and Exchange Commission.

  . HealthWatch's and Halis' respective representations and warranties in the merger agreement must be true and correct in all material respects.

  . No material adverse effect shall have occurred with respect to HealthWatch or Halis.

  . HealthWatch and Halis must have complied in all material respects with their respective agreements and covenants in the merger agreement.

   If either HealthWatch or Halis waives any conditions, each company will consider the facts and circumstances at that time and determine whether it is appropriate to resolicit proxies from its respective stockholders.

                             Termination (Page 94)

   Together HealthWatch and Halis may agree to terminate the merger agreement without completing the merger, whether or not their respective stockholders have approved the merger agreement. The merger agreement may also be terminated by the board of directors of either company in certain other circumstances, including:

  . If the merger is not completed on or before April 30, 2001, except that neither HealthWatch nor Halis may terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been completed by that date;

  . If the Halis or HealthWatch stockholders do not approve the merger;

  . If the other company's board of directors has failed to recommend the merger to its stockholders or has withdrawn or adversely modified or qualified its recommendation of the merger; or

  . If the other company has failed to perform certain of its obligations under the merger agreement.

                  Officers and Directors Following the Merger

   Following the merger, the board of directors of HealthWatch will consist of six members, including Paul W. Harrison, who is a current member of both the Halis and HealthWatch boards. In addition, David M. Engert, Robert Tucker, John
R. Prufeta, John Gruber and Harold Blue will continue to serve on the HealthWatch board of directors.

   Following the merger, Paul W. Harrison, the current Chairman, President and Chief Executive Officer of Halis and HealthWatch, will continue to serve as Chairman, President and Chief Executive Officer of HealthWatch. In addition, the other officers of HealthWatch will continue to serve in their respective positions until their resignation or removal.

            Important United States Federal Income Tax Consequences

   We have structured the merger so that, in general, the exchange of Halis common stock for HealthWatch common stock will be tax-free to Halis stockholders for federal income tax purposes, except for cash paid for fractional shares. HealthWatch and Halis must receive legal opinions to this effect as a condition of the merger. To review the tax consequences to stockholders in greater detail, see page 97.

Tax matters are very complicated and the tax consequences of the merger to you will depend on your individual circumstances. You should consult your tax advisors for a full understanding of all of the tax consequences of the merger to you.

                        Dissenters' Rights (see Page 85)

   Under Georgia law, Halis stockholders who submit a written demand for appraisal of their shares and who comply with the other applicable statutory procedures under Georgia law, including not voting in favor of adopting the merger agreement, will be entitled to appraisal rights and to receive payment in cash for the fair value of their shares.

                         Opinion of Financial Advisors


HealthWatch:

   In deciding to approve the merger, the HealthWatch board of directors considered the opinion of its financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., as to the fairness, as of the date of the opinion, of the merger from a financial point of view to the HealthWatch public stockholders. In reaching its opinion, Houlihan Lokey relied solely on the discounted cash flow approach and rejected the other valuation methodologies as untrustworthy, as discussed in the section of this joint proxy/prospectus entitled "Opinion of HealthWatch's Financial Advisor" beginning on page 74. The full text of this opinion, which contains the assumptions made, matters considered and the qualifications and limitations on the review undertaken, is attached as Annex L to this joint proxy statement/prospectus. We encourage you to carefully read this opinion in its entirety. This opinion does not address the price at which HealthWatch common stock will trade after the merger and does not constitute a recommendation as to how to vote with respect to any matter relating to the merger. For more information about the Houlihan Lokey opinion, see pages 74 through 79.

Halis:

   In deciding to approve the merger, the Halis board of directors considered the opinion of its financial advisor, New York Capital Corporation, as to the fairness, as of the date of the opinion, of the exchange ratio from a financial point of view to the Halis stockholders. The full text of this opinion, which contains the assumptions made, matters considered and the qualifications and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus. We encourage you to carefully read this opinion in its entirety. This opinion does not address the price at which HealthWatch common stock will trade after the merger and does not constitute a recommendation as to how to vote with respect to any matter relating to the merger. For more information about the New York Capital Corporation opinion, see pages 80 through 84.

                 Comparative Per Share Market Price Information

   Shares of HealthWatch common stock are listed on the Nasdaq SmallCap Market and shares of Halis are quoted on the OTC Bulletin Board. On March 7, 2000, the last trading day before the announcement of the proposed merger, the HealthWatch common stock closed at $6.875 per share and the Halis common stock closed at $0.39 per share. On April , 2001, the last trading day prior to the date of this joint proxy statement/prospectus, HealthWatch common stock closed
at $   per share and Halis common stock closed at $   per share. For more
information about the comparative market price information, see page 116.

                 Exchange Value Received by Halis Stockholders

   The following table shows (1) the closing price for HealthWatch common stock and Halis common stock on (a) the day management first announced the merger and
(b) the date of this joint proxy statement/prospectus and (2) the exchange value that Halis stockholders will receive on a per share basis and an aggregate basis.

                                                            Value Received
                                                         by Halis Stockholders
                             HealthWatch     Halis     -------------------------
                             Common Stock Common Stock Per Share(1) Aggregate(2)
                             ------------ ------------ ------------ ------------
March 7, 2000(3)............    $6.875        $.39         $.34       $790,625
March 8, 2000(4)............     $6.75        $.41         $.34       $776,250
April  , 2001(5)............

--------
(1) Calculated by multiplying the HealthWatch closing price by the exchange ratio (.050).
(2) Calculated by multiplying the per share value received by Halis stockholders by the approximate number of shares to be issued (2,300,000).
(3) The last day of trading prior to the announcement of the merger.
(4) The day the companies jointly announced the signing of a letter of intent for the merger.
(5) The date of this joint proxy statement/prospectus.

                Comparative Rights of Stockholders (see Page 99)

   The rights of stockholders of HealthWatch are governed by Minnesota law and its articles of incorporation and by-laws. The rights of Halis stockholders are governed by Georgia law and its articles of incorporation and by-laws. If the merger is completed, the rights of former Halis stockholders who become HealthWatch stockholders will be determined by Minnesota law and HealthWatch's articles of incorporation and by-laws, which differ in certain respects from Halis' articles of incorporation and by-laws.

         Selected Historical and Pro Forma Consolidated Financial Data

   The following tables show (1) selected historical consolidated financial data of HealthWatch, (2) selected historical consolidated financial data of Halis and (3) unaudited selected historical consolidated financial data reflecting the merger of HealthWatch and Halis (which is referred to as "pro forma" information). In presenting the pro forma statement of operations data for the fiscal year ended June 30, 2000, HealthWatch and Halis assume the companies had been merged throughout such respective periods. The pro forma balance sheet data as of December 31, 2000 assumes that HealthWatch and Halis merged on December 31, 2000. The following tables also show information about HealthWatch's and Halis' historical earnings per share and book value per share and similar pro forma information.

   The information in the following tables is based on the historical consolidated financial information contained elsewhere in this document. The financial information presented in this section is only a summary, and you should read it in connection with the detailed financial information provided elsewhere in this document, which you can find beginning on page F-1.

   We expect to incur transaction costs consisting primarily of financial advisor, legal, accounting and investment banking fees, along with printing, mailing and registration expenses that are expected to be incurred to complete the merger. These costs have not been reflected in the selected unaudited pro forma condensed consolidated financial data due to their non-recurring nature. The selected unaudited pro forma condensed consolidated financial data is based on an exchange ratio of 0.05 shares of HealthWatch common stock for each outstanding Halis share and for each outstanding option or warrant for Halis stock, excluding Halis shares owned by HealthWatch.

   The selected unaudited pro forma condensed consolidated financial data is not necessarily indicative of operating results that we would have achieved had the merger been completed as of the beginning of the period. You should not construe the pro forma data as representative of future operations. This selected unaudited pro forma condensed consolidated financial data should be read in connection with the unaudited pro forma financial statements included elsewhere in this document.

   HealthWatch has allocated the total estimated purchase price of the transaction on a preliminary basis to assets and liabilities based on management's estimate of their fair market values. HealthWatch has allocated the excess of the purchase price over the fair market value of the net assets acquired to goodwill and other intangible assets. HealthWatch will update these preliminary allocations based on the results of final valuations of the assets acquired and liabilities assumed. The impact of such changes could be material.

                 HealthWatch Selected Historical Financial Data
                (In Thousands, Except Shares and per Share Data)

                                                                       (Unaudited)
                                                                    Six Months Ended
                                  Years Ended June 30,                December 31,
                          ---------------------------------------- -------------------
                            1997      1998      1999       2000      2000      1999
                          --------  --------  --------  ---------- --------- ---------
Selected Financial Data:
  Revenue...............  $  2,089  $  1,383  $  1,221  $      552 $     184 $     322
  Loss from continuing
   operations...........     2,189     4,084     1,820       3,741     1,999     1,127
  Net Loss..............     2,189     4,084     1,820       3,575     1,999       962
  Basic and diluted net
   loss per share(1)....       4.5     12.25      4.32        3.82      2.54      1.21
  Basic and diluted
   weighted average
   shares...............   488,114   333,865   537,972   1,538,924 2,142,751 1,036,263
  Cash and cash
   equivalents..........  $     45  $    854  $     22  $       16        52       223
  Working capital.......      (404)     (340)   (1,430)      3,748     1,621      (932)
  Total Assets..........     2,089     2,469     3,477       7,440     5,700     3,057
  Long-Term obligations,
   net of current
   portion..............       --        --        --          --        --        --
  Total Liabilities.....     1,461     1,775     1,644         541       693     1,317
  Convertible preferred
   stock................       --         11        15           8         8         4
  Total stockholders'
   equity (deficit).....  $    627  $    694  $  1,833  $    6,899     5,007     1,740

--------
(1) Calculated by dividing the loss attributable to common shares (net loss less preferred stock dividends--undeclared less amortization of beneficial conversion options on preferred stock) by the weighted average number of shares outstanding. Does not include convertible preferred stock, common stock options or warrants, or convertible debt in the loss per common share calculation, as their effect is anti-dilutive.

                    Halis Selected Historical Financial Data
                (In Thousands, Except Shares and per Share Data)

                                        Year Ended December 31,
                             -------------------------------------------------
                                1997         1998         1999         2000
                             -----------  -----------  -----------  ----------
Selected Financial Data:
  Revenue................... $    10,135  $     7,630  $     5,082  $    4,051
  Operating Loss............      14,848        3,910          794         704
  Net Loss..................      20,502        3,149        1,445         777
  Basic and diluted net loss
   per share(1).............        0.57         0.06         0.03        0.01
  Basic and diluted weighted
   average shares...........  36,094,189   50,804,461   51,266,751  59,147,006
  Cash and cash equivalents. $     1,161  $        52  $        14         328
  Working capital...........      (1,791)      (2,458)      (2,116)     (1,045)
  Total Assets..............       6,925        3,741        1,786       1,638
  Long-Term obligations, net
   of current portion.......         145           36          209         143
  Total Liabilities.........       4,208        3,918        2,669       1,896
  Convertible preferred
   stock....................         --           --           --          --
  Total stockholders' equity
   (deficit)................ $     2,727  $      (177) $      (883)       (258)

--------
(1) Calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Does not include common stock options or warrants in the loss per common share calculation, as their effect is anti-dilutive.

                   Selected Unaudited Pro Forma Consolidated
              Financial Data and Comparative per Share Information
                        for the HealthWatch/Halis Merger

   The following selected unaudited pro forma condensed consolidated financial data gives effect to the merger using the purchase accounting method. The unaudited pro forma consolidated balance sheet data assumes the merger took place on December 31, 2000. The statement of operations and the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combining Financial Information assumes the merger took place on July 1, 1999.

   The unaudited pro forma consolidated and equivalent financial data does not reflect any cost savings or other synergies anticipated by management as a result of the merger. Also, in connection with the merger, the companies expect to incur charges for merger-related costs. Neither HealthWatch nor Halis have included the amount of these merger-related costs in their historical financial data. The pro forma earnings per share data does not reflect any of these costs. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined company would have had or the results they will experience in the future.

     Selected Unaudited Pro Forma Condensed Consolidated Financial Data (1)
                (In Thousands, Except Shares and Per Share Data)

                                               Year Ended     Six Months Ended
                                             June  30, 2000   December 31, 2000
                                            ----------------- -----------------
Unaudited Pro Forma Condensed Consolidated
 Statements of Operations Data:
  Revenue.................................     $    4,856        $    2,260
  Loss from Continuing Operations.........          5,088             2,836
  Basic and diluted net loss per share....           1.95              1.43
  Basic and diluted weighted average
   shares.................................      3,788,019         4,391,846
                                                  As of
                                            December 31, 2000
                                            -----------------
Unaudited Pro Forma Condensed Consolidated
 Balance Sheet Data:
  Cash and cash equivalents...............     $      380
  Working capital.........................          1,118
  Total Assets............................         10,090
  Long-Term obligations, net of current
   portion ...............................            143
  Total Liabilities.......................          2,047
  Convertible preferred stock.............              8
  Total stockholders' equity (deficit)....     $    8,043

--------
(1) For detailed information, see "Unaudited pro forma consolidated financial information" on pages 108 through 115.

          HealthWatch, Halis and Pro Forma Comparative Per Share Data

   The following table contains:

  . Historical net loss per share and historical net tangible book value per share data of HealthWatch;

  . Historical net loss per share and historical net tangible book value per share data of Halis;

  . Unaudited pro forma condensed consolidated net loss per share and unaudited pro forma condensed consolidated net tangible book value per share data of the combined company giving effect to the merger; and

  . Unaudited pro forma condensed consolidated net loss on a per share equivalent basis.

   You should read the information in this table in conjunction with the historical financial statements of HealthWatch and Halis and the related notes contained in this joint proxy statement/prospectus and the unaudited pro forma condensed consolidated financial information and related notes also included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the merger been completed as of the beginning of any period presented and should not be construed as representative of these amounts on any future dates or periods.


                                                 Historical Data    Pro Forma
                                                -----------------   Condensed
                                                HealthWatch Halis  Consolidated
                                                ----------- -----  ------------
Net loss per share--basic and diluted for the
 year ended June 30, 2000......................    $3.82    $ .03     $1.95
Net loss per share--basic and diluted for the
 six months ended December 31, 2000............    $2.54    $ .01     $1.43
Net tangible book value per share at December
 31, 2000......................................    $1.86    $(.01)    $ .37

  . Historical net tangible book value per share is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares of common stock outstanding at the end of the period.

  . Pro forma condensed consolidated book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of HealthWatch common stock that would have been outstanding had the merger been consummated as of June 30, 2000.

                                                                     For the
                                                    For the Year    Six Months
                                                    Ended 6/30/00 Ended 12/31/00
                                                    ------------- --------------
Halis equivalent pro forma per share data:
 Net loss per share--basic and diluted.............     $.10           $.07
 Net tangible book value per share.................     $.05           $.02

  . The Halis per share equivalent data are calculated by multiplying the HealthWatch pro forma amounts by .05, the exchange ratio to HealthWatch common stock.

                                  RISK FACTORS

   In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger and other stockholder proposals. Unless the context clearly provides otherwise, these risks apply to the combined company and words such as "we" and "our" should be read to refer to the combined company after consummation of the proposed merger.

RISK FACTORS RELATING TO THE MERGER

Both companies have only a limited operating history that you may use to assess our future prospects.

   While both HealthWatch and Halis have been in business for many years, their entrance into the healthcare software business was not until 1998. As such, HealthWatch and Halis have generated virtually no revenues from their information technology businesses. Our revenue and income potential are unproven and our business model is constantly evolving.

   As a result of our limited operating history, our plan for growth, in particular through the formation of strategic business relationships and acquisitions, and the competitive nature of the markets in which we compete, our historical financial data is of limited value in anticipating future performance. We cannot assure you that we will be able to expand our customer base through acquisitions, or otherwise, and be able to attract new customers.

Both companies have a history of operating losses and HealthWatch expects losses to continue for the foreseeable future.

   The companies have not achieved profitability and we cannot be certain that the combined company will realize sufficient revenue to achieve profitability. HealthWatch incurred net losses of $2,189,260 in the year ended June 30, 1997, $4,084,474 in the year ended June 30, 1998, $1,819,839 in the year ended June 30, 1999 and $3,575,382 in the year ended June 30, 2000. As of December 31, 2000, HealthWatch had an accumulated deficit of $30,743,303.

   Halis incurred net losses of $20,502,494 in the year ended December 31, 1997, $3,148,799 in the year ended December 31, 1998, $1,444,827 in the year ended December 31, 1999 and $776,963 in the year ended December 31, 2000. As of December 31, 2000, Halis had an accumulated deficit of $38,838,966.

   We plan to increase the combined company's operating expenses to expand our sales and marketing operations, broaden our customer support capabilities and continue to build our operational infrastructure. HealthWatch estimates that it will spend approximately $700,000 on its marketing, sales and customer support on an annual basis starting in fiscal year 2001, as compared to approximately $60,000 spent during the fiscal year ended June 30, 2000 and zero spent during the fiscal year ended June 30, 1999. This is only an estimate of its actual expenditures for these costs, actual costs could be more or less depending on the success it has in marketing its products. If growth in our revenues does not outpace the increase in expenses, we may not achieve or sustain profitability. We expect that the combined company will continue to lose money for the foreseeable future. Obviously, we cannot guarantee success and we may need an infusion of cash during fiscal 2001 in order for us to make any significant inroads in our business plan.

We have fixed the conversion ratio to be used in the merger, which may result in an increase or decrease in the value received by Halis stockholders.

   The exchange rate for the merger is fixed at one share of HealthWatch common stock for twenty shares of Halis common stock. As such, should the market price for HealthWatch or Halis change, the value of the consideration received by Halis stockholder and paid by HealthWatch will change. For example, if the market price of HealthWatch common stock goes down, then the value received by Halis stockholders will also go down. On March 8, 2000, the date of the merger announcement, HealthWatch's common stock had a closing price of $6.75 per share. Since that time, HealthWatch's common stock price has decreased significantly. On January 25, 2001, HealthWatch's common stock price closed at $1.25 per share. Based on that decrease, the merger consideration received by a Halis stockholder would decrease from $0.34 per share to $0.06 per share.

Our operating expenses are fixed in the short term; if our forecasted sales are delayed or do not occur, our operating results will fluctuate, which could cause our stock price to drop.

   We expect that the combined company's operating results will fluctuate significantly in the future based upon a number of factors, many of which are not within our control. We have based our operating expenses on anticipated revenue growth and our operating expenses are relatively fixed in the short term. For example, our primary expenses are related to rent, overhead and personnel costs. As such, it is difficult to make changes to these costs quickly without affecting future operations. For the fiscal year ending June 30, 2001, we anticipate that the combined company will incur total rent, overhead and personnel costs of approximately $8,000,000, which represents 92% of our total costs for fiscal 2001. We may expend substantial funds and management resources during the development and sales cycle, but fail to make sufficient sales. Accordingly, our results of operations for a particular period may be adversely affected if the sales forecasted for that period are delayed or do not occur. If this occurs, the price of our common stock would likely decrease.

If the merger is completed, HealthWatch may be held responsible for Halis' outstanding lawsuits.

   Halis is currently subject to four outstanding lawsuits, all of which arise out of breach of contract claims against Halis. The total of damages sought by the respective plaintiffs in these suits, including punitive damages and costs, aggregate to not less than $4.3 Million, the exact amount to be determined at trial. If HealthWatch loses or settles any of these claims after the merger, it will owe damages that may cause a reduction in available cash, a reduction in earnings, a drop in stock price and negative publicity.

If we do not integrate all aspects of our businesses successfully, we may not realize the potential benefits of the merger and the value of your investment may decrease significantly.

   HealthWatch anticipates realizing cost savings, operating efficiencies and synergies from the merger of these two companies. HealthWatch will need to overcome significant issues in order to realize any benefits or synergies from the merger, including the timely, efficient and successful execution of a number of post-merger events. Key events include:

  . integrating the accounting, operations and administrative functions of the two companies;

  . retaining and assimilating the key technical and operational employees of each company;

  . retaining the existing customers and business relationships of each company;

  . developing uniform standards, controls, procedures and policies.

   The successful execution of these post-merger events will involve considerable risk and may not be successful. These risks include:

  . the potential disruption of the combined company's ongoing business and distraction of its management;

  . unanticipated expenses related to delays in closing the merger;

  . the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

  . potential unknown liabilities associated with the acquired business.

   The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger, which could cause our stock price to drop.

If the costs of the merger exceed the cost savings realized from the merger, our combined financial results could be adversely affected.

   If the benefits of the merger do not exceed the costs associated with the merger, including any dilution of HealthWatch stockholders resulting from issuing shares in connection with the merger, HealthWatch's financial results, including earnings per share, could be adversely affected. In connection with the merger, HealthWatch expects to incur estimated non-recurring transaction costs of $225,000 and Halis expects to incur estimated non-recurring transaction costs of $95,000. However, this is only an estimate and the costs could exceed this amount, particularly if we encounter delays. Halis and HealthWatch have already incurred many of these costs, and if the merger is not completed, HealthWatch and Halis will have incurred significant costs but will receive no benefits.

Halis' officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of Halis have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours. Paul W. Harrison, Chairman of the Board, CEO and President of both HealthWatch and Halis, has a conflict of interest as a result of his position with both companies. In addition, Mr. Harrison owns approximately 28% of HealthWatch's outstanding common stock, assuming the exercise of his stock options and the issuance of 250,800 shares of common stock if proposal 4 is approved by the HealthWatch stockholders to allow the conversion of Series P Preferred. Mr. Harrison also owns 12% of Halis' outstanding common stock, assuming the exercise of his stock options. Furthermore, HealthWatch owns approximately 25% of Halis' outstanding common stock, excluding the shares owned by Mr. Harrison directly. For these reasons, the directors and officers of Halis could be more likely to vote to approve the merger agreement than if they did not hold these interests. Halis stockholders should consider whether these interests may have influenced the directors and officers to support or recommend the merger.

Failure to complete the merger could negatively impact Halis' and/or HealthWatch's stock price, future business and operations.

   If the merger is not completed for any reason, Halis and HealthWatch may be subject to a number of material risks, including the following:

  . the price of Halis common stock and/or HealthWatch common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed;

  . Halis anticipates spending a total of $95,000 on costs related to the merger, such as legal and accounting and financial advisor fees, most of which have already been incurred and must be paid even if the merger is not completed;

  . HealthWatch anticipates spending a total of $225,000 on costs related to the merger, such as legal, accounting fees, most of which have already been incurred and must be paid even if the merger is not completed; and

  . the companies are dependent on each other's technology and potential customers may resist using either or both companies' products due to such reliance.

   In response to the announcement of the merger, Halis' and/or HealthWatch's customers and strategic business relationships used in marketing and selling its products may delay or defer decisions concerning the relevant company. Any delay or deferral in those decisions by customers, resellers or suppliers could have a material adverse effect on business of the relevant company, regardless of whether the merger is ultimately completed. Similarly, current and prospective Halis and/or HealthWatch employees may experience uncertainty about their future roles with HealthWatch until HealthWatch's strategies with regard to Halis are announced or executed. This may adversely affect Halis' and/or HealthWatch's ability to attract and retain key management, sales, marketing and technical personnel.

Halis has experienced significant operating losses in the past and its auditors have given it a going concern opinion for the last two years.

   Halis has experienced significant operating losses during the past several years and at December 31, 2000 had an accumulated deficit of $38,838,966. If the merger is not completed Halis will require additional debt or equity capital to sustain operations and continue its business. In addition, due to the limited resources available to it during the last two fiscal years it was unable to deploy its intended business strategy to any measurable degree. Its auditors have given it a going concern opinion for the last two years indicating that there is substantial doubt about its ability to continue as a going concern.

You may be subject to federal income tax on the HealthWatch shares you receive in the merger.

   We have received opinions of legal counsel that the merger will constitute a tax-free reorganization for federal income tax purposes. However, neither HealthWatch nor Halis has requested or obtained a ruling from the Internal Revenue Service. Therefore, there is a risk that the merger may not constitute a tax-free reorganization, in which case, any gain you realize as a result of the merger may be subject to taxation. In addition, your individual financial situation may give rise to an obligation to pay taxes even if the merger is considered generally to be a tax-free transaction.

       RISK FACTORS CONCERNING THE COMBINED COMPANY'S BUSINESS OPERATIONS

We are dependent on the healthcare industry's acceptance of our products.

   We cannot guarantee that participants in the healthcare industry and in particular, physicians, will accept our HES System as a replacement for existing record keeping practices. Market acceptance of our product will depend upon continued growth in the use of the software products as a source of services for the healthcare industry. The acceptance of an electronic method of storing, managing and processing information by healthcare professionals will require a broad acceptance of new methods of conducting business and exchanging information. Our future financial success will depend upon our ability to attract and retain healthcare providers as customers. Our failure to achieve market acceptance would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on the revenues derived from a single product.

   Our primary products and services relate to the HES System. Our success is dependent on the healthcare industry's acceptance of the HES System. If the healthcare industry does not accept our HES System, our business, results of operations and financial condition would be adversely affected.

We are dependent on market acceptance of our Internet delivery method.

   We are expecting that many of the smaller customers, i.e., company's with less than 100 users, of our HES System will access our products through the Internet. We cannot guarantee that participants in the healthcare industry will accept a software application accessed through the Internet as a replacement for traditional sources of these services, and to date, we have no customers using the HES System through the Internet. Market acceptance of our Internet product will depend upon continued growth in the use of the Internet generally and, in particular, as a source of services for the healthcare industry. The acceptance of the Internet for storing, managing and processing information by healthcare professionals will require a broad acceptance of new methods of conducting business and exchanging information. Our future financial success will depend upon our ability to attract and retain healthcare providers as customers. Our failure to achieve market acceptance of our Internet delivery method would have a material adverse effect on our business, results of operations and financial condition.

Halis has had limited success in marketing the HES System.

   Halis first began marketing a pilot version of the HES System in 1998. However, to date it has had no sales from that effort. We believe the primary reasons for its limited success has been (i) a lack of financial resources needed to market the product and (ii) perception that Halis will not be able to service the product and customer due to such limited financial resources. However, we cannot guarantee you that we will be successful in marketing the HES System in the future. Our failure to gain market acceptance of the HES System will have a significant adverse effect on our business, results of operations and financial condition.

Our management and major stockholders will retain substantial control, which could delay or prevent a change of control.

   Our executive officers, directors and preferred stockholders have substantial control over matters requiring approval by our stockholders, such as the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in control. As of December 31, 2000, HealthWatch's executive officers and directors together beneficially owned approximately 29% of HealthWatch's outstanding common stock. Following the merger, they will beneficially own approximately 23% of HealthWatch's outstanding common stock, assuming we issue 2,300,000 shares of HealthWatch common stock to Halis stockholders in connection with the proposed merger. As of December 31, 2000, the holders of our Series C and D 8% Convertible Preferred Stock controlled approximately 52% of the total voting power of HealthWatch, excluding any unexercised options and warrants. Following the merger they will control approximately 34% of the total voting power of HealthWatch, excluding any unexercised options and warrants.

   Paul Harrison, CEO and Chairman of the board of directors of HealthWatch and Halis, exercises control over approximately 544,503 shares of HealthWatch common stock, including currently exercisable options and warrants. Mr. Harrison also holds 25,080 shares of our Series P Preferred Stock, which he can convert into shares of HealthWatch common stock if proposal 4 is approved by the HealthWatch stockholders. If Mr. Harrison converts his Series P Preferred Stock, he will be issued approximately 250,800 shares of additional HealthWatch common stock. Assuming that he converts all of his Series P Preferred Stock, Mr. Harrison would control approximately 795,303 shares of HealthWatch common stock, or approximately 28% of the outstanding shares of HealthWatch common stock, prior to the merger and excluding from the total shares of HealthWatch common stock other HealthWatch securities convertible into HealthWatch common stock, including the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series P Preferred Stock not owned by Mr. Harrison, and other outstanding warrants and options of HealthWatch not owned by Mr. Harrison. Additionally, Mr. Harrison, as the designer of our technology and the HES System, is critical to the ongoing development and deployment of products utilizing our technology. As a result of such concentration of ownership and importance to the development of related software products, Mr. Harrison will have the ability to exert significant influence on the policies and affairs of HealthWatch and corporate actions requiring stockholder approval, including the election of the members of the board of directors.

HealthWatch officers and directors have conflicts of interest that may influence them to support the conversion feature of the Series P Preferred, which if approved could dilute your ownership.

   In Proposal 4 contained in this joint proxy statement/prospectus, HealthWatch stockholders are being asked to approve the convertibility of the Series P Preferred into common stock at a ratio of ten shares of common stock to one share of Series P Preferred. Paul W. Harrison, Chairman, President and Chief Executive Officer of HealthWatch, owns 25,080 shares of the Series P Preferred and David M. Engert, Chief Operating Officer of HealthWatch, owns 3,177 shares of the Series P Preferred. If the proposal to allow Series P Preferred to convert to common stock is approved, Mr. Harrison will be entitled to convert his shares of Series P Preferred into 250,080 shares of HealthWatch common stock and Mr. Engert will be entitled to convert his shares of Series P Preferred into 31,770 shares of HealthWatch common stock. Other holders of Series P

Preferred may also be deemed affiliates of HealthWatch because of their family relationship with Mr. Harrison or their employment by HealthWatch. If all Series P Preferred held by all possible HealthWatch affiliates were converted as of December 31, 2000, such possible affiliates would beneficially hold 1,039,890 shares of HealthWatch common stock, or 34% of the outstanding HealthWatch common stock, including shares they currently hold and options and warrants exercisable within 60 days. This number does not include any shares of HealthWatch common stock that would be received in connection with the merger. Thus, if HealthWatch stockholders approve the conversion feature of the Series P Preferred, your ownership percentage would be diluted if such conversion feature was exercised.

If HealthWatch stockholders approve the anti-dilution provisions contained in the other HealthWatch proposals, your ownership could be diluted.

   HealthWatch has submitted other proposals to its stockholders with regard to approval and ratification of certain anti-dilution provisions contained in outstanding preferred stock and related warrants (Proposals 3.A through 3.C beginning on page 121), which could dilute your ownership percentage. The anti-dilution provisions for the Series C and Series D Preferred and Bridge Warrants provide that in certain circumstances if HealthWatch issues common stock or securities convertible or exchangeable for HealthWatch common stock having a sale, conversion or exercise price less than the conversion or exercise price for the Series C and Series D Preferred and Bridge Warrants then in effect, then the conversion or exercise price of the Series C and Series D Preferred and Bridge Warrants will be automatically reset to that lower price. If HealthWatch's stockholders do not approve the Series C and Series D Preferred and Bridge Warrants anti-dilution provisions, the HealthWatch stockholders will experience no negative affect by voting against these Proposals.

The anti-dilution provisions in the Offering and Line of Credit Warrants could dilute your ownership.

   HealthWatch has submitted other proposals to its stockholders with regard to approval and ratification of anti-dilution provisions contained in the outstanding Offering and Line of Credit Warrants (Proposals 3.D and 3.E). The anti-dilution provisions for the Offering and Line of Credit Warrants provide that in certain circumstances if HealthWatch issues common stock or securities convertible or exchangeable for HealthWatch common stock having a sale, conversion or exercise price less than the exercise price for the Offering and Line of Credit Warrants then in effect, then the exercise price of the Offering and Line of Credit Warrants will be automatically reset to that lower price. As such, your ownership percentage could be diluted if the anti-dilution provisions are triggered.

   In addition, the Offering and Line of Credit Warrants contain provisions that if the anti-dilution provisions are not approved, the number of Offering and Line of Credit Warrants will be automatically doubled. As of December 31, 2000, if the Offering and Line of Credit Warrants were doubled, the holders would have the right to purchase 3,537,654 shares of HealthWatch common stock upon exercise of the Offering and Line of Credit Warrants. Thus, if stockholders do not approve the proposals related to the anti-dilution provisions in the Offering and Line of Credit Warrants, your ownership percentage would be diluted if the such warrants were exercised.

We hope to grow rapidly, and the failure to manage our growth could adversely affect our business.

   As we continue to increase the scope of our operations, we may not have an effective planning and management process in place to implement our business plan successfully. Currently, HealthWatch is in its development stage, however, our software products are now ready for distribution and we have begun to increase the marketing and sales activities related to our products. This growth may strain our management systems and resources, which could adversely affect our operations. We will need to continue improving our financial and managerial controls and our reporting systems in order to manage such growth. In addition, we will need to expand, train and manage our growing work force. Our business, results of operations and financial condition will be materially and adversely affected if we are unable to manage and integrate our expanding operations effectively.

To grow our business, we may acquire other companies and raise capital by issuing shares of our stock, which may subject us to additional risks and will dilute your ownership.

   HealthWatch's business plan contemplates the pursuit of strategic acquisitions necessary to gain market share. Specifically, HealthWatch will target companies which are currently performing management, billing and collection services for the healthcare industry. The integration of these acquired companies involves a number of special risks, as discussed above with respect to the merger. In addition, we may also sell additional shares of our stock to raise money for expanding operations. We cannot guarantee that we will be able to identify and acquire suitable candidates on acceptable terms. We also cannot promise that we will be able to arrange adequate financing, complete any transaction or successfully integrate the acquired business. In addition, HealthWatch may incur debt to finance future acquisitions, which would result in additional interest expenses and decrease net income or increase losses, as the case may be. Alternatively, or in addition to debt financing, HealthWatch may issue securities in connection with future acquisitions which would dilute the ownership of the current stockholders. Our growth strategies could be adversely affected if we are unable to successfully complete and integrate strategic acquisitions in a timely manner.

We Need to Expand our Sales and Customer Support Infrastructure.

   HealthWatch and Halis are both development stage companies with relatively small sales and customer support functions. However, as we begin to market and sale our software products, we will need to expand these areas of the combined company. Competition for qualified personnel in these areas is intense. We may not be able to successfully expand our sales force, which would limit our ability to expand our customer base. As a result, any difficulties we may have in expanding our sales and marketing or customer support organizations will have a negative impact on our ability to successfully capitalize on any acquisitions we may complete.

There is no assurance that a public market for our common stock will continue to develop.

   There has only been a limited public market for HealthWatch common stock with regard to trading volume and number of stockholders, resulting in fluctuations in trading prices during periods of high or low volume. HealthWatch currently has approximately 1,300 common stockholders and its daily trading volume averaged 24,275 shares for the month of December 2000. We cannot predict the extent to which investor interest in our common stock will lead to the development of an effective trading market or how liquid that market might become, especially if a large number of shares are introduced into the market upon conversion of the shares of HealthWatch's existing preferred stock.

HealthWatch is listed on the Nasdaq SmallCap Market which can be a volatile market.

   HealthWatch common stock is quoted on the Nasdaq SmallCap Market and currently has a very low trading volume. Consequently, the trading of only a few shares may affect the market and may result in wide swings in price and volume. As of the record date, the 52-week high for HealthWatch common stock was $9.063 per share and the 52-week low was $0.37 per share. The market price of HealthWatch's common stock could fluctuate widely in response to the following particular factors:

  . actual or anticipated variations in operating results;

  . announcements by us or our competitors of new products, significant contracts, acquisitions, or relationships;

  . additions or departures of key personnel;

  . future equity or debt offerings or our announcements of these offerings;
    and

  . economic conditions in the healthcare industry.

   In addition, the stock market as a whole has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile.

These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results. HealthWatch stockholders, including Halis stockholders who receive HealthWatch common stock in the merger, may not be able to sell their shares at or above the current Nasdaq SmallCap Market price. Our results of operations during future fiscal periods might fail to meet the expectations of stock market analysts and investors. This failure could lead the market price of our common stock to decline and cause us to become the subject of securities class action lawsuits.

HealthWatch has been the subject of delisting proceedings relating to the Nasdaq SmallCap Market in the past and we cannot assure you that we will be able to maintain our listing in the future.

   Our failure to continue to meet all of the Nasdaq's requirements for continued listing, compliance with which will be in part reliant on our ability to improve our business, increase revenues and improve our earnings, could result in the delisting of our common stock. In the past, Nasdaq has brought delisting proceedings against HealthWatch for violation of its continued listing policy with regard to the $1 minimum bid price per share and the $2 million net tangible asset requirements. These proceedings were ultimately dismissed because HealthWatch was able to bring itself back into compliance. However, we cannot assure you that we will be able to continue to meet Nasdaq's continued listing requirements. Delisting from the Nasdaq SmallCap Market could impact our stock price as well as make the development of a public market for our common stock less likely.

We do not intend to pay future cash dividends.

   HealthWatch and Halis have never paid common stock dividends and we do not anticipate paying cash dividends on our common stock at any time in the near future. Any decision to pay dividends will depend upon our profitability at the time, cash availability and other factors. We may never pay cash dividends or distributions on our common stock. In addition, we have issued preferred stock with terms and conditions that restrict our ability to declare and pay common dividends unless all preferred stock dividends that are due and payable have been paid.

We have Broad Discretion in the Issuance of Additional Preferred Stock.

   We are authorized to issue additional preferred stock. We may issue preferred stock in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by common stockholders. The issuance of any series of preferred stock could affect the rights of common stockholders, and therefore, reduce the value of the common stock and make it less likely that common stockholders would receive a premium for the sale of their common stock. In certain instances, existing preferred stockholders must consent to the issuance of new classes of preferred stock having rights senior to those of existing preferred stockholders or the rules of the Nasdaq SmallCap Market may require common stockholder approval for large issuances of convertible preferred stock. Preferred stock may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Currently, the HealthWatch Articles of Incorporation authorize the issuance of one million shares of Preferred Stock. Presently, there are 5,000 shares of 6% Series A Preferred Stock outstanding, 4,000 shares of Series C 8% Convertible Preferred Stock outstanding, 74,130 shares of Series D 8% Convertible Preferred Stock outstanding and 66,886 shares of Series P Preferred Stock outstanding. We are submitting a proposal in this joint proxy statement/prospectus to the HealthWatch stockholders to increase authorized preferred stock from one million to fifteen million shares (See proposal 2.B on page 118).

We will depend on the efficient operation of the Internet, other networks and systems of third parties; if they do not operate efficiently, we will not be able to effectively provide our products and services.

   We will depend on the efficient operation of network connections from our customers and their data processing vendors to our systems. HealthWatch does not currently have any third parties under contract to provide such network connections. Further, portions of our revenue are dependent on continued usage by end-users of Internet services and their connections to the Internet. For the fiscal year ending June 30, 2001, management forecasted that approximately 7% of our total revenue would be derived from our Internet applications, based on our sales models. However, to date HealthWatch has had no sales or earned any fees from use of the HES System through the Internet. Each of these connections, in turn, depends on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or have experienced outages. We would be unable to provide a real time connection to these systems if they experienced any operational problems or outages and we would be unable to process transactions for end-users, resulting in decreased revenues. In addition, any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our products and services and harm our sales.

Competition from third parties could reduce or eliminate demand for the combined company's products and services.

   The market for Internet services is highly competitive, and we expect that competition will intensify in the future. We may not be able to compete successfully against our current or future competitors and, accordingly, we cannot be certain that we will be able to expand the number of our customers and end-users, or retain our current customers or third-party service providers. Many of our current and potential competitors have longer operating histories and may be in a better position to produce and market their services due to their greater financial, technical, marketing and other resources, as well as their significantly greater name recognition and larger installed customer bases.

Security breaches could damage our reputation and business.

   The combined company's networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. We transmit confidential healthcare information in providing our services. Users of Internet and other electronic commerce services are concerned about the security of transmissions over public networks. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach affecting the combined company could damage our reputation, deter healthcare providers from purchasing our products or result in liability to us. Further, any material security breach affecting our competitors could affect the marketplace's perception of Internet services in general and have the same effects.

   Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, especially as a means of conducting healthcare transactions. Any well-publicized compromise of security could deter people from using the Internet or using us to conduct transactions that involve transmitting confidential healthcare information. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by security breaches. Although we intend to continue implementing security measures, the measures that we implement may be circumvented in the future. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing web sites that deliver our services, any of which could harm our business. Our failure to respond to rapid changes in the market for Internet services could cause us to lose revenue and harm our business.

Newly introduced products may contain undetected or unresolved defects.

   Our products are complex, integrated software programs that involve many different applications that must communicate with each other. As a result, any new or enhanced products we introduce may contain undetected or unresolved software or hardware defects when they are first introduced or as new versions are released. In the past, we have discovered minor errors in our products and it is possible that design defects will occur in new products. These defects could result in a loss of sales and additional costs, as well as damage to our reputation and the loss of relationships with our customers.

If we Fail to attract and retain experienced personnel and senior management, our ability to grow could be harmed.

   We believe that our future success will depend in large part upon our continued ability to identify, hire, retain and motivate highly skilled employees, who are in great demand. In particular, we believe that the combined company must expand its research and development, marketing, sales and customer support capabilities in order to effectively serve the evolving needs of our present and future customers. Competition for these employees is intense and due to our operating losses in the past and the concern regarding Nasdaq technology companies in general, we may not be able to hire additional qualified personnel in a timely manner and on reasonable terms. In addition, our success depends on the continuing contributions of our senior management and technical personnel, all of whom would be difficult to replace. The loss of any one of them could adversely affect our ability to execute our business strategy. Most of our employees, including Paul W. Harrison, are not currently bound by an employment agreement. Furthermore, we do not yet have "key person" life insurance policies covering any of our employees.

Our limited ability to protect our proprietary technology may adversely affect our ability to compete, and we may be found to infringe on proprietary rights of others, which could harm our business.

   Our future success and ability to compete depends in part upon our proprietary technology. None of our technology is currently patented. Instead, we rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers, limit access to and distribution of our source code, and further limit the disclosure and use of other proprietary information. We cannot assure you that the steps we take in this regard will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. Monitoring unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

   We are also subject to the risk of claims and litigation alleging infringement of the intellectual property rights of others. Third parties may assert infringement claims in the future with respect to our current or future products. Any assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or pay for a license for the technology that is the subject of the asserted infringement. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could adversely affect our results of operations. We also cannot assure you that any licenses for technology necessary for our business will be available or, if available, that we can obtain these licenses on commercially reasonable terms.

            RISK FACTORS CONCERNING THE COMBINED COMPANY'S INDUSTRY

Governmental regulation of healthcare privacy issues may result in additional expenditures and adversely affect our business.

   The Federal Trade Commission and state governmental bodies have been investigating the confidentiality and privacy policies and practices of healthcare Internet companies and Internet companies in general, and may impose regulations. In addition, proposed privacy standards for handling individually identifiable health information that is transmitted or stored electronically were issued by the Department of Health and Human Services on November 3, 1999 and our platform and applications must comply with the final regulations. Finally, industry groups are also proposing various privacy and ethics standards in an effort to maintain self-regulation. We will likely incur additional expenses regarding privacy practices and policies. Any such policies and practices, whether self-imposed or imposed by government regulation, could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection, use and access to personal information and medical records, and could have a material adverse effect on our business, results of operations and financial condition.

The healthcare industry is subject to extensive government regulation.

   Participants in the healthcare industry are subject to extensive and frequently changing regulation at the federal, state and local levels. Some of the laws and regulations relate to payment and other relationships with third party billing and collection agents as well as regulating computer software intended for use in the healthcare setting. The impact of regulatory developments in the healthcare industry is complex and difficult to predict. We cannot assure you that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. These requirements or interpretations could also limit the effectiveness of the use of the Internet for the methods of healthcare e-commerce we are developing or even prohibit the sale of our products or services. Healthcare service providers, payors and plans are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us. Laws regulating health insurance, health maintenance organizations and similar organizations, as well as employee benefit plans, cover a broad array of subjects, including confidentiality, financial relationships with vendors, mandated benefits, grievance and appeal procedures, and others. State and federal laws have also implemented so-called "fraud and abuse" rules that specifically restrict or prohibit certain types of financial relationships between us or our customers and healthcare service providers, including physicians and pharmacies. Laws governing healthcare providers, payors and plans are often not uniform between states, and could require us to undertake the expense and difficulty of tailoring our business procedures, information systems or financial relationships in order for our customers to be in compliance with applicable laws and regulations. Compliance with such laws could also interfere with the scope of our services, or make them less cost-effective for our customers.

The demand for the combined company's products and services could be negatively affected by reduced growth of Internet commerce or delays in the development of the Internet infrastructure.

   Our future success depends heavily on the Internet being accepted and widely used for commerce in the healthcare industry. For the fiscal year ending June 30, 2001, we estimate that the combined company will derive 7% of its revenue from its applications that are accessed through the Internet. However, to date, HealthWatch has had no sales or earned any fees from use of the HES System through the Internet. If Internet commerce does not continue to grow or grows more slowly than expected, our business will suffer. There are a number of reasons that consumers and businesses may reject the Internet as a viable commercial medium for healthcare transactions in particular. These reasons include potentially inadequate network infrastructure, costs of implementing new systems, security concerns, reliability and quality problems, limited funds available for new spending due to healthcare cost reductions and investments already made in legacy systems. Even if we develop the required infrastructure, standards, protocols or complementary products, services or facilities, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

                              THE SPECIAL MEETINGS

General

   The special meeting of HealthWatch stockholders will be held at 10:00 a.m.,
local time, on April   , 2001 at The W At Perimeter Center Hotel, 111 Perimeter
Center West NE, Atlanta, Georgia 30346 for the purposes set forth in the Notice of the HealthWatch special meeting. The special meeting of Halis stockholders
will be held at 12:30 p.m., local time, on April   , 2001, at The W At
Perimeter Center Hotel, 111 Perimeter Center West NE, Atlanta, Georgia 30346 for the purpose set forth in the Notice of the Halis special meeting. This joint proxy statement/prospectus is furnished in connection with the solicitation by the boards of directors of HealthWatch and Halis of proxies to be used at the special meetings and at any and all adjournments or postponements of the special meetings. Any person executing a proxy card may revoke it prior to its exercise by filing with the Secretary of HealthWatch or Halis, as the case may be, prior to or at the applicable special meeting, at the address specified in "WHERE YOU CAN FIND MORE INFORMATION," either an instrument revoking the proxy or a duly executed proxy bearing a later date.

Voting Securities and Record Dates Securities and Record Dates

 HealthWatch:

   At the close of business on March 16, 2001 (the "HealthWatch Record Date") there were 2,142,751 shares of HealthWatch common stock, par value $.05 per share, issued and outstanding and entitled to vote at the HealthWatch special meeting, of which 144,092 shares of common stock were beneficially owned by directors and executive officers of HealthWatch and their affiliates (excluding shares subject to options and warrants), and 150,016 shares of preferred stock were issued and outstanding. Each share of HealthWatch common stock issued and outstanding on the HealthWatch Record Date entitles the holder to one vote on each matter to be voted upon at the HealthWatch special meeting. In addition, holders of Series C and D 8% Convertible Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of HealthWatch common stock. Each share of Series C or D preferred stock has the number of votes equal to the number of shares of HealthWatch common stock currently issuable upon conversion of the Series C or D Preferred Stock. On the HealthWatch Record Date, there were 4,000 shares of Series C preferred stock that were convertible into 213,333 shares of HealthWatch common stock and 74,130 shares of Series D preferred stock that was convertible into 2,117,998 shares of HealthWatch common stock. On the HealthWatch Record Date the total "voting power of the capital stock," which includes HealthWatch common stock and Series C and D preferred stock, was 4,474,082 votes.

   The presence, in person or by proxy, at the HealthWatch special meeting of the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote on the HealthWatch Record Date is necessary to constitute a quorum for the transaction of business at the HealthWatch special meeting. Abstentions and broker "non votes" will be counted for the purpose of determining the existence of a quorum. An abstention occurs when a stockholder returns a proxy card with one or more items marked "abstain." A failure to return a proxy card will not be treated as an abstention. To the extent approval of a majority of the voting power of the issued and outstanding capital stock is required for approval of a proposal, a failure to return a proxy card will have the effect of a vote "Against" the proposal. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power to vote the shares. The affirmative vote of the holders of a majority of the voting power of the capital stock present in person or by proxy at the HealthWatch special meeting is necessary to approve the merger proposal, including approval of the Agreement and Plan of Merger, dated as of June 29, 2000, and as amended as of September 29, 2000, January 31, 2001 and March 28, 2001, by and among HealthWatch, Merger Sub and Halis, and the transactions contemplated thereby, including the issuance of HealthWatch common stock to Halis stockholders in exchange for their shares and the conversion of employee and director options to purchase shares of Halis common stock into options to purchase shares of HealthWatch common stock in accordance with the provisions of the merger agreement. Abstention from voting by a stockholder on the merger proposal or broker "non-votes" will have no effect on determining whether the merger proposal has been approved. With regard to the other proposals submitted to HealthWatch stockholders, a majority of the issued and outstanding capital stock entitled to vote at the HealthWatch special meeting will be necessary to approve the amendment of the HealthWatch Articles of Incorporation for an increase in authorized common stock and preferred stock (Proposal No. 2.A and 2.B). The affirmative vote of the holders of a majority of common stock present at the HealthWatch special meeting or represented by proxy will be necessary to approve the proposals regarding the anti-dilution provisions related to the outstanding HealthWatch Series C and D preferred stock and related warrants (Proposals No. 3.A through 3.E). A majority of the voting power of the capital stock present at the HealthWatch special meeting or represented by proxy will be necessary to approve the conversion feature of the Series P preferred stock (Proposals No. 4).

 Halis:

   Only holders of record of shares of common stock, par value $.01 per share, of Halis as of the close of business on March 16, 2001 (the "Halis Record Date") will be entitled to vote at the Halis special meeting. On that date, there were 61,132,037 shares of Halis common stock issued and outstanding and entitled to vote. Approximately 5%, or 3,310,849 shares of Halis common stock were beneficially owned by directors and executive officers of Halis and their affiliates (excluding shares subject to options and shares owned by HealthWatch), which includes 2,990,849 shares owned by Paul W. Harrison. 15,763,655 shares of Halis common stock, or approximately 25%, were owned by HealthWatch. Stockholders of record on the Halis Record Date are entitled to one vote for each share of Halis common stock held on all matters to be voted upon at the Halis special meeting. The presence at the Halis Special Meeting, in person or by proxy, of the holders of at least a majority of the shares of Halis common stock issued and outstanding and entitled to vote on the Halis Record Date is necessary to constitute a quorum at the Halis special meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of Halis common stock is required to approve the merger agreement and the transactions associated with it. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. Abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" such proposal and broker "non votes" are counted as votes "Against" such proposals for determining whether a proposal has been approved.

Purpose of Special Meetings

   HealthWatch: The purpose of the HealthWatch special meeting is to consider and vote on the merger agreement and the transactions associated with it, including the issuance of HealthWatch common stock and the conversion of options to purchase shares of Halis common stock into options to purchase shares of HealthWatch common stock in accordance with the provisions of the merger agreement. In addition, HealthWatch stockholders will be asked to approve an amendment to HealthWatch's Articles of Incorporation (Proposals No. 2.A and 2.B starting on page 118) and to ratify and approve other proposals relating to prior issuances of HealthWatch preferred stock (Proposals No. 3.A through 3.E and Proposal No. 4 starting on page 121) (collectively, the "HealthWatch Proposals"). A copy of the merger agreement is attached hereto as Annex A.

   Halis: The purpose of the Halis special meeting is to consider and vote on the merger agreement and the transactions associated with it, including the merger of Halis with and into Merger Sub, with Merger Sub as the surviving corporation. A copy of the merger agreement is attached hereto as Annex A.

Solicitation of Proxies; Expenses

   All shares of HealthWatch common stock represented by properly executed proxies received prior to or at the HealthWatch special meeting, and not properly revoked, and all shares of Halis common stock represented by properly executed proxies received prior to or at the Halis special meeting, and not properly revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, the proxy will be voted "FOR" the approval of the merger agreement and the transactions associated with it, and with respect to HealthWatch, "FOR" the other HealthWatch Proposals.

   A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at each of the special meetings, will not be voted. Accordingly, since the affirmative vote of either (i) the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote is required to approve the proposals or (ii) the holders of a majority of the voting power of the capital stock entitled to vote represented in person or by proxy at the special meetings is necessary to approve the proposals, a proxy marked "ABSTAIN" will have the effect of a vote "Against" the proposals.

At the special meetings, in accordance with the Market Place Rules of the Nasdaq Stock Market SmallCap Market System, brokers and nominees who hold shares of stock in their names but are not the beneficial owners of such shares are precluded from exercising their voting discretion with respect to such shares. Thus, brokers and nominees are not empowered to vote shares of HealthWatch common stock or Halis common stock held by them with respect to the approval of the HealthWatch or Halis proposals absent specific instructions from the beneficial owners of such shares.

   Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted. A proxy given pursuant to this solicitation may be revoked by:

  . giving written notice of revocation to the Secretary of HealthWatch or Halis, as the case may be;

  . delivering a later dated proxy to the Secretary of HealthWatch or Halis, as the case may be; or

  . attending the HealthWatch special meeting or Halis special meeting, as the case may be, and voting in person.

   Attendance at the HealthWatch special meeting or the Halis special meeting will not in and of itself constitute the revocation of a proxy; the stockholder must attend the meeting and vote in person at the meeting. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meetings to the following persons and addresses:

      HealthWatch, Inc.             Halis, Inc.
      1100 Johnson Ferry Road       1100 Johnson Ferry Road
      Suite 670                     Suite 670
      Atlanta, Georgia 30342        Atlanta, Georgia 30342
      Attn: Corporate Secretary     Attn: Corporate Secretary

   The special meetings may be adjourned for the purpose of soliciting additional proxies. Shares represented by proxies voting "Against" the approval of the merger agreement and the transactions associated with it will be voted "Against" a proposal to adjourn the respective special meeting for the purpose of soliciting additional proxies. Neither HealthWatch nor Halis presently intends to seek an adjournment of its special meeting.

   In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners of stock held of record by such persons. HealthWatch and Halis will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding materials to stockholders. Each of HealthWatch and Halis will bear their respective costs of soliciting proxies and the costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus will be borne equally by HealthWatch and Halis. To the extent necessary to ensure sufficient representation at its respective special meeting, employees of HealthWatch or Halis, who will receive no additional compensation for their services, may solicit votes by telephone, facsimile or otherwise. HealthWatch or Halis, or both, may engage a proxy solicitation firm in connection with the solicitation of proxies. The expense of any such engagement is not expected to exceed $10,000 per company. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

HALIS STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR HALIS COMMON STOCK WILL BE MAILED TO HALIS STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER. HEALTHWATCH STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES, AS THE MERGER WILL NOT REQUIRE SURRENDER OF HEALTHWATCH STOCK CERTIFICATES.

                                 THE COMPANIES

HealthWatch, Inc.

 General Background

   HealthWatch, Inc. is a healthcare information technology company operating as an Enterprise Applications Provider and an Application Service Provider for a variety of healthcare businesses. We offer and market an enterprise software program, known as the Healthcare Enterprise System (the "HES System"), which is owned by Halis. The HES System uses proprietary technology to distribute, in a compressed digital format, one system that includes over 50 integrated applications for the management of a healthcare enterprise's resources, patient data, clinical data and finances. The HES System is capable of processing and tracking information for the entire healthcare cycle from the doctor visit, specialty clinic or hospital stay, to the laboratory tests, pharmacy prescriptions, home care, insurance payments and more. We are marketing, and expect to deliver and maintain, the HES System primarily over the Internet. The HES System can be used by physician practices, outpatient clinics, hospitals, long-term care facilities, home health providers, health insurance payors and other healthcare entities.

   HealthWatch has been in business for over a decade, but its information technology business is still relatively new. Prior to 1998, HealthWatch was primarily in the business of manufacturing and selling medical devices and related supplies. In 1998, it began to phase out the medical device business and focus its energies on developing an information technology business. The decision to enter the healthcare information technology business was based on HealthWatch's desire to expand its product and service offerings in order to increase revenues and to return HealthWatch to profitability. In this regard, HealthWatch entered into a business collaboration agreement with Halis during fiscal year 1998, pursuant to which HealthWatch and Halis agreed to share sales prospects and Halis agreed to develop a healthcare application, which was designed to monitor, capture and manage medical transactions at the point of care (the HES System). HealthWatch still, however, continues to provide maintenance support to a number of customers who purchased medical devices in the past.

   HealthWatch acquired Paul Harrison Enterprises, Inc. ("PHE") on October 1, 1998. PHE owned the MERAD technology, a sophisticated software application utility. MERAD utilizes an advanced multi-media object and relational database which creates knowledge objects that can be used and reused in a virtually unlimited number of combinations to provide efficient applications that can be accessed and processed in both an Internet and Intranet environment. The true benefit of the MERAD technology is that it enables information to be stored in a way that allows users to reference and use the same data for multiple applications and processes. The acquisition of PHE also increased HealthWatch's ownership of Halis from approximately 5% to 18% of Halis' common stock. Subsequent acquisitions of additional Halis common stock through private placements have increased HealthWatch's ownership interest in Halis to approximately 25%, thereby allowing HealthWatch to account for Halis using the equity method of accounting, which means that HealthWatch records its share of Halis' income or loss in the period incurred.

 HealthWatch's Business

   HealthWatch is a healthcare information technology company that is offering and marketing a software program for the healthcare industry known as the HES System. This product is owned by Halis, but is being marketed by HealthWatch under a business collaboration agreement. Under this agreement, HealthWatch has the right to resell the HES System and receive a commission on the fees earned for any sales. In addition, HealthWatch pays Halis a monthly fee for continued development and sales and product support for the HES System.

   HealthWatch is marketing the HES System as an Enterprise Application Provider and an Application Service Provider. As an Enterprise Application Provider, HealthWatch will license the HES System to a user

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

for use on the user's own system for a single "up-front" license fee along with additional monthly or annual maintenance fees to support and service the product. As an Application Service Provider, HealthWatch will provide connectivity to the HES System through the Internet and charge the customer based on the number of users. The benefits of the Application Service Provider model is that a user can obtain the benefits of the HES System without the up-front investment in the license fee and pay for the product on an actual usage basis. The benefits of the Enterprise Application Provider model is that a larger user can obtain the HES System and bring it in-house, which will allow faster processing time, ability to customize the product and provide total control over the system.

   HealthWatch has identified the following major entities within the healthcare industry as its primary customer targets:

         Physician Practices  Long-term Care Facilities
         Clinics              Laboratories
         Hospitals            Pharmacies
         Third-party Payors   Home healthcare Providers

   HealthWatch is currently in the marketing and deployment stage of its development as a healthcare information technology company. The HES System has been fully tested and is ready for implementation. However, HealthWatch does not currently have any customers who are using the HES System, either through the Application Service Provider model or the Enterprise Application Provider model.

   In addition, HealthWatch's office in Vista, California provides support services for its peripheral vascular products under the name Life Sciences: a Pulse Wave Volume Recorder and IV Controller. These are medical device products that HealthWatch has sold in the past, and now continues to support and service, but is no longer making new sales of such products. For the fiscal year ended June 30, 2000, the medical device support business provided approximately $530,000 in gross revenue.

 The Technology

   The HES System is a software program with over 50 applications that create and manage transactions for healthcare providers. For example, the HES System could provide a doctor's office or medical clinic with a complete package of software applications to manage its scheduling, registration, medical records, billing, accounts receivable and financial records. The benefit to the user is that the HES System is an integrated program that allows each application to share common data elements, such as the patient's name and address, without repetitive processing or duplicative data entry.

   The HES System incorporates the MERAD technology, which contains advanced architecture and intelligent information processing algorithms that allow the healthcare industry's information processes (e.g., patient scheduling, medical billing, etc.) to be integrated into one program, eliminating the need for multiple and disparate systems by the various participants and facilities. HealthWatch believes its technology is the first to be used for building commercially available applications in a digital or compressed data format for the Internet. The MERAD technology is owned by HealthWatch, and licensed to Halis for use in the HES System under a perpetual license agreement. HealthWatch and Halis both realized the value of the MERAD technology and desired to put such technology to use in the healthcare industry. HealthWatch has not granted any other person or entity the rights to use the MERAD technology on a stand alone basis, and is not actively marketing it. Instead, HealthWatch believes that the benefit of the MERAD technology is in allowing other data intensive applications, such as the HES System, to use the MERAD technology to run more efficiently and thus gain a competitive advantage over other products.

   The HES System is integrated-by-design and not "interfaced," thereby avoiding the need for outside application integration technology that is often invasive, time-consuming and requires custom coding, which restricts flexibility and scalability. The HES System's benefits include the elimination of fragmented and duplicate applications, which often cause information sharing and data integrity problems. The HES System also has the ability to coexist with legacy systems to share information.

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

   The HES System can be downloaded over the Internet to a customer managed and operated environment or its applications can run efficiently through the Internet on an outsourced basis. This technology also permits maintenance of the applications over the Internet, whether in a customer managed and operated environment or in an outsourced environment.

   The HES System is being offered under two models: a customer-installed and customer-managed model and a "through the Internet" outsourced model. HealthWatch can provide both models because it can download the actual operating applications over the Internet, for customer-driven internal management of processing, and it can provide the same product to customers by allowing them to access the product through the Internet, where HealthWatch will maintain and manage the HES System.

   In addition, HealthWatch software utilizes an integrated approach where a customer uses one program with integrated applications to process information. This approach is a shift from the traditional layered approach, which involves the inefficiencies of multiple separate programs with limited applications that inherently lead to duplicate information processing. If applications are designed and built separately, the information used is also partially or completely duplicated for each application. Therefore, if applications are acquired or are built using different sources, the duplicated, layered effect applies both to the applications as well as to the data used. Conversely, if applications are designed and built together in an integrated manner, the data used, such as patient demographics, is only required once for all integrated applications.

 HealthWatch's Growth Strategy

   HealthWatch's objective is to become the market share leader for web-based applications to process and manage transactions for physician offices, hospitals, outpatient clinics and other healthcare providers. HealthWatch also intends to assist these entities in adapting to evolving communications and interactive technologies. HealthWatch's immediate growth strategy contemplates:

  . Marketing its already existing 50 applications via sales of customer-installed models and outsourced models, for periodic recurring revenue streams;

  . Establishing revenue sharing arrangements with companies that are operating successfully in the healthcare industry to co-brand and sell HealthWatch's products and services; and

  . Acquiring complementary healthcare information system companies and converting the customers of these acquired companies to the HES System.

   While HealthWatch would like to grow rapidly through internally generated revenues from its business model, HealthWatch realizes that it must also be prepared to selectively acquire complementary companies in order to more quickly gain market share and generate revenue growth. HealthWatch will seek to acquire service companies that are currently processing transactions for the healthcare industry whereby HealthWatch could gain operational efficiencies and advantage over its competition by installing the HES System into their operations. While HealthWatch does not have any such acquisitions pending, it would ideally like to enter into such market over the next 12 to 18 months. However, there can be no assurances that such target companies will be available on terms acceptable to HealthWatch, if at all.

   In implementing these strategies, HealthWatch can take advantage of its digital technology architecture that allows its applications to be easily downloaded and operated by customers. By using electronic sales and support instead of relying solely on the traditional direct salesperson and on site installation approach, HealthWatch can market, install and service its products at a lower cost with fewer resources.

   HealthWatch intends to operate as a centralized data center, with decentralized business sales and customer service units. The data center will initially be in Atlanta, Georgia, with regional sales and customer service unit centers initially in Atlanta, Chicago and San Diego. Additional centers may be added to provide superior response times and backup capabilities for its mission-critical applications.

   Certain corporate functions such as research and development, marketing and finance will be handled at the centralized data center. HealthWatch believes that by combining a regional, decentralized sales and customer service approach with a centralized data center, it will better serve the needs and demands of its customers. In addition, the power of the Internet will support its goal to achieve economies of scale while performing nationwide, and perhaps, global mission-critical information transactions.

 Marketing

   HealthWatch is marketing its products through use of a Web site and high-profile trade shows to build brand awareness. HealthWatch makes an actual operating version of its products available to customers through an Internet download for use on a trial or pilot basis, which HealthWatch believes will provide a significant advantage in marketing its products. In addition, the integrated single system architecture of its products allows for efficient building, distributing and supporting numerous integrated applications. HealthWatch plans to distribute the HES System as an Enterprise Application Provider, which means that HealthWatch will sell its products directly to the user as necessary to meet all of the technology needs of that particular user. In addition, HealthWatch is marketing the HES System as an Application Service Provider, which means that the user will be able to access the HES System through the Internet and use it on a per transaction basis.

   HealthWatch's Enterprise Application Provider marketing strategy is to:

  . meet existing or exceed system requirements for availability, scalability, security and flexibility;

  . accommodate data interfaces and integration;

  . support transactional integration, minimizing the need for custom coding;
    and

  . reduce reliance on proprietary, hard-coded business rules and workflows usually found in other systems.

   HealthWatch's Application Service Provider marketing strategy is to:

  . rapidly penetrate markets by offering access to and use of the HES System from a centralized offsite location via the Internet;

  . reduce up-front capital expenditures by employing a subscription based billing model (monthly fee based on number of users and number of applications accessible);

  . decrease the complexity and lengthy implementation times usually involved with new application purchases; and

  . offer a low and predictable cost product that is easy to use in terms of expenditures and information technology personnel.

   HealthWatch is focusing its marketing efforts initially on the physician practice market as well as the outpatient clinic market. HealthWatch believes that these segments of the healthcare information system market have spent comparatively much less heavily than hospitals and healthcare insurance payors on information technology. HealthWatch believes that recent movement toward the adoption of information systems in physician practices will accelerate with solutions, such as the HES System, that are accessible over the Internet and paid for in periodic payments, rather than requiring up-front capital expenditures or up-front license fees.

   Once HealthWatch makes progress in these two markets, one or more of the other healthcare market segments (hospitals, long term care facilities, home healthcare and healthcare insurance payors) will be targeted. According to research by the healthcare group at Frost & Sullivan entitled, "U.S. Physicians Practice Management System Markets," total market revenue for companies offering physician practice management systems have risen from $2.36 billion in 1998 to $2.66 billion 1999. This upward trend is projected to continue through 2005.

 Sales

   HealthWatch is marketing the HES System on its Web site to create sales. That Website currently allows potential customers access to a live version of the HES System through the Internet. HealthWatch believes that access to the operating solutions will accelerate the required comfort levels of a larger audience (e.g., actual users in the target entity), who in turn will influence the decision makers to buy. In addition to using the Internet as a distribution strategy and channel, HealthWatch also provides knowledgeable applications and services experts by phone to qualified prospects that need further information to make a decision. HealthWatch also provides industry level experts and consultants to large accounts who need a face-to-face encounter in order to make final decisions.

   HealthWatch is seeking to establish revenue-sharing arrangements with other companies to co-brand and cross-sell the HES System. Because many of the potential business relationships will have already established a presence in the healthcare industry, HealthWatch believes that this could serve as a potentially strong distribution channel for its products and services.

   Another important channel that may be used for distribution is the acquisition of complementary companies and cross-selling HealthWatch's applications and services to any acquired customers. In addition to helping increase top-line growth more rapidly, HealthWatch believes that acquired customers are more likely to try an enhanced offering to what they already use rather than to switch to another company's products. HealthWatch's solutions can be more easily interfaced with existing applications of another vendor because it has an integrated data base, so a common interface is used to access multiple applications, and because its database is independent of its applications, rather than embedded in applications, providing a simpler interface design.

   Management believes that HealthWatch's sales will be driven by a recurring revenue formula that is based on periodic fees or per transaction fees. These recurring periodic fees will be charged and paid based on the usage of its applications. HealthWatch will also offer additional services, such as online billing, using the power of the Internet.

   HealthWatch has tested the sales channel of downloading its actual operating applications, to prospective customers. The results reflect typical buying trends, with the risk-takers being very receptive and the mainstream and late adopters somewhat reluctant to respond. While there is no guarantee, HealthWatch believes that this sales channel will evolve and become effective as its products and services become more well-known as "mainstream" solutions.

 Product Development

   We believe that some of our future success will depend in part on our ability to continue to maintain and enhance our current technologies and Internet-based services. Although we will continue to work closely with developers and major customers in our development efforts, we expect that most of our future enhancements to existing services and new Internet-based services will be developed internally. HealthWatch spent approximately $137,000 in the fiscal year ended June 30, 2000 and $287,000 in the fiscal year ended June 30, 1999 on product development costs.

 Customer Services

   HealthWatch will provide customer service at three levels. The first level is through its Web site, the second level is through e-mail or telephone connection to a general representative to answer basic questions and the third level is through scheduled time with a specialist by e-mail, telephone or on site visit, if necessary, for a consultation. HealthWatch's Web site will use multimedia presentations to explain all aspects of its applications and services, including answers to commonly asked questions. HealthWatch expects the Web site to serve as a valuable front-line support and training tool to reduce the need for human intervention to answer repetitive questions that can easily be resolved with some minimal research and interaction with its Web site.

   As a second level of support, general customer service representatives will be available to answer common and recurring questions that require human intervention. These representatives will direct and guide customers to resolve their issues and educate the customer on how to resolve these issues in the future.

   The third level of support will be a personal consultation by a systems specialist. A specialist will be used to resolve unique technical issues for the customer or to escalate high priority issues which were not resolved by the general customer service representatives.

   Due to the high quality of HealthWatch's product and the ability to integrate its technology and application services into its customer's operations, HealthWatch's online support and planned on-line interactive multi-media training, management believes that HealthWatch will experience lower customer service and operating costs than normally experienced in the industry. These lower costs should result in a positive effect on profitability.

 Competition

   The HES System is targeted at physicians, hospitals, clinics, pharmacies, laboratories, long-term care facilities, home health organizations, health insurance companies and other healthcare entities. These markets are intensely competitive and characterized by rapid technological change. HealthWatch's competitors are diverse and offer a variety of solutions directed at various segments of the healthcare industry. HealthWatch believes there are hundreds of application software vendors whose products compete with the HES System. HealthWatch believes the top ten competitors include Healtheon/Web MD Corporation, McKesson HBOC, Synetic Corporation/Medical Manager/CareInsite, Cerner Corporation, Shared Medical Systems, Eclipsys Corporation, MedicaLogic, E-MedSoft and Avio. In addition, its products face competition from:

  . internal development efforts by a prospective customer's information technology departments;

  . independent healthcare application companies which have developed or are attempting to develop software that competes with its software solutions; and

  . other business application software vendors which may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of healthcare applications software.

   HealthWatch believes it can quickly distinguish itself from the viable competitors in the healthcare information systems industry. Currently, its competitors are focused on particular segments of the market, with particular types of technology and, often with specific applications or a variety of interfaced applications. The three main traditional market focuses are listed below:

  . market segments, which include physician practices, clinics, pharmacies, laboratories, home healthcare, long-term care, hospitals, payors and consumers (patients) and sub-categories of these segments (e.g. inpatient radiology);

  . technology types, which can be categorized as either traditional customer managed/operated or as outsourced; and

  . specific applications or functionality, including scheduling, registration, billing, medical records, etc.

   HealthWatch believes it has a dynamic and comprehensive software program that can handle all healthcare participants and market segments and can be offered in either an outsourced or a customer managed and operated model. HealthWatch believes its competition has not embraced a comprehensive, standardized approach and has remained with fragmented, duplicated products. It expects that technology competitors will eventually offer Internet products. However, HealthWatch believes that these competitors will create separate web front-ends (web pages) to serve as an entry point to their legacy information systems. HealthWatch believes that because its product is designed to run on the Internet, it will be able to provide its users with faster processing than other products using web front-ends to access legacy systems. In addition, because our product is integrated into one complete system designed to run on the Internet, we believe that the HES System will also require far less capital investment in computer hardware and require less ongoing maintenance than legacy systems which have added web front-ends. This distinction should provide HealthWatch with a marketing advantage over its competitors when selling its product to users who are looking to update their information technology systems to gain increased productivity, higher quality reporting and reduced processing costs.

   HealthWatch plans to distinguish itself from competitors by focusing on the HES System's unique architecture process to integrate-by-design all of the applications needed in a market segment (i.e., physician practices) into one complete application. The HES System was designed with ease of use in mind, keeping a particular focus on the speed of the processing and the costs to produce, update and support one Internet-based application, as opposed to several different applications.

   To the extent competitors develop or acquire systems with functionality comparable or superior to HealthWatch's products, if they have a significant installed customer base, long-standing customer relationships and an ability to offer a broad array of applications, they could have a significant competitive advantage over HealthWatch. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect our business, results of operations and financial condition. Many of HealthWatch's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed customer than it does. In order to be successful in the future, HealthWatch must continue to respond promptly and effectively to technological change and competitors' innovations. HealthWatch's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than HealthWatch can.

   The principal competitive factors affecting the market for HealthWatch's products include vendor and product reputation, product architecture, functionality and features, costs, ease and speed of implementation, return on investment, product quality, price, performance and level of support. There can be no assurance that HealthWatch will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect upon HealthWatch's business, results of operation and financial condition.

   HealthWatch's principal executive offices are located at 1100 Johnson Ferry Road, Suite 670, Atlanta. Georgia 30342 and its telephone number at that address is (404) 256-0083.

Halis, Inc.

   Halis, based in Atlanta, Georgia, is a systems developer of information technology and provider of related services focusing on the healthcare industry. Halis also provides third party administrative services for healthcare plans of large and small companies throughout the United States. Halis' offices are located in Atlanta, Georgia and Chicago, Illinois.

 The HES System

   Halis' system architects have years of experience building large advanced software systems for the healthcare and other industries. In late 1996, Halis focused its attention on a new healthcare software system that it believed would revolutionize the way that a healthcare organization operates. Historically, a healthcare organization's system needs have been met with old legacy systems that are not designed to manage all of the needs of a healthcare organization in its interaction with patients or other users of their services. Even systems that could handle more than one function often were unable to do so in an integrated manner so that information would be shared between functions. By way of example, a single patient visit results in scheduling, registration, medical records update, billing, claims processing, etc. In order to handle these types of transactions, a typical system would be made up of many modules or programs that are interfaced together. This results in an inefficient system made up of millions of lines of code with repetitive processing and manual intervention occurring at various points in the process. In order to install a system of this type at multiple locations, it is necessary to individualize each installation, a process that can be very time consuming and costly. The Halis design team understood the inefficiencies of the current products available and used in the healthcare industry and set out to develop the next generation of integrated healthcare software that would not be limited by the constraints encountered by other healthcare systems.

   As a result, Halis acquired a core healthcare information system and went on to developed the HES System, a comprehensive advanced integrated system capable of being used by all the main participants in the healthcare process: consumers, payors, physician practices, hospitals, laboratories, pharmacies, home health providers and long-term care facilities. To accomplish this, Halis' developers modeled the healthcare industry to determine what information is necessary for the various healthcare participants and the manner in which such information is collected. By doing so, Halis was able to identify information that is common to all participants and/or functions, thus avoiding duplication of effort. The design of the HES System avoids the pitfalls of having to write and maintain millions of lines of code, and then initiate the process of "interfacing" them together at each installation. The HES System is integrated by design not "interfaced" and is contained in one system which includes over 50 different applications. The HES System contains a computerized medical record which is capable of tracking a patient's entire medical history. This feature is a useful feature for providers with multiple locations because it eliminates the need to transfer paper files between locations, offices or users. Multiple locations can share identical data in a common database that is available to all users, or, depending on security and confidentiality concerns, data can be shared by a select number of locations or users. The HES System is capable of managing a healthcare enterprise's resources, patients, finances and contracts all in one program. This gives the HES System great flexibility in meeting the needs of even the most complex healthcare delivery systems.

   The technical innovation that enables the HES System to be so powerful, yet simple to install and maintain, is the software utility known as "MERAD" that Halis licenses from HealthWatch. MERAD enables the HES System to store programming code as data scripts or digital packets in a database thereby removing 80% of the repetitive processing that conventional programming is required to perform. For example, a patient address would be stored as one data script that could be accessed by any of the 50 applications in the HES System without the need for repetitive processing or duplicative data entry.

   Because MERAD is completely Internet enabled, including Intranet and Extranet subsets, the HES System can be downloaded over the Internet and installed in minutes to numerous locations simultaneously. This means that the HES System is not only easier to maintain and support, but because it was built for use on the Internet, it allows for installation and support and services to be performed over the Internet. The HES System can also allow consumer interaction with the healthcare providers via the Internet.

   The HES System integrates all of the major functions needed by clinics, hospitals, physician practices, payors, long-term care facilities, laboratories, pharmacies and home health providers, which represents eight of the major markets in the healthcare industry. Halis is currently building out the specific features required by each of these eight markets. Presently, the current version of the HES System is complete for clinics, physician and management practices.

   The HES System is currently targeted to healthcare industry participants such as physician practices, outpatient clinics and hospitals that generally have 100 users or more because the HES System is able to provide significant efficiencies for such entities due to the large number of transactions that must be processed. Halis expects to capitalize on the healthcare industry's demand for more software variety, updates, convenience, lower pricing and better support services.

 Health Insurance Services

   In addition to Halis' information technology business, it operates a health insurance services and claims processing business through its wholly-owned subsidiary, American Benefit Administrative Services, Inc.

   American Benefit Administrative Services' offices are located in Naperville, Illinois, a suburb of Chicago, and was founded in 1979. Halis acquired American Benefit Administrative Services in 1997. As of December 31, 2000, American Benefit Administrative Services had 39 employees.

   American Benefit Administrative Services markets and administers employee benefit plans nationwide for major insurance companies and large self-funded employers. Services provided include benefit plan consulting and plan document preparation, claims administration, billing and financial services, and COBRA and flexible spending account administration.

   American Benefit Administrative Services earns compensation and fees based on both a percent of premium paid by the employer for plan coverage or a capitated rate per employee/per month enrolled in the plan serviced. For the fiscal year ended December 31, 2000, American Benefit Administrative Services had total revenues of $3,862,105.

   Halis's principal executive offices are located at 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia 30342, and its telephone number at that address is
(404) 364-1871. Its American Benefit Administrative Services subsidiary is located in Chicago, Illinois.

 HealthWatch/Halis Relationship

   Since fiscal year 1998, Halis' relationship with HealthWatch has expanded, with HealthWatch now owning approximately 25% of Halis' outstanding common stock. HealthWatch owns the MERAD technology which is licensed to Halis under a perpetual license agreement. Under the terms of the perpetual license agreement, in return for use of MERAD, Halis is obligated to pay HealthWatch a royalty equal to 10% of the gross revenues generated by Halis from the sell of products and services that incorporate the MERAD technology. In addition, Halis and HealthWatch operate under a business collaboration agreement which provides, among other things, for revenue sharing from sales of each company's products based on a 60/40 split (i.e., the selling company would receive 60% of the sales price received and the company that owns the technology would receive 40% of the sales price received). Furthermore, HealthWatch is obligated to pay Halis a collaboration fee of $50,000 per month, which is applied as a credit against any revenue sharing amount that is due to Halis. Halis is obligated to provide support to HealthWatch for the Halis software products, provide reasonable product enhancement as part of product release updates and cooperate with HealthWatch in regard to product enhancement requests. HealthWatch may terminate the $50,000 monthly collaboration fee payable to Halis on or after October 1, 2001, under certain terms and conditions. The business collaboration agreement terminates on September 20, 2005 and provides for automatic one-year extensions unless terminated with a ninety-day notice by either party. During the first quarter of fiscal year 1999, Halis' board of directors decided that in order to conserve its resources, and to operate more efficiently, Halis would focus its attention on the support and services of the HES System and its claims processing capabilities, and would rely upon HealthWatch to market and sell the HES System to new customers. HealthWatch recently relocated its corporate offices to Atlanta and it and Halis share office space in Atlanta and administrative support under a cost sharing arrangement. See "HEALTHWATCH RELATED PARTY TRANSACTIONS" on page 53.

   In addition to the business collaboration agreement and cost sharing arrangement, HealthWatch and Halis have common senior management in that Paul
W. Harrison is the Chairman, CEO and President of both companies. Mr. Harrison receives separate compensation from each company and other costs and expenses of Mr. Harrison are allocated to each company based on time spent unless the costs are incurred specifically for one company.

HealthWatch Merger Sub, Inc.

   HealthWatch Merger Sub, Inc. ("Merger Sub") is a newly formed wholly-owned subsidiary of HealthWatch, incorporated in Georgia on March 27, 2000 for the sole purpose of acquiring Halis. Prior to the consummation of the merger, Merger Sub will not engage in any activity other than the transactions contemplated by the merger agreement. Merger Sub's principal executive officers are located at 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia 30342 and its telephone number is (404) 256-0083.

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

                HEALTHWATCH MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

   The following discussion of HealthWatch's financial condition and results of operations contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of HealthWatch for future operations. The forward looking statements included herein are based on current expectations that involve numerous risks and uncertainties. HealthWatch's plans and objectives are based on the assumption that HealthWatch's entry into the healthcare industry will be successful, that competitive conditions within the healthcare industry will not change materially or adversely and that there will be no material adverse change in HealthWatch's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, as well as future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HealthWatch's control. Although HealthWatch believes that the assumptions underlying the forward looking statements included herein are reasonable, the inclusion of such information should not be regarded as a representation by HealthWatch, or any other person, that the objectives and plans of HealthWatch will be achieved.

General

   This discussion and analysis of financial condition and results of operations as of December 31, 2000, and for the fiscal years ended June 30, 2000 and 1999 and the six months ended December 31, 2000 and 1999 should be read in conjunction with the sections of HealthWatch's audited financial statements, interim financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

Financial Condition

   Total assets at December 31, 2000 were $5,699,997 representing a decrease of $1,739,949 from June 30, 2000. Marketable securities and investment in and advances to Halis represented $2,087,094 and $19,157, respectively, of the decrease. The decrease in investment in and advances to Halis is attributable to a decrease in the investment in Halis of $127,710 and an increase in the Due from Halis account of $108,553. The decrease in marketable securities is the result of sales of securities for the purpose of funding current operating expenses. The decrease in assets were offset by increases in cash, property and equipment, prepaid expense and intangible assets of $35,820, $112,266, $73,401 and $127,798, respectively, net of depreciation and amortization of $77,663.

   Total assets at June 30, 2000 were $7,439,946, representing an increase of $3,962,882 from June 30, 1999. Investment in marketable securities, other current assets, investments in and advances to Halis, Inc. and additional capitalized intangible assets represented $3,935,500, $256,362, $291,452 and $217,496, respectively, of the increase. The investment in marketable securities is the result of additional equity capital raised by HealthWatch during fiscal 2000. The increase was offset by amortization of intangible assets and decreases in accounts receivable and inventory of $637,918, $63,369 and $48,387, respectively.

   Current liabilities decreased by $1,103,335 from $1,643,869 at June 30, 1999 to $540,534 at June 30, 2000. The decrease is primarily attributable to the conversion of accrued expenses and shareholder loans totaling $469,028 into HealthWatch common stock, the conversion of debentures and related accrued interest of $455,000 and $139,356 into HealthWatch common stock and a gain on extinguishment of debt of $165,405. These decreases are offset by an increase in accounts payable of $140,641.

   Current liabilities increased by $152,668 from $540,534 at June 30, 2000 to $693,202 at December 31, 2000. The increase is primarily attributable to an increase in accounts payable and accrued expenses of $154,657, offset by a decrease in deferred revenue of $1,989.

   Shareholders' equity decreased from $6,899,412 at June 30, 2000 to $5,006,795 at December 31, 2000, a decrease of $1,892,617. This decrease is attributable to a net loss for the six month period of $1,999,526 with an offsetting decrease in accumulated other comprehensive loss, net unrealized investment losses of $106,909.

   Shareholders' equity increased from $1,833,195 at June 30, 1999 to $6,899,412 at June 30, 2000, an increase of $5,066,217. This increase is attributable to: (1) the issuance of 276,301 shares of common stock for services valued at $584,109; (2) conversion of $65,000 in shareholder loans for the issuance of 34,667 shares of common stock; (3) conversion of $53,283 of additional consideration due to former PHE shareholders for 28,417 shares of common stock; (4) conversion of debentures and accrued interest of $594,356 into 316,990 shares of HealthWatch common stock; (5) exercise of warrants for the issuance of 65,761 shares of common stock for $26,178; and (6) net proceeds of $50,000, $375,000 and $6,587,522 from the issuance of 28,572 shares of common stock, 4,000 shares of Series C convertible preferred stock and 74,130 shares of Series D convertible preferred stock, respectively. Offsetting decreases are attributable to an unrealized holding loss on marketable securities of $113,400 and a net loss for the twelve month period of $3,575,382.

Results of Operations

 Fiscal year 2000 versus 1999

   Revenues decreased from $1,220,803 in fiscal year 1999 to $551,682 in fiscal year 2000, a 54.81% decrease. The decrease is the result of HealthWatch's shift from a product driven supply company to a software information technology company. During fiscal 2000, product sales were minimal and almost all of the revenues generated were the result of supplies, service and repair work. The Company recognized income of $21,935 and $66,087 for the twelve-month periods ended June 30, 2000 and June 30, 1999, respectively, under its business collaboration agreement with Halis for sales of the HES System. Such amounts are included in product sales.

   Cost of products sold decreased from $940,950 in fiscal year 1999 to $193,952 in fiscal year 2000, a 79.4% decrease. However, gross margin increased from $279,853, 22.9%, in 1999 to $357,730, 64.8%, in 2000. The lower cost of products sold and higher gross margins in 2000 were due primarily to greatly reduced manufacturing overhead expenses of $364,306; previous write-downs of slow moving inventory to lower of cost or market of $223,000; and a general shift from product sales to service and support resulting in a decrease of $159,692.

   Selling, general and administrative expenses increased from $1,320,500 in 1999 to $1,964,127 in 2000. The increase in fiscal 2000 over 1999 is due primarily to an increase of $571,682 in consulting and professional fees resulting from HealthWatch's shift from a product supply company to a software information technology company, $48,439 associated implementing HealthWatch's business plan and SEC and Nasdaq compliance reporting costs totaling $23,506.

   Research and development expenses decreased from $286,921 in 1999 to $136,780 in 2000, 52.3%. This decrease is due primarily to HealthWatch's shift from a product driven supply company to a software information technology company and the capitalization of MERAD Technology costs totaling $217,496 in fiscal 2000.

   Depreciation and amortization increased from $400,910 in 1999 to $442,795 in 2000, a 10.4% increase.

   Equity loss from investment in Halis increased from $23,702 during fiscal 1999 to $523,450 during fiscal 2000. The losses are a result of HealthWatch changing its method of accounting for its long-term investment in Halis to the equity method during fiscal 1999, as required by generally accepted accounting principles. The $523,450 and $23,702 represent HealthWatch's pro-rata share of Halis' net loss during HealthWatch's fiscal years 2000 and 1999, respectively, plus charges totaling $184,532 and $62,674, respectively, for the amortization of the excess carrying value of the Halis investment over its underlying net asset value. The other-than temporary decline in investment in Halis of $472,810 in fiscal 2000 was a write down of the investment in Halis that was deemed to be other than temporary.

   Interest income of $110,606 in fiscal 2000 is related to the investment in marketable securities. Gain on extinguishment of debt of $165,405 is attributable to a liability from the early 1990's related to a previously acquired, inactive subsidiary, that HealthWatch determined was no longer required. The Company has received no communication from the creditor and management believes that HealthWatch never will. A loss from impairment of intangible assets of $213,286 during fiscal 2000 relates to the write-off of an intangible asset associated with the Life Sciences business. Interest expense increased $388,216, from $67,659 in 1999 to $455,875 in 2000 due to the beneficial conversion feature of $419,551 on warrants in connection with a line of credit offset by a decrease in debenture interest of $31,335.

   The Company has discontinued the sale of its medical products (i.e., the MVL and Pacer products) and will continue to focus on its information technology business, in addition to the supplies and technical support offered to it customer base relating to its medical products still in service. As a result of the restructuring during fiscal 1999 and 2000, HealthWatch has improved its financial condition and management now believes it is capable of devoting its resources to the marketing and distribution of the HES product.

  Six Months Ended December 31, 2000 Versus 1999

   Total revenue was $183,622 for the six months ended December 31, 2000 as compared to $322,465 for the six months ended December 31, 1999, a decrease of $138,843 or 43.1%. This decrease was primarily the result of HealthWatch's continued shift from a product driven supply company to a software information technology company. During the six months ended December 31, 2000, product sales were minimal and most of the revenues generated were the result of sales of supplies, service and repair work related to the medical device business. HealthWatch recognized income of $2,940 from Halis for the six months ended December 31, 2000, compared to $9,453 for the same period in 1999 under its business collaboration agreement with Halis for sales of the HES System. Such amounts are included in product sales.

   Gross profit was 79.4% for the six months ended December 31, 2000, as compared to 62.6% for the same period in 1999. The increase in gross profit percentage is due primarily to previous write-downs of slow moving inventory to lower of cost or market and a general shift from product sales to service and support.

   Selling, general and administrative expenses increased by $1,080,387 or 136.2% to $1,873,679 for the six months ended December 31, 2000, as compared to $793,292 for the same period in 1999. The increase is due primarily to increased cost associated with implementing HealthWatch's business plan of $678,389 and SEC and NASDAQ compliance reporting of $401,998.

   Depreciation and amortization decreased by $93,128, or 42.1%, to $127,911 for the six months ended December 31, 2000, as compared to $221,039 for the same period in 1999. This decrease is the result of reduced amortization expense during the period due to a write down of intangible assets in the fiscal year ended June 30, 2000.

   Research and development costs increased by $31,230, or 46.8%, to $98,034 for the six months ended December 31, 2000, as compared to $66,804 for the same period in 1999. This increase is the result of HealthWatch's increasing focus on software information technology.

   Losses from investment in Halis decreased by $103,093, or 44.7%, to $127,710 for the six months ended December 31, 2000, as compared to $230,803 for the same period in 1999. The losses represent HealthWatch's pro-rata share of Halis' net loss, plus charges for amortization of the excess carrying value of the Halis investment over the equity in the underlying net assets of Halis during the six months ended December 31, 2000 and 1999, respectively.

   Interest income was $95,949 for the six months ended December 31, 2000. This represents interest on the marketable securities.

   The extraordinary item for the six months ended December 31, 1999 of $99,405, net of income tax, represents extinguishment of debt.

   Interest expense decreased by $7,590, or 43.1%, to $10,015 for the six months ended December 31, 2000, as compared to $17,605 for the same period ended in 1999. This decrease is due to the conversion of interest bearing debentures into common stock during the fiscal year ended June 30, 2000.

Liquidity and Capital Resources

   At December 31, 2000, HealthWatch had $52,084 of cash and $1,848,406 of investments in marketable securities. During the six month period ended December 31, 2000, operating activities consumed $1,677,795 of cash compared to $288,064 for the same period in 1999. The increase in cash used in operations for the six month period ended December 31, 2000 is primarily the result of increased consulting and professional fees. At June 30, 2000, HealthWatch had $16,264 of cash and $3,935,500 of investments in marketable securities. During the fiscal year ended June 30, 2000, operating activities consumed $1,523,796 of cash as compared to $1,074,541 for the same period in fiscal 1999. The increase in cash used in operations for fiscal 2000 is primarily the result of increased consulting and professional fees.

   Investing activities provided $1,713,615 and $89,620 of cash during the six month period ending December 31, 2000 and 1999, respectively. The increase is primarily attributable to the sale of marketable securities and a decrease in investment in and advances to Halis of $2,190,143 and $108,553, respectively. The increases were offset by the purchase of property and equipment and capitalized MERAD technology costs of $119,378 and $248,597, respectively. Investing activities used $5,520,386 and $319,303 of cash during fiscal 2000 and 1999, respectively. The increase is primarily attributable to the capital raised through private placements that was subsequently invested in $4,000,000 of marketable securities. Also during fiscal 2000 HealthWatch purchased 5,000,000 additional shares of Halis common stock for a total of $1,000,000. Other investing activities during fiscal 2000, consisted of $217,496 and $287,712 of capitalized MERAD technology costs and an increase in "Due from Halis," respectively.

   Due to HealthWatch's operating losses, it has been required to raise additional equity capital to fund its operations. Since the beginning of fiscal 2000, HealthWatch has raised $7,038,700 through the sale of 28,572 shares of its common stock, 4,000 shares of its Series C convertible preferred stock, 74,130 shares of its Series D convertible preferred stock, and the exercise of warrants for 65,761 shares of common stock. During fiscal 2000, HealthWatch's Series A preferred stockholders converted 224,000 shares of Series A preferred stock into 734,908 shares of common stock in accordance with the conversion rights under the Series A preferred stock.

   The Company's 10% convertible secured debentures in the principal amount of $480,000 were due and payable on March 1, 1998. During fiscal 2000, the debenture holders converted $455,000 and $139,356 in related accrued interest, calculated through the date of conversion, into 316,990 shares of HealthWatch's common stock. As an inducement for the debenture holders to convert their debentures into HealthWatch common stock, debenture holders received warrants to purchase 77,495 shares of the Company's common stock, valued at $7,741. This amount has been included in selling, general and administrative expenses in the Company's statement of operations for the fiscal year ended June 30, 2000. The warrants were valued using the Black-Scholes option-pricing method under the following assumptions: no dividend yield; expected volatility of 162.50%; risk free interest of 5.55%; and average expected warrant life of one year. At June 30, 2000, only $25,000 of the debentures remained outstanding. There has been no additional arrangements made with the outstanding debenture holder.

   In December 1999, HealthWatch retained Commonwealth Associates, LP, an investment banking firm located in New York, to assist it in raising capital needed for ongoing working capital and implementation of HealthWatch's business plan.

   In December 1999 and February 2000, HealthWatch completed a $400,000 equity bridge financing (the "Bridge Financing") pursuant to which affiliates of Commonwealth Associates purchased an aggregate of 4,000 shares of HealthWatch's Series C preferred stock (convertible into HealthWatch common stock at a price of $1.875 per share) and received five-year warrants (the "Bridge Warrants") to purchase an aggregate of 666,669 shares of HealthWatch common stock at an exercise price of $1.875 per share.

   In February 2000, an affiliate of Commonwealth Associates agreed to make a $2,000,000 line of credit available to HealthWatch (the "Line of Credit") as bridge financing until the Series D preferred offering was completed. The Line of Credit was secured by all the assets of HealthWatch and carried an interest rate of 8% per annum, payable at maturity. The maturity date on the Line of Credit was set as the earlier of (i) twelve months from the date of issuance,
(ii) upon HealthWatch raising $5,000,000 in equity or debt financing or
(iii) upon the merger of HealthWatch or sale of substantially all of its assets. In February 2000, HealthWatch received advances totaling $500,000 under the Line of Credit which was repaid in full out of the Series D preferred offering proceeds. The Line of Credit expired on May 8, 2000, the initial closing of the Series D preferred offering. HealthWatch issued the lender five-year warrants to purchase 1,000,000 shares of HealthWatch common stock (the "Line of Credit Warrants") exercisable at $3.50 per share subject to adjustment under certain circumstances.

   In March 2000, HealthWatch began an offering of its Series D 8% convertible preferred stock. The offering consisted of units comprised of (i) 1,000 shares of its Series D 8% convertible preferred stock (the "Series D Preferred Stock") and (ii) five-year warrants to purchase an amount equal to 25% of the shares of HealthWatch common stock into which the Series D Preferred Stock are initially convertible (28,571 warrants per unit). 50 units (the "Minimum Offering") were offered on a "best efforts, all-or-none" basis and the remaining 50 units (a total of 100 units being the "Maximum Offering") were offered on a "best efforts" basis.

   In May 2000, HealthWatch completed the Series D Preferred Stock offering, selling 74,130 shares of Series D Preferred Stock with related warrants for gross proceeds of approximately $7.4 million.

   Due to HealthWatch's success in raising additional capital through the private placement of its securities, management has begun to implement its business plan, which includes securing the additional personnel needed to manage the marketing and advertising of its products, additional investment in research and development, and the acquisition of strategic resellers needed to grow HealthWatch's revenues. During the quarter ended March 31, 2000, HealthWatch hired a Chief Operating Officer with an expertise in the healthcare information technology industry to assist HealthWatch in marketing and developing its products. The Company has also recently hired a Chief Financial Officer. In addition, HealthWatch entered into a merger agreement to acquire Halis, an information technology company which has developed transaction processing applications for the healthcare industry. HealthWatch and Halis have a long history with each other, as HealthWatch is the largest Halis shareholder and Paul W. Harrison is the President, Chief Executive Officer and Chairman of both companies. Management believes that securing the business contacts and application products of Halis, specifically the HES System, will provide HealthWatch with a key element needed to succeed in the development of its information technology business. Currently, HealthWatch does not have any material commitments outstanding for capital expenditures and does not anticipate making any material capital expenditures in the short term. However, HealthWatch is not currently generating positive cash flow from its operations, and does not currently have liquid assets necessary to sustain operations over the next twelve months. Management believes that it will be able to provide the necessary operating capital from sales of its products and services. However, if HealthWatch is unable to generate sufficient cash flow from its business it will be necessary to seek additional equity or debt financing.

   HealthWatch is currently contemplating a second round of equity financing through a private placement, but does not have any definitive agreements with regard to such financing. HealthWatch has no current plans for a public offering of its securities. Should HealthWatch be successful in raising additional equity capital through a private placement, it plans to further invest in marketing and selling the HES System and building its corporate infrastructure. In addition, it may also use such proceeds to acquire companies in the healthcare services industry which would benefit from the efficiencies that could be gained from using the HES System. There can be no assurances that HealthWatch will be able to raise additional equity on terms acceptable to management, if at all. Furthermore, there can be no assurances that if HealthWatch is able to raise additional equity capital, it will be successful in marketing the HES System, or that it will be able to acquire complementary companies on terms acceptable to management, if at all.

                         OTHER HEALTHWATCH INFORMATION

Description of Property

   HealthWatch's corporate offices are currently located at 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia 30342. In addition, a portion of this space is used by Halis under a cost sharing arrangement. This space includes 6,389 square feet leased under a three year lease agreement with monthly lease payments of $7,242 which escalate to $12,144 per month over the term of the lease. Finally, HealthWatch leases office and warehouse space in Vista, California, under a lease that began in January 1999 and continues for a period of three years. The annual lease payments under this lease are $49,200 and escalate at a rate of 4% each year.

Legal Proceedings

   HealthWatch is not a party to any material legal proceeding. From time to time, HealthWatch is involved in various routine legal proceedings incidental to the conduct of its business.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

   On June 4, 1999, HealthWatch dismissed its independent auditors, Silverman Olson Thorvilson & Kaufman, LTD, (Minneapolis, Minnesota), and on the same date authorized the engagement of Tauber & Balser, P.C. (Atlanta, Georgia) as its independent auditors for the fiscal year ended June 30, 1999. HealthWatch formally engaged Tauber & Balser on June 4, 1999. The board of directors of HealthWatch approved each of these actions. Because HealthWatch recently relocated its corporate headquarters to Atlanta, Georgia, the HealthWatch board of directors concluded that it would be more economical to use a regional firm based in Atlanta, such as Tauber & Balser, to perform its audit for the current fiscal year. Tauber & Balser also acts as independent auditors for Halis, in which HealthWatch owns approximately 25 percent of its outstanding common stock.

   Silverman Olson audited the financial statements of HealthWatch for the fiscal year ended June 30, 1998. The report of Silverman Olson on the financial statements of HealthWatch for the fiscal years ended June 30, 1998 contained an additional paragraph which modified each of the reports to emphasize that Silverman Olson believed there was substantial doubt about HealthWatch's ability to continue as a going concern. Except as set forth in the preceding sentence, the reports on those audits did not contain any adverse opinions or a disclaimer of opinions, nor was it qualified as to uncertainty, audit scope or accounting principles.

   In connection with the audit of the fiscal year ended June 30, 1998 and through the period ended June 4, 1999 there were no disagreements with Silverman Olson on any matter of accounting principle or practice, financial statement disclosure or audit procedure or scope. Additionally, Silverman Olson did not advise HealthWatch that:

  . the internal controls necessary for HealthWatch to develop reliable financial statements did not exist;

  . information had come to its attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management;

  . there existed a need to expand significantly the scope of its audit or that information had come to the attention of Silverman Olson during the fiscal periods, which, if further investigated, may:

   . materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report: or

   . cause Silverman Olson to be unwilling to rely on management's representations or be associated with HealthWatch's financial statements, and due to the dismissal of Silverman Olsen, did not so expand the scope of its audit or conduct such further investigation; or

  . information had come to the attention of Silverman Olson that it concluded materially impacts the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements or
    (b) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the satisfaction of Silverman Olson would prevent it from rendering an unqualified audit report on those financial statements), and due to the dismissal of Silverman Olson, the issue was not resolved to the satisfaction of Silverman Olson prior to its dismissal.

   Further, during the fiscal year ended June 30, 1999, neither HealthWatch nor any of its representatives sought the advice of Tauber & Balser regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on HealthWatch's financial statements, which advice was an important factor considered by HealthWatch in reaching a decision as to accounting, auditing or financial reporting issue.

                             HEALTHWATCH MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding current executive officers and directors of HealthWatch who will continue serve as executive officers and directors of HealthWatch after the merger:

             Name        Age                      Position
             ----        ---                      --------
      Paul W. Harrison   45  Chairman of the Board of Directors, President and
                             Chief Executive Officer
      David M. Engert    50  Chief Operating Officer and Director
      Marilyn May        37  Vice President--Business Development
      A. E. Harrison     40  Vice President--Research & Development
      Thomas C. Ridenour 39  Chief Financial Officer
      John Gruber(1)     32  Director
      Harold Blue(2)     39  Director
      Robert Tucker      66  Director
      John R. Prufeta    39  Director

--------
(1) Mr. Gruber is the director representative of the Series C Preferred stockholders.
(2) Mr. Blue is the director representative of the Series D Preferred stockholders.

   Paul W. Harrison has served as Chairman of the board of directors since October 1997 and has acted as CEO since October 1998. He is also Chairman and CEO of Halis, which is approximately 25% owned by HealthWatch. Previously, Mr. Harrison was the CEO of Paul Harrison Enterprises, Inc. ("PHE"), an information technology management company, from February 1995 until it was merged into HealthWatch in October 1998. Prior to PHE, Mr. Harrison was Vice President of Managed Care at the healthcare software firm of HBO & Company, which is now McKesson HBOC (NYSE: MCK), from June 1993 until December 1994 and was CEO of Biven Software, Inc., a healthcare software firm, from April 1991 to June 1993 at which time Biven was acquired by HBOC. Prior to HBOC, Mr. Harrison served as CEO of SOTRISS from 1981 to 1989. SOTRISS was an information technology company that was sold to a publicly traded Fortune 500 company in 1989. Mr. Harrison's education includes a Bachelors Degree from Georgia State University. He is a Chartered Financial Consultant, a Chartered Life Underwriter and a Fellow of the Life Management Institute. Paul W. Harrison and A.E. Harrison, HealthWatch's Vice President--Research & Development, are brothers.

   David M. Engert has served as Chief Operating Officer on a limited basis since February 2000 and on a full time basis since April 24, 2000. On June 1, 2000, Mr. Engert was appointed to the board of directors. Most recently, Mr. Engert was a Senior Vice President and General Manager of the Managed Care Group at McKesson HBOC, Inc., a healthcare software company. He founded that group in 1993 after holding the President and Chief Operating Officer position at Biven Software, Inc., a healthcare software company. Mr. Engert was also one of the first Directors of Sales at Sybase, Inc., an information technology company, where he was employed from 1988 to 1992. He began his career in information technology at Computer Corporation of America, Boeing Computer Services and Xerox Computer Services. Mr Engert's education includes a B.S. in Industrial Engineering from Louisiana State University.

   Marilyn May is Vice President of Business Development and has served in that capacity since January 1999. Ms. May joined HealthWatch in September 1996 and previously served as Director of Marketing for HealthWatch and Halis. From 1993 until she joined Halis, Ms. May had temporarily left the workforce. Ms. May was in marketing for Proctor and Gamble, a publicly traded consumer products firm, from 1990 to 1993. She also worked in operations management for Pepsico, a publicly traded food and beverage company, from 1985 to 1988. Ms. May's education includes an MBA from the University of Tennessee.

   A.E. Harrison is Vice President of Research and Development. He has been with the HealthWatch since April 1999. From 1995 to March 1999, Mr. Harrison served as Vice President of R&D for Halis. Previously, Mr. Harrison was in software development for HBO and Company, which is now McKesson HBOC (NYSE:
MCK). Prior to HBOC, he was in several information technology companies including SOTRISS, Marcom, a publicly traded telecommunications company, and ITT, a diversified Fortune 500 communications company. A.E. Harrison and Paul
W. Harrison, HealthWatch's Chairman, President and C.E.O., are brothers.

   Thomas C. Ridenour has served as Chief Financial Officer since August 2000. Prior to joining HealthWatch, Mr. Ridenour served as Senior Vice President and Chief financial Officer of Nationwide Credit, Inc., a consumer finance company, from 1998 to 2000. Mr. Ridenour served in various financial management roles at American Security Group, a financial services company, from 1995 to 1998. In addition, Mr. Ridenour held other financial management positions at Primerica Financial Services, a financial services company, and Southmark Corporation, a real estate service and development company. Mr. Ridenour is a CPA and holds a B.S. Accounting degree from the University of South Carolina.

   John Gruber has served on the board of directors since September 28, 2000. Mr. Gruber is currently a Senior Healthcare Research Analyst at Commonwealth Associates, L.P., an investment banking firm. From 1997 to 1999, Mr. Gruber was a Management Consultant with Ernst and Young, L.L.P. In addition, from 1990 to 1997, Mr. Gruber held several executive positions at Mount Sinai Medical Center and St. Lukes/Roosevelt Hospital Center in New York City. Mr. Gruber has an MBA in Healthcare Administration from a joint program of Baruch College and the Mount Sinai School of Medicine. Mr. Gruber serves on the HealthWatch board as the director representative of Series C Preferred stockholders.

   Harold Blue has served on the board of directors since September 28, 2000. Mr. Blue is currently Vice Chairman of ProxyMed, Inc., a publicly-held company providing physician office software products, Internet application services and network services to the healthcare community. Most recently, Mr. Blue served as Chairman of the Board and Chief Executive Officer of ProxyMed, Inc. from 1993 to August 2000. Prior to ProxyMed, Inc., Mr. Blue founded Best Generics, Inc. which was later sold to Ivax Corporation, a pharmaceutical manufacturer, where he served as a member of Ivax's board of directors. From 1990 to 1994, Mr. Blue served as President and Chief Executive Officer of a physician practice management company which was acquired by InPhyNet Medical Management, Inc. Mr. Blue has also served on numerous boards of directors of publicly-held companies. Mr. Blue serves on the HealthWatch board as the director representative of the Series D Preferred stockholders.

   Robert Tucker has served on the board of directors since June 1, 2000. Mr. Tucker has been president and chief executive officer of Specialty Surgicenters, Inc. since 1997. From 1995 to 1997, Mr. Tucker was self-employed as a private investor. From 1980 to 1995, he was chairman and chief executive officer of Scherer Healthcare, Inc., a publicly traded healthcare products and services company and was a member of the board of directors of Marquest Medical Products, Inc. Mr. Tucker has been involved throughout his business career in the medical industry, having held executive positions with Johnson and Johnson, Howmedica and Story Instrument Company, among others. Mr. Tucker, a Korean war veteran, is a graduate of Georgia State University and serves as an officer and director of several closely held companies.

   John R. Prufeta has served on the board of directors since July 14, 2000. Mr. Prufeta has served as president and chief executive officer of Medix Resources, Inc., a publicly held Internet-based healthcare communication, data integration and transaction processing provider for the healthcare industry, since 2000 and has been a board member since 1999. Mr. Prufeta served as chairman and CEO of Onpoint Partners and Creative Management Strategies, a national technology and services executive search firm, from 1989 to present. Mr. Prufeta serves as a trustee for Silvercrest Services, a subsidiary of The New York Hospital of Queens. He is additionally on the Advisory Board of The National Managed Care Congress. Mr. Prufeta's education includes a B.S. in management from St. Johns University and the Owner/President Management Program at Harvard University, Graduate School of Business.

Recent Changes in Management

   On September 28, 2000, Sheldon Misher and Robert Priddy resigned as directors of HealthWatch. Messrs. Misher and Priddy had served as a directors of HealthWatch since April 5, 2000. HealthWatch has not received any written communication from either Mr. Misher or Mr. Priddy with regard to any disagreements with HealthWatch relating to its operations, policies or practices.

   In March 2000, Richard T. Case and Sanford L. Schwartz resigned as directors of HealthWatch. Mr. Case had served as a director of HealthWatch from 1997 and had also served as a director during the period between 1990 and 1994. Mr. Schwartz had served as a director of HealthWatch since 1983. At the time of their respective resignations, neither Mr. Case nor Mr. Schwartz had any disagreements with HealthWatch relating to its operations, policies or practices.

   Larry Fisher served as a director of HealthWatch from 1997 until his resignation effective June 1999. At the time of his resignation, Mr. Fisher and HealthWatch did not have any disagreements relating to HealthWatch's operations, policies or practices.

Employment Agreements

   Currently, only David M. Engert and Thomas C. Ridenour are under an employment contract with HealthWatch. However, HealthWatch intends to use its best efforts to secure the continued services of key personnel, including Paul Harrison, in the near future.

Stock Option Plans

   HealthWatch has a 1989 Incentive Stock Option Plan and 1993, 1995 and 2000 Stock Option Plans for its key employees, directors and consultants to purchase shares of HealthWatch common stock. The plans provide that the purchase price of the shares covered by incentive stock options may not be less than the fair market value of the shares on the date the option was granted. Non-statutory stock options granted can be granted at exercise prices of 85% or more of the fair market value of HealthWatch common stock on the date of grant. To date, all options granted under the plans have been at exercise prices equal to the fair market value of the HealthWatch common stock on the date HealthWatch agreed to grant the options.

   As part of the acquisition of Paul Harrison Enterprises, Inc. ("PHE") by HealthWatch on October 2, 1998, HealthWatch agreed to convert 600,000 options for PHE common stock outstanding at the time of the merger into 125,000 non-statutory stock options of HealthWatch common stock. Paul W. Harrison holds 116,667 of these options which have an exercise price of $4.80 per share, exercisable on or before December 31, 2003.

   HealthWatch has, from time to time, provided non-statutory stock options outside of the plans to directors, officers and consultants and has awarded stock grants to officers, directors, employees and consultants in consideration for services. These non-statutory options generally have a term of three to seven years and have exercise prices equal to the fair market value of HealthWatch common stock on the date the options were granted. As of December 31, 2000, HealthWatch had an aggregate of 824,142 shares of HealthWatch common stock reserved for issuance pursuant to outstanding stock options under the plans and other stock option grants and an additional 946,850 shares of HealthWatch common stock reserved for outstanding warrants.

Board Composition

   HealthWatch currently has six directors. Pursuant to the Certificate of Designation of Preferences and Rights of the Series C 8% Convertible Preferred Stock of HealthWatch, Inc., for so long as the at least 800 shares of the Series C Preferred remain outstanding, the holders of the Series C Preferred, voting as a single class, have the right to elect one director to the HealthWatch board of directors. Currently, Mr. Gruber is serving as the Series C Preferred stockholder representative on the HealthWatch board. Similarly, pursuant to the Certificate of Designation of Preferences and Rights of the Series C 8% Convertible Preferred Stock of

HealthWatch, Inc., for so long as the at least 14,826 shares of the Series D Preferred remain outstanding, the holders of the Series D Preferred, voting as a single class, have the right to elect one director to the HealthWatch board of directors. Currently, Mr. Blue is serving as the Series D Preferred stockholder representative on the HealthWatch board. In accordance with the terms of HealthWatch's Articles of Incorporation and by-laws, each director shall serve until the next regular meeting of the stockholders and thereafter until his successor is duly elected and qualified.

Board Committees

   HealthWatch's board of directors has an audit committee. The audit committee approves HealthWatch's independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates HealthWatch's internal controls. The audit committee was established in May 2000, and currently Mr. Tucker is serving on the committee and one committee seat remains open.

Director Compensation

   HealthWatch does not currently pay any compensation to directors for serving in that capacity. Directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. The board of directors has the discretion to grant options to directors under its Stock Option Plans.

Executive Compensation

   The following table sets forth information concerning the compensation earned during the fiscal year ended June 30, 2000 by HealthWatch's Chief Executive Officer and the only other officer or director who received compensation of $100,000 or more in Fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                                   Compensation
                                                        Bonus or   Awards/Number
                                           Annual     Other Annual   of Option
           Name and Principal      Fiscal  Salary     Compensation    Shares
                Position            Year    ($)          ($)(a)       Granted
           ------------------      ------ --------    ------------ -------------
      Paul W. Harrison(b).........  2000  $176,000(c)     --              --
       President and Chief          1999    75,000(d)     --          116,667
       Executive Officer            1998       -- (e)     --           53,333

      A.E. Harrison(g)............  2000  $118,557(f)     --           50,000
       Vice President               1999    25,000        --              --
                                    1998                  --              --

--------
(a) HealthWatch pays for other perquisites. The aggregate amounts of these benefits do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus during the past fiscal year for the named executive officers.
(b) Mr. Harrison became President and CEO of the HealthWatch effective October 1998.
(c) Includes 9,333 shares of HealthWatch common stock valued at $17,500 paid in lieu of salary on December 14, 1999 and 20,000 shares of HealthWatch common stock valued at $37,500 paid in lieu of salary on February 16, 2000.
(d) Mr. Harrison entered into a consulting agreement in February 1999 whereby he was to receive a monthly fee of $12,500 effective as of January 1, 1999. As of June 30, 1999, $75,000 of consulting fees had accrued although Mr. Harrison received only $12,500 of this amount. The balance of $62,500 was paid in fiscal year 2000 on December 14, 1999 in the form of 33,334 shares of HealthWatch common stock.
(e) During fiscal year 1998, HealthWatch was obligated under a consulting agreement dated October 10, 1997 to pay consulting fees to PHE of $5,000 per month commencing on January 1, 1998.

(f) Includes 6,667 shares of HealthWatch common stock valued at $12,501 paid in lieu of salary on December 14, 1999.
(g) A.E. Harrison joined HealthWatch effective April 1, 1999.

Option Grants in Last Fiscal Year

   The following table sets forth stock options granted to each of the named executive officers during the fiscal year ended June 30, 2000. A total of 583,333 options were granted in fiscal 2000, all under HealthWatch's Stock Option Plans.

   Options were granted at an exercise price equal to the fair market value of HealthWatch's common stock, as determined by the board of directors, on the date of grant based on its current stock price as quoted on the Nasdaq SmallCap Market.

                                               Percent of
                                      Number  Total Options Exercise
                                        of     Granted to     Price
                                      Options Employees in    (Per    Expiration
        Name                          Granted  Fiscal 2000  Share)($)    Date
        ----                          ------- ------------- --------- ----------
      Paul W. Harrison............... 200,000     34.48%      $3.50    02/07/05
                                       20,000      3.45%       2.25    01/21/05

      A.E. Harrison..................  10,000      1.72%      $2.188   12/02/04
                                       10,000      1.72%       2.250   01/21/05
                                       30,000      5.17%       3.50    02/07/05

Option Exercises and Holdings

   The following table sets forth for each of the named executive officers of HealthWatch information concerning the number of shares subject to both exercisable and unexercisable stock options at June 30, 2000. Also reported are values realized in respect thereof, by the named executive officers and the number stock options and the value of said stock options held by the named executive officers as of June 30, 2000.

                                                                     Value of
                                                                    Unexercised
                                                       Number of     "in-the-
                                                      Unexercised     money"
                                    Shares            Options at      Options
                                   Acquired  Value      6/30/00    Exercisable/
                                      on    Realized Exercisable/  Unexercisable
        Name                       Exercise   ($)    Unexercisable      (a)
        ----                       -------- -------- ------------- -------------
      Paul W. Harrison(b).........   None     --       390,000/0        0/0
      A.E. Harrison...............   None     --        50,000/0        0/0

--------
(a) The market price of the HealthWatch's common stock on June 30, 2000 was $1.34 per share. None of these options were "in-the-money" at June 30, 2000.
(b) Mr. Harrison also holds 14,545 warrants exercisable at a price of $2.235 per share, 3,333 warrants exercisable at a price of $8.60 per share and 15,094 warrants exercisable at a price of $4.306 per share. All of these warrants are immediately exercisable.

Limitation of Liability and Indemnification Matters

   HealthWatch's Articles of Incorporation limits the liability of directors to the maximum extent permitted by Minnesota law. The HealthWatch Articles of Incorporation provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

  . liability based on a breach of the duty of loyalty to the corporation or its stockholders;

  . liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . liability of directors for improper distributions; or

  . liability for any transaction in which a director derived an improper personal benefit.

   If the Minnesota law is amended to permit further elimination or limitation of the liability of directors, then the liability of a director of the corporation, then the director shall be indemnified to the fullest extent authorized under the Minnesota Business Corporation Act.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT OF HEALTHWATCH

   The following table sets forth information with respect to beneficial ownership of the HealthWatch capital voting stock by each person who beneficially owns more than 5% of the HealthWatch capital voting stock, by each of its executive officers named in the management section, by each of its directors, and by all executive officers and directors as a group. The table shows the number of shares and the percentage of the HealthWatch capital voting stock owned as of December 31, 2000.

                                                                                          Percentage of
                                                                                        Outstanding Shares
                          Number of Shares of                          Percentage of    Beneficially Owned
                          HealthWatch Capital     Percentage of     Outstanding Shares   after the Merger
                          Stock Beneficially   Outstanding Shares   Beneficially Owned     and Series P
Name of Beneficial Owner         Owned        Beneficially Owned(1) after the Merger(2)   Conversion(3)
------------------------  ------------------- --------------------- ------------------- ------------------
Common Stock:
 Paul W. Harrison(4)....        561,176               11.46%                7.80%             10.32%
 John Gruber............            --                  --                   --
 Harold Blue............            --                  --                   --
 David M. Engert(5).....        139,216                3.03%                2.02%              2.26%
 Thomas C Ridenour......            --                  --                   --
 Robert Tucker..........            --                  --                   --
 John R. Prufeta(6).....          8,929                0.20%                0.13%              0.12%
 J.F. Shea, Inc(7)......        285,714                6.39%                4.22%              3.84%
 Robert Priddy(7).......        285,714                6.39%                4.22%              3.84%
 Rush and Company(8)....        214,286                4.79%                3.16%              2.88%
 All Directors &
  Executive Officers as
  a Group (10
  persons)(9)...........        816,003               15.94%               11.00%             13.58%

--------
(1) Based on 2,142,751 shares of outstanding HealthWatch common stock as of December 31, 2000, plus the shares of common stock currently issuable upon the conversion of all outstanding shares of Series C Preferred (213,333) and (2) all outstanding shares of the Series D Preferred (2,117,998).
(2) Assumes the issuance of 2,300,000 shares of HealthWatch common stock to Halis stockholders.
(3) Based on 2,142,751 shares of outstanding HealthWatch common stock, plus (i) the shares of common stock currently issuable upon the conversion of all outstanding shares of Series C Preferred (213,333) and all outstanding shares of the Series D Preferred (2,117,998); (ii) assuming the issuance of 2,300,000 shares of Healthwatch common stock to Halis stockholders; and
    (iii) assuming the issuance of 668,860 shares of common stock issued if the conversion provisions of the Series P Preferred is approved.
(4) Includes 16,667 shares owned by Halis, of which Mr. Harrison is the Chairman of the board of directors, President, and Chief Executive Officer and a major stockholder, as to which he shares voting and investment power. Also includes 422,972 shares subject to warrants and options exercisable within 60 days. Does not include 25,080 shares of Series P Preferred Stock which will be convertible into 250,800 shares of HealthWatch common stock only after stockholder approval is obtained. The beneficial ownership percentage after the merger includes beneficial ownership of 381,742 shares of HealthWatch common based on 2,990,849 shares of Halis common stock and 4,644,000 options to purchase Halis common stock that will be converted to HealthWatch common stock and options pursuant to the merger.
(5) Includes 123,333 shares subject to warrants and options exercisable within 60 days. Does not include 3,177 shares of Series P Preferred Stock which will be convertible into 31,770 shares of HealthWatch common stock only after stockholder approval is obtained.
(6) Includes 8,929 shares of common stock issuable upon conversion of Series D Preferred and warrants exercisable within 60 days.
(7) Includes 285,714 shares of common stock issuable upon conversion of Series D Preferred and warrants exercisable within 60 days.
(8) Includes 214,286 shares of common stock issuable upon conversion of Series D Preferred and warrants exercisable within 60 days.
(9) Includes 655,244 shares subject to Series C Preferred, Series D Preferred, warrants and options exercisable within 60 days.

   Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, the persons named in the table above have sole voting and investment power with respect to all shares of HealthWatch common stock shown as beneficially owned by them. Mr. Harrison's and Mr. Engert's address is 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia 30342. Mr. Gruber's address is 830 Third Avenue, New York, New York 10022. Mr. Blue's address is 2555 Davie Road, Suite 110, Ft, Lauderdale, Florida 33317. Mr. Tucker's address is 555 Sun Valley Drive, Suite P-1, Roswell, Georgia 30076. Mr. Prufeta's address is 305 Madison Avenue, Suite 2033, New York, New York 10165.

   The percentages shown are calculated based upon 2,142,751 shares of HealthWatch common stock outstanding on December 31, 2000 and 2,331,331 shares issuable upon conversion of the Series C and D Preferred. In calculating the percentage of ownership, all shares of HealthWatch common stock that the identified person or group had the right to acquire within 60 days of December 31, 2000 upon the exercise of options and warrant are deemed to be outstanding for the purpose of computing the percentage of shares of HealthWatch common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of HealthWatch common stock owned by any other person.

                     HEALTHWATCH RELATED PARTY TRANSACTIONS

   The following is a description of transactions since January 1, 1998 to which HealthWatch has been a party, the amount involved in the transaction exceeds $60,000 and (a) in which any director, executive officer who will serve as a director or executive officer after the merger, or holder of more than 5% of HealthWatch's capital stock had or will have a direct or indirect material interest other than compensation arrangements or (b) involves an affiliate of HealthWatch.

 History of Halis, HealthWatch and PHE

   Since August 1997, HealthWatch has entered into a number of transactions with Halis, and a number of its affiliates and stockholders. As stated earlier, the HES System was developed by Halis utilizing the MERAD technology. The MERAD technology was developed by Paul W. Harrison and originally owned by Paul Harrison Enterprises, Inc., ("PHE") which was controlled by Paul W. Harrison, prior to HealthWatch's acquisition of PHE in October 1998. PHE was also a significant stockholder of Halis, at the time of its acquisition by HealthWatch, owning 6,177,010 shares (or approximately 11%) of Halis common stock. An additional 990,849 shares (or 2%) of Halis common stock was owned by Mr. Harrison individually at that time.

 License Agreement Between HealthWatch and PHE

   In October 1997, HealthWatch entered into a software license and development agreement with MERAD Corporation ("MERAD"), a company then owned by PHE. Pursuant to the agreement, HealthWatch was to license certain computer architecture, concepts, algorithms and processes from MERAD which HealthWatch originally planned to integrate into a line of noninvasive vascular diagnostic equipment. In addition, MERAD was to develop healthcare software for HealthWatch. In exchange for these licenses and services, HealthWatch agreed to pay MERAD a development fee of $15,000 per month during the period January 1998 through June 1998. In addition, HealthWatch was to pay MERAD a fee based on a variable rate of gross software revenues. HealthWatch believes that the terms of the license agreement between HealthWatch and PHE were at fair market value and on no less favorable terms than could have been obtained from unaffiliated third parties.

 Private Placements between Halis, HealthWatch and PHE

   During the first quarter of fiscal year 1998, HealthWatch entered into an agreement with Halis pursuant to which Halis acquired 83,333 shares of HealthWatch common stock for a purchase price of $125,000. During the second quarter of fiscal year 1998 and prior to its acquisition by HealthWatch, PHE transferred 500,000 shares of Halis common stock to HealthWatch in exchange for 400,000 shares of HealthWatch common stock. During February 1998, PHE exchanged an additional 1,400,000 shares of Halis common stock for 488,400 shares of HealthWatch common stock. The exchange ratio was based upon the market value for each company's common stock at the time that the transaction was negotiated. For purposes of the above transactions, the fair market value of each company's common stock was determined by reference to the then trading price of such common stock on the over-the-counter market with respect to Halis and on the Nasdaq SmallCap Market with respect to HealthWatch. Adjustments were then negotiated to the exchange ratio to reflect that the transactions related to blocks of Halis common stock larger than would be purchasable in a short period of time over-the-counter. At that time, there was relatively active trading in Halis common stock over-the-counter, but relatively low volume per day, making the acquisition of a large block of stock more difficult in the open market. As a result of these transactions, at September 30, 1998 PHE held 888,400 shares of HealthWatch common stock. As a result of the acquisition of PHE by HealthWatch on October 2, 1998, these shares became treasury shares and are deemed cancelled and not outstanding. None of the references to the shares of HealthWatch common stock held or acquired by PHE above include shares owned directly by Mr. Harrison nor do they reflect the five-for-one reverse stock split effected by HealthWatch in December 1999. At the time of the PHE acquisition, Mr. Harrison owned 1,203,849 shares of PHE (approximately 37.5%) and 246,123 shares of HealthWatch (approximately 10%).

                   Summary of Private Placement Transactions

                                                                                   Fair Market
    Party         Value Received                        Value Paid                    Value
    -----         --------------                        ----------                 -----------
 HealthWatch (1) $125,000               83,333 shares of HealthWatch common stock   $125,000
             (2) 500,000 shares of      400,000 shares HealthWatch common stock      779,759
             Halis common stock
             (3) 1,400,000 shares of    488,400 shares of HealthWatch common stock   448,836
             Halis common stock
 Halis       (1) 83,333 shares of       $125,000                                     125,000
             HealthWatch common stock
 PHE         (2) 400,000 shares of      500,000 shares of Halis common stock         779,759
             HealthWatch common stock
             (3) 488,400 shares of      1,400,000 shares of Halis common stock       448,836
             HealthWatch common stock

   HealthWatch believes that the shares issued in these private placement transactions were sold at fair market value and that the terms of these transactions were no less favorable than could have been obtained from an unrelated third party.

HealthWatch's Acquisition of PHE and Related Transactions

   During October 1998, HealthWatch agreed to acquire PHE and caused its newly created wholly-owned subsidiary MERAD Software, Inc., a Nevada corporation, to merge with PHE. In the merger, the 55 stockholders of PHE received a total of 66,886 shares of HealthWatch's Series P Preferred Stock. Paul W. Harrison, Chairman, President and Chief Executive Officer of HealthWatch, received 25,080 shares of the Series P Preferred in his capacity as a stockholder of PHE. David
M. Engert, Chief Operating Officer and a director of HealthWatch, received 3,177 shares of the Series P Preferred in his capacity as a stockholder of PHE. PHE stockholders also received options for approximately 125,000 shares of HealthWatch common stock in exchange for previously outstanding options of PHE. Of the options issued in the PHE acquisition, 116,667 were issued to Paul W. Harrison. These options were granted with exercise prices equal to the fair market value of HealthWatch common stock at that time.

   If approved by HealthWatch's stockholders, the Series P Preferred will become convertible into HealthWatch common stock at a ratio of ten shares of HealthWatch common stock for each share of Series P Preferred, or an aggregate of 668,860 shares, at each holder's option. The Certificate of Designation for the

Series P Preferred originally provided for dividends to be paid at a rate of 12% per annum from the date of issuance through January 31, 1999. If the holders of the Series P Preferred were not granted the right to convert their shares into shares of HealthWatch common stock prior to February 1, 1999, the dividends were to accrue at the rate of 18% per annum from February 1 through August 1, 1999. If the holders of the Series P Preferred were not granted the right to convert their shares into shares of HealthWatch common stock prior to August 1, 1999, the dividends were to accrue at the rate of 24% per annum from August 1, 1999 and thereafter. In connection with a recent private placement, the holders of the Series P Preferred agreed to make certain concessions with regard to their shares including an agreement to a change in the dividend rate. Thus, the Certificate of Designation for the Series P Preferred has been amended to reflect a dividend rate of 8% per annum retroactive to the effective date of issuance, deleting the penalty provisions described above. If HealthWatch's stockholders do not approve the conversion, the Series P Preferred will remain outstanding as a nonconvertible security.

   The purchase price in the PHE acquisition was negotiated by HealthWatch's then outside directors, Messrs. Richard Case and Sanford Schwartz, after receiving full disclosure of Mr. Harrison's conflict of interest created by his ownership interest in, and officer position at, PHE. Given this conflict, Mr. Harrison did not participate in discussions of HealthWatch's board with respect to appropriate valuations and other terms of the transaction. Similarly, the PHE board, including Mr. Harrison, negotiated with HealthWatch's outside directors with respect to such valuation and other terms of the transaction. No independent appraisal of PHE was sought in order to set the value. The initial purchase price of $3.3 million paid by the issuance of Series P Preferred Stock was set based on the market value of HealthWatch and Halis stock owned by PHE at the time of the acquisition and the actual cash expended to date by PHE to develop the MERAD technology. This benchmark was deemed appropriate because PHE had experienced little or no revenue prior to the date of the acquisition, but had developed technology believed to be of significant market value. At the time the Series P Preferred Stock was issued in the PHE acquisition, HealthWatch common stock was trading at a price of between $0.65 and $1.00 per share.

   In addition to the issuance of the Series P Preferred, the PHE stockholders are entitled be paid royalties based on revenues derived by HealthWatch from the sale of software developed utilizing the MERAD technology. In connection with HealthWatch's merger with PHE, each PHE stockholder entered into an Additional Consideration Agreement with HealthWatch which provided that such PHE stockholder would receive a pro-rata share of the total additional consideration to be paid to all PHE stockholders based on the his pro-rata ownership of PHE at the time of the merger. The additional consideration to be paid was a separate component of the purchase price paid in the merger designed to protect the PHE stockholders from selling their company at an artificially low valuation if the MERAD technology achieved the value the parties believed it would at the time. Originally, the additional consideration was to be paid in equal amounts of cash and HealthWatch common stock based on sales of MERAD-related products equal to 5% of the first $1,000,000 of gross revenues related to sales of the MERAD technology and 10% of revenues thereafter in any fiscal year. The additional consideration was payable quarterly for a period of ten years or until HealthWatch had paid in the aggregate $7,000,000 in additional consideration. During fiscal 1999, the former PHE stockholders, as a group, earned $94,437 as additional consideration. During Fiscal 2000, the former PHE Stockholders, as a group, earned $20,420 as additional consideration. During fiscal 2000, HealthWatch paid $53,283 in HealthWatch common stock and $55,334 in cash to former PHE stockholder in additional consideration, and $6,241 is owed and unpaid as of June 30, 2000. HealthWatch believes that the terms of the PHE acquisition were at the fair market value and that the terms were no less favorable than it could have obtained from unaffiliated third parties.

                     Summary of Consideration Paid/Received
                      in HealthWatch's Acquisition of PHE

            Party                   Description          Fair Market Value
            -----                   -----------          -----------------
   Paul W. Harrison........ 25,080 shares of Series P      $1,237,389
                            Preferred
                            116,667 HealthWatch common          (1)
                            stock options
                            Additional Consideration            (2)
                            Agreement

   David M. Engert......... 3,117 shares of Series P       $153,786
                            Preferred
                            Additional Consideration            (2)
                            Agreement

   All PHE Stockholders.... 66,886 shares of Series P      $3.3 Million
                            Preferred
                            116,667 HealthWatch common          (1)
    as a group (55 persons) stock options
                            Additional Consideration            (2)
                            Agreement

--------
(1) The stock options were issued with an exercise price equal to HealthWatch's fair market value at the time of issuance.
(2) Not readily determinable. The total paid to date under the agreement is $114,857.

   In connection with the closing of a recently completed private placement, Paul W. Harrison, HealthWatch's Chairman, Chief Executive Officer and President, and David M. Engert, HealthWatch's Chief Operating Officer and a director (who were both former PHE stockholders), waived any and all future payments of additional consideration. The remaining PHE stockholders have been asked to agree to the following amendments to their respective Additional Consideration Agreements: First, the additional consideration is to be calculated based on a fixed percentage (3%) of gross revenues each fiscal year from sales of the MERAD technology. In addition, HealthWatch has the option to pay the additional consideration in cash, or in a combination comprised of one-half cash and one-half shares of HealthWatch common stock. Although the maximum aggregate payment to be made under the Additional Consideration Agreements is still $7,000,000, the payout period has been extended from ten years to fifteen years. As of September 30, 2000, all but three of the PHE stockholders have agreed to these amendments.

   At the time of the PHE acquisition, PHE held 6,177,010 shares of common stock in Halis, which represented approximately 11% of the then outstanding Halis common stock, and owned the MERAD technology. As a result of the merger, HealthWatch increased its ownership interest in Halis to 8,939,010 shares of Halis' common stock, representing approximately 19% of its outstanding shares. In January 1999, HealthWatch converted outstanding debt owed by Halis to HealthWatch into 1,824,645 additional shares of common stock of Halis, bringing the number of Halis shares held by HealthWatch to 10,763,655, representing approximately 21% of Halis' outstanding shares. On April 29, 2000, HealthWatch exercised a financing option, as discussed below, for an additional 5,000,000 shares of Halis common stock. HealthWatch is now the single largest stockholder of Halis (owning 15,763,655 shares, or approximately 25% of Halis' outstanding common stock) and, due to the size of its holdings, accounts for its investment in Halis under the equity method of accounting, which means it recognizes its proportionate amount of Halis' income or loss.

 Business Collaboration Agreement

   In October 1997, HealthWatch and Halis entered into a business collaboration agreement. Under the business collaboration agreement, HealthWatch has granted Halis a non-exclusive license to HealthWatch's information technology software in exchange for a ten percent (10%) commission on sales of products or services incorporating such software. Additionally, Halis has granted HealthWatch a non-exclusive license to market the HES System or other Halis products in exchange for a ten percent (10%) commission on all revenues received from sales or services relating to such products. In September 2000, the business collaboration agreement was amended to provide, among other things, for revenue sharing based on a 60/40 split (i.e., the selling company would receive 60% of the sales price and the company that owns the technology would receive 40% of the sales price). Furthermore, HealthWatch is obligated to pay Halis a collaboration fee of $50,000 per month beginning in September 2000, which shall be applied as a credit against any revenue sharing amount that is due to Halis. Halis is obligated to provide support to HealthWatch for the Halis software products, provide reasonable product enhancement as part of product release updates and cooperate with HealthWatch in regard to product enhancement requests. HealthWatch may terminate the $50,000 monthly collaboration fee payable to Halis on or after October 1, 2001, under certain terms and conditions.

   In addition, Halis and HealthWatch have each agreed to use their best efforts to utilize the services of the other company whenever and wherever reasonably possible when contracting with third parties to provide services to or in connection with the sale, delivery and installation of products and/or services. Halis and HealthWatch have also agreed to use their best efforts to share facilities in order to permit one company to obtain an initial and temporary location in a market in which the requesting company desires to establish a presence. Any such facilities are to be provided subject to the reimbursement of the providing company's reasonable costs incurred in connection with the providing of such facilities. Currently, Halis and HealthWatch share office space and administrative support for the corporate headquarters of both companies, which is located at 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia, 30342.

   The term of the business collaboration agreement was initially for a period of one year, but provides for automatic one-year renewals unless terminated by one of the parties by giving sixty-day written notice to the other party. The September 2000 amendment extended the term through September 2005. HealthWatch paid Halis approximately $49,500 and $55,473 in fiscal years 2000 and 1999, respectively, under the business collaboration agreement. HealthWatch believes that the terms of the business collaboration agreement, as amended, are at the fair market value and were no less favorable than it could have obtained from unaffiliated third parties.

 Other Transactions

   As a result of the merger of PHE into MERAD Software, Inc., the MERAD technology is now owned by HealthWatch. Halis is obligated to pay HealthWatch 10% of the gross revenues generated by Halis from products and services utilizing the MERAD technology under a perpetual license agreement. During fiscal 2000 and 1999, HealthWatch earned $21,935 and $66,087, respectively, in royalties from Halis, none of which had been paid to HealthWatch as of year-end.

   HealthWatch and Halis currently share office space and have a cost sharing arrangement relating to key personnel under an arrangement that required HealthWatch to pay Halis a calculated amount each month based upon a reasonable cost basis of services provided. Pursuant to this arrangement, until the end of 1999, Halis maintained a principal office in Atlanta and HealthWatch shared those facilities. Throughout that period, HealthWatch made payments to Halis, calculated based on the percent of the facilities used by each party over total cost, including phone and utilities, and including an immaterial amount for shared personnel. From July 1 through December 31, 1999, HealthWatch paid Halis $8,250 a month for use of office space and personnel. This amount does not include salary for Mr. Harrison in his capacity as an executive officer of each organization, which is paid separately by each organization for the work performed for such company. Beginning January 1, 2000, HealthWatch is now the primary lessor of the principal office facilities in Atlanta. Halis is now sharing these facilities under a similar arrangement. To date, no monthly payment amount has been determined; however, the parties intend to negotiate a payment by Halis to HealthWatch that will be designed to reflect the relative usage of each party of the facilities and personnel.

   Effective October 10, 1997, PHE and Paul W. Harrison entered into a consulting agreement with HealthWatch which expired on December 31, 1998. The agreement provided for, among other things, the payment to PHE commencing on January 1, 1998 of $5,000 per month, Mr. Harrison's continued service on the board of directors, the granting of a five-year non-statutory stock option to Mr. Harrison representing the right to acquire up to 50,000 shares of HealthWatch common stock at the then fair market value for the HealthWatch common stock. In addition, HealthWatch agreed to make a loan to Mr. Harrison of up to $200,000 payable in four equal annual installments with interest to accrue at 7% per annum to cover tax liabilities arising from the stock swaps with PHE. Despite that loan commitment, Mr. Harrison never requested nor received a loan from HealthWatch. In May 1998, the exercise price for the stock options were repriced to $3.30 per share. None of the options have been exercised. In February 1999, the consulting agreement was modified to remove PHE as a party and to provide for the payment of $12,500 to Paul W. Harrison on a monthly basis to manage HealthWatch, effective as of January 1, 1999.

   On January 22, 1998, Paul W. Harrison and two other individuals each loaned HealthWatch $17,000 for a period of 90 days to enable HealthWatch to meet its payroll obligations. The loans, which have been repaid, were to bear interest at 7% per annum. As additional compensation for making the loan, Mr. Harrison was granted a warrant to acquire 3,333 shares of HealthWatch common stock at $8.95 per share, the fair market value for HealthWatch common stock on January 22, 1998.

   On April 29, 2000, HealthWatch exercised a financing option to purchase 5,000,000 shares of Halis common stock for a total purchase price of $1,000,000 in a private placement. This transaction increased HealthWatch's ownership of Halis common stock to 15,763,655 shares, or approximately 25% of Halis' outstanding common stock.

   In October 2000, Halis borrowed $250,000 from HealthWatch under an unsecured note payable. The note accrues interest at 10% and is due on demand. The note is convertible, at the option of HealthWatch, into 12,500,000 shares of the Halis common stock, or $.02 per share.

                         Summary of Other Transactions

 Parties                          Description of Transaction          Consideration
 -------                          --------------------------          -------------
 Halis/HealthWatch............. MERAD License Agreement         10% Royalty on Gross
                                                                Revenues.

 Halis/HealthWatch............. Office/Cost Sharing Arrangement Cost allocated based on actual usage.

 HealthWatch/PHE/P.W. Harrison. Consulting Agreement            $5,000 per month to PHE.
                                                                $12,000 per month and
                                                                50,000 HealthWatch
                                                                common stock options to
                                                                Paul Harrison.

 HealthWatch/P.W. Harrison..... Shareholder Loan                $17,000 note at 7% and
                                                                3,333 warrants with an
                                                                exercise price of $8.95
                                                                per share.

 Halis/HealthWatch............. Private Placement               $1,000,000 for 5,000,000
                                                                shares of Halis common
                                                                stock.

 Halis/HealthWatch............. Unsecured Note                  $250,000 note at 10%
                                                                that may be converted
                                                                into 12,500,000 shares
                                                                of Halis common stock.

   HealthWatch believes that all related party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties. All future transactions between HealthWatch and its principal officers, directors and affiliates will be approved by a majority of the independent and disinterested members of the board of directors and will be on terms deemed to be no less favorable than could be obtained from unrelated third parties.

                 HALIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

   The following discussion of Halis' financial condition and results of operations contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of Halis for future operations. The forward looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Halis' plans and objectives are based on the assumption that Halis' entry into the healthcare industry will be successful, that competitive conditions within the healthcare industry will not change materially or adversely and that there will be no material adverse change in Halis' operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, as well as future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Halis' control. Although Halis believes that the assumptions underlying the forward looking statements included herein are reasonable, the inclusion of such information should not be regarded as a representation by Halis, or any other person, that the objectives and plans of Halis will be achieved.

General

   This discussion and analysis of financial condition and results of operations as of December 31, 2000 and for the years ended December 31, 2000 and 1999 should be read in conjunction with the sections of Halis' financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

Financial Condition

  Comparison of December 31, 2000 Versus December 31, 1999

   Total assets as of December 31, 2000 were $1,637,939, a decrease of $148,247 from total assets of $1,786,186 at December 31, 1999. The decrease is primarily attributable to decreases in accounts receivable and the market value of the Company's investment in HealthWatch of $14,991 and $39,583, respectively, and depreciation and amortization of $597,700. The decreases were offset by a $67,567 increase in cash, which is the residual from the sale of 5,000,000 shares of common stock to HealthWatch for a total purchase price of $1,000,000, and increases in property and equipment, capitalized software development costs and other current assets of $63,185, $58,150 and $28,329, respectively.

   Current liabilities decreased by $707,182 from $2,460,847 at December 31, 1999 to $1,753,663 at December 31, 2000. The decrease is primarily attributable to reducing accounts payable and accrued expenses and accrued payroll and payroll taxes by $990,721 and $195,049, respectively, and a decrease in notes payable-bank and increase in notes payable-related party of $70,512 and $235,000, respectively. Accounts payable and accrued expenses were reduced partially by the reversal of approximately $235,000 of aged accounts payable and accrued liabilities to selling, general and administrative expense, which management believes Halis will no longer be required to settle. These decreases were offset by an increase in Due to HealthWatch, Inc. of $291,976.

   Stockholders' equity increased from a deficit of $883,221 at December 31, 1999 to a deficit of $258,235 at December 31, 2000, an increase of $624,985. This increase is attributable to the sale of 5,000,000 shares of Halis common stock to HealthWatch for $1,000,000, the sale of 1,000,000 shares of Halis common stock for $70,000 in a private placement, the issuance of 400,000 shares of Halis common stock for current services valued at $26,000, and the issuance of 1,187,500 shares of Halis common stock to Paul W. Harrison, Halis' Chairman and CEO, in payment of $80,000 of accrued salary and a $15,000 loan. The increases are offset by a decrease in the market value of the Company's investment in HealthWatch common stock of $29,167 and a net loss for the period of $776,963.

   As a result of numerous factors, including but not limited to, Halis' working capital deficit, and because Halis has sustained losses from operations since inception, Halis' independent public accountants have included a paragraph in their audit report accompanying Halis' financial statements for fiscal years 2000 and 1999 regarding the substantial doubt about Halis' ability to continue as a going concern. Until such time as Halis' healthcare software is accepted in the marketplace and generates revenues sufficient to support the operations of Halis, operations will be financed, in large part, from outside sources. In order to satisfy its working capital deficit, and remove the threat to the continuation of the business, Halis has restructured its business to outsource the sales and marketing function to HealthWatch pursuant to the business collaboration agreement, so that it can focus on the development side of the business. Furthermore, Halis is seeking a merger candidate which has the financial resources necessary to continue the marketing and development of the HES System.

  Fiscal Year Ended December 31, 2000 and 1999

   Revenues which consist of sales and services, decreased 20% from $5,082,493 for the year ended December 31, 1999 to $4,051,434 for the year ended December 31, 2000. This decrease is primarily the result of significantly decreased consulting fees of $886,204 and HES system revenues of $787,277. Due to cash resource limitations, Halis made the decision in late 1999 to no longer aggressively pursue its consulting business. The decreases are partially offset by increased revenues at Halis' American Benefit Administrative Services subsidiary totaling $642,451.

   Cost of goods sold decreased 99% from $848,173 for fiscal 1999 to $12,280 for fiscal 2000 primarily due to the decrease of $774,472 related to the consulting business, none of which was attributable to the discontinued business. Cost of sales associated with consulting revenue was $782,672 in 1999 and $11,200 in 2000. Cost of sales on non-consulting revenue was $65,501 in 1999 and $1,080 in 2000. Cost of goods sold decreased by a much larger percentage than revenue due to the very low margins obtained on consulting revenue.

   Selling, general and administrative expenses decreased 2% from $4,056,539 for fiscal 1999 to $3,960,447 for fiscal 2000. The decrease is primarily due to the reduction of corporate overhead of $516,071, offset by an increase of $89,543 in consulting and professional fees associated with the Company's change in business focus and increased overhead resulting from growth at the Company's American Benefit Administrative Services subsidiary totaling $247,480. Included in the selling, general and administrative expenses for fiscal 2000 are reversals of aged accounts payable and accrued liabilities of approximately $235,000. The decision to make the reversals was made after a detailed review of Halis' outstanding liabilities, in which management discovered numerous liabilities not believed to be valid debts of Halis due to their age, most two-to-three years old, and the lack of any contact whatsoever with the vendor.

   Amortization and depreciation decreased $22,437 (4%) from $620,137 for fiscal 1999 to $597,700 for fiscal 2000 primarily due to the additional write down of unamortized goodwill associated with the acquisitions of Compass Group, Inc. during fiscal 1998, and the dispositions of PRN and the Homa Practice during fiscal 1998.

   Gain on extinguishment of accounts payable of $137,424, net of income taxes of $92,000, represents the difference between amounts paid related to aged payables and the original invoiced amounts. Halis negotiated reductions in balances on certain outstanding aged payables.

   Halis' net loss of $776,963 for fiscal 2000, includes a gain on asset dispositions of $35,000 and a gain on extinguishment of accounts payable of $137,424, net of income taxes of $92,000. Halis' earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2000 was increased by $54,095, or 31%, from a $173,470 loss to a $119,375 loss. EBITDA is generally used as an indicator of the net cash flow that is being produced from operations and the amount of cash flow that will be available to pay the debts of the company, including taxes. Because EBITDA is a generic term that is used in may different contexts, the method in which we calculated EBITDA may not necessarily be consistent with the method used by other companies.

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

Liquidity and Capital Resources

   During the year ended December 31, 2000, operating activities consumed $959,567 of cash as compared to $221,189 for the same period for the prior year. The primary reasons for the increase is the Company's aggressive approach to settling liabilities with past due vendors and paying down its accounts payable and accrued liabilities. Halis was able to do this through the use of cash provided by HealthWatch both in the form of loans totaling $469,289 and $1,070,000 in proceeds from the purchase of common stock. Halis reduced its accounts payable and accrued expenses by $1,190,687, of which $578,788 was either settled or paid in cash, including approximately $235,000 of aged accounts payable and accrued liabilities which were reversed, and $80,000 which was converted to Halis common stock.

   During fiscal 2000, Halis recorded a net loss of $776,963. The net loss was primarily the result of the beneficial conversion adjustment of $250,000 and $597,700 in depreciation and amortization, none of which affect liquidity or cash. Halis' operating activities used $959,567 in cash during fiscal 2000, an increase of $738,378 (334%) from $221,189 during fiscal 1999. This increase is primarily due to a significant reduction in accounts payable and accrued expenses which reflects Company's aggressive approach to settling past due liabilities with vendors.

   Investing activities used $134,606 during fiscal 2000, an increase of $58,444 (77%) from the $76,162 used in fiscal 2000. The increase is primarily due to cash paid for the purchase of property and equipment, capitalized software development and capitalized license fees during fiscal 2000.

   Financing activities provided $1,408,638 during fiscal 2000, an increase of $1,150,267 (445%) from $258,371 for fiscal 1999. The increase is primarily due to the issuance of common stock and proceeds received from notes payable.

   No provision has been made in the financial statements for any settlements or judgments relating to outstanding legal maters. In the event of a material judgment or settlement resulting from Halis' outstanding legal matters, Halis would experience an adverse effect on its liquidity. Additionally, the majority of the agreements entered into through December 31, 1999 for the HES System have been for pilot sites, and future sales are contingent upon the users satisfaction with the product. In the event that the pilot testing identifies substantive modifications to the product which are mandatory for marketplace feasibility, additional development costs and/or delays in launching the product could have a material adverse effect on liquidity. Furthermore, Halis does not currently have any outstanding commitments for capital expenditures due to its limited financial resources. Should additional capital expenditures become necessary, Halis would have to seek additional capital to finance such expenditures. There can be no assurances that such capital would be available to Halis, or that it would be on terms acceptable to management.

   Halis continues to monitor its cash situation very closely. Due to the down-sizing of Halis, its cash needs are not as acute as they were during 1998 and 1999. However, if Halis is unable to increase sales of its HES System or consummate the merger with HealthWatch, Halis may not be able to continue to generate sufficient positive cash flow to meet its obligations without seeking additional capital. Halis' immediate cash needs have been partially provided for due to HealthWatch executing its financing option, which provided $1 million paid in cash for 5,000,000 shares of Halis' common stock. Management does not believe that Halis has liquid assets sufficient to meet its operating needs for more than the next six-to-twelve months. As discussed above, if Halis is unable to reach profitability, it will be forced to seek additional capital necessary to meet its operating needs, which may not be available on terms acceptable to management, if at all.

                            OTHER HALIS INFORMATION

Description of Property

   Halis' corporate headquarters are located at 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia. Halis shares this office space with HealthWatch under a cost sharing arrangement in which the rent and facilities costs are allocated to each company based on usage. Halis also leases additional office space in Atlanta, Georgia at a monthly rate of $4,340. Additionally, the Company leases approximately 11,000 sq. feet of space in Chicago, Illinois, where its American Benefit Administrative Services subsidiary is located, at a monthly rental of $18,541, which will escalate to $23,000 per month by the year 2003.

Legal Proceedings

(A) Penelope Sellers v. Halis, Inc., Larry Fisher and Paul W. Harrison, State Court of the State of Georgia, County of Fulton
    Civil Action File No. 97VS1294SD

   On July 18, 1997, Halis was sued by Penelope Sellers, in an action seeking actual damages against Halis in the amount of $480,534.70, unspecified attorneys fees and punitive damages of not less than $1,000,000. Ms. Sellers contends that a finder's fee agreement between her and Halis from August 1995, under which she was to receive a commission equal to 10% of the amount of any equity investments in Halis or software licensing fees paid to Halis, in respect of transactions introduced to Halis by her, entitles her to an amount in excess of the approximately $19,350 which she has been paid to date under that agreement. That amount represents 10% of the investment made by the principals of Aubis, LLC ("Aubis") in a private placement of convertible notes (in which private placement other investors besides the Aubis principals participated) and 10% of the amounts received by Halis from the sale of Fisher Restaurant Management Systems by Aubis.

   Ms. Sellers claims that the entirety of the convertible notes offering described above (in which an aggregate of $1,470,000 was raised by Halis) would not have been successful but for her introduction of the Aubis principals to Halis. As a result, Ms. Sellers has made a claim for 10% of all amounts raised in the notes offering. Ms. Sellers has also made a claim, based on the same rationale, to 10% of all capital funding raised by Halis (up to the $500,000 maximum compensation), including the proceeds of a private placement which raised gross proceeds of approximately $2.0 million. Finally, Ms. Sellers has made a claim for 10% of the value of Aubis and Halis Systems, Inc.

   Discovery has been completed. Defendants filed a motion for partial summary judgment, which was granted, the effect of which is to eliminate Larry Fisher and Paul W. Harrison on claims asserted against them for tortious interference with contractual relations. Halis continues to vigorously defend this lawsuit.

   There can be no assurance, however, that Halis will be successful in its defense of the plaintiff's complaint, or that the final resolution of this matter will not have a material adverse effect on Halis' financial condition or results of operation.

(B) Advanced Custom Computer Solutions, Inc., Wayne W. Surman and Charlotte Surman v. Fisher Business Systems, Inc., Halis, Inc., Larry Fisher, Paul W. Harrison and Nathan I. Lipson,
    State Court of the State of Georgia, County of Fulton
    Civil Action File No. 97VS0123082.

   In February 1997, Advanced Custom Computer Solutions, Inc. ("ACCS"), Wayne
W. Surman and Charlotte Surman sued Halis alleging, among other things, breach of contract in connection with the termination by Halis of a merger agreement with ACCS, which Halis advised ACCS was terminated in November 1996 due to the impossibility of ACCS's fulfilling certain conditions to closing therein. In addition, the complaint alleges that the defendants made false and misleading statements to the plaintiffs for the purpose of inducing plaintiffs to lend money to Halis, and that Halis, or individuals related to it, tortuously interfered with the business relationships of ACCS, and fraudulently induced ACCS management to permit Halis management to take over and "systematically destroy" the ongoing business of ACCS. The Surman's are the principals of ACCS and claim personal damages against Halis on certain of the claims, and claim a right to at least 150,000 shares of Halis common stock, the exact amount to be determined at trial, based on a claim of a breach of an alleged oral contract to pay them shares of Halis stock as compensation for soliciting investors (the "Oral Contract Claim"). The Surman's further claim that Halis fraudulently induced them to solicit investors for Halis (the "Investor Solicitation Claim"). The complaint sought damages in the amount of at least $2.0 million (the exact amount of such damages to be proved at trial), additional damages to be determined by the jury at trial and punitive damages. Halis answered, denying the allegations of liability in the complaint, and Halis vigorously defended the lawsuit. On November 19, 1998, the trial court granted summary judgment in favor of Halis on all but two counts of the plaintiff's complaint, as amended. The two counts remaining include the Oral Contract Claim and Investor Solicitation Claim. The plaintiffs have appealed to the Georgia Court of Appeals from the order granting partial summary judgment to Halis on all other claims, and Halis has cross-appealed the portions of the order denying summary judgment on the two surviving counts. The Georgia Court of Appeals has affirmed the trial court's granting of summary judgment in favor of Halis on seven of the nine count in the complaint, and affirming the denial of Halis' cross appeal denying summary judgment on the two surviving counts.

   Plaintiff's filed a petition for certiorari to the Georgia Supreme Court regarding the decision of the Georgia Court of Appeals. The Georgia Supreme Court, on September 8, 2000, denied that petition for certiorari.

   There can be no assurance, however, that Halis will be successful in its defense of the plaintiff's petition for certiorari, or that the final resolution of this matter will not have a material adverse effect on Halis' financial condition or results of operation.

(C) Carrera-Maximus, Inc. (previously known as Carrera Consulting Group) v. Halis, Inc., and Does 1 to 30, inclusive,Superior Court of the State of California, County of SacramentoCase No. 00-AS-01605

   Halis was served with this Complaint on April 1, 2000. The Complaint asserts counts for the following:

     Breach of contract seeking return of professional service fees Carrera-Maximus, Inc. paid of $425,638, product support fees in the amount of $55,601 and license fees in the amount of $56,750.

   Halis intends to vigorously defend this case. Halis has filed an answer asserting various defenses and denying liability, and has asserted a counterclaim for breach of contract for unpaid fees and unreimbursed expenses. This suit is currently in the discovery phase.

   There can be no assurance, however, that Halis will be successful in its defense of the plaintiff's complaint, or that the final resolution of this matter will not have a material adverse effect on Halis' financial condition or results of operation.

(D) Motivational Marketing, Inc. vs. Joseph Neely, Halis Services, Inc. and CWA Systems & Solutions, Inc. State Court of the State of Georgia, County of FultonCase No. 00-VS-009208E

   On September 8, 2000, Plaintiff filed its Complaint in the State Court of Fulton County seeking damages against Halis Services, Inc., a wholly-owned subsidiary of Halis, alleging breach of contract for failure to pay commissions due in an amount in excess of $138,000, and damages for fraud in the inducement in an amount of not less than $100,000, plus unspecified punitive damages and attorney's fees. The contract referenced in Plaintiff's complaint was an agreement between Plaintiff and TG Marketing, Inc., a company acquired by Halis in May of 1997 ("TGM"), for telemarketing services whereby Plaintiff was supposed to receive commissions from TGM in consideration for referrals of clients to TGM. Halis Services, Inc. denies the allegations of the complaint and intends to vigorously defend this case. Discovery has not yet begun.

   There can be no assurance, however, that Halis Services, Inc. will be successful in its defense of the complaint or that the final resolution of this matter will not have a material adverse effect on Halis, Inc.'s financial condition or results of operation.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

   On February 1, 1999, Halis dismissed its independent auditors, Arthur Anderson, LLP (Atlanta, Georgia) and on the same date authorized the engagement of Tauber & Balser, P.C. (Atlanta, Georgia) as its independent auditors for the fiscal year ended December 31, 1998. Tauber & Balser, P.C. was formally engaged by Halis on February 1, 1999 to audit Halis' financial statements for the fiscal year ended December 31, 1998 and reissue Halis' 1997 report previously issued by Arthur Andersen, LLP. Each of these actions was approved by the board of directors of Halis.

   Arthur Andersen, LLP audited the financial statements for Halis for the fiscal year ended December 31, 1997. The report of Arthur Andersen LLP on the financial statements of Halis for the fiscal year ended December 31, 1997 contained an additional paragraph which emphasized that there was substantial doubt about the ability of Halis to continue as a going concern. Except as set forth in the preceding sentence, the report of Arthur Andersen, LLP did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

   Except as described herein, in connection with the audit of the fiscal year ended December 31, 1997 and for the unaudited interim period through February 1, 1999, there were no disagreements with Arthur Andersen, LLP on any matter of accounting principle or practice, financial statement disclosure or audit procedure or scope which disagreement, if not resolved to the satisfaction of Arthur Andersen, LLP, would have caused it to make reference to the subject matter of the disagreement in its report.

   Further, during the fiscal year ended December 31, 1997 and the unaudited interim period through February 1, 1999, neither Halis or any of its representatives sought the advice of Tauber & Balser, P.C. regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on Halis' financial statements, which advice was an important factor in Halis' decision to engage Tauber & Balser, P.C. as its independent auditors.

   In connection with the audit of the fiscal year ended December 31, 1997, Arthur Andersen, LLP did not advise Halis that:

  . the internal controls necessary for Halis to develop reliable financial statements did not exist;

  . that information had come to its attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management;

  . that there existed a need to expand significantly the scope of its audit, or that information had come to the attention of Arthur Andersen, LLP that if further investigated may:

   . materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report; or

   . cause Arthur Andersen, LLP to be unwilling to rely on management's representations or be associated with Halis' financial statements, and due to the dismissal of Arthur Andersen, LLP, did not so expand the scope of its audit or conduct such further investigation; or

  . that information had come to the attention of Arthur Andersen, LLP that it concluded materially impacts the fairness or reliability of either:

   . a previously issued audit report or the underlying financial statements or

   . the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the satisfaction of Arthur Andersen, LLP, would prevent it from rendering an unqualified audit report on those financial statements), and due to the dismissal of Arthur Andersen LLP, the issue has not been resolved to the satisfaction of Arthur Andersen, LLP, prior to its dismissal.

                                HALIS MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding the only current executive officer and director of Halis who will serve as an executive officer and/or director of HealthWatch following the merger.

            Name        Age                     Position
            ----        ---                     --------
      Paul W. Harrison  45  Chairman of the Board of Directors, President and
                            Chief Executive Officer

   Paul W. Harrison has served as Chairman of the board of directors since October 1997 and has acted as CEO since November 1996. He was appointed President of the Halis in June 1997. He is also Chairman, President and CEO of HealthWatch, which owns approximately 25% of Halis. Previously, Mr. Harrison was the CEO of Paul Harrison Enterprises, Inc. ("PHE"), an information technology management company, from February 1995 until it was acquired by HealthWatch in October 1998. Prior to PHE, Mr. Harrison was Vice President of Managed Care with HBO & Company, a healthcare information technology company, which is now McKesson HBOC (NYSE: MCK), from June 1993 until December 1994. Prior to HBOC, Mr. Harrison served as CEO of SOTRISS from 1981 to 1989. SOTRISS was an information technology company that was sold to a publicly traded Fortune 500 company in 1989. Mr. Harrison's education includes a Bachelors Degree from Georgia State University. He is a Chartered Financial Consultant, a Chartered Life Underwriter and a Fellow of the Life Management Institute.

Employment Agreements

   Currently, none of the senior management team or key technical personnel are under employment contracts.

Stock Option Plans

   On November 18, 1996, Halis stockholders adopted the 1996 Stock Option Plan for employees who are contributing significantly to the business of Halis or its subsidiaries as determined by the board of directors or the committee administering the Halis plan. The Halis plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 8,000,000 shares of Halis common stock at the discretion of the board of directors or a committee designated by the board of directors to administer the Halis plan. The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Halis common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Halis plan. Incentive stock options granted pursuant to the Halis plan will expire on or before
(1) the date which is the tenth anniversary of the date the option is granted or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of Halis or any of its subsidiaries. Options granted under the Halis plan typically vest over a period of four years.

   In consideration of services rendered by Paul Harrison to Halis with regard to the mergers between Halis, Aubis Hospital Systems, Inc., Aubis Systems Integrations, Inc. and Halis Software, Inc., on June 7, 1996, Halis granted to Mr. Harrison an option to purchase 1,400,000 shares of Halis common stock, which options became exercisable upon consummation of the such mergers. The option terminates on June 7, 2006 and is exercisable at a price of $1.125 per share which represents the fair market value of Halis common stock on the date of grant. During 1998, the exercise price was reduced to the then market price of $0.13 per share.

   On December 6, 1996, Halis granted options to purchase up to 3,350,000 shares of Halis common stock to Mr. Harrison exercisable at a price of $2.00 per share. Of this amount, options to purchase 3,000,000 shares of Halis common stock granted to Mr. Harrison were subsequently terminated, at his request, during 1997 without being exercised. The remaining stock options granted to Mr. Harrison are exercisable immediately. In February 1998, 1,000,000 options were granted to Mr. Harrison in consideration of deferral of his salary, plus an additional 650,000 as compensation at an exercise price of $.25 per share. In August 1998, all of these options were repriced to $0.13 per share.

   As of December 31, 2000, options to purchase 11,650,290 shares of Halis common stock were outstanding.

Board Composition

   Halis currently has two directors. In accordance with the terms of Halis' Articles of Incorporation and by-laws, each director shall serve until the next regular meeting of the stockholders and thereafter until his successor is duly elected and qualified.

Director Compensation

   Halis does not currently pay any compensation to directors for serving in that capacity. Directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. The board of directors has the discretion to grant options and rights to directors under its 1996 Stock Option Plan.

Executive Compensation

   The following table sets forth certain summary information concerning compensation paid, accrued or deferred by Halis for the fiscal years ended December 31, 2000, 1999 and 1998 to or on behalf of the Halis' Chief Executive Officer. There were no other executive officers of Halis whose total annual compensation exceeded $100,000 during the fiscal year ended December 31, 2000.

        Name and
       Principal                       Fiscal                        Other
        Position                        Year   Salary     Bonus Compensation(1)
       ---------                       ------ --------    ----- ---------------
      Paul W. Harrison................  2000  $137,500    $-0-
       Chairman of the Board and        1999  $107,070(2) $-0-
       Chief Executive Officer          1998  $280,000(3) $-0-

--------
(1) Halis pays for other perquisites. The aggregate amounts of these benefits do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus during the past fiscal year for Mr. Harrison.
(2) Mr. Harrison agreed to reduce his salary to $107,070 with $27,070 paid in cash and accepted 1,187,500 shares of Halis common stock with a market value of $80,000 in lieu of cash payments due to Halis' limited operating capital. Mr. Harrison also received options to purchase 540,000 shares of Halis common stock at an exercise price of $0.05 per share.
(3) Mr. Harrison's employment agreement that was in effect at the time provided for a base salary of $280,000 for fiscal year 1998, however, only $25,000 was paid to Mr. Harrison as of year-end, with the balance of $255,000 being deferred. On February 1, 1999, Mr. Harrison agreed to accept 1,500,000 shares of Halis common stock in lieu of his 1998 base salary that was deferred. The shares of stock had a market value, based upon the close of trading on January 29, 1999, of $210,000 (calculated at $0.14 per share). Mr. Harrison agreed to waive the remaining $45,000 of deferred compensation owed to him for his fiscal 1998 base salary.

Option Grants in Last Fiscal Year

   There were no stock options or stock purchase rights granted by Halis during the fiscal year ended December 31, 2000.

Option Exercises and Holdings

   The following table sets forth for each of the named executive officers of Halis certain information concerning the number of shares subject to both exercisable and unexercisable stock options at December 31, 2000. Also reported are values realized in respect thereof, by the named executive officers and the number stock options and the value of said stock options held by the named executive officers as of December 31, 2000.

                                                         Number of       Value of Unexercised
                                                        Unexercised      In-the-Money Options
                                 Shares     Value   Options at 12/31/00      at 12/31/00
                               Acquired on Realized    Exercisable/          Exercisable/
      Name                      Exercise     ($)       Unexercisable    Unexercisable(1)(2)($)
      ----                     ----------- -------- ------------------- ----------------------
      Paul W. Harrison........       0         0        4,644,000/0              $0/0

--------
(1) The market price of Halis common stock on December 31, 2000 was $0.0156 per share.
(2) Dollar values calculated by determining the difference between the fair market value of the Halis common stock at December 31, 2000 ($0.0156) and the exercise price of such options.

Limitation of Liability and Indemnification Matters

   The Halis Articles of Incorporation eliminate a director's personal liability for monetary damages to Halis or any of its stockholders for any breach of duties of such position, except that such liability is not eliminated for:

  . any appropriation by a director, in violation of the director's duties, of any business opportunity;

  . any acts or omissions of a director that involve intentional misconduct or knowing violation of law;

  . unlawful distributions; or

  . any transaction for which the director received an improper personal benefit.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF HALIS

   The following table sets forth information regarding the beneficial ownership of Halis common stock, as of December 31, 2000, by (i) those persons or entities known by management to own beneficially more than 5% of the Halis common stock, (ii) each of the directors and executive officers of Halis and
(iii) all directors and executive officers of Halis as a group. Unless otherwise indicated in the footnotes to the table, the persons or entities listed below have sole voting and investment power with respect to the shares of Halis common stock shown as beneficially owned by them.

                                                       Shares of
                                                     Common Stock      Percent
               Name of Beneficial Owner          Beneficially Owned(1) of Class
               ------------------------          --------------------- --------
      Paul W. Harrison(2).......................      23,398,504         35.6%

      Directors and executive officers as a
       group (3 persons)(3).....................      24,419,873         36.8%

--------
(1) "Beneficial Ownership" includes shares for which an individual directly or indirectly, has or shares voting or investment power or both and also includes options that are exercisable within sixty days of the date of this report. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 67,561,222 shares, representing 61,132,037 shares outstanding as of December 31, 2000, plus 5,244,000 which is the number of shares subject to presently exercisable options or convertible securities held by the noted parties, as indicated in the following notes.
(2) The amount reflected above includes (i) 4,644,000 shares subject to presently exercisable stock options, (ii) 15,763,655 shares owned by HealthWatch, Inc., as to which Mr. Harrison shares voting and investment power by virtue of his position as Chairman, President and CEO of such entity, but of which Mr. Harrison disclaims beneficial ownership and (iii) 2,990,849 shares owned by Mr. Harrison directly.
(3) Includes 5,244,000 shares subject to presently exercisable stock options.

                        HALIS RELATED PARTY TRANSACTIONS

   The following is a description of transactions during the past two fiscal years to which Halis has been a party, in which the amount involved in the transaction exceeds $60,000 and (a) in which any director, executive officer or holder of more than 5% of Halis's capital stock had or will have a direct or indirect material interest other than compensation arrangements or (b) involves an affiliate of Halis.

   Halis has a note receivable due from Philip Spicer, President of its American Benefit Administrative Services subsidiary and a stockholder of Halis, in the amount of $623,377 as of December 31, 2000. The note accrues interest at 5% per annum and is due October 31, 2001. The note may be repaid using Halis common stock if certain conditions are met, including but not limited to, Halis common stock achieving a traded market price of at least $3 per share for a specified period of time. During fiscal year ended December 31, 1999, Halis recorded an allowance for the total outstanding balance on the Spicer note and discontinued accruing interest effective as of December 31, 1999.

   At December 31, 1999, Halis was indebted to Paul Harrison on an unsecured non-interest bearing basis in the amount of $15,000.

   Also, see "HEALTHWATCH RELATED PARTY TRANSACTIONS" on page 53 for a description of various transactions between Halis, HealthWatch, PHE and Paul W. Harrison, as well as a discussion on the Halis/HealthWatch business collaboration agreement and cost sharing arrangement.

   Halis believed that all related party transactions described above, and including those described in the HEALTHWATCH RELATED PARTY TRANSACTIONS, between Halis, HealthWatch, PHE and Paul W. Harrison, were on terms no less favorable than could have been otherwise obtained from unrelated third parties.

                                   THE MERGER

General

   At the effective time of the merger, Halis will be merged with and into Merger Sub, with Merger Sub as the surviving corporation. In the merger, each share of Halis common stock issued and outstanding immediately prior to the effective time (excluding those shares owned by HealthWatch), without any action on the part of the holder thereof, will be converted into one twentieth (.05) of a share of HealthWatch common stock (the "Exchange Ratio"). Cash will be paid instead of issuing fractional shares of HealthWatch common stock. The merger will become effective when the Certificate of Merger has been filed with the Georgia Secretary of State unless a later time is agreed upon by HealthWatch and Halis.

   Approximately 61,132,037 shares of Halis common stock were issued and outstanding on December 31, 2000. Based on this number, upon consummation of the merger, approximately 2,268,419 shares of HealthWatch common stock would be issued to the Halis stockholders. As such, the shares of HealthWatch common stock issued to Halis stockholders in the merger will constitute approximately 52% of all of the issued and outstanding shares of HealthWatch common stock after the merger, not including HealthWatch's outstanding convertible preferred stock, options and warrants. However, if all of the holders of HealthWatch's outstanding convertible securities (i.e., Series A Preferred, Series C Preferred and Series D Preferred, but excluding any unexercised options or warrants, and Series P Preferred), were to exercise their conversion rights, the Halis stockholders would represent approximately 34% of the outstanding common stock of HealthWatch after such conversions.

   At the effective time, each outstanding and unexercised stock option to purchase shares of Halis common stock will be converted into an option to purchase HealthWatch common stock. The number of shares of HealthWatch common stock to be subject to the new option shall be equal to the product of the number of shares of Halis common stock subject to the original option and the Exchange Ratio, provided that any fractional shares of HealthWatch common stock resulting from such multiplication shall be rounded up or down to the nearest whole share. Approximately 11,650,290 shares of Halis common stock were subject to outstanding options on December 31, 2000. Based on this number, upon consummation of the merger, approximately 582,515 shares of HealthWatch common stock would be subject to such converted options. The exercise price per share of HealthWatch common stock issuable pursuant to each converted option will equal the exercise price per share of Halis common stock issuable pursuant to each Halis option divided the Exchange Ratio.

Background of the Merger

   In 1998, HealthWatch began transforming itself into an information technology company with a more recently articulated mission of becoming the market share leader in healthcare web-based applications software. Over the last several years, HealthWatch has sharpened this focus through a series of acquisitions, such as the acquisitions of Paul Harrison Enterprises, Inc. and investments in Halis, and through the redeployment of internal resources to concentrate on investments within healthcare information management and technology.

   Since late 1996, Halis has completed a number of acquisitions to expand its healthcare information technology business by both product line and service line. The board of directors of Halis had considered, from time to time, whether Halis should extend its acquisition strategy outside of healthcare, although within the information technology field. Halis concluded, however, to maintain healthcare as the focus of its strategy and continued to make acquisitions that would enhance its efficiency and growth as a healthcare information services provider.

   With the acquisition of PHE by HealthWatch in 1998, HealthWatch's investment in Halis increased to 18% of the outstanding shares of Halis common stock. Subsequent investments by HealthWatch have increased HealthWatch's investment to approximately 25% of the outstanding shares of Halis common stock as of December 31, 2000.

   HealthWatch and Halis have worked closely together on the development of Halis' HES System, which uses the MERAD technology owned by HealthWatch. In October 1997, HealthWatch and Halis entered into a business collaboration agreement. Under this agreement, Halis gained access to HealthWatch's technology and HealthWatch received the right to market the HES System and receive a commission from any sales of the HES System that it made. The business collaboration agreement has an expiration date of September 20, 2005, with automatic one year renewals until either party decides to terminate the agreement.

   In addition, HealthWatch and Halis have common management in that Paul W. Harrison is the Chairman, President and Chief Executive Officer of both companies. Recently, HealthWatch relocated its executive offices to Atlanta, Georgia and entered into a cost sharing arrangement with Halis for facilities costs and administrative support services.

   In recent months, the boards of directors of both companies determined that HealthWatch and Halis held a shared vision of trends and opportunities in the healthcare industry and of management and operating philosophies of their respective companies. Messrs. Harrison and Greenspan (member of the Halis board of directors) discussed that a combination of HealthWatch and Halis would unite two healthcare information technology companies, and could form a compelling strategic combination focused on serving customer bases, including integrated delivery networks, spanning the entire continuum of the healthcare industry. The combined company could also use technology and data to reduce costs and improve healthcare outcomes for both provider and payor markets. Messrs. Harrison and Greenspan determined that in view of the shared vision for a strategic combination, further exploratory discussions were warranted.

   Halis and HealthWatch have had merger discussions in the past. In August 1997 and again in July 1998, HealthWatch and Halis executed a letters of intent for the merger of the two companies. However, after preliminary discussions, merger talks were terminated. While management for both companies believed that there were advantages to be gained from the combination of Halis and HealthWatch, numerous issues, including accounting for the merger and stock price volatility, prevented a merger of the two companies. The companies decided that for the immediate future, they would operate under a business collaboration agreement, as discussed above.

   During the summer of 1999, Messrs. Harrison and Greenspan engaged in several discussions regarding the terms of a potential business combination between HealthWatch and Halis. Subject to further discussions and input from both companies' boards of directors, Messrs. Harrison and Greenspan agreed preliminarily on a number of structural elements of a potential business combination contemplating a transaction structured as a stock-for-stock merger of equals.

   During January and February of 2000, the HealthWatch board reviewed the background of discussions to date with Halis, a preliminary strategic and financial assessment of a potential business combination as well as the preliminary terms of the business combination that had been discussed. The HealthWatch board authorized HealthWatch management to continue discussions with Halis with respect to a potential strategic combination, subject to further review of the financial and other terms of the transaction and a due diligence investigation of Halis.

   In late February and early March 2000, Messrs. Harrison and Greenspan continued discussions of the potential Halis-HealthWatch combination on behalf of Halis. Messrs. Harrison and Greenspan discussed issues related to a potential combination and thereafter authorized the engagement of New York Capital Corporation to render an opinion as to the fairness of the transaction from a financial point of view to the Halis stockholders.

   Concurrently with these meetings and the due diligence investigation process, Mr. Harrison of HealthWatch, Carl Kleidman, Sheldon Misher and Michael Falk of Commonwealth Associates, (HealthWatch's financial advisors), Michael Smith of Gambrell & Stolz, LLP, (general counsel to HealthWatch), and Elizabeth Noe of Paul, Hastings, Janofsky & Walker, LLP, (transaction counsel to HealthWatch), began to negotiate the terms of the definitive agreements in connection with the potential transaction through a series of telephone conversations with Halis and Jed Beardsley of Gomel & Davis, LLP, general counsel to Halis. On March 8, 2000 the companies executed a letter of intent with regard to the principal terms of the merger transaction, which included an exchange ratio, which would provide a premium to stockholders of Halis with reference to the current trading price of Halis common stock.

   After the close of the market on March 8, 2000, HealthWatch and Halis issued joint press releases to the effect that the companies had executed a letter of intent for the merger of Halis with and into a wholly-owned subsidiary of HealthWatch.

   On March 29, 2000, Halis engaged New York Capital Corporation to assist it in reviewing the potential transaction with HealthWatch, and to render an opinion as to the fairness of the transaction from a financial point of view to the Halis stockholders.

   On May 24, 2000, Messrs. Harrison and Greenspan, met to review the status of the potential transaction. The review entailed (i) a management presentation on the negotiations, (ii) a presentation by Mr. Harrison covering the Halis board's fiduciary duties and other legal considerations relevant to the proposed transaction, (iii) a management review and comment on the recently conducted due diligence, (iv) a review by management of the draft definitive agreements and the various issues raised in the negotiation of same with HealthWatch, (v) a structural and financial overview of the transaction. During these discussions, Mr. Harrison disclosed his conflicts of interest due to his position as Chairman, President and Chief Executive Officer of both companies. Mr. Harrison and Mr. Greenspan agreed that Mr. Greenspan would conduct all future negotiations on behalf of Halis with regard to the merger and Mr. Harrison would abstain from any vote related to the Halis/HealthWatch merger.

   On June 1, 2000, Messrs. Harrison, Engert, Misher and Tucker, all of which are members of the HealthWatch board, met to review the potential transaction. The HealthWatch board again reviewed presentations by HealthWatch management concerning a financial analysis of the transaction, the results of the due diligence investigations that had been undertaken, a summary of the principal terms of the transaction that had been negotiated and the issues that remained open, and the HealthWatch board's fiduciary duties in considering a business combination. Following review and deliberation by the HealthWatch board, including a review of various strategic alternatives that might be available to HealthWatch, the HealthWatch board expressed support for the transaction, subject to reaching a satisfactory resolution of the few remaining open issues, and authorized and directed HealthWatch management to continue to negotiate the final terms of a definitive agreement. During this meeting, Mr. Harrison disclosed his conflicts of interest due to his position as Chairman, President and Chief Executive Officer of both companies. It was agreed that Mr. Harrison would not to participate in the merger negotiations and would not participate in a board of directors vote on the merger transaction.

   On June 26, 2000, Messrs. Harrison, Engert, Tucker, Priddy and Misher met by teleconference to review the transaction with Halis. At the HealthWatch board meeting, the directors reviewed presentations by HealthWatch management, concerning the terms of the transaction and governance issues, the impact of changes in the financial condition, business and results of operations of Halis, a financial analysis of the transaction and exchange ratio, an analysis of synergies that might be achieved in the combined company and potential investor reaction to the transaction. Following discussion, the HealthWatch board determined that Mr. Tucker, a HealthWatch board member, would review the final merger agreement and report back to the HealthWatch board to ensure the terms of the transaction approved by the board were appropriately reflected in the merger agreement. The board also authorized the engagement of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an opinion as to the fairness of the merger from a financial point of view to the public stockholders of HealthWatch.

   On June 29, 2000, Messrs. Harrison, Engert, Tucker and Priddy met by teleconference to review the terms of the merger agreement. Mr. Tucker reported that he had reviewed the final merger document and it did reflect the terms previously approved by the board. After such report, the HealthWatch board approved the merger transaction, with Mr. Harrison abstaining from the vote, and authorized Mr. Tucker to execute the merger agreement on behalf of HealthWatch. In approving the merger, the HealthWatch board noted that the strategic business rationale for the combination between Halis and HealthWatch was compelling. Specifically, the reasons for approval of the merger by the HealthWatch board included those stated in "--Reasons for HealthWatch Engaging in the Merger; Recommendation of the HealthWatch Board."

   On June 29, 2000, Mr. Greenspan, acting on behalf of the Halis board of directors, reviewed of the recent events and background of the merger transaction. Further, Mr. Greenspan was advised of the structure for the transaction, the exchange ratio, governance matters relating to the proposed combined company and the effect of the transaction on Halis customers and employees. Mr. Greenspan reviewed the terms of the definitive merger agreement, and reviewed the Halis board's fiduciary duties in the context of the revised proposed transaction. Following his review, including questions of Halis' advisors, Mr. Greenspan approved the merger transaction and executed the merger agreement on behalf of Halis for the reasons stated in "--Reasons for Halis Engaging in the Merger; Recommendations of the Halis Board." For the reasons discussed above, Paul W. Harrison did not participate in the final negotiations and abstained from the vote to approve the merger on behalf of Halis.

   On July 11, 2000, HealthWatch and Halis issued a joint press release announcing the execution of a definitive merger agreement.

   On August 16, 2000, New York Capital delivered to the Halis board its written opinion stating that the merger terms were fair from a financial point of view to the Halis stockholders.

   On September 8, 2000, a special committee of HealthWatch consisting of Messrs. Tucker and Misher engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to assist it in reviewing the merger transaction with Halis, and to render an opinion as to the fairness of the merger from a financial point of view to the HealthWatch public stockholders.

   On September 29, 2000, Halis and HealthWatch amended the merger agreement to extend the termination date from September 30, 2000 to January 31, 2001.

   On January 31, 2001, Halis and HealthWatch amended the merger agreement to extend the termination date from January 31, 2001 to March 31, 2001.

   On February 3, 2001, Houlihan Lokey delivered to the special committee, consisting only of Mr. Tucker due to the resignation of Mr. Misher on September 28, 2000, its written opinion stating that the merger was fair from a financial point of view to the HealthWatch public stockholders.

   On March 28, 2001, Halis and HealthWatch amended the merger agreement to extend the termination date from March 31, 2001 to April 30, 2001.

Reasons for HealthWatch Engaging in the Merger; Recommendation of the HealthWatch Board

   The HealthWatch board of directors has approved the merger agreement and the merger and has determined that the terms of the merger agreement are fair to and in the best interests of HealthWatch and its stockholders. During the course of its deliberations, the HealthWatch board considered, with the assistance of management and its financial and other advisors, a number of factors which the HealthWatch board believes could contribute to the success of the combined company and thus inure to the benefit of HealthWatch stockholders, the most important of which included:

  . The opportunity to create a healthcare services company, with a broad range of product offerings in the healthcare industry. The combined company would serve the entire healthcare customer base, including providers, manufacturers, payors and retail customers. The combined company's breadth of product offerings, management and operational experience and financial resources should enable it to respond more quickly and effectively to technological change, intensifying competition, increasing consolidation and evolving market demands.

  . The potential to achieve operating synergies through cross-marketing of each company's products to the other company's customers, as well as possible cost savings related to more efficient administrative and support functions and the elimination of the costs of the public reporting obligations of Halis. Longer term, the potential exists to provide innovative solutions to customers using the joint capabilities of the combined company and comprehensive, integrated solutions to customers using such capabilities.

  . The opportunity to secure permanent rights to a comprehensive healthcare application product, such as Halis' HES System, that could be used in HealthWatch's Enterprise Applications Provider and Application Service Provider business models.

  . Receipt of a fairness opinion from Houlihan Lokey Howard & Zukin
    Financial Advisors, Inc. as to the fairness of the merger from a financial point of view to the public stockholders of HealthWatch.

  . The compatibility of the combined company's strategic and operating management philosophy and acquisition strategy.

  . The results of the financial analyses.

  . The merger being effected on a tax-free reorganization basis.

  . Positive responses from customers of both companies, indicating an interest in the broader array of product and service offerings that would be available from the combined company.

  . The likelihood that the merger would be consummated.

   The foregoing discussion of factors considered by the HealthWatch board of directors is not intended to be exhaustive, but is intended to include the material factors considered. In light of the wide variety of factors considered, the HealthWatch board did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

   After due consideration, the HealthWatch board of directors approved the merger and determined that the merger is fair to and in the best interests of HealthWatch and its stockholders. Accordingly, the HealthWatch board recommends that HealthWatch stockholders vote "FOR" approval of the merger agreement and the transactions associated with it, including the issuance HealthWatch common stock.

   In reaching its recommendation in favor of the merger, the HealthWatch board of directors also considered the conflict of interest presented by Mr. Harrison's position with both companies and a number of uncertainties, including the challenges of combining the businesses of two public corporations and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time. See "RISK FACTORS" on page 15.

Opinion of HealthWatch's Financial Advisor

   HealthWatch retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. on behalf of a special committee of the HealthWatch board of directors to render an opinion as to the fairness of the merger to the public stockholders of HealthWatch from a financial point of view. On February 3, 2001, Houlihan Lokey delivered its written opinion to the special committee of HealthWatch's board of directors to the effect that, as of the date of such opinion and based upon the various qualifications and assumptions and limiting conditions discussed below and contained in the opinion, the merger is fair, from a financial point of view, to the public stockholders of HealthWatch. Houlihan Lokey's opinion does not address HealthWatch's underlying business decision to effect the merger.

   THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION DATED FEBRUARY 3, 2001 IS ATTACHED HERETO AS EXHIBIT L. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE HEALTHWATCH PUBLIC STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

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   Houlihan Lokey's opinion is directed only to the fairness, from a financial point of view, of the merger to HealthWatch and is not intended and does not constitute a recommendation to any stockholder of HealthWatch as to how such stockholder should vote at the HealthWatch special meeting. Although Houlihan Lokey evaluated the financial terms of the merger Houlihan Lokey was not asked to and did not recommend the exchange ratio, which was the result of negotiations between HealthWatch and Halis.

   The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusions reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised HealthWatch's board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the process underlying its analyses and opinions. Houlihan Lokey's opinion is based on the terms of the merger as contemplated as of the date of the opinion. If there are any changes in the terms of the merger between the date of the opinion and the consummation of the merger, it could have a material impact on the conclusions reached in Houlihan Lokey's opinion.

   In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  . reviewed HealthWatch's SEC Forms 10-KSB and audited financial statements for the fiscal years ended June 30, 1998 through 2000, and Forms 10-QSB and unaudited interim financial statements for the periods ending September 30, 1999 and 2000, which HealthWatch management has identified as the most recent financial statements available as of the date of the opinion;

  . reviewed HealthWatch's preliminary SEC Form S-4 Registration Statement filing dated December 29, 2000;

  . reviewed HealthWatch's SEC Schedule 14A Preliminary Proxy Statement dated
    May 9, 2000;

  . reviewed Halis's SEC Form 10-KSB and audited financial statements for the fiscal years ended December 30, 1998 and 1999, and Forms 10-QSB and unaudited interim financial statements for the periods ending September 30, 1999 and 2000, which HealthWatch management has identified as the most recent financial statements available as of the date of the opinion;

  . reviewed copies of the following documents: Letter of Intent from HealthWatch, Inc. to the Board of directors of Halis, Inc., dated March 8, 2000, and Agreement and Plan of Merger By and Among Halis, Inc., HealthWatch Merger Sub, Inc. and HealthWatch, Inc. dated June 29, 2000;

  . reviewed a Draft Confidential Private Placement Memorandum for
    HealthWatch, Inc. dated March 8, 2000;

  . reviewed certain other agreements and contracts of HealthWatch and Halis, including the business collaboration agreement, as amended, dated September 20, 2000;

  . reviewed minutes of the HealthWatch, Inc. board of directors meetings for 1999 and 2000;

  . met with certain members of the senior management of HealthWatch and Halis to discuss the information regarding operations, financial condition and the merger;

  . visited the business offices of HealthWatch and Halis;

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  . reviewed certain publicly available financial data for certain companies that Houlihan Lokey deemed comparable to HealthWatch and Halis, including prices and premiums paid in other transactions that Houlihan Lokey considered similar to the merger; and

  . in addition to the above, conducted industry research, market research, company research, economic research, control premium research and stock flow analyses, as Houlihan Lokey has deemed appropriate.

   In assessing the fairness of the merger to the public stockholders of HealthWatch from a financial point of view, Houlihan Lokey:

  . analyzed the reasonableness of the trading value of the Companies' publicly traded equity securities;

  . independently valued the common equity of HealthWatch and Halis on a pre-transaction basis using widely accepted valuation methodologies;

  . considered the fairness of the merger to the HealthWatch public stockholders from a financial point of view, based on the determination of the post-transaction fair market value of the combined company; and

  . reviewed the valuation implications to HealthWatch's public stockholders of alternatives to the merger.

 Assesment of HealthWatch's and Halis' Public Stock Price

   As part of its analysis, Houlihan Lokey analyzed the trading price and volume of the common stock of Health Watch and Halis. Specifically, the publicly available market pricing and trading activity for the publicly held common equity shares of stock in HealthWatch and Halis during the twelve months leading up to the date of the fairness opinion were reviewed.

   Houlihan Lokey calculated the ratio of HealthWatch's and Halis' average daily volume (over the most recent twelve months) for each company's common stock to their respective float and total shares outstanding. Houlihan Lokey then compared HealthWatch's and Halis' ratios to similar ratios of comparable publicly traded companies.

   Based on these analyses, Houlihan Lokey concluded that the companies' common stock:

  . has a smaller public float than that of the comparable public companies,

  . does not trade as actively as that of the comparable public companies, and

  . has less analyst coverage than that of most of the comparable public companies.

   Consequently, it is Houlihan Lokey's opinion that the companies' common stock price may not accurately reflect the underlying fair market value of HealthWatch and Halis.

 Independent Valuation of HealthWatch and Halis Fully Distributed Stock Price

   Houlihan Lokey independently valued the common equity of HealthWatch and Halis on a fully distributed basis using widely accepted valuation methodologies, including (i) comparable publicly traded company approach; (ii) comparable transaction approach; and (iii) discounted cash flow approach. Houlihan Lokey then independently valued the common equity of Halis using the same widely accepted valuation methodologies. The cost approach, which estimates the value of a company on a liquidation basis, was considered, but was not used in the analysis.

   Comparable Publicly Traded Company Approach. This approach provides indications of value based upon comparisons of the subject operating company to market values and arm's-length pricing evidence of companies involved in the same or similar lines of business. The valuation process involves the determination of market ratios (pricing multiples) and performance fundamentals. For purposes of this analysis, Houlihan

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Lokey reviewed pricing evidence from a group of approximately 26 publicly traded companies engaged in providing information services to the healthcare information technology industry, including so-called "e-health" companies that provide web-enabled healthcare technology or otherwise provide such information technology services to their customers over the Internet. Revenue, assets, earnings and cash flow multiples were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between HealthWatch (and Halis) and the comparable companies formed the basis for selection of appropriate risk adjusted multiples for HealthWatch and Halis. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which HealthWatch, Halis and the comparable companies are engaged.

   Houlihan Lokey selected the following companies as comparables in preparing its analysis:

  .Adam.Com Inc.             .Health Mgmt Systems Inc. .Pre-Se Technologies
  .Allscripts Inc.           .Healthcare.Com Corp.        Inc.
  .Carescience Inc.          .IDX Systems Corp.        .Quadramed Corp.
  .Cerner Corp.              .Infocure Corp.           .Quality Systems Inc.
  .Citation Computer Systems Inc.                      .Shared Medical Systems
                             .McKesson HBOC, Inc.         Corp.
  .Daou Systems Inc.         .Medicalogic/Medscape Inc.
  .Dynamic Healthcare Tech Inc.                        .Sunquest Info Systems
                                                          Inc.
                             .Mediware Information Systems
  .E Medsoft.Com             .Medquist Inc.
  .Eclipsys Corp.            .Neoforma.Com Inc.        .Superior Consultant
                                                          Hldgs CP
                                                       .Trizetto Group Inc.
                                                       .WebMD Corp.

   As a result of Houlihan Lokey's analysis, the comparable publicly traded company approach was ultimately rejected for both HealthWatch and Halis due to the following factors:

  . both companies have historically operated in lines of business different from the healthcare information technology industry, which is their operating focus going forward;

  . both companies are very small and represent start-up entities within the healthcare information technology industry compared to the comparable companies, which generally demonstrate a history of sustained operating performance in the industry; and

  . meaningful multiples for the healthcare information technology industry are difficult to calculate and interpret with most companies posting negative earnings and displaying a wide variance in revenue and asset multiples.

   In applying the pricing evidence derived from this approach, any indicated equity values for HealthWatch and Halis would not be appropriate.

   Comparable Transaction Approach. This approach also involved the identification of comparable companies and the selection and application of multiples of various performance measures. Multiples utilized in this approach were determined through an analysis of acquisitions of controlling interests in companies with operations deemed to be reasonably comparable to HealthWatch's and Halis' principal business operations. For purposes of this analysis, Houlihan Lokey analyzed 33 completed transactions between January 1998 and February 2001 where financial information was publicly disclosed.

   As a result of Houlihan Lokey's analysis, the comparable transaction approach was also ultimately rejected principally because the financial information obtained for the publicly disclosed transactions related to the historical performance of the acquired company, with no relevant financial data available pertaining to its outlook or future operating performance. In the case of HealthWatch and Halis, the value of both companies is a function of the ability of the companies to generate future revenues and earnings from implementation of a new business strategy centered around the healthcare information technology industry. As a result, Houlihan Lokey could not determine appropriate forward-looking valuation parameters from the historically-based comparable transaction evidence, and no indications of value were derived.

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

   Discounted Cash Flow Approach. The discounted cash flow approach involved an estimation of the present value of projected future cash flows to be generated by HealthWatch and by Halis. HealthWatch's management provided a baseline forecast for both companies that was utilized in this approach. The forecast assumes HealthWatch and Halis continue to operate under the business collaboration agreement, essentially on a stand-alone basis. Management has provided Houlihan Lokey assurances that they believe the baseline forecast represents a conservative and achievable set of projections of future performance for both companies.

   In calculating the present value of the future stream of cash flows, Houlihan Lokey utilized a range of discount rates around 30% for both companies to represent the financial and business risk associated with the companies including the risk of the companies meeting or exceeding projections. This range of discount rates is well above the 15% to 25% weighted average cost of capital ("WACC") range exhibited by the comparable companies that served as a benchmark for the selection of the appropriate rates. The higher discount rate is considered appropriate for the start-up nature of the companies and the risk associated with achieving the product sales and earnings growth indicated in the forecast. The selected discount rate is below a true venture capital investment required rate of return since the HES System developed by Halis has been successfully tested and the companies are actively marketing the product.

   Houlihan Lokey relied solely on the discounted cash flow approach, and for the reasons described in each respective section, did not rely upon the comparable publicly traded company approach and the comparable transaction approach. To the value derived from the discounted cash flow approach for HealthWatch, Houlihan Lokey added the minority interest in Halis to yield an indicated minority equity value range of $4.53 to $5.85 per common share for HealthWatch. To the value derived from the discounted cash flow approach for Halis, Houlihan Lokey subtracted the amount Halis owed to HealthWatch to yield an indicated minority equity value range of $0.28 to $0.31 per common share for Halis.

Valuation Implications to HealthWatch's Stockholders of Alternatives to the Proposed Merger

   Houlihan Lokey was advised that the HealthWatch/Halis merger is considered by HealthWatch management to be a logical extension of the two companies' existing relationship. Both companies share management, employees, office space and other resources. Most importantly, the HES System developed by Halis is based on the underlying database architecture developed by HealthWatch. According to HealthWatch management, merging into the same corporation will provide the best alignment of strategic and financial objectives for the companies and eliminate confusion that may be experienced by public stockholders.

   In connection with their audit of HealthWatch's financial statements for 1999, HealthWatch's auditors issued a report that included a going concern qualification, and Halis' auditors have given Halis a going concern qualification for the last two years, indicating that there is a substantial doubt about each company's ability to continue as a going concern. As of September 30, 2000, HealthWatch had approximately $3.3 million in cash and equivalents, and Halis had approximately $0.3 million in cash and equivalents. Houlihan Lokey has received no information on whether auditors for the combined entity will render a going concern qualification in their report to be delivered in connection with their audit of the financial statements of the combined entity. The companies continue to lose money and additional financing would likely be required by the combined entity within the next few months.

   Possible strategic alternatives for HealthWatch include:

  . maintaining the status quo with HealthWatch continuing to operate under the business collaboration agreement with Halis;

  . raising additional equity financing on a stand-alone basis; and

  . combining with another company.

   Based on Houlihan Lokey's analysis, HealthWatch's financial position has resulted in a situation in which HealthWatch has few options available to it.

   Given its history of losses, and early stage of product development in the healthcare information technology industry, additional capital of any kind would be very difficult to raise and HealthWatch has failed

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

in recent attempts. After discussions with leaders in the healthcare information technology industry, HealthWatch has not received any buyout offers. Finally, HealthWatch's dependence on technology owned by another company and its current financial position call into question HealthWatch's ability to continue operating as a going concern on a stand-alone basis.

 Fairness of Merger

   As part of its assessment, Houlihan Lokey analyzed the fairness of the merger to the HealthWatch public stockholders from a financial point of view, based on its determination of the fair market value of HealthWatch, Halis and the combined company on a post-merger basis.

   Houlihan Lokey also analyzed the fairness of the merger to the HealthWatch public stockholders from a financial point of view, on the basis of the current market capitalization for both companies as indicated by the current trading prices of their common stock. However, due to the thinly traded nature of the common stock of both companies, this was not considered to be an accurate indication of the fair market value of HealthWatch or Halis.

   Finally, Houlihan Lokey qualitatively considered the implications to HealthWatch's public stockholders of various alternatives to the merger that were reviewed by the HealthWatch special committee.

   Based on the foregoing, and in reliance thereon, the exchange value met or exceeded what was considered to be a fair exchange to the public stockholders of HealthWatch. Therefore, Houlihan Lokey has rendered its opinion that, subject to the assumptions and limiting conditions discussed previously and below, and in its opinion, the merger is fair to the public stockholders of HealthWatch from a financial point of view as of the date of its opinion.

 Assumptions and Limiting Conditions

   Houlihan Lokey relied upon and, without independent verification assumed that, the financial forecasts and projections provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of HealthWatch and Halis, and that there had been no material change in the assets, financial condition, business or prospects of HealthWatch and Halis since the date of the most recent financial statements made available to Houlihan Lokey.

   Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to them with respect to HealthWatch and Halis and does not assume any responsibility with respect to such information. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of HealthWatch or Halis. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them as of the date of their opinion.

   Certain transactions may take place subsequent to the date of the opinion. Houlihan Lokey has not considered any such potential transactions in its opinion as to the fairness of the merger, from a financial point of view, to the public stockholders of HealthWatch.

   Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The special committee of HealthWatch's board of directors selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in HealthWatch.

   Fees and Expenses. Pursuant to an agreement dated September 8, 2000, Houlihan Lokey was retained by HealthWatch on behalf of the special committee, to analyze the fairness of the merger to the public stockholders of HealthWatch from a financial point of view. HealthWatch has agreed to pay Houlihan Lokey a fee of $112,500 plus reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. HealthWatch has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

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Reasons for Halis Engaging in the Merger; Recommendation of the Halis Board

   The Halis board of directors has approved the merger agreement and the merger and has determined that the terms of the merger agreement are fair to and in the best interests of Halis and its stockholders. During the course of its deliberations, the Halis board considered, with the assistance of management and its financial advisors, a number of factors which the Halis board believes could contribute to the success of the combined company and thus inure to the benefit of Halis stockholders, including the following:

  . Access to additional capital to fund further development, marketing and support of the HES System that Halis may or may not have been able to achieve without the merger.

  . Receipt of a fairness opinion from New York Capital Corporation as to the fairness of the Exchange Ratio from a financial point of view to stockholders of Halis.

  . Potential operating synergies through cross-marketing of each company's products to the other company's customers, as well as possible cost savings related to more efficient administrative and support functions and the elimination of the costs of the public reporting obligations of Halis.

  . The combination of the two companies' product offerings, management and operational experience and financial resources should enable the combined company to respond more quickly and effectively to technological change, intensifying competition, increasing consolidation and evolving market demands.

  . Compatibility of the two companies' strategic and operating management philosophy and acquisition strategy combined with a similar history of successful acquisition integration.

  . The exchange by Halis stockholders of Halis shares for shares of HealthWatch being effected on a tax-free basis.

  . Positive feedback from customers of both companies, indicating an interest in the broader array of product and service offerings that would be available from the combined company.

  . The likelihood that the merger would be consummated.

  . The merger provides Halis stockholders with a premium over the market price of its shares prior to announcement of the merger agreement and provides Halis stockholders the opportunity to continue to participate in Halis' business through an ownership interest in HealthWatch.

   The foregoing discussion of factors considered by the Halis board of directors is not intended to be exhaustive, but is intended to include the material factors considered. In light of the wide variety of factors considered, the Halis board did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

   After due consideration of the risks associated with the merger and the conflict of interest associated with Mr. Harrison's involvement in both companies, the Halis board of directors approved the merger and determined that the merger is fair to and in the best interests of Halis and its stockholders. Accordingly, the Halis board recommends that Halis stockholders vote "FOR" approval of the merger agreement and the transactions associated with it.

Opinion of Halis' Financial Advisor

   Halis retained New York Capital Corporation to act as its financial advisor in connection with a possible business combination with HealthWatch. In connection with its engagement, Halis instructed New York Capital to evaluate the fairness, from a financial point of view, of the merger Exchange Ratio to Halis. On August 14, 2000, New York Capital delivered its written opinion to the Halis board of directors to the effect that, as of the date of such opinion and based upon the various qualifications and assumptions contained in the opinion, the

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Exchange Ratio of one share of HealthWatch common stock for twenty shares of
Halis common stock is fair, from a financial point of view, to the public stockholders of Halis.

   The full text of the New York Capital's opinion dated August 14, 2000 is attached as Annex D to this joint proxy statement/prospectus. We urge you to read this opinion in its entirety for assumptions made, procedures followed, matters considered and limits of the review by New York Capital in arriving at its opinion. The summary of the opinion of New York Capital is qualified in its entirety by reference to the full text of New York Capital's opinion.

   New York Capital's opinion is directed only to the fairness, from a financial point of view, of the merger Exchange Ratio to Halis and is not intended and does not constitute a recommendation to any stockholder of Halis as to how such stockholder should vote at the Halis special meeting. No limitations were imposed by Halis upon New York Capital with respect to the investigations made or procedures followed in rendering its opinion. Although New York Capital evaluated the financial terms of the merger and participated in discussions concerning the determination of the merger Exchange Ratio, New York Capital was not asked to and did not recommend this Exchange Ratio, which was the result of negotiations between HealthWatch and Halis.

   In formulating its opinion, New York Capital reviewed:

  . drafts of proxy material of HealthWatch and Halis covering the proposed merger;

  . drafts of the Agreement and Plan of Merger by and among Halis, HealthWatch Merger Sub, Inc. and HealthWatch;

  . a business plan of HealthWatch, which set forth, among other things, its projected results of operations and financial condition through the year ended June 30, 2003;

  . a confidential Private Placement Memorandum of HealthWatch relating to over $10 million of financing in late 1999 and early 2000;

  . recent HealthWatch public filings with the SEC on Form 10-KSB, Form 10-
    QSB and Form 8-K;

  . recent Halis public filings with the SEC on Form 1O-KSB and Form 10-QSB;

  . recent prices and trading volumes of HealthWatch and Halis common stock;

  . Reports and Forms 10-K and 10-Q of publicly traded companies regarded by New York Capital as comparable in nature of business to HealthWatch and Halis;

  . recent merger and acquisition and similar transactions in the business in which HealthWatch and Halis are engaged; and

  . discussions with the Chief Executive Officer of HealthWatch and Halis with regard to the purposes of the merger and its probable effects on the business and results of operation of the two companies.

   In addition, New York Capital conducted other analyses and examinations and considered other published financial, economic and market criteria as it deemed appropriate concerning the economic and competitive scene and market values (inflated and collapsed) of companies in the healthcare software business.

   In arriving at its opinion, New York Capital relied on the accuracy and completeness of the information provided to it by HealthWatch and Halis and their personnel, as well as the publicly available information, in each case without independent verification. It did not make or obtain any evaluations or appraisals of the properties and facilities of HealthWatch or Halis.

   New York Capital deemed that it was impracticable to apply conventional measures of value such as price/earnings ratios, market value to revenues ratios, market value to book value ratios or unlevered multiple comparisons, in view of the following factors:

  . the general absence of earnings in the industry of HealthWatch and Halis
    (including HealthWatch and Halis);

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

  . the relatively very small size of HealthWatch and Halis in revenues and market value in that industry; and

  . the absence of meaningful publicly available information concerning small acquisitions and mergers in that industry.

   Accordingly, New York Capital utilized other approaches to assess the fairness to Halis public stockholders of the terms of the proposed merger with HealthWatch.

   First, New York Capital compared the market prices of HealthWatch to the market prices of Halis over the past year and found that the average ratio of Halis price to HealthWatch price was about .04, within a very narrow range. Thus, the proposed ratio of .05 shares of HealthWatch per share of Halis, would constitute approximately a 20% premium over the market value of Halis. Similarly, New York Capital compared .05 times the market prices of HealthWatch to the market prices of Halis (essentially the same mathematical process) and found the same approximately 20% premium over market value in the acquisition terms. In the more recent past, since early April 2000, the ratios indicate a premium over Halis market value of 36%.

   New York Capital also relied on the aforementioned business plan of HealthWatch for another approach, which buttressed its conclusion as to the fairness of the terms of the proposed merger. The business plan projected revenues, earnings and financial condition for the fiscal year ending June 2003 and projected substantial issuances of stocks for acquisitions (including Halis) and financing to achieve the projected 2003 results. Projected net income for fiscal 2003 was $19.3 million and projected EBITDA (earnings before interest, taxes and depreciation and amortization) was $30.2 million. The number of shares of HealthWatch that were estimated to be outstanding at that time was 13.9 million (versus 2.6 million after dilution currently).

   Considering Halis and HealthWatch analogous to a venture capital investment, New York Capital took the present values of these amounts (over the three years from 2003 to 2000) at discount rates of 30%, 35%, 40% and 60%, which are the typical target rates of return of venture capital investors. Then, expecting more normal price/earnings ratios to prevail in 2003, applied a multiple of 15 to the discounted earnings and then took .05 of the resultant per share value figure. The 15 multiple was based on 3 of the 14 comparable companies that had meaningful price/earnings ratios. These ratios averaged 14.6 and had a median of 16.6, with a range of 9.5 to 17.6. New York Capital deemed that a 15 multiple was appropriate for a growth business and historically reasonable based on its experience.

   Similarly, New York Capital took the present values at the aforesaid discount rates of projected EBITDA, multiplied the results by an EBITDA multiple of 7, subtracted and estimated $500,000 of interest-bearing debt to be outstanding, and added $7,200,000 of excess cash. The results were calculated on a per share basis and multiplied by .05 to obtain a calculated value per equivalent share of Halis. New York Capital determined that a 7 multiple of EBITDA was appropriate based on 6 of the 14 comparable companies that had positive EBITDA and historical EBITDA multiples used in similar transactions in the early-to-mid 1990's over a wide range of industries. The multiples ranged from 8.6 to 38, with an average of 19.7 and a median of 17.2. However, New York Capital felt that a double-digit multiple of EBITDA was illogical based on the 15 price/earning ratio and historical unlevered EBITDA multiples used in recent acquisitions and leveraged buyouts reported in the financial press. Furthermore, New York Capital used a 7 multiple, which is lower than the range of multiples seen in the comparable companies, because of the adverse financial condition of Halis and the accumulated deficits of HealthWatch.

   Even at the 60% discount rate, the per Halis share equivalents were $.22 to $.25, which constitute more than 100% premiums over the average recent prices of Halis since early April, 2000.

   The following table sets forth the results of the estimated per share value based on:

  . Management forcasted EBITDA through 2003, discounted based on rates typically used by venture capital firms which deal with companies such as Halis; and

  . A multiple of 7 on EBITDA, adjusted for estimated debt and excess cash.

                                  P/E Multiple                         Unlevered Multiple
                                  Approach-Per                         Approach-Per Share
      Discount Rate               Share Value                                Value
      -------------               ------------                         ------------------
           30%                       $0.48                                   $0.38
           35%                       $0.42                                   $0.34
           40%                       $0.37                                   $0.31
           50%                       $0.31                                   $0.26
           60%                       $0.25                                   $0.22

   In the absence of comparable transactions over the past year for which data were publicly available, New York Capital used, as a proxy, premiums paid generally in the acquisition market. They are equaled or substantially exceeded by those set forth above.

   New York Capital selected the following 14 companies as comparable to HealthWatch in preparing its fairness opinion.

     Healthwatch/WebMD Corporation         On Health Network Co.
     McKesson HBOC Inc.                    Creative Computer Applications, Inc.
     Medical Manager Health Systems Corp.  Trizetto Group Inc.
     Cerner Corporation                    IMS Health Inc.
     Careinsite Inc.                       Medquist Inc.
     Ecllpsys Corporation                  Allscript, Inc.
     E-Medsoft.com                         Media Logic Inc.

   These companies were selected on the basis of their principal business being the development and/or provision of software designed for healthcare industry.

   To illustrate the impracticability of applying conventional measures of value, as indicated in the fourth paragraph of its letter, New York Capital applied four measures to the 14 companies it considered comparable to HealthWatch and Halis for which information was publicly available:

  . market value of equity plus interest-bearing debt, as a multiple of earnings before interest, taxes and depreciations and amortization (EBITDA);

  . market value of equity as a multiple of latest twelve months' revenue;

  . market value of equity as a multiple of latest book value of stockholder equity; and

  . market value of equity as a multiple of latest twelve months' net income.

   The results for the 14 comparable companies were as follows:

  . only 6 companies had meaningful multiples, which ranged from 8.6 to 38 and averaged about 18;

  . 13 of the companies had meaningful multiples, which ranged from .45 to
    20.5 and averaged about 6.25;

  . the range of multiples was .43 to 10.8 and averaged about 3.1; and

  . only 3 companies had earnings to which to apply market value of equity and the range of multiples was 9.5 to 17.6 with an average of about 15.5.

   As evidenced above, the range of multiples for comparable companies to Halis is extremely wide, which creates doubt about the reliability of such multiples when used to calculate a per share value. Therefore, New York Capital used a multiple of 7, which is an industry standard according to New York Capital for companies such as Halis.

   Halis had marginal EBITDA for the twelve months measured, revenues that were a very minor fraction of those of the compared companies, a negative book value and substantial losses. HealthWatch had the same pattern of negative parameters.

   On the basis of the foregoing, it is New York Capital's opinion that the terms of the proposed merger of HealthWatch and Halis are fair from a financial standpoint to the public stockholders of Halis.

   New York Capital Corporation is an investment banking firm founded in 1991 and is located in New York, New York. New York Capital was engaged because of its expertise in emerging and middle market companies. As part of its business, New York Capital is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and divestitures, private placements of debt and equity securities, public offering advisory services and funding of illiquid assets.

   Pursuant to an engagement letter dated March 29, 2000, Halis has agreed to pay New York Capital a financial advisory fee of $75,000. In addition, Halis has agreed to reimburse New York Capital for reasonable out-of-pocket expenses incurred by New York Capital in performing its services, including fees and expenses of its legal counsel, and to indemnify New York Capital against liabilities under the federal securities laws, arising out of New York Capital's engagement. New York Capital has had no prior business dealing with either Halis or HealthWatch.

Board and Management of the Surviving Corporation Following the Merger

   If the merger is completed, holders of Halis common stock will become stockholders of HealthWatch, which will be under the direction of the board of directors and management of HealthWatch. The surviving corporation of the merger will be a subsidiary of HealthWatch. Paul W. Harrison is the initial sole-director of the surviving corporation, and will serve until his respective successor is duly appointed and qualified. Additionally, the officers of the Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation and will serve until their successors are duly appointed and qualified.

Board and Management of HealthWatch Following the Merger

   Paul W. Harrison, the Chairman , CEO and President of HealthWatch and Halis, will continue to serve as the Chairman of the board of directors, CEO and President of HealthWatch following the merger. In addition, the following persons will serve as officers of HealthWatch until their resignation or removal, in the capacities indicated: David M. Engert, Chief Operating Officer; Thomas C. Ridenour, Chief Financial Officer; Marilyn May, Vice President-- Business Development; and A. E. Harrison, Vice President--Research & Development. Other officers of HealthWatch may be appointed by the board of directors of HealthWatch in accordance with the HealthWatch By-Laws.

Conflicts of Interest

   In considering the recommendations of the Halis and the HealthWatch board of directors with respect to the merger agreement and the transactions associated with it, stockholders should be aware that members of the management of Halis and HealthWatch and the Halis board and HealthWatch board have interests in the merger that are in addition to, or different from, the interests of the stockholders of Halis and HealthWatch generally. In particular, Paul W. Harrison is Chairman, CEO and President of both Halis and HealthWatch, and will continue to serve as Chairman, CEO and President of HealthWatch after the merger. In addition, Mr. Harrison is a significant stockholder of both companies and holds options to buy Halis and HealthWatch common stock.

 HealthWatch

   As of December 31, 2000, HealthWatch's directors and executive officers hold an aggregate of 153,031 shares of HealthWatch common stock (including preferred stock convertible into common stock, but excluding unexercised options and warrants). The number of shares of common stock held by HealthWatch's directors and senior executive officers as of December 31, 2000 is as follows: Mr. Paul Harrison, 121,531 shares; Mr. John Gruber; none, Mr. Harold Blue, none; Mr. David M. Engert, 15,883 shares; Mr. Robert Tucker, none; Mr. John Prufeta, 8,939 shares; Mr. A.E. Harrison, 6,678 shares; Mr. Thomas C. Ridenour, none; and Ms. Marilyn May, none.

   In addition, pursuant to the Amended and Restated Agency Agreement between Commonwealth Associates and HealthWatch dated February 7, 2000, Commonwealth Associates will receive a fee equal to five percent (5%) of the total consideration paid or received in the Halis/HealthWatch merger. Based on the Exchange Ratio and the outstanding shares of Halis common stock (excluding shares owned by HealthWatch) and the HealthWatch common stock closing price as of February 28, 2001, Commonwealth Associates will receive a fee of $104,200 upon completion of the merger. Certain members of the HealthWatch board of directors have current or prior business relationships with Commonwealth Associates, including, John Gruber who is a current employee of Commonwealth Associates, John Prufeta who performs consulting services for Commonwealth Associates and its affiliates and Robert Tucker who is an investors and client of Commonwealth Associates and its affiliates. While there are no agreements in place that would convey any direct or indirect benefits on the directors as a result of their relationship with Commonwealth Associates, such directors may be more likely to vote in favor of the merger as a result of their current or past relationship with Commonwealth Associates.

 Halis

   As of December 31, 2000, Halis' executive officers and directors hold an aggregate of 3,310,849 shares of Halis common stock. The number of shares of Halis common stock held by Halis' directors and senior executive officers as of December 31, 2000 are as follows: Mr. Paul Harrison, 2,990,849 shares; and
Mr. Greenspan, 320,000 shares.

Indemnification Agreements

   Both HealthWatch's and Halis' Articles of Incorporation limit directors and officers personal liability for monetary damages to HealthWatch or Halis and their respective stockholders for any breach of duties of such position, with limited exceptions.

Dissenters' Rights

   Holders of HealthWatch common stock will not have dissenters' rights in connection with, or as a result of, the matters to be acted upon at the special meetings. However, the holders of Halis common stock who have timely filed with Halis a written objection to the merger shall not be converted into or represent a right to receive HealthWatch common stock, but such dissenting stockholders shall be entitled only to such rights as are granted by Article 13 of the Georgia Business Corporation Code (O.C.G.A. (S) 14-2-1301 et seq.), a copy of which is attached to this joint proxy statement/prospectus as Annex I. Under Georgia law, a dissenting stockholder must demand payment for his shares and deposit such shares in accordance with the instructions provided to him. Failure to comply with these requirements will prevent the dissenting stockholder from being able to demand payment for his shares. If the dissenting stockholder complies with the above requirements, Halis shall offer to pay the dissenting stockholder the amount management believes to be the fair market value of Halis common stock. Such offer shall be accompanied by:

  . Halis' financial statements:

  . A statement of Halis' estimate of fair value;

  . A statement of the dissenting stockholders right to make a demand for payment if unsatisfied with the management's offer; and

  . A copy of Article 13 of the Georgia Business Corporation Code.

   If the dissenting stockholder believes that the fair market value of his Halis common stock is greater than the amount offered by Halis, he may demand payment based on his estimate of fair market value by giving written notice to Halis. If the dissenting stockholder's demand remains unsettled, Halis may petition the Superior Court of Fulton County, Georgia to establish the fair market value. However, if Halis does not petition the court within sixty days of receiving a demand notice, it must pay the dissenting stockholder the amount demanded.

Stock Exchange Listings

   It is a condition to the merger that, upon consummation of the merger, the shares of HealthWatch common stock be approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance.

Delisting and Deregistration of Halis Common Stock

   When the merger is completed, Halis common stock will be delisted from the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

Treatment of Stock Certificates

   After the effective time, each stock certificate previously representing shares of Halis common stock will automatically, with no further action by the holder thereof, convert into one twentieth (.05) of a share of HealthWatch common stock together with the associated HealthWatch rights, for each share of Halis common stock represented by such stock certificate. Promptly after the effective time, HealthWatch's exchange agent will mail a letter of transmittal with instructions to each holder of record of Halis common stock outstanding immediately prior to the effective time for use in exchanging, by book-entry transfer or otherwise, stock certificates formerly representing shares of Halis common stock for stock certificates representing shares of HealthWatch common stock. No stock certificates should be surrendered by any holder of Halis common stock until he or she has received the letter of transmittal and instructions from Corporate Stock Transfer, Inc., HealthWatch's exchange agent. HealthWatch stockholders will keep their current certificates as the merger does not require surrender of HealthWatch stock certificates.

Accounting Treatment of the Merger

   HealthWatch intends to account for the merger as a "purchase" for financial reporting and accounting purposes, under generally accepted accounting principles. It is a condition to completion of the merger that Tauber & Balser, P.C. concur with its conclusion that the merger can be accounted for as a purchase.

Regulatory Filings and Approvals Required to Complete the Merger

   HealthWatch is not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statements/prospectus is a part, and compliance with applicable corporate laws of Minnesota and Georgia.

Tax-Free Reorganization

   It is a condition to the merger that Halis receive an opinion of Gomel & Davis, L.L.P. and that HealthWatch receive an opinion of Gambrell & Stolz, L.L.P. that the merger will qualify as a "tax-free reorganization" and that, accordingly, the holders of Halis common stock should recognize no gain or loss in connection with the merger for federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of HealthWatch common stock. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" on page 97.

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. While we believe this summary covers the material terms of the merger agreement, this summary may not contain all the information that is important to you. Thus, we urge you to read the merger agreement in its entirety. Capitalized terms that are used in this section and are not defined have the respective meanings given to such terms in the merger agreement.

The Merger

   Pursuant to the merger agreement, upon the satisfaction or waiver of the conditions that are contained in the merger agreement, Halis will be merged with and into Merger Sub, a wholly-owned subsidiary of HealthWatch, with Merger Sub continuing as the surviving corporation. The parties will cause the merger to be accomplished by filing a Certificate of Merger with the Georgia Secretary of State in accordance with the laws of Georgia. The merger will become effective at the time the Certificate of Merger has been filed with the Georgia Secretary of State or at such later time as may be agreed upon by HealthWatch and Halis and specified in the Certificates of Merger. That time is called the effective time.

   Except as described below, as a result of the merger and without any action on the part of the Halis stockholders, at the effective time, each share of Halis common stock issued and outstanding immediately prior to the effective time (other than those shares held in the treasury of Halis or those shares owned by HealthWatch or Merger Sub) will be converted into one twentieth (.05) of a share of HealthWatch common stock. Each share of Halis common stock will, by virtue of the merger, cease to be outstanding and will be canceled and retired, and each holder of a stock certificate representing shares of Halis common stock will thereafter cease to have any rights with respect to those shares of Halis common stock except the right to receive, without interest, upon surrender of his or her stock certificate, shares of HealthWatch common stock, cash for fractional interests of HealthWatch common stock and any dividends paid by HealthWatch on HealthWatch common stock in the interval between the effective time and the date of surrender of the stock certificate.

   At the effective time, each Halis stock option then outstanding will be converted into an option (an "Assumed Option") to purchase that number of shares of HealthWatch common stock equal to the number of shares of Halis common stock issuable immediately prior to the effective time upon exercise of the Halis option multiplied the Exchange Ratio, provided that any fractional share of HealthWatch common stock resulting from such multiplication will be rounded up or down to the nearest whole share. The exercise price per share for any shares subject to an Assumed Option will be equal to the exercise price per share of the Halis option immediately prior to the effective time divided by the Exchange Ratio, rounded to the nearest whole cent, and such Assumed Option will have such other terms and conditions that are the same as those of the Halis option. HealthWatch has agreed to register the shares of HealthWatch common stock issuable upon exercise of the Assumed Options and to use its commercially reasonable efforts to (i) cause such registration statement to be declared effective reasonably promptly following the effective time and (ii) maintain the effectiveness of such registration statement for so long as any Assumed Option remains outstanding and exercisable.

Exchange Procedures

   HealthWatch has retained Corporate Stock Transfer, Inc. to act as the exchange agent. As soon as practicable after the effective time, the exchange agent will mail to each person who was, at the effective time, a holder of record of shares of Halis common stock, a letter of transmittal to be used by the holder in either forwarding his or her Halis common stock certificates or completing the procedure for delivery by book-entry transfer of such shares, together with the instructions for effecting the surrender of the stock certificates in exchange for shares of HealthWatch common stock.

Halis stockholders should not send in their stock certificates until they receive the letter of transmittal and instructions from the exchange agent, which will not occur unless and until the merger has taken place.

   Upon surrender to the exchange agent of his or her stock certificate for cancellation, together with the letter of transmittal and any other required documentation, the holder of the stock certificate for Halis common stock will be entitled to receive that number of whole shares of HealthWatch common stock equal to the number of shares of Halis common stock evidenced by the stock certificate surrendered multiplied by the Exchange Ratio.

   No fractional shares of HealthWatch common stock will be issued and any holder of shares of Halis common stock entitled under the merger agreement to receive a fractional share will receive a cash payment in lieu of the fractional share, in an amount equal to the value of such fractional interest determined with reference to the average closing price per share for shares of HealthWatch common stock as reported by the Nasdaq SmallCap Market during the ten trading days preceding the closing of the transactions under the merger agreement.

   Any dividends or other distributions declared after the effective time on shares of HealthWatch common stock will be paid to holders of Halis common stock only after the stock certificates representing the Halis shares have been surrendered to the Exchange Agent for exchange. No interest will be paid or accrued on cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any.

   Stock certificates that are surrendered for exchange by any person constituting an "affiliate" of Halis for purposes of Rule 145(c) under the Securities Act will not be exchanged until such person has executed and delivered the written undertakings in the form attached to the merger agreement.

   Once the effective time has occurred, there will be no further registration of transfers on the transfer books of Halis of shares of Halis common stock which were outstanding immediately prior to the effective time.

   Any portion of the exchange fund, including cash for payment of fractional shares, which remains undistributed to holders of Halis common stock for six months after the effective time will be delivered to HealthWatch upon demand, and any stockholder of Halis who has not complied with the exchange procedures in the merger agreement by that time will thereafter have to look only to HealthWatch to receive his or her shares of HealthWatch common stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of HealthWatch common stock, if any. None of Halis, HealthWatch, Merger Sub or the exchange agent will be liable to any person in respect of any shares of HealthWatch common stock or any cash from the exchange fund delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   If any Halis common stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of an appropriate indemnity or surety bond, the exchange agent will issue in exchange for the lost, stolen or destroyed stock certificate the shares of HealthWatch common stock and any cash in lieu of fractional shares, as described above.

Corporate Organization and Governance

 Articles of Incorporation and By-laws of the Surviving Corporation

   At the effective time, the Articles of Incorporation and the By-laws of Merger Sub, as in effect immediately prior to the effective time, will be the Articles of Incorporation and the By-laws of the surviving corporation.

 Board of Directors and Officers of the Surviving Corporation

   From and after the effective time, Paul W. Harrison will continue to serve as sole-director of the surviving corporation until his resignation or respective successor(s) is duly elected and qualified. From and after the effective time, the officers of Merger Sub immediately prior to the merger will be the officers of the surviving corporation until their successors are duly appointed and qualified.

 Board of Directors and Officers of HealthWatch

   Following the merger, Paul Harrison, the Chairman, President and Chief Executive Officer of HealthWatch and Halis, will continue to serve as the Chairman, President and Chief Executive Officer of HealthWatch. In addition, in accordance with the merger agreement, the following persons will serve as officers of HealthWatch in the capacities indicated, until their resignation or removal: David M. Engert, Chief Operating Officer; Thomas C. Ridenour, Chief Financial Officer; Marilyn May, Vice President--Business Development; and
A. E. Harrison, Vice President--Research and Development. Other executive officers of HealthWatch may be appointed by the board of directors of HealthWatch in accordance with the HealthWatch By-laws. The current board of directors of HealthWatch will continue to serve in their capacity as directors until their resignation or removal.

Stockholders' Meetings

   HealthWatch and Halis will each convene a meeting of their respective stockholders in accordance with Georgia law or Minnesota law, as the case may be, to consider and vote upon (i) in the case of HealthWatch, the approval, by the vote of the holders of a majority of the shares of HealthWatch capital stock issued and outstanding and entitled to vote, of the merger agreement and the transactions associated with it, including the issuance of the shares of HealthWatch common stock; in addition, HealthWatch stockholders will be asked to consider proposals relating to the amendment of its Articles of Incorporation to increase the number of authorized shares of capital stock and ratify and approve proposals relating to the previous issuance of preferred stock, and (ii) in the case of Halis, the approval, by the vote of the holders of a majority of the shares of Halis common stock issued and outstanding and entitled to vote, on the merger agreement and the transactions associated with it, including the merger. The stockholders' meetings of HealthWatch and Halis
are both currently scheduled to be held on April   , 2001.

Representations and Warranties

   The merger agreement contains customary mutual representations and warranties by HealthWatch and Merger Sub to Halis and by Halis to HealthWatch and Merger Sub relating to, among other things:

  . Their due organization, existence, good standing, corporate power and similar corporate matters;

  . Their capital structure;

  . Their authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  . The absence of any conflicts, violations and defaults under their respective Articles of Incorporation and By-laws and other agreements and documents or any need for consents, approvals or authorizations of third parties by reason of the execution of the merger agreement, other than those approvals contemplated by the merger agreement, filings with the SEC and other governmental entities and as may be required by Nasdaq in connection with the issuance of HealthWatch common stock;

  . The accuracy of reports and other documents filed with the Commission
    (including the registration statement of which this joint proxy statement/prospectus is a part and the accuracy and completeness of the financial and other information contained therein;

  . The absence of undisclosed liabilities or obligations of any nature which would have a material adverse effect on either party, as applicable;

  . The absence of material changes or events and the operation of the respective businesses of HealthWatch and Halis in the ordinary course since March 31, 2000;

  . Compliance with laws and permits applicable to the respective businesses of HealthWatch and Halis, and the absence of material pending or threatened investigations or litigation;

  . The absence of certain changes or amendments in the benefit plans of HealthWatch and Halis and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

  . Tax matters;

  . The required stockholder votes in connection with the merger agreement and the transactions associated with it;

  . The satisfaction of the requirements of Georgia and Minnesota state takeover statutes and charter requirements in respect of the merger;

  . The receipt of fairness opinions from the companies' respective financial advisors;

  . Matters relating to qualification of the merger as a "tax-free reorganization" within the meaning of the Code;

  . Ownership by HealthWatch and its affiliates of Halis common stock and ownership by Halis and its affiliates of HealthWatch common stock;

  . The existence, validity and status of material contracts; and

  . Environmental matters.

   All representations and warranties of HealthWatch, Merger Sub and Halis will expire at the effective time.

Covenants

   Pursuant to the merger agreement, HealthWatch and Halis have each agreed that, except as otherwise expressly contemplated by the merger agreement or as consented to by the other party, during the period from the date of the merger agreement to the effective time, each party will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, to use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the effective time.

   The merger agreement provides that neither HealthWatch and its subsidiaries nor Halis and its subsidiaries, respectively, will take certain actions such as, among other things and with certain exceptions, amending its organizational documents; issuing, selling or encumbering any shares of capital stock or options to acquire any shares of such capital stock; selling, leasing or encumbering property or assets outside of the ordinary course of business; declaring or paying dividends or recapitalizing or redeeming its capital stock; making acquisitions; or taking any action that would cause the representations and warranties regarding absence of changes or events in the merger agreement to no longer be true and correct in all material respects.

   In addition, HealthWatch and Halis have each agreed, among other things:

  . To cooperate in the prompt preparation and filing with the Commission of this joint proxy statement/prospectus and the registration statement;

  . To use commercially reasonable efforts to obtain and deliver to the other party, letters, in the case of Halis, from persons who are "affiliates" of Halis under Rule 145 of the Securities Act; and

  . To use commercially reasonable efforts to cause to be delivered to the other party two letters from its independent accountants, one dated as of the date the registration statement is declared effective and one dated as of the closing date, customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the registration statement.

   HealthWatch has further agreed, among other things, that, prior to the effective time, it will use commercially reasonable efforts to cause the shares of HealthWatch common stock issuable pursuant to the merger (including the shares issuable upon any exercise of the Assumed Options) to be approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance.

   Each of HealthWatch and Halis has also agreed to provide, immediately following the effective time, employee benefits and compensation arrangements for all of their respective employees at a level no less favorable in the aggregate than those benefits provided to such employees immediately prior to the effective time, subject to later amendment or other alteration as may be directed by the HealthWatch Board following the effective time.

No Solicitation of Transactions

   Until the merger is completed or the merger agreement is terminated, Halis has agreed, subject to limited exceptions, not to directly or indirectly take any of the following actions:

  . solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries or the making of any proposal, the consummation of which would constitute an Alternative Transaction (as hereinafter defined); or

  . participate in any discussions or negotiations regarding any Alternative
    Transactions.

   However, if at any time prior to the adoption of the merger agreement by the holders of Halis common stock, the board of directors of Halis determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the board of directors of Halis would breach its fiduciary duties to Halis' stockholders under applicable law, Halis may, in response to any such proposal that was not solicited by it, take the following actions:

  . furnish information with respect to Halis and its subsidiaries to any person pursuant to a customary confidentiality agreement; and

  . participate in negotiations regarding any such proposal.

   For purposes of the merger agreement, "Alternative Transaction" means any of the following:

  . a transaction or series of transactions pursuant to which any person or group of persons other than Halis and its subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Halis whether from Halis or pursuant to a tender offer, exchange offer or otherwise;

  . any acquisition or proposed acquisition of Halis or any of its significant subsidiaries or by a merger or other business combination, including any so called "merger of equals" and whether or not Halis or any of its significant subsidiaries is the entity surviving any such merger or business combination; or

  . any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Halis and any entity surviving any merger or combination including any of them) of Halis or any of its subsidiaries for consideration equal to 20% or more of the fair market value of all of the outstanding shares of Halis common stock or all of the outstanding shares of HealthWatch common stock, as the case may be, on the date prior to the date of the merger agreement.

   Neither the board of directors of Halis nor any committee thereof shall:

  . except as expressly permitted by the merger agreement, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to HealthWatch, the approval or recommendation by such board of directors, or any such committee, of the merger, or the merger agreement;

  . approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction; or

  . cause Halis to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Halis Acquisition Agreement") related to any Alternative Transaction.

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

   Notwithstanding the foregoing, in the event that prior to the adoption of the merger agreement by the holders of Halis common stock, the board of directors of Halis determines in good faith, after it has received a Halis Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the board of directors of Halis would breach its fiduciary duties to Halis' stockholders under applicable law, the board of directors of Halis may inform Halis stockholders that it no longer believes that the merger or the merger agreement is advisable and no longer recommends approval (a "Halis Subsequent Determination"), but only after the fifth business day following HealthWatch's receipt of written notice advising HealthWatch that the board of directors of Halis has received a Halis Superior Proposal, specifying:

  . the material terms and conditions of such Halis Superior Proposal;

  . identifying the person making such Halis Superior Proposal; and

  . stating that it intends to make a Halis Subsequent Determination.

   After providing such notice, Halis shall provide a reasonable opportunity to HealthWatch to make such adjustments in the terms and conditions of the merger agreement would enable Halis to proceed with its recommendation to stockholders without making a Halis Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time.

   For purposes of the merger agreement, a "Halis Superior Proposal" means any proposal made by a Third Party to enter into an Alternative Transaction on terms which the board of directors of Halis determines in its good faith judgment to be more favorable to Halis' stockholders than the merger taking into account all relevant factors. Notwithstanding any other provision of the merger agreement, Halis shall submit the merger agreement to its stockholders whether or not the board of directors of Halis make a Halis Subsequent Determination.

   In addition, Halis shall promptly advise HealthWatch orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Halis will keep HealthWatch reasonably informed of the status and details of any such request or proposal on a current basis.

   Nothing contained in the merger agreement shall prohibit Halis from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the board of directors of Halis, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Halis' stockholders under applicable law.

Indemnification and Insurance

   HealthWatch has agreed to maintain in effect all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing as of the date of the merger agreement in favor of the current or former directors or officers of Halis and its subsidiaries, as provided in their respective organizational documents and any indemnification agreements of Halis. In addition, from and after the effective time, directors and officers of Halis who become directors or officers of HealthWatch will be entitled to the same indemnification rights and directors' and officers' liability insurance as are provided to other directors and officers of HealthWatch.

   In the event that HealthWatch or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of HealthWatch assume the obligations described under this section "--Indemnification and Insurance."

Conditions

   The obligations of HealthWatch, Merger Sub and Halis to effect the merger are subject to, among other things, the satisfaction or waiver of conditions, including without limitation:

  . Approval of the merger agreement and the transactions associated with it, by the requisite vote of each company's stockholders;

  . The effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part of, and the absence of a stop order suspending such effectiveness;

  . Subject to limited exceptions set forth in the merger agreement, the receipt or completion, as applicable, of all consents, approvals and actions of, filings with and notices to any governmental entity required by either of HealthWatch or Halis to consummate the merger and the other transactions associated with the merger agreement;

  . The absence of any law, judgment, order or decree preventing the consummation of the merger or which is otherwise reasonably likely to have a material adverse effect on HealthWatch or Halis, as applicable;

  . The approval of listing on the Nasdaq SmallCap Market, subject only to official notice of issuance, of the shares of HealthWatch common stock to be issued in the merger;

  . The receipt by HealthWatch from Gambrell & Stolz, L.L.P. and the receipt by Halis from Gomel & Davis, L.L.P. of opinions, dated as of the date that the registration statement is declared effective, to the effect that the merger will constitute a "reorganization" within the meaning of
    Section 368(a) of the Code, which opinions will not be withdrawn or materially modified as of the closing date;

  . Halis and HealthWatch shall have received an opinion from their respective financial advisors to the effect that from a financial point of view the merger agreement is fair to the stockholders of the company which such financial advisor represents; and

  . Halis obtains from all stockholders owning five percent (5%) or more of the outstanding stock fully executed lock-up agreements.

   The obligations of each of HealthWatch and Halis to effect the merger are subject to the satisfaction or waiver of additional conditions, including:

  . The continued accuracy of the other party's representations and warranties and such other party's performance of its obligations under the merger agreement in all material respects; and

  . The absence of any material adverse change relating to the other party.

Resale Restrictions

   All shares of HealthWatch common stock received by Halis stockholders in the merger will be freely transferable under the Securities Act, except for shares of HealthWatch common stock received by any person deemed to be "affiliates" of Halis at the time of the Halis special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control of Halis and may include Halis executive officer and directors, as well as Halis significant stockholders. Affiliates may not sell their shares of HealthWatch common stock received in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  . any other applicable exemption under the Securities Act.

   HealthWatch registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of HealthWatch common stock to be received by Halis affiliates in the merger.

Termination

   The merger agreement may be terminated at any time prior to the effective time, with limited exceptions, notwithstanding any approval of the merger agreement by the stockholders of Halis or the stockholders of HealthWatch, by:

  . Mutual written consent of HealthWatch and Halis if the board of directors of each company has determined to terminate the merger agreement by a vote of a majority of its entire board;

  . Either the HealthWatch board of directors or the Halis board of directors:

    . If the merger has not been consummated by April 30, 2001; provided, however, that the right to terminate the merger agreement will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be consummated by such time;

    . If the approval of HealthWatch stockholders has not been obtained at a HealthWatch stockholders' meeting or any postponement or adjournment thereof;

    . If the approval of Halis stockholders has not been obtained at a Halis stockholders' meeting or any postponement or adjournment thereof; or

    . If any judgment, order, decree, statute or rule enacted, promulgated or issued by a court or other entity preventing the consummation of the merger or otherwise reasonably likely to have a material adverse effect on either HealthWatch or Halis is in effect and has become final and nonappealable or if a governmental entity, the approval of which is necessary for the consummation of the merger, has denied approval of the merger and such denial has become final and nonappealable; provided, that the party seeking to terminate the merger agreement will have used commercially reasonable efforts to prevent or remove such restraint or obtain such requisite regulatory approval;

  . By the Halis board of directors, if HealthWatch breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the condition to Halis' consummation of the merger with respect to the accuracy of HealthWatch's representations and warranties and HealthWatch's performance of its obligations under the merger agreement and (B) is incapable of being cured by HealthWatch or is not cured within 30 days of written notice of such breach or failure;

  . By the HealthWatch board of directors, if Halis breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the condition to HealthWatch's consummation of the merger with respect to the accuracy of Halis' representations and warranties and Halis' performance of its obligations under the merger agreement and (B) is incapable of being cured by Halis or is not cured within 30 days of written notice of such breach or failure;

  . By the Halis board of directors, at any time prior to the HealthWatch special meeting, if the HealthWatch board has (A) failed to include in this joint proxy statement/prospectus to the HealthWatch stockholders, its recommendation without modification or qualification that such stockholders approve the merger agreement and the transactions associated with it, (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of Halis;

  . By the HealthWatch board of directors, at any time prior to the Halis special meeting, if the Halis Board has (A) failed to include in this joint proxy statement/prospectus to the Halis stockholders, its recommendation without modification or qualification that such stockholders approve the merger agreement and the transactions associated with it, (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of HealthWatch; or

  . By HealthWatch if the Halis board of directors has failed to take certain actions with respect to the registration statement or its special meeting contemplated by the merger agreement as a result of the exercise of its rights to make a Subsequent Determination in accordance with the terms of the merger agreement.

   In the event of termination of the merger agreement, the merger agreement shall become void and there will be no liability on the part of any of the parties, except for:

  . Payment of termination fees, if applicable;

  . Confidentiality provisions;

  . Payment of fees and expenses related to the merger; and

  . Payment of any broker fees by each of the parties.

Termination Fee

   If the merger agreement is terminated at any time prior to the effective time, then:

  . HealthWatch will pay to Halis a termination fee of Five Hundred Thousand
    Dollars ($500,000.00) if the termination is because:

    . at any time prior to the HealthWatch Stockholders' Meeting, the HealthWatch board of directors shall have (A) failed to include in the joint proxy statement/prospectus to the HealthWatch stockholders its recommendation without modification or qualification that such stockholders approve the merger agreement and the transactions contemplated hereby, (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of Halis;

    . if the required HealthWatch stockholder approval is not obtained at a HealthWatch stockholders' meeting duly convened therefor or at any adjournment or postponement thereof; or

    . HealthWatch shall have failed to meet its obligations with regard to the filing of a Form S-4 registration statement with the SEC, and such breach is not cured within thirty days after notice thereof to HealthWatch;

  . Halis will pay to HealthWatch a termination fee of Five Hundred Thousand
    Dollars ($500,000.00) if the termination is because:

    . the Halis board of directors shall have (A) failed to include in the joint proxy statement/prospectus to the Halis stockholders its recommendation without modification or qualification that such stockholders approve the merger agreement and the transaction contemplated hereby, (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of HealthWatch;

    . the failure to obtain the required approval from the Halis stockholders and at the time of such termination or prior to the meeting of Halis' stockholders there shall have been an offer or proposal for an announcement of any intention with respect to a transaction that would constitute an Alternative Transaction;

    . Halis will have breached its obligations with regard to the solicitation of an Alternative Transactions;

    . Halis shall have failed to meet its obligations with regard to the filing of a Form S-4 registration statement with the SEC, and such breach is not cured within thirty days after notice thereof to Halis; or

    . the board of directors of Halis shall have failed to take any of the actions required for the filing of this joint proxy statement/prospectus or holding a meeting to approve the merger because they had made a Subsequent Determination with regard to the merger.

   Any termination fee payable under the merger agreement will be payable in cash, no later than one business day following the delivery of notice of termination to the other party which triggers such termination fee.

Expenses

   All fees and expenses incurred in connection with the merger and the merger agreement and the transactions associated with such agreements will be paid by the party incurring such fees and expenses, whether or not the merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the registration statement and this joint proxy statement/prospectus will be paid equally by the two companies. In the event that any state or local transfer taxes ("Transfer Taxes") are imposed on the stockholders of Halis, HealthWatch or their respective subsidiaries in connection with the merger at or after the effective time, Halis, HealthWatch or such subsidiary will pay such Transfer Taxes on behalf of their respective stockholders.

Amendment; Extension and Waiver

   The merger agreement may be amended by Halis and HealthWatch, by action taken by their respective boards of directors, at any time before or after the approval of the stockholders of HealthWatch or the approval of the stockholders of Halis. However, after any such stockholder approval, no amendment will be made that changes the amount or the form of the consideration to be delivered to the holders of Halis common stock pursuant to the merger agreement, or which by law otherwise requires the further approval of such stockholders.

   At any time prior to the effective time, any party may:

  . extend the time for the performance of any of the obligations or other acts of the other party, including, without limitation, each company's stockholders approving the merger, the SEC declaring the registration statement effective, receipt of tax and legal opinions as required and receipt of favorable fairness opinions as required;

  . waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  . waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

   Any agreement on the part of HealthWatch or Halis to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of HealthWatch or Halis to assert any of its rights under the merger agreement or otherwise will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                     MATERIAL UNITED STATES FEDERAL INCOME
                         TAX CONSEQUENCES OF THE MERGER

   The following discussion is a summary of the material U.S. Federal Income Tax consequences of the merger. The discussion which follows is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion below is for general information only and does not address the effects of any state, local or foreign tax laws on the merger. The tax treatment of a Halis stockholder may vary depending upon his or her particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers, persons who do not hold Halis stock as capital assets, individuals who received Halis common stock pursuant to the exercise of employee stock options or otherwise as compensation, non-U.S. persons and persons who hold Halis stock as part of a "straddle," "hedge" or conversion transaction), may be subject to special rules not discussed below.

   Consummation of the merger is conditioned upon the receipt by HealthWatch of an opinion from Gambrell & Stolz, L.L.P., counsel to HealthWatch, and by Halis of an opinion from Gomel & Davis, L.L.P., counsel to Halis, dated as of the date that the registration statement is declared effective, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. Federal Income Tax purposes, which opinions shall not have been withdrawn or materially modified as of the Closing Date. Such opinions of counsel are based on certain representations as to factual matters made by HealthWatch and Halis. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinions. Neither HealthWatch nor Halis is currently aware of any facts or circumstances which would cause any such representations made to counsel to be untrue or incorrect in any material respect. Any opinion of counsel is not binding on the Internal Revenue Service (the "IRS") or the courts.

   Provided that the merger is consummated in the manner described in the merger agreement and this joint proxy statement/prospectus, and that there are no changes in the Code or other applicable laws, the merger will be a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger is a reorganization, the merger will have the following federal income tax consequences:

  . no income, gain or loss will be recognized by HealthWatch, Merger Sub or Halis as a result of the merger;

  . a Halis stockholder will not recognize any income, gain or loss as a result of the receipt of HealthWatch common stock pursuant to the merger, except to the extent of any cash received in lieu of fractional shares of HealthWatch common stock and except as described below with respect to transfer taxes;

  . a Halis stockholder's tax basis for the HealthWatch common stock received pursuant to the merger, including any fractional share interest in HealthWatch common stock for which cash is received, will equal such Halis stockholder's tax basis in the Halis common stock exchanged therefor;

  . a Halis stockholder's holding period for the HealthWatch common stock received pursuant to the merger will include the holding period of the Halis common stock surrendered in exchange therefor; and

  . a Halis stockholder that receives cash in lieu of a fractional share interest in HealthWatch common stock pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Halis common stock allocable to such fractional share.

   Copies of these opinions are attached as Exhibits 8.1 and 8.2 to the registration statement of which this joint proxy statement/prospectus forms a part. Any change in currently applicable law, which may or may not be retroactive, or failure of any factual representation or assumption to be true, correct and complete in all material respects, could affect the continuing validity of the Gambrell & Stolz tax opinion and the Gomel & Davis tax opinion.

   In the event that any transfer taxes are imposed on the stockholders of Halis, HealthWatch or their respective subsidiaries in connection with the merger, Halis, HealthWatch or such subsidiary will pay such transfer taxes on behalf of their respective stockholders. Any such payments may result in dividend income to the stockholders of the company making the payment in an amount which is not expected to be material.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                             HALIS COMMON STOCK AND
                            HEALTHWATCH COMMON STOCK

   This section of the joint proxy statement/prospectus describes material differences between Halis common stock and HealthWatch common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to Halis stockholders, including the Articles of Incorporation and by-laws of HealthWatch and the Articles of Incorporation and by-laws of Halis. Halis stockholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between Halis common stock and HealthWatch common stock.

   Halis' Articles of Incorporation and by-laws currently govern the rights of stockholders of Halis. After the completion of the merger, Halis' stockholders will become stockholders of HealthWatch. As a result, former Halis stockholders' rights will be governed by HealthWatch's Articles of Incorporation and by-laws. Furthermore, because HealthWatch is a Minnesota corporation, after the merger former Halis stockholders' rights will be governed by the Minnesota Business Corporation Act (the "MBCA"), rather than by Georgia law. The following paragraphs summarize material differences between the rights of HealthWatch stockholders and Halis stockholders under the Articles of Incorporation and by-laws of HealthWatch and Articles of Incorporation and by-laws of Halis, and under Minnesota and Georgia law, as applicable.

Authorized Capital Stock

 HealthWatch

   One class of common stock is issued and outstanding. Holders are entitled to one vote per share. The HealthWatch Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of common stock. Note, however, the HealthWatch stockholders are being asked to approve an amendment to the HealthWatch Articles of Incorporation to increase the number of shares of common stock HealthWatch is authorized to issue to 50,000,000.

   The HealthWatch Articles of Incorporation authorize the board of directors to issue shares of preferred stock in series, to establish from time to time the number of shares to be included in such series, and to fix the designation, powers preferences and rights of the shares to be included in each series and the qualifications, limitations and restrictions thereof. The HealthWatch Articles of Incorporation reserve for issuance 1,000,000 shares of preferred stock. Note, however, the HealthWatch stockholders are being asked to approve an amendment to the HealthWatch Articles of Incorporation to increase the number of shares of preferred stock HealthWatch is authorized to issue to 15,000,000.

   Under the MBCA, all shares of a corporation will have the par value of one cent per share, unless a different par value is specified in the Articles of Incorporation. Minnesota law permits a corporation to make distributions only if the board determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution and the board does not know before the distribution is made that the determination was or has become erroneous. In addition, Minnesota law generally provides that a corporation may redeem or repurchase its shares.

   The holders of HealthWatch common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of HealthWatch common stock have no preemptive rights or rights to convert their HealthWatch common stock into any other securities. There are no redemption or sinking fund provisions applicable to HealthWatch common stock. All outstanding shares of HealthWatch common stock are fully paid and non-assessable and have a par value of $0.05 per share.

   Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of HealthWatch common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of HealthWatch, the holders of HealthWatch common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock.

   Pursuant to HealthWatch's Articles of Incorporation, as amended, the board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $0.05 par value per share, in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of HealthWatch common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of HealthWatch common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of HealthWatch or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the HealthWatch common stock, and may adversely affect the voting and other rights of the holders of HealthWatch common stock.

 Halis

   One class of common stock is issued and outstanding. Holders are entitled to one vote per share. The Halis Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock.

   The Halis Articles of Incorporation authorize the board of directors to issue shares of preferred stock in one or more series and to set the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof. The Halis Articles of Incorporation provide that Halis has the authority to issue up to 5,000,000 shares of preferred stock.

   Under Georgia law, a corporation may make distributions to its stockholders subject to any restrictions imposed in the corporation's articles of incorporation, except that no distribution may be made if as a result the corporation would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. A Georgia corporation may acquire its own shares and shares so acquired will constitute authorized but unissued shares, unless the articles of incorporation provide that such shares become treasury shares or prohibit the reissuance of reacquired shares. If such reissuance is prohibited, the number of authorized shares will be reduced by the number of shares reacquired.

   The holders of Halis common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights and each share has a par value of $0.01. Holders of Halis common stock have no preemptive rights or rights to convert their Halis common stock into any other securities. There are no redemption or sinking fund provisions applicable to the Halis common stock. All outstanding shares of Halis common stock are fully paid and nonassessable.

   Pursuant to Halis' Articles of Incorporation, as amended, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, no par value per share, in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Halis common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Halis common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of Halis or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Halis common stock and may adversely affect the voting and other rights of the holders of Halis common stock. Halis has no plans to issue any preferred stock.

                            Summary of Comparison of
                            Authorized Capital Stock

                                                         HealthWatch    Halis
                                                         ----------- -----------
Common Stock:
 Authorized............................................. 10,000,000  100,000,000
 Par Value..............................................       $.05         $.01
 Issued and Outstanding.................................  2,142,751   61,132,037
 Votes Per Share........................................          1            1

Preferred Stock:
 Authorized.............................................  1,000,000    5,000,000
 Par Value..............................................       $.05         $.10
 Issued and Outstanding.................................                    None
  Series A..............................................      5,000
  Series P..............................................     66,886
  Series C..............................................      4,000
  Series D..............................................     74,130
 Votes Per Share:.......................................                     N/A
  Series A..............................................       None
  Series P..............................................       None
  Series C..............................................      53.33
  Series D..............................................      28.57

Stockholder Meetings

 HealthWatch

   Under Minnesota law, a special meeting of stockholders may be called for any purpose at any time by (i) the chief executive officer, (ii) the chief financial officer, (iii) two or more directors, (iv) a person authorized in the articles of incorporation or by-laws to call special meetings or (v) a stockholder or stockholders holding ten percent or more of the voting power of all shares entitled to vote (except a special meeting to vote on an action to directly or indirectly effect a business combination must be called by stockholders holding 25 percent of the voting power entitled to vote).

   Under Minnesota law, any action permitted to be made at a meeting of the stockholders may be taken without a meeting by written action signed by all stockholders entitled to vote. The written actions is effective when it has been signed by all stockholders entitled to vote, unless another effective time is provided for in the written action.

 Halis

   Under Georgia law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the articles of incorporation or the by-laws. In addition, Georgia law provides that a special meeting of stockholders may also be called by the holders of at least 25%, or such greater or lesser percentages as the articles of incorporation or by-laws provide, of all votes entitled to be cast on any issue proposed to be considered at a special meeting. Halis' by-laws provide that a special meeting may be called by the chief executive officer, or the presiding officer of the board of directors. The chief executive officer or secretary will call a special meeting when: (1) requested in writing by two or more of the directors; or (2) when requested in writing by stockholders owning at least twenty-five percent (25%) of all the votes entitled to be case on any issue proposed to be considered at such meeting.

   Under Georgia law, stockholders may take action by written consent in lieu of voting at a stockholders' meeting. Under Georgia law, all actions taken by written consent must be unanimous unless the articles of incorporation provide otherwise. Halis' articles of incorporation require that in actions to approve any plan of merger, share exchange, asset sale or other transaction as to which stockholder approval is required and specific disclosure requirements to voting stockholders are imposed by Georgia law, written consent shall not be effective unless (a) prior to the execution of the written consent, stockholder shall have received the same material which, under Georgia law, would have been required to be furnished to stockholders in a notice of such meeting, including dissenters' rights or (b) the written consent contains an express waiver of the rights to receive the materials otherwise required to be furnished to stockholder in a notice of a meeting at which the proposed action would have been submitted to stockholder vote, including dissenters' rights.

                                        HealthWatch                   Halis
                               ----------------------------  ----------------------
 Who may call a stockholder    CEO, CFO, 2 or more           CEO or presiding
  meeting:                     directors, or stockholders    officer, 2 or more
                               owning at least 25% of        directors or
                               voting power                  stockholders owning at
                                                             least 25% of voting
                                                             power

Record Date for Stockholder Action

 HealthWatch

   The HealthWatch by-laws provide that the board of directors may, but need not, fix a record date that will not be more than 60 days prior to any intended action or meeting.

 Halis

   The Halis by-laws provide that the board of directors may fix a record date for a stockholders' meeting, which shall not be more than 70 days before the date of the meeting or action. If no date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, the last business day before the first notice of such meeting is delivered to stockholders shall be the record date. If no record date is fixed for determining stockholders entitled to take action without a meeting, the date the first stockholders signs the consent shall be the record date for such purpose.

                                        HealthWatch                    Halis
                               ----------------------------  ------------------------
 Record date for stockholder   Not required, but not more    Not more than 70 days
  action:                      than 60 days before action    before action; if not
                                                             set, the last day before
                                                             the notice is delivered

Notice of Stockholder Meeting

 HealthWatch

   The HealthWatch by-laws require that notice of all meetings of stockholders stating the date, time and place thereof, and any other information required by law or desired by the board of directors or by such other person or persons calling the meeting, and in the case of special meetings, the purpose thereof, shall be given to each stockholder of record entitled to vote at such meeting not less than three (3) nor more than sixty (60) days prior to the date of such meeting. In the event that a plan of merger or the sale or other disposition of all or substantially all of the assets of the corporation is to be considered at a meeting of stockholders, notice of such meeting shall be given to every stockholder, whether or not entitled to vote, not less than fourteen (14) days prior to the date of such meeting.

   Notice of meeting shall be given to each stockholder entitled thereto by oral communication, mailing a copy to such stockholder, by handing a copy thereof to such stockholder or by any other method of delivery that conforms to Minnesota law. Notice by mail shall be deemed given when deposited in the United States mail with sufficient postage affixed.

   Any stockholder may waive notice of any meeting of stockholders. Waiver of notice shall be effective whether given before, at, or after the meeting and whether given orally, in writing or by attendance. Attendance by a stockholder at a meeting is waiver of notice of that meeting, except where the stockholder objects at the beginning of the meeting of the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of that item at the meeting.

   Under Minnesota law, in all instances where a specific notice provision has not otherwise been fixed by law, the notice shall be given at least ten (10) days before the date of the meeting, or a shorter time provided in the articles of incorporation or by-laws, and not more than sixty (60) days before the date of the meeting.

 Halis

   Under the Halis by-laws, each stockholder entitled to vote thereat shall receive notice including the date, time and place of each annual and special stockholders' meeting no fewer than ten (10) nor more than sixty (60) days before the meeting. Unless otherwise required by law, notice of an annual meeting need not contain the actions which will be considered at such meeting. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

   If an action at a stockholders meeting would or might give rise to statutory dissenters' rights under Georgia law, the notice shall state that the meeting is to include consideration of such proposed corporate action, and that the consummation of such action will or might give rise to such dissenters' rights, and shall include the description of such statutory dissenters' rights required by Georgia law.

                                        HealthWatch                    Halis
                               ----------------------------  ------------------------
 What is required in a notice  date, time and place, and     date, time and place
  of stockholder meeting:      any other information
                               required by law

 Timing of notice:             Not less than 3 nor more      Not less than 10 nor
                               than 60 days before the       more than 60 days before
                               meeting; unless meeting to    the meeting
                               approve business
                               combination, then not less
                               than 14 days before the
                               meeting

Board of Directors

 HealthWatch

   The HealthWatch by-laws provide that the board of directors shall be fixed from time to time by resolution of the stockholders, subject to increase by resolution of the board of directors. In the event the stockholders fail to fix the number of directors, the number of directors shall be the number provided for in the articles of incorporation, subject to increase by resolution of the board of directors. The HealthWatch Articles of Incorporation provides that the board of directors shall consist of three (3) directors. The board of directors of HealthWatch has increased the number of directorships to six (6) by resolution, as required under the HealthWatch Articles of Incorporation and by-laws. Each member of the board of directors shall hold office until the annual meeting of the stockholders held next after his election and until his successor has been duly elected and has qualified, or until his earlier resignation, removal from office or death.

   Under Minnesota law, any one or all of the directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors; provided that, if a director has been elected solely by the holders of a class or series of shares, as stated in the articles of incorporation or by-laws, then that director may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares of that class or series entitled to vote at an election of that director.

   Under Minnesota law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the articles of incorporation or by-laws. The HealthWatch by-laws provide that vacancies on the board of directors may only be filled by the vote of the majority of directors then in office, including, in the case of any vacancy created by resignation which is to be effective at a future date, those directors who have so resigned. The HealthWatch by-laws also provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a resolution of the stockholders.

   The HealthWatch by-laws provide that HealthWatch may lend money to or otherwise assist any officer or other employee whenever a majority of the board of directors judge such a loan or assistance reasonably to be expected to benefit HealthWatch.

 Halis

   The Halis by-laws provide that the number of the board of directors shall be one or more individuals, the precise number to be fixed by resolution of the board of directors from time to time. The Halis board of directors is currently fixed at two (2) directors.

   Under Georgia law, the stockholders may remove one or more directors with or without cause unless the articles of incorporation or a by-laws adopted by the stockholders provides that directors may be removed only for cause. If a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove him. A director may be removed by the stockholders only at a meeting called for the purpose of removing him and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

   Halis' by-laws provides that a vacancy may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director so chosen shall hold office until the next annual meeting of stockholders of Halis. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

                                        HealthWatch                    Halis
                               ----------------------------  ------------------------
 Number of board members:      Shall consists of 3           Shall consists of one or
                               directors, subject to         more directors, subject
                               increase by resolution by     to increase by
                               the existing board.           resolution by the
                               HealthWatch currently has     existing board. Halis
                               six (6) directors on its      currently has two (2)
                               board                         directors on its board

 Removal of directors:         Directors may be removed by   Directors may be removed
                               a majority of the voting      by a majority of the
                               power entitled to vote on     voting power entitled to
                               election of directors         vote on election of
                                                             directors, but only at a
                                                             meeting called for the
                                                             purpose of removing the
                                                             director, and the notice
                                                             must indicate that the
                                                             purpose is to remove the
                                                             director

 Vacancies and newly created   May be filled by a majority   May be filled by a
  directorships:               of the directors then in      majority of the
                               office or by a majority vote  directors then in office
                               of the stockholders entitled  or by a majority vote of
                               to vote on directors          the stockholders
                                                             entitled to vote on
                                                             directors

Officer and Director Indemnification

 HealthWatch

   The HealthWatch Articles of Incorporation provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the stockholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law,
(iii) liability of directors for improper distributions or (iv) liability for any transaction in which a director derived an improper personal benefit. If the Minnesota law is amended to permit further elimination or limitation of the liability of directors, then the liability of a director of the corporation, then the director shall be indemnified to the fullest extent authorized under the MBCA.

 Halis

   The Halis by-laws provide that unless otherwise stated in the Halis Articles of Incorporation, to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

   The corporation may indemnify and hold harmless any director of the corporation who was or is a party to a proceeding because he is or was a director of the corporation, against any liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

   Without regard to the limitations contained above, the corporation may indemnify a director if authorized by its stockholders by a majority of votes which would be entitled to be cast in a vote to amend the corporations Articles of Incorporation. The Halis by-laws provide that payment of expenses in advance of the final disposition of an action shall be authorized by the board of directors in some circumstances, and may be authorized by the board of directors in other circumstances, upon receipt of an affirmation by the director or officer that he or she has met the applicable standard of conduct and has agreed to repay the corporation any advances made.

                                        HealthWatch                    Halis
                               ----------------------------  ------------------------
 Officer and director          HealthWatch officers and      Halis may indemnify a
  indemnification:             directors shall only be       director if: he acted in
                               liable for: breach of duty    good faith; he acted in
                               or loyalty; acts not in good  or not opposed to the
                               faith; intentional            best interests of the
                               misconduct; knowing           corporation; he had no
                               violation of law; improper    reasonable cause to
                               distributions; or             believe that his conduct
                               transactions in which the     was unlawful; or in any
                               officer or director derived   proceeding in which he
                               an improper personal benefit  was wholly successful in
                                                             defending

Limitation on Liability

 HealthWatch

   The HealthWatch Articles of Incorporation limits or eliminates, to the fullest extent permitted under Minnesota law, the personal liability of a director to HealthWatch or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Minnesota law, such provision may not eliminate or limit director monetary liability for:

  . breaches of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith involving intentional misconduct or knowing violations of law;

  . the payment of unlawful dividends under the MBCA; or

  . any transaction in which the director received an improper personal benefit.

 Halis

   The Halis Articles of Incorporation eliminate a director's personal liability for monetary damages to Halis or any of its stockholders for any breach of duties of such position, except that such liability is not eliminated for:

  . any appropriation by a director, in violation of the director's duties, of any business opportunity;

  . any acts or omissions of a director that involve intentional misconduct or knowing violation of law;

  . unlawful distributions; or

  . any transaction for which the director received an improper personal benefit.

Required Stockholder Approval

 HealthWatch

   Under Minnesota law, an issuing public corporation may not engage in any business combination with any interested stockholder of the issuing public corporation for a period of four years following the interested stockholder's share acquisition date unless specified conditions are met. Under Minnesota law, an interested stockholder may avoid the prohibition against effecting certain significant transactions with the corporation if the board of directors, prior to the time such stockholder becomes an interested stockholder, approves such transaction or the transaction by which such stockholder becomes an interested stockholder or if at or subsequent to such time the board of directors and the stockholders approve such transaction. These provisions of Minnesota law apply to a Minnesota corporation unless the corporation's articles of incorporation or by-laws contain a provision expressly electing not to be subject to this section of the MBCA. HealthWatch has not opted out of these provisions in its Articles of Incorporation or By-laws and consequently is subject to these provisions.

 Halis

   The Halis by-laws do not contain such a provision electing to be governed by similar provisions under Georgia law.

Dissenters' Rights

 HealthWatch

   Unless the articles of incorporation or by-laws provide otherwise, the right to obtain payment under the MBCA does not apply to a stockholder of the surviving corporation in a merger, if the shares of the stockholder are not entitled to be voted on the merger. The HealthWatch Articles of Incorporation or by-laws do not provide otherwise. Thus, HealthWatch stockholders are entitled to dissenters' rights under the MBCA, where applicable.

 Halis

   Notwithstanding any other provision under Georgia law, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 stockholders, unless:

  . In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 stockholders, except for cash payments in lieu of fractional shares; or

  . The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Thus, because HealthWatch's by-laws or Articles of Incorporation have not opted out of the dissenter's rights under MBCA, Halis stockholders will continue to be entitled to dissenter's rights after the merger.

Derivative Actions

 HealthWatch

   Under Minnesota law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder at the time of the transaction in question. In addition, dissenter's rights shall not apply to a stockholder in a merger transaction, if the stockholder was not entitled to vote on the merger transaction.

 Halis

   Under Georgia law, a stockholder may not commence or maintain a derivative proceeding unless the stockholder was a stockholder of the corporation at the time of the act or omission complained of or became a stockholder through transfer by operation of law from one who was a stockholder at that time. In addition, Georgia law requires that the stockholder fairly and adequately represent the interests of the corporation in enforcing the rights of the corporation. Thus, Halis stockholders will continue to have the right to bring a derivative action on behalf of the corporation after the merger.

                               HEALTHWATCH, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   On June 29, 2000, HealthWatch and Halis entered into an agreement to merge in a transaction where Halis would become a subsidiary of HealthWatch to be accounted as a purchase by HealthWatch. Under the terms of the merger agreement, each share of Halis common stock would be exchanged for .05 shares of HealthWatch common stock, resulting in an exchange ratio of one share of HealthWatch common stock for twenty shares of Halis common stock. Additionally, stock options to purchase Halis common stock will convert into stock options to purchase HealthWatch common stock.

   The following unaudited pro forma consolidated financial statements present the effect of the proposed merger of Halis with and into HealthWatch on a purchase basis. The unaudited pro forma consolidated balance sheet presents the financial position of HealthWatch and Halis as of December 31, 2000, assuming that the proposed merger was consummated as of December 31, 2000 based on the historical balance sheet of HealthWatch and Halis as of December 31, 2000.

   The unaudited pro forma consolidated statements of operations give effect to the proposed merger by combining the historical statements of operations of HealthWatch and Halis for the year ended June 30, 2000 and the six months ended December 31, 2000, with necessary adjusting entries. For purposes of preparing this pro forma information, the transaction was assumed to be consummated at the beginning of the preceding fiscal year (July 1, 1999 for the year and six months ended June 30, 2000 and December 31, 2000, respectively). These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of HealthWatch and Halis included elsewhere in this joint proxy statement/prospectus.

   The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that wold have occurred if the merger had been consummated for the periods noted, nor are they necessarily indicative of future operating results or financial position.

                               HEALTHWATCH, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                  (unaudited)

                                                                         Pro Forma          Pro Forma
                         HealthWatch, Inc. HALIS, Inc.  Acquisition    Consolidating    HealthWatch, Inc.
                           Consolidated    Consolidated Adjustment        Entries         Consolidated
                         ----------------- ------------ -----------    -------------    -----------------
CURRENT ASSETS
Cash....................    $   52,084      $  327,968  $      --       $       --         $   380,052
Restricted cash.........                        36,308                                          36,308
Receivables, net........        48,427         242,397         --               --             290,824
Marketable securities...     1,848,406             --          --               --           1,848,406
Inventory...............        25,449             --          --               --              25,449
Other current assets....       339,694         102,487         --               --             442,181
                            ----------      ----------  ----------      -----------        -----------
 TOTAL CURRENT ASSETS...     2,314,060         709,160         --               --           3,023,220
                            ----------      ----------  ----------      -----------        -----------


OTHER ASSETS
Property and equipment,
 net....................       127,320         291,106         --               --             418,426
Due from HALIS, Inc.....       541,976             --          --          (541,976)(3)            --
Intangible assets (HES
 Technology), net.......     1,014,570         467,308   4,949,431(1)                        6,431,309
Investment in
 HALIS/HealthWatch......     1,645,701           9,375         --        (1,655,076)(2)            --
Other assets............        56,370         160,990         --               --             217,360
                            ----------      ----------  ----------      -----------        -----------
TOTAL OTHER ASSETS......     3,385,937         928,779   4,949,431       (2,197,052)         7,067,095
                            ----------      ----------  ----------      -----------        -----------
TOTAL ASSETS............    $5,699,997      $1,637,939  $4,949,431      $(2,197,052)       $10,090,315
                            ==========      ==========  ==========      ===========        ===========

                               HEALTHWATCH, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                  (unaudited)

                                                                                        Pro Forma
                          HealthWatch,                                 Pro Forma       HealthWatch,
                              Inc.      HALIS, Inc.   Acquisition    Consolidating         Inc.
                          Consolidated  Consolidated  Adjustment        Entries        Consolidated
                          ------------  ------------  -----------    -------------     ------------
CURRENT LIABILITIES
Accounts payable and
 accrued expenses.......  $    661,701  $    844,679  $      --      $        --       $  1,506,380
Deferred revenue and
 customer deposits......         6,501        52,508         --               --             59,009
Due to HealthWatch,
 Inc....................           --        291,976         --          (291,976)(3)           --
Notes payable--bank.....           --        248,379         --               --            248,379
Note payable--related
 party..................                     250,000                     (250,000)              --
Obligations under
 capital leases--current
 portion................           --         66,121         --               --             66,121
Debentures payable......        25,000           --          --               --             25,000
                          ------------  ------------  ----------     ------------      ------------
TOTAL CURRENT
 LIABILITIES ...........       693,202     1,753,663         --          (541,976)        1,904,889
                          ------------  ------------  ----------     ------------      ------------
LONG-TERM DEBT
Obligations under
 capital leases, net of
 current portion........           --        142,511         --               --            142,511
                          ------------  ------------  ----------     ------------      ------------
SHAREHOLDERS' EQUITY
Cumulative preferred
 stock, 1,000,000 shares
 authorized
 Series A, 5,000 shares
  issued and
  outstanding...........           250           --          --               --                250
 Series P, 66,886 shares
  issued and
  outstanding...........         3,344           --          --               --              3,344
 Series C, 4,000 shares
  issued and
  outstanding...........           200           --          --               --                200
 Series D, 74,130 shares
  issued and
  outstanding...........         3,707           --          --                               3,707
Common stock, par value.       107,137       611,320         --          (498,865)(2)       219,592
Additional paid-in-
 capital................    35,641,951    38,085,036         --       (35,161,371)(2)    38,565,616
Accumulated deficit.....   (30,743,303)  (38,838,966)        --        38,838,966 (2)   (30,743,303)
Accumulated other
 comprehensive loss, net
 unrealized investment
 losses.................        (6,491)     (115,625)        --           115,625 (2)        (6,491)
Pro forma equity
 adjustment.............           --            --    4,949,431(1)    (4,949,431)(2)           --
                          ------------  ------------  ----------     ------------      ------------
TOTAL SHAREHOLDERS'
 EQUITY.................     5,006,795      (258,235)  4,949,431       (1,655,076)        8,042,915
                          ------------  ------------  ----------     ------------      ------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY...  $  5,699,997  $  1,637,939  $4,949,431     $ (2,197,052)     $ 10,090,315
                          ============  ============  ==========     ============      ============

                               HEALTHWATCH, INC.
               NOTES TO THE PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                  (unaudited)

(1) To reflect the acquisition of HALIS as if the acquisition had occurred on December 31, 2000 by recording an intangible asset for the excess of the purchase price over the fair value of the net tangible assets acquired ($5,416,739)and eliminating HALIS' goodwill ($467,308). The total value of the consideration is based on the trading value of the Company's stock as of the measurement date of the transaction. The intangible asset recorded in conjunction with the merger represents the total consideration (2,265,761 shares of HealthWatch's common stock issued to HALIS shareholders valued at the trading price at June 30, 2000 of $1.34 per share, or $3,036,120, plus HealthWatch's investment in and advances to HALIS at December 31, 2000 of $2,187,677), or $5,223,797, over the fair market value of the net tangible assets acquired from HALIS (at December 31, 2000, HALIS' liabilities exceeded the fair market value of its net tangible assets by $192,942). The excess purchase price over the fair market value of the net tangible assets acquired has been identified as the HES Technology and will be amortized over a five year period.

(2) To eliminate HealthWatch's investment in HALIS carried on the equity method ($1,645,701) and HALIS' investment in HealthWatch ($9,375).

(3) To eliminate intercompany balances as of December 31, 2000.

                               HEALTHWATCH, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2000
                                  (unaudited)

                                 Pro Forma Consolidated Statement of Operations (Unaudited)
                         -----------------------------------------------------------------------------
                                                                       Pro Forma         Pro Forma
                         HealthWatch, Inc. HALIS, Inc.   Acquisition Consolidating   HealthWatch, Inc.
                           Consolidated    Consolidated  Adjustment     Entries        Consolidated
                         ----------------- ------------  ----------- -------------   -----------------
SALES...................    $   551,682    $ 4,326,750      $ --       $(21,936)(3)     $ 4,856,496
COST OF SALES...........        193,952        188,941        --        (21,936)(3)         360,957
                            -----------    -----------      -----      --------         -----------
 GROSS PROFIT...........        357,730      4,137,809        --            --            4,495,539
                            -----------    -----------      -----      --------         -----------
OPERATING COSTS AND
 EXPENSES
Selling, general &
 administrative.........      1,964,127      4,236,625        --            --            6,200,752
Depreciation &
 amortization...........        442,795        642,776        --        716,592 (2)       1,802,163
Research & development..        136,780        181,651        --            --              318,431
Writedown of
 intangibles............            --          63,996        --            --               63,996
                            -----------    -----------      -----      --------         -----------
 TOTAL OPERATING COSTS
  AND EXPENSES..........      2,543,702      5,125,048        --        716,592           8,385,342
                            -----------    -----------      -----      --------         -----------
OPERATING LOSS..........     (2,185,972)      (987,239)       --       (716,592)         (3,889,803)
                            -----------    -----------      -----      --------         -----------
OTHER INCOME (EXPENSE)
Provision for losses on
 note receivable........            --        (623,378)       --            --             (623,378)
Equity loss from
 investment in HALIS,
 Inc....................       (523,450)           --         --        523,450 (1)             --
Other than temporary
 decline in value of
 investment in HALIS,
 Inc....................       (472,810)           --         --        472,810 (1)             --
Loss from impairment of
 intangible assets......       (213,286)                                                   (213,286)
Gain on disposal of
 equipment..............            --          35,000        --            --               35,000
Interest income.........        110,606         13,798        --            --              124,404
Interest expense........       (455,875)       (87,877)       --            --             (543,752)
Other income (expense)..            --          22,474        --            --               22,474
                            -----------    -----------      -----      --------         -----------
 TOTAL OTHER INCOME
  (EXPENSE).............     (1,554,815)      (639,983)       --        996,260          (1,198,538)
                            -----------    -----------      -----      --------         -----------
LOSS FROM CONTINUING
 OPERATIONS.............    $(3,740,787)   $(1,627,222)     $ --       $279,668         $(5,088,341)
                            ===========    ===========      =====      ========         ===========
BASIC AND DILUTED NET
 LOSS PER COMMON SHARE..    $    (3.93)                                                 $     (1.95)
                            ===========                                                 ===========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............      1,538,924                                                   3,788,019
                            ===========                                                 ===========

                               HEALTHWATCH, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2000
                                  (unaudited)

(1) To eliminate equity loss from investment in HALIS ($523,450) and other-than-temporary decline in value ($472,810).

(2) To record amortization of intangible asset recorded as a result of the HealthWatch/HALIS merger ($1,119,475) over a five year period and to reverse the amortization recorded for the HALIS goodwill which was eliminated in the merger ($402,883).

(3) To eliminate MERAD royalties on HES sales.

                               HEALTHWATCH, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2000
                                  (unaudited)

                                  Pro Forma Consolidated Statement of Operations (Unaudited)
                          -----------------------------------------------------------------------------
                                                                       Pro Forma          Pro Forma
                          HealthWatch, Inc. HALIS, Inc.  Acquisition Consolidating    HealthWatch, Inc.
                            Consolidated    Consolidated Adjustment     Entries         Consolidated
                          ----------------- ------------ ----------- -------------    -----------------
SALES...................     $   183,622     $2,076,606     $ --      $     (540)(3)     $ 2,259,688
COST OF SALES...........          37,888            810       --            (540)(3)          38,158
                             -----------     ----------     -----     ----------         -----------
GROSS PROFIT............         145,734      2,075,796       --             --            2,221,530
                             -----------     ----------     -----     ----------         -----------
OPERATING EXPENSES
Selling, general &
 administrative.........       1,873,679      1,986,684       --             --            3,860,363
Depreciation &
 amortization...........         127,911        292,107       --         340,232 (2)         760,250
Research & development..          98,034        137,736       --             --              235,770
                             -----------     ----------     -----     ----------         -----------
 TOTAL OPERATING
  EXPENSES..............       2,099,624      2,416,527       --         340,232           4,856,383
                             -----------     ----------     -----     ----------         -----------
OPERATING LOSS..........      (1,953,890)      (340,731)      --        (340,232)         (2,634,853)
                             -----------     ----------     -----     ----------         -----------
OTHER INCOME (EXPENSE)
Equity loss from
 investments in HALIS,
 Inc....................        (127,710)           --        --         127,710 (1)             --
Interest income.........          95,949            --        --             --               95,949
Interest expense........         (10,015)      (282,731)      --             --             (292,746)
Realized loss on sale of
 marketable securities..          (3,860)           --        --             --               (3,860)
                             -----------     ----------     -----     ----------         -----------
 TOTAL OTHER INCOME
  (EXPENSE).............         (45,636)      (282,731)      --         127,710            (200,657)
                             -----------     ----------     -----     ----------         -----------
NET LOSS................     $(1,999,526)    $ (623,462)    $ --      $ (212,522)        $(2,835,510)
                             ===========     ==========     =====     ==========         ===========
BASIC AND DILUTED NET
 LOSS PER COMMON SHARE..     $     (2.54)                                                $     (1.43)
                             ===========                                                 ===========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............       2,142,751                                                   4,391,846
                             ===========                                                 ===========

                               HEALTHWATCH, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2000
                                  (unaudited)

(1) To eliminate equity loss from investment in HALIS.

(2) To record amortization of intangible assets recorded as a result of the HealthWatch/HALIS merger ($541,674) over a five year period and to reverse the amortization recorded for the HALIS goodwill which was eliminated in the merger ($201,442).

(3) To eliminate MERAD royalties on HES sales.

                     MARKET PRICE AND DIVIDEND INFORMATION

   The HealthWatch common stock is listed and traded on the Nasdaq SmallCap Market and the Halis common stock is listed and quoted on OTC Bulletin Board. The following table sets forth the high and low trading prices per share of each of the HealthWatch common stock and Halis common stock, based on published financial sources, and the dividends paid per share for such periods by HealthWatch and Halis. The time periods referred to in this table are to calendar quarters beginning January 1, 1997 through December 31, 2000.

                                                      HealthWatch      Halis
                                                     Common Stock  Common Stock
                                                       Prices(1)      Prices
                                                     ------------- -------------
                                                      High   Low    High   Low
                                                     ------ ------ ------ ------
1997
  First Quarter..................................... $76.50 $51.50    n/a    n/a
  Second Quarter....................................  75.75  25.50 $ 2.67 $ 1.55
  Third Quarter.....................................  30.50   9.38   2.42   1.92
  Fourth Quarter....................................  18.75   6.25   2.05   0.44
1998
  First Quarter.....................................  10.95   4.70   0.64   0.23
  Second Quarter....................................   5.45   3.15   0.28   0.16
  Third Quarter.....................................   6.60   3.15   0.48   0.13
  Fourth Quarter....................................   5.15   1.88   0.20   0.09
1999
  First Quarter.....................................  10.90   1.70   0.30   0.08
  Second Quarter....................................  11.10   4.05   0.30   0.13
  Third Quarter.....................................   5.15   1.88   0.19   0.11
  Fourth Quarter....................................   5.90   1.55   0.16   0.05
2000
  First Quarter.....................................   9.06   2.00   0.55   0.09
  Second Quarter....................................   4.75   1.31   0.22   0.06
  Third Quarter.....................................   2.81   1.16   0.09   0.05
  Fourth Quarter....................................   1.94   0.44   0.06   0.02

--------
(1) The trading prices of HealthWatch common stock in this table have been adjusted to reflect a one-for-five reverse stock split that was effective on February 23, 1998 and a one-for-five reverse stock split that was effective on December 23, 1999.

   Neither HealthWatch nor Halis has paid a common stock dividend in any of the periods shown in the above table.

   On March 7, 2000, the last full trading day prior to the first public announcement of the execution of a binding letter of intent regarding the merger, the reported high and low sales prices per share and closing price per share of HealthWatch common stock and Halis common stock on the Nasdaq SmallCap Market or OTC Bulletin Board, as the case may be, were as follows:

                                                              High   Low  Close
                                                              ----- ----- ------
      HealthWatch............................................ $7.00 $6.50 $6.875
      Halis.................................................. $0.45 $0.33 $0.39

   On April   , 2001, the last full trading day prior to the date of this joint proxy statement/prospectus, the reported high and low sales prices per share and closing price per share of HealthWatch common stock and Halis common stock on the Nasdaq SmallCap Market or OTC Bulletin Board, as the case may be, were as follows:

                                                              High   Low  Close
                                                              ----- ----- ------
      HealthWatch............................................ $     $     $
      Halis.................................................. $     $     $

   Stockholders are urged to obtain current market quotations for shares of HealthWatch common stock and Halis common stock.

                                    EXPERTS

   The consolidated financial statements of HealthWatch in this joint proxy statement/prospectus for the years ended June 30, 2000 and 1999 and have been audited by Tauber & Balser, P.C., independent certified public accountants, as stated in their report dated September 26, 2000, except as to Note O, which date is as of March 3, 2001. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The audited financial statements and related financial statement schedules of Halis in this joint proxy statement/prospectus, to the extent and for the periods indicated in their reports dated March 1, 2001, have been audited by Tauber & Balser, P.C., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The unaudited interim financial information of HealthWatch included elsewhere in the registration statement, of which this joint proxy statement/prospectus is a part, for the interim periods ended December 31, 2000, has not been audited by Tauber & Balser, P.C. Accordingly, the degree of reliance on that information should be restricted in light of the fact that such information has not been audited.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                     VOTE OF ONLY HEALTHWATCH STOCKHOLDERS

                           Proposals No. 2.A and 2.B
  Amendment to Articles of Incorporation to Increase Authorized Capital Stock

   HealthWatch's board of directors has approved and recommends the adoption by the stockholders of the following amendments to Article III of the Articles of Incorporation, which amendments would:

  A. increase the number of authorized shares of HealthWatch common stock from 10,000,000 shares to 50,000,000 shares; and

  B. increase the number of authorized shares of preferred stock from 1,000,000 shares to 15,000,000 shares.

   Stockholders of HealthWatch may vote separately on proposals 2.A and 2.B

Text of the Amendments

  . Assuming Proposal 2.A is approved and Proposal 2.B is not, the HealthWatch Articles of incorporation will be amended as follows:

     "Article III of the Articles of Incorporation of the Corporation hereby is amended by deleting the first paragraph thereof in its entirety, and inserting in lieu thereof the following (Sections A and B thereof not being amended or otherwise changed):

                                  "ARTICLE III

     The total number of shares of all classes of stock that the corporation shall be authorized to issue shall be fifty-one million (51,000,000) shares, divided into the following: (i) fifty million (50,000,000) shares of Common Stock, $.05 par value per share, and (ii) one million (1,000,000) shares of Preferred Stock, $.05 par value per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as described in Sections A and B of this Article III."

  . Assuming Proposal 2.B is approved and Proposal 2.A is not, the HealthWatch Articles of incorporation will be amended as follows:

     "Article III of the Articles of Incorporation of the Corporation hereby is amended by deleting the first paragraph thereof in its entirety, and inserting in lieu thereof the following (Sections A and B thereof not being amended or otherwise changed):

                                  "ARTICLE III

     The total number of shares of all classes of stock that the corporation shall be authorized to issue shall be twenty-five million (25,000,000) shares, divided into the following: (i) ten million (10,000,000) shares of Common Stock, $.05 par value per share, and (ii) fifteen million (15,000,000) shares of Preferred Stock, $.05 par value per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as described in Sections A and B of this Article III."

  . Assuming Proposal 2.A and Proposal 2.B are both approved, the HealthWatch
    Articles of incorporation will be amended as follows:

     "Article III of the Articles of Incorporation of the Corporation hereby is amended by deleting the first paragraph thereof in its entirety, and inserting in lieu thereof the following (Sections A and B thereof not being amended or otherwise changed):

                                  "ARTICLE III

     The total number of shares of all classes of stock that the corporation shall be authorized to issue shall be sixty-five million (65,000,000) shares, divided into the following: (i) fifty million (50,000,000) shares of Common Stock, $.05 par value per share, and (ii) fifteen million (15,000,000) shares of Preferred Stock, $.05 par value per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as described in Sections A and B of this Article III."

   The Articles of Incorporation, as presently in effect, provide that the aggregate number of shares of stock which HealthWatch shall have authority to issue is 11,000,000 shares, consisting of 10,000,000 shares of HealthWatch common stock and 1,000,000 shares of HealthWatch preferred stock. On December 31, 2000, there were 2,142,751 issued and outstanding shares of HealthWatch common stock. Of the 1,000,000 shares of preferred stock, the following classes have been designated and reserved for issuance: 300,000 shares of 6% Series A Convertible Preferred Stock of which 5,000 shares are issued and outstanding; 4,500 shares of Series C 8% Convertible Preferred Stock of which 4,000 shares are issued and outstanding; 300,000 shares of Series D 8% Convertible Preferred of which 74,130 shares are issued and outstanding; and 80,000 shares of Series P Preferred Stock of which 66,886 shares are issued and outstanding. In addition, there were 9,524 shares of HealthWatch common stock reserved for issuance upon conversion of outstanding 6% Series A Convertible Preferred Stock; 213,333 shares of HealthWatch common stock reserved for issuance upon conversion of the outstanding shares of Series C 8% Convertible Preferred Stock; 2,117,998 shares of HealthWatch common stock reserved for issuance upon conversion of the outstanding shares of Series D 8% Convertible Preferred Stock; 668,860 shares of HealthWatch common stock reserved for issuance upon the conversion of the outstanding shares of Series P Preferred Stock (assuming the Series P Preferred Stock conversion features in Proposal 4 are approved by the HealthWatch common stockholders at the HealthWatch special meeting); 824,143 shares of HealthWatch common stock reserved for issuance upon the exercise of outstanding stock options; and 3,143,018 shares of commons stock reserved for issuance under other outstanding options and warrants. Thus, as of the Record Date, 880,373 shares of HealthWatch common stock remain available for issuance and 315,500 shares of HealthWatch Preferred Stock remained available for designation and issuance without further action by the HealthWatch's stockholders.

Reasons For and Possible Effects of the Proposed Amendment

   The proposed increase in the authorized shares of HealthWatch common stock is necessary to permit HealthWatch to carry out its obligations under its existing convertible preferred stock (including the convertible Series P Preferred Stock, if Proposal 4 is approved) and outstanding options and warrants as well as to meet its obligations under the merger agreement with respect to the issuance of HealthWatch common stock to Halis stockholders. In addition, the HealthWatch Board believes the proposed increase in the authorized shares of HealthWatch common stock and HealthWatch preferred stock is desirable to enhance HealthWatch's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, mergers, acquisitions and other general corporate purposes, including stock or option incentive grants for employees, directors and consultants. Adoption of the proposed amendment would enable HealthWatch to meet all of its obligations to issue additional shares of HealthWatch common stock and to issue future shares of HealthWatch common stock and HealthWatch preferred stock, without the expense and delay of a special meeting of stockholders, other than in those circumstances where the issuance of shares or the terms of a particular transaction would, under the Marketplace Rules of the Nasdaq SmallCap Market, require stockholder approval. Elimination of the delay occasioned by the necessity of obtaining stockholder approval may better enable HealthWatch to pursue financing and acquisition opportunities which can be impacted by changing market conditions. There are no present agreements, arrangements or understandings concerning the issuance of such shares other than in connection with the merger and the various outstanding convertible preferred securities, options and warrants discussed herein.

   The proposed shares of HealthWatch common stock for which authorization is sought would be part of the existing class of such stock and would increase the number of shares of HealthWatch common stock available for issuance, but would have no effect upon the terms of the HealthWatch common stock or the rights of the holders of such stock. If and when issued, the proposed additional authorized shares of HealthWatch common stock would have the same rights and privileges as the shares of HealthWatch common stock presently outstanding.

   The proposed shares of HealthWatch preferred stock for which authorization is sought would be subject, as is the case with the current authorized HealthWatch preferred stock, to the right of HealthWatch's board of directors to establish and designate series of the HealthWatch preferred stock and to determine the relative rights and preferences of the shares of any series so established, but would have no effect upon the terms of any outstanding HealthWatch preferred stock or the rights of the holders of such stock. However, additional shares of HealthWatch preferred stock could be issued in the future with dividend, liquidation, conversion, voting or other rights which could adversely impact the holders of the HealthWatch common stock and existing HealthWatch preferred stock.

Anti-Takeover Effect of Proposed Amendment

   The existence of the additional authorized shares of HealthWatch common stock and preferred stock could have the effect of discouraging an attempt by any person or entity, through the acquisition of a substantial number of shares of HealthWatch common stock, to acquire control of HealthWatch with a view to imposing a merger, sale of all or any part of HealthWatch's assets or a similar transaction. Although the board of directors has no present intention of doing so, it could issue shares of HealthWatch common stock or HealthWatch preferred stock in a public or private sale to purchasers who might agree with the board of directors in opposing an attempt to change control of HealthWatch. Thus, the issuance of the additional shares of HealthWatch common stock and HealthWatch preferred stock could be used to dilute the stock ownership of a takeover bidder. In addition, the board of directors may issue, without stockholder action, HealthWatch common stock, HealthWatch preferred stock, or warrants or other rights to acquire such stock, with terms designed to protect against certain takeovers, including partial takeovers and front-end loaded, two-step takeovers and freeze-outs and to control stockholder acquisitions, should the board of directors consider the action of such entity or person not to be in the best interests of HealthWatch and its stockholders. To the extent that potential takeovers are thereby discouraged, stockholders may not have the opportunity to dispose of all or a part of their stock at a price that may be higher than that prevailing in the market. However, it also is possible that making shares of authorized, but unissued, HealthWatch common stock and HealthWatch preferred stock available for issuance may have the effect of increasing the price offered to HealthWatch's stockholders in a tender or exchange offer.

   The proposed amendment to the Articles of Incorporation is not intended as an anti-takeover measure and is not part of a plan by the board of directors to adopt a series of anti-takeover measures. The board of directors does not presently intend to propose any measures designed to discourage any unfair or unnegotiated takeovers, but reserves the right to propose and adopt such measures if the board of directors determines that such measures are in the best interests of HealthWatch and its stockholders.

   If the HealthWatch stockholders approve the issuance of shares of HealthWatch common stock in connection with the merger, but vote "Against" proposal 2.A, HealthWatch will not have sufficient shares of common stock available to consummate the merger. As noted above, as of the Record Date, only 880,373 shares of HealthWatch common stock remain available for issuance after taking into account those shares reserved to meet existing obligations. Therefore, a vote "Against" proposal 2.A could prevent the consummation of the Halis merger even if the merger were approved.

   A vote "Against" proposal 2.B could make future activities involving preferred stock more difficult in that HealthWatch may need to seek approval from the stockholders for future issuance once the remaining 315,500 shares are used. However, a vote "Against" proposal 2.B will not affect HealthWatch's ability to consummate the Halis merger.

Required Vote and Related Matters

   The affirmative vote of a majority of the outstanding voting power is required to approve the amendment to the Articles of Incorporation to increase HealthWatch's number of authorized shares of HealthWatch common stock from 10,000,000 shares to 50,000,000 shares and to increase HealthWatch's number of authorized shares of HealthWatch preferred stock from 1,000,000 shares to 5,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.A and 2.B.

                         Proposals No. 3.A through 3.E
Matters Relating to Series C Preferred, Series D Preferred and Related Warrants

   Proposals No. 3.A through 3.E below are separate and distinct proposals which will be voted on separately by the HealthWatch stockholders. The following is a summary of matters relating to recent issuances by HealthWatch of:

  . the Series C Preferred;

  . the Series D Preferred;

  . warrants to purchase HealthWatch common stock issued to purchasers of the Series C Preferred in a bridge financing completed in February 2000 (the "Bridge Warrants");

  . warrants to purchase HealthWatch common stock issued to purchasers of the Series D Preferred in a private placement initiated in March 2000 (the "Offering Warrants"); and

  . warrants to purchase HealthWatch common stock issued to an affiliate of Commonwealth Associates, L.P. ("Placement Agent") in connection with a $2 million line of credit (the "Line of Credit Warrants").

   The following summary is not complete and is qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights of the Series C Preferred, the Certificate of Designation, Preferences and Rights of the Series D Preferred and the form of warrant which is representative of the Bridge Warrants, the Offering Warrants and the Line of Credit Warrants, copies of which are being filed as Appendix F, Appendix G and Appendix H, respectively, to this joint proxy statement/prospectus.

Background of Recent Financings

   In December 1999 and February 2000, HealthWatch completed a $400,000 equity bridge financing (the "Bridge Financing") pursuant to which accredited investors purchased an aggregate of 4,000 shares of the Series C Preferred (convertible into HealthWatch common stock at a price of $1.875 per share) and five-year Bridge Warrants to purchase an aggregate of 666,669 shares of HealthWatch common stock at $1.875 per share.

   In February 2000, HealthWatch entered into a $2,000,000 line of credit with an affiliate of Commonwealth Associates as a bridge financing until the Series D Preferred offering was completed, pursuant to which it issued five-year Line of Credit Warrants to purchase an aggregate of 1,000,000 shares of HealthWatch common stock at $3.50 per share subject to adjustment under certain circumstances. In March 2000, HealthWatch had drawn down $500,000 under the line of credit. This amount has been repaid in full upon the initial closing of the Series D Preferred.

   In March 2000, HealthWatch began a private placement of units (the "Unit Offering") consisting of shares of the Series D Preferred (convertible into HealthWatch common stock at a price of $3.50 per share) and five-year Offering Warrants to purchase shares of HealthWatch common stock at $3.50 per share. HealthWatch sold approximately $7.4 million in the Unit Offering which was completed in early May 2000.

   Each of the above issuances were made in reliance upon the exemption from registration afforded by Section 4(2), including Regulation D, of the Securities Act of 1933, as amended.

Terms of the Series C and Series D Preferred

   Ranking. The Series C Preferred and Series D Preferred will rank, with respect to distributions upon a liquidation, equally with each other and with HealthWatch's Series A Preferred Stock and senior to all of HealthWatch's other capital stock. As such, if distributions are made in liquidation, Series A, Series C and Series D Preferred stockholders must be paid before any other capital stockholders are paid. If there are insufficient corporate assets to fully pay the Series A, Series C and Series D Preferred stockholders, then the available corporate assets will be allocated pro rata based on the total amount due.

   Liquidation Value. The Series C Preferred and Series D Preferred each have a liquidation value of $100.00 per share plus any declared but unpaid dividends.

   Dividends. Beginning on the date the shares are issued until they are converted by the holders, the holders of Series C Preferred and Series D Preferred will be entitled to receive, when, and if declared by the board of directors of HealthWatch, dividends at the rate of 8% per annum per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable out of funds legally available for the payment of dividends. Accrued and unpaid dividends will be paid upon HealthWatch's liquidation or upon conversion of the Series C Preferred and Series D Preferred and may be paid, at HealthWatch's option, in either cash or in additional shares of Series C or Series D Preferred, as the case may be. The dividends are payable semi-annually, on June 30 and December 31 of each year.

   Optional Conversion. Holders of Series C Preferred and Series D Preferred shares will have the right, at any time, to convert their shares into shares of HealthWatch common stock at $1.875 and $3.50 per share, respectively.

   Automatic Conversion. The Series C Preferred and Series D Preferred will automatically convert into shares of HealthWatch common stock at the conversion price then in effect (i) in the event HealthWatch completes a public offering or private placement raising gross proceeds in excess of $25 million at a per share price in excess of $5.00 for Series C Preferred and $10.50 for Series D Preferred, or (ii) at such time as the closing bid price for HealthWatch common stock has equaled at least twice the conversion price for the relevant series for a period of 20 consecutive trading days, so long as HealthWatch common stock is then trading on a national securities exchange or the Nasdaq SmallCap Market or National Market System and the conversion shares are fully registered for resale and not subject to any lock-up provisions.

   Voting Rights. In addition to their right to vote on certain matters as a separate class, holders of the Series C Preferred and Series D Preferred will vote together as a single class with the holders of HealthWatch common stock on all matters submitted to a vote of HealthWatch's stockholders, based on the number of conversion shares into which their Series C or Series D Preferred shares are then convertible.

   Lock-Up Agreements. The holders of the Series C Preferred and Series D Preferred have agreed not to sell, transfer or otherwise dispose of any of the Series C Preferred and Series D Preferred shares and any conversion shares for one year following issuance and thereafter, will not sell, transfer or otherwise dispose of more than 25% of these securities on a cumulative basis during each subsequent 90-day period thereafter (the "Lock-Up Period"); provided, however, that if HealthWatch undertakes a public offering within the first 12 months of the Lock-Up Period, the holders cannot sell, transfer or otherwise dispose of these securities for such period of time after completion of such public offering (not to exceed one year) as the managing underwriter may request in writing and Commonwealth Associates for the Bridge Financing and Unit Offering may agree to.


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

Terms of the Warrants

   Exercise Terms. Each of the Bridge Warrants, Offering Warrants and Line of Credit Warrants are exercisable for a period of five years from their respective issuances for one share of HealthWatch common stock. The exercise price per share for the Bridge Warrants is equal to $1.875, the exercise price for the Offering Warrants is $3.50 and the exercise price for the Line of Credit Warrants is $3.50. These prices are subject to adjustment as set forth below. Each of the above warrants contain a provision allowing for exercise on a cashless basis, which means a holder could convert his warrants into the number of shares of HealthWatch common stock equal to the trading price of HealthWatch common stock less the exercise price of such warrants divided by the trading price HealthWatch common stock.

   Redemption. In the event that the market price of HealthWatch common stock is at least 300% of the exercise price (subject to adjustment) for a period of 20 consecutive trading days and subject to the following conditions, HealthWatch may elect to redeem the Bridge Warrants and the Offering Warrants for $.05 per warrant on written notice. Prior to a redemption date, the warrants may be exercised in whole or part by the holder. HealthWatch may exercise its redemption right only if there is an effective registration statement covering the shares of HealthWatch common stock underlying the warrants and there is no lockup in effect with respect to their sale or transfer. With respect to the Offering Warrants only, in the event that the market price of HealthWatch"s common stock is at least 300% of the exercise price (subject to adjustment) for a period of 20 consecutive trading days at any time prior to December 21, 2000 when there is not an effective registration statement covering the warrant shares, HealthWatch may elect (and Commonwealth Associates or a committee representing 20% of the outstanding Series D Preferred can require) to redeem the Offering Warrants for $.05 per warrant on written notice setting forth the redemption date, prior to which the Offering Warrants may be exercised in whole or part by the holder. In the event a holder utilized the cashless exercise procedure in this case, and stockholder approval has been received as described below, the exercise price used would equal 10% of the current market value of HealthWatch common stock. No reduction in the exercise price will be made unless HealthWatch's stockholders approve the anti-dilution terms of the Offering Warrants or it is not determined to be in violation of listing criteria of Nasdaq. The Line of Credit Warrants do not contain any redemption provisions.

   Agent Warrants. Commonwealth Associates has received 529,491 warrants (the "Agent Warrants") in connection with the recent private placement of the Series D Preferred and Offering Warrants. The terms governing the Offering Warrants, including the anti-dilution provisions referenced below, are also applicable to the Agent Warrants.

Proposals 3.A through 3.E

   Anti-Dilution Protection of the Series C Preferred and Series D
Preferred. If stockholder approval is received, and if at anytime during the Lock-Up Period HealthWatch issues shares of HealthWatch common stock or securities convertible or exchangeable for HealthWatch common stock having a sale, conversion or exercise price less than the conversion price for the Series C Preferred or Series D Preferred then in effect, the conversion prices for the Series C Preferred and Series D Preferred will be reset to such lower price. The Series C Preferred and Series D Preferred will also be protected against dilution on a weighted average basis in the event HealthWatch issues shares of HealthWatch common stock or securities convertible into HealthWatch common stock (other than in connection with transactions specifically excluded in their respective Certificates of Designation) at a price less than the then current market price. Issuances that will not trigger an adjustment include:

  . certain option grants pursuant to employee benefit plans,

  . public offerings,

  . private placements through Commonwealth Associates or which are otherwise at least 90% of the current market price; and

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

  . issuances in connection with acquisitions of businesses or technologies.
    Further, no adjustment for below market issuances will be required if (i) the current market price is at least 300% of the then conversion price and either a registration statement covering the resale of the conversion shares remains in effect for the 90 days after such below market issuance or Rule 144(k) under the Securities Act is available for resale of all of the conversion shares or (ii) at the time of the issuance HealthWatch has less than $100,000 in cash and cash equivalents.

   If approval is not received, these provisions of the Series C Preferred and Series D Preferred will have no effect, but the Series C and Series D Preferred will remain outstanding containing all other terms described above.

   Anti-Dilution Protection of the Warrants. Each of the Bridge Warrants, Offering Warrants and Line of Credit Warrants contain anti-dilution provisions substantially the same as those applicable to the Series C Preferred and Series D Preferred. The inclusion of these provisions in the various warrants is also subject to stockholder approval. In addition, in the case of the Offering Warrants and Line of Credit Warrants(but only 239,327 of the Agent Warrants), if the stockholders do not approve the anti-dilution provisions of those warrants and the provisions are determined to be in violation of listing criteria of Nasdaq such that no anti-dilution protection will be available, the number of Offering Warrants and Line of Credit Warrants outstanding will be automatically doubled. Currently, if the number of Offering Warrants, Line of Credit Warrants and certain of the Agent Warrants were doubled under these circumstances, the holders would have the right to purchase a total of 3,537,654 shares of HealthWatch common stock upon exercise of these warrants.

Nasdaq Stockholder Approval Requirements

   Stockholder ratification and approval of the anti-dilution provisions contained in the Series C Preferred, the Series D Preferred, the Bridge Warrants, the Offering Warrants and the Line of Credit Warrants is not required under Minnesota law or HealthWatch's Articles of Incorporation or by-laws. Stockholder ratification and approval are also currently not required under the Marketplace Rules of the Nasdaq Stock Market SmallCap Market System ("Nasdaq"), through which HealthWatch common stock is traded. However, in order to qualify for continued inclusion in Nasdaq, it is necessary to satisfy financial and other criteria set forth in the Marketplace Rules and to follow certain corporate governance procedures, including obtaining stockholder approval in connection with certain corporate transactions. For example, Rule 4310(c)(25)(G)(i) requires stockholder approval if the listed company issues common stock or securities exercisable or convertible into common stock representing 20% or more of the listed company's outstanding shares of common stock or voting power at a price that is below the greater of book value or market value per share (the "20% Rule").

   The 20% Rule is not implicated by the provisions governing the conversion or exercise of the Series C Preferred and Bridge Warrants (since the $1.875 conversion and/or exercise price for these securities was equal to or greater than the market price of HealthWatch common stock on their respective dates of issuance) or by the provisions governing the conversion or exercise of the Series D Preferred, Offering Warrants or Line of Credit Warrants (since the $3.50 conversion and/or exercise price for these securities was equal to or greater than the market price of HealthWatch common stock on the date the agreement relating to the Unit Offering and line of credit was approved and executed). However, the anti-dilution provisions contained in each of these various securities provide for a potential lowering of the conversion and exercise prices currently in place in the event HealthWatch takes certain actions with respect to future security issuances. As a result, the shares of HealthWatch common stock issued upon conversion of the Series C or Series D Preferred or the various warrants described in this proposal could be issued for less than the greater of book value or market value of such shares if the anti-dilution provisions were allowed to take effect, which could, in the future, implicate the 20% Rule.

   Whether or not the 20% Rule is implicated by the anti-dilution provisions contained in these various securities will depend on the price of HealthWatch common stock at the time HealthWatch issues securities in the future. It is possible that the 20% Rule will never be implicated. However, if the market price of

HealthWatch common stock declined and did not recover for a significant period of time, the 20% Rule could be implicated. Although stockholder approval is not currently required to satisfy the listing requirements under the Marketplace Rules for the continued inclusion of HealthWatch in Nasdaq, it is possible that stockholder approval may be required in the future. Therefore, the board of directors agreed with the holders of these securities to seek stockholder approval at this time rather than possibly being required to call a special meeting of stockholders if the 20% Rule is implicated.

Impact of the Preferred Stock and Warrant Issuances

   Stockholders are being asked to consider proposals to approve the anti-dilution provisions contained is some of the securities which have previously been issued by HealthWatch. A vote "Against" these proposals will not change the fact that the securities are issued and outstanding, but will simply eliminate the anti-dilution provisions. Assuming the conversion of all the shares of Series C and Series D Preferred, and the exercise of all Bridge Warrants, Offering Warrants and Line of Credit Warrants, the holders of these securities (or persons having a right to purchase these securities) would currently be entitled to receive an aggregate of approximately 5 million shares of HealthWatch common stock. These shares, in addition to the indeterminable number of shares of HealthWatch common stock which could be used to satisfy the dividend payment requirements of the Series C and Series D Preferred, will, upon issuance, result in an increase in the number of shares of HealthWatch common stock outstanding, which will result in a dilution of the percentage ownership of other stockholders. If the anti-dilution provisions are allowed to take effect and are subsequently triggered, these securities could become convertible into an even larger number of shares of HealthWatch common stock, the exact amount of which is currently not determinable.

Impact of a Vote Against Issuance

   HealthWatch has agreed to seek stockholder approval of the anti-dilution provisions contained in the various securities described in this Proposal. Further, under the terms of the Line of Credit Warrants and the Offering Warrants, if the stockholders do not approve the anti-dilution provisions of those warrants and the provisions are determined to be in violation of listing criteria of Nasdaq such that no anti-dilution protection will be available, the number of Offering Warrants outstanding would automatically increase from 529,500 warrants to 1,059,000 warrants and Line of Credit Warrants outstanding would automatically increase from 1,000,000 warrants to 2,000,000 warrants. In that case, HealthWatch would be required to issue additional shares of HealthWatch common stock upon exercise and the dilution of the percentage ownership of other stockholders would be even greater.

Potential Conflicts of Interest; Interests of Certain Persons

   John Gruber, a HealthWatch director, is associated with Placement Agent, an affiliate of which owns the 1,000,000 Line of Credit Warrants. John R. Prufeta, a HealthWatch director, owns 250 shares of the Series D Preferred and 1,786 of the Offering Warrants. The security purchase made by Mr. Prufeta, however, occurred prior to his becoming members of the HealthWatch board of directors.

   The board of directors was aware of these relationships and considered them, among other factors, in making its recommendation to the stockholders that the stockholders ratify and approve the anti-dilution provisions contained in the various securities described in this Proposal.

Required Vote and Related Matters

   The affirmative vote of a majority of the HealthWatch common stock present or represented by proxy at the HealthWatch Special Meeting and entitled to vote thereon is required to ratify and approve the anti-dilution provisions contained in the Series C Preferred, the Series D Preferred, the Bridge Warrants, the Offering Warrants and the Line of Credit Warrants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

     PROPOSAL NO. 3.A--SERIES C PREFERRED

     PROPOSAL NO. 3.B--SERIES D PREFERRED

     PROPOSAL NO. 3.C--BRIDGE WARRANTS

     PROPOSAL NO. 3.D--OFFERING WARRANTS

     PROPOSAL NO. 3.E--LINE OF CREDIT WARRANTS

                                 Proposal No. 4
                Matters Relating to the Series P Preferred Stock

   The following is a summary of certain matters relating to HealthWatch's outstanding Series P Preferred Stock (the "Series P Preferred"). The following summary is not complete and is qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights of the Series P Preferred, as amended (the "Certificate of Designation"), a copy of which is being filed as Appendix I to this joint proxy statement/prospectus.

Background of Series P Preferred

   On October 2, 1998, HealthWatch acquired PHE. In the acquisition, the stockholders of PHE received, among other things, in the aggregate 66,886 shares (which reflects the reverse stock split by HealthWatch in December 1999) of the Series P Preferred. The acquisition of PHE allowed HealthWatch (i) to acquire the MERAD technology in order for it to focus its business strategy on being a premier information technology company, (ii) to acquire a significant interest in Halis which is the first vertical implementation of the MERAD technology and (iii) to come into compliance with Nasdaq's $2,000,000 minimum net tangible assets requirement (by reflecting the value of the Halis stock and MERAD technology on its balance sheet). Without the acquisition, HealthWatch common stock was likely to be delisted by Nasdaq.

   As was discussed on page 124, under the Nasdaq Marketplace Rules applicable to HealthWatch, HealthWatch may not issues shares of HealthWatch common stock or securities convertible into shares of its common stock without stockholder approval if the shares to be issued either at that time or upon conversion would equal 20% or more of the outstanding HealthWatch common stock prior to the transaction. Further, the Nasdaq Marketplace Rules require stockholder approval of an acquisition if any director, officer or substantial stockholder of the company has a 5% or greater interest in the company to be acquired and the common stock to be issued in the acquisition or the common stock issuable upon conversion of the securities to be issued in the acquisition could result in an increase in outstanding common stock of 5% or more. Under either of these rules, given Paul W. Harrison's interest in PHE, if the Series P Preferred to be issued in the PHE acquisition were then convertible into HealthWatch common stock, stockholder approval would have been required to maintain listing on Nasdaq.

   At that time, HealthWatch was already subject to potential delisting from Nasdaq because it did not meet the $2,000,000 minimum net tangible assets requirements of the continued listing criteria. Recognizing the possibility of delisting, the HealthWatch board of directors determined that the delay that would be caused by seeking a stockholder vote would be materially detrimental to HealthWatch. With advise from counsel, they structured the Series P Preferred so that it would only become convertible into HealthWatch common stock if stockholder approval of its conversion was received at a later date. In this manner, the parties were able to quickly close the PHE transaction. Because stockholder approval was necessary to give conversion rights to the PHE stockholders with respect to the Series P Preferred, the board of directors agreed to bring the issue of approving the conversion feature set forth in the Certificate of Designation to the HealthWatch stockholders at the next appropriate meeting. Consequently, the board of directors has included this Proposal to be considered and approved by HealthWatch's stockholders at this special meeting.

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

Terms of the Series P Preferred

   Dividends. The Certificate of Designation originally provided for dividends to be paid at a rate of 12% per annum from the date of issuance through January 31, 1999. If the holders of the Series P Preferred were not granted the right to convert their shares into shares of HealthWatch common stock prior to February 1, 1999, the dividends were to accrue at the rate of 18% per annum from February 1 through August 1, 1999. If the holders of the Series P Preferred were not granted the right to convert their shares into shares of HealthWatch common stock prior to August 1, 1999, the dividends were to accrue at the rate of 24% per annum from August 1, 1999 thereafter. In connection with the Series D Preferred offering describe in proposal 3, the holders of the Series P Preferred agreed to make amendments to the terms of the Series P Preferred including a change in the dividend rate. Therefore, the Certificate of Designation has been amended to reflect a dividend rate of 8% per annum retroactive to the effective date of issuance and provides that HealthWatch may pay this dividend in cash or in shares of HealthWatch common stock at HealthWatch's option. The dividends are paid semi-annually, on June 30 and December 31 of each year, and are cumulative.

   Liquidation Value. The Series P Preferred has a liquidation value of $50.00 per share, plus any accrued and unpaid dividends. The shares of Series P Preferred have preference over the HealthWatch common stock in the event of liquidation, dissolution or winding up of HealthWatch, but are junior to the Series A, Series C and Series D Preferred Stock described in Proposal No. 3.

   Conversion. If approved by the stockholders of HealthWatch at the HealthWatch special meeting, each share of the Series P Preferred shall be convertible, at the option of each holder, into ten (10) shares of HealthWatch common stock.

   Voting Rights. Except to the extent otherwise required by law, the holders of the Series P Preferred generally have no voting rights. However, if any dividends on the Series P Preferred have not been paid for a period of one year or more, the holders of the Series P Preferred will, until such dividends have been paid, be entitled, with the holders of HealthWatch common stock voting as a class, to vote for the election of directors, with the number of votes per share of the Series P Preferred in such election to be equal to the vote of 10 shares of HealthWatch common stock.

   As explained above, the Series P Preferred was issued in October 1998 in connection with HealthWatch's acquisition of PHE. This Proposal No. 4 relates to the approval of the terms upon which the Series P Preferred would become convertible into common stock of HealthWatch. The HealthWatch board of directors is not asking the stockholders to approve any other terms of the Series P Preferred. If the stockholders vote "Against" this Proposal No. 4, the Series P Preferred will remaining outstanding, but the holders of the Series P Preferred will not have the right to convert any shares of Series P Preferred into HealthWatch common stock. If this Proposal 4 is not approved by the stockholders, HealthWatch reserves the right to bring the same proposal before the stockholders at a subsequent meeting.

Potential Conflicts of Interest; Reasons for Board Approval of Proposal No. 4.

   Paul W. Harrison, Chairman, President and Chief Executive Officer of HealthWatch, owns 25,080 shares of the Series P Preferred and David M. Engert, Chief Operating Officer of HealthWatch, owns 3,177 shares of the Series P Preferred. If the proposal is approved, Mr. Harrison will be entitled to convert his shares of Series P Preferred into 250,080 shares of HealthWatch common stock and Mr. Engert will be entitled to convert his shares of Series P Preferred into 31,770 shares of HealthWatch common stock. Assuming all 66,886 shares of Series P Preferred are converted into 668,860 shares of common stock, Messrs. Harrison's and Engert's beneficial ownership would increase from 11.46% to 14.59% and 3.03% to 3.25%, respectively. These numbers do not include any shares of HealthWatch common stock that would be received in connection with the merger.

   Other holders of Series P Preferred may also be deemed affiliates of HealthWatch because of their family relationship with Mr. Harrison or their employment by HealthWatch. If all Series P Preferred held by all possible HealthWatch affiliates were converted as of December 31, 2000, such possible affiliates would beneficially hold 1,039,890 shares of HealthWatch common stock, or 34% of the outstanding HealthWatch common stock, including shares they currently hold and options and warrants exercisable within 60 days. This number does not include any shares of HealthWatch common stock that would be received in connection with the merger.

   The board of directors was aware of these relationships and considered them, among other factors, in making its recommendation to the stockholders that the stockholders approve the conversion of the Series P Preferred into HealthWatch common stock.

   In approving this Proposal No. 4 and recommending its approval to the HealthWatch stockholders, the board of directors of HealthWatch considered, among others, the following factors:

  . In negotiating the PHE acquisition in 1998, the independent directors of the HealthWatch board of directors at that time approved the inclusion of this feature. Therefore, in making recommendations to the stockholders, the current board of directors felt it important that HealthWatch comply with the terms of that previously negotiated deal.

  . The conversion of all of the Series P Preferred into HealthWatch common stock would provide HealthWatch cash savings of approximately $250,000 a year by halting the accrual of dividends on such preferred. Therefore, while it is not clear all the Series P Preferred will be converted immediately given that the decision to convert is in the Series P stockholder hands, it is assumed that some number of shares would be converted each year resulting in cash shavings.

  . The conversion of the Series P Preferred would provide additional public float for trading of HealthWatch's common stock. The HealthWatch board of directors believes that the addition of these shares would improve trading volumes, therefore, providing additional liquidity to the current stockholders.

  . The conversion of the Series P Preferred would also simplify and strengthen the capital structure of HealthWatch.

   No particular weight was assigned to the above factors.

Required Vote and Related Matters

   The affirmative vote of a majority of the voting power present or represented by proxy at the HealthWatch special meeting and entitled to vote thereon is required to approve the conversion of the Series P Preferred into HealthWatch common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

                                 LEGAL MATTERS

   Gambrell & Stolz, L.L.P., counsel to HealthWatch, will issue an opinion about the validity of the shares of HealthWatch common stock to be issued by HealthWatch pursuant to the merger. Certain tax matters will be passed upon by Gambrell & Stolz, L.L.P. and Gomel & Davis, L.L.P.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

   HealthWatch. Stockholder proposals for inclusion in the proxy statement of HealthWatch to be issued in connection with the 2001 Annual Meeting of HealthWatch stockholders must be mailed to HealthWatch, Inc., 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia 30342, Attn: Corporate Secretary and must be received by the Corporate Secretary on or before April 30, 2001.

   Halis. Stockholder proposals for inclusion in the proxy statement of Halis to be issued in connection with the 2001 Annual Meeting of Halis stockholders must be mailed to Halis, Inc., 1100 Johnson Ferry Road, Suite 670, Atlanta, Georgia 30342, Attn: Corporate Secretary, and must be received by Halis on or before April 15, 2001. In the event the merger is consummated, there will not be a 2001 Annual Meeting of Halis stockholders.

             DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HealthWatch pursuant to the provision set forth in the HealthWatch Articles of Incorporation, HealthWatch has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

   HealthWatch and Halis file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   HealthWatch filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the HealthWatch common stock to be issued to Halis stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of HealthWatch in addition to being a proxy statement for HealthWatch and Halis for their special meetings of stockholders. This joint proxy statement/prospectus summarizes some of the documents that are attached to this registration statement, and you should refer to the exhibits attached hereto for a more complete understanding of the matters covered by those documents.

HEALTHWATCH SECURITIES AND EXCHANGE COMMISSION FILINGS (FILE NO. 000-11476)

1. Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000;

2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, September 30, 2000 and December 31, 2000;

3. Current Reports on Form 8-K dated January 3, 2000 and June 25, 1999; and

4. Definitive Proxy Statement on Schedule 14A filed as of June 20, 2000 with regard to the description of Management, Executive Compensation and Certain Relationships and Related Transactions.

HALIS SECURITIES AND EXCHANGE COMMISSION FILINGS (FILE NO. 000-16288)

1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

3. Current Reports on Form 8-K filed February 11, 1999, January 12, 1999, January 13, 1999 and January 15, 1999.

HealthWatch has supplied all information contained in this joint proxy statement/prospectus relating to HealthWatch and Halis has supplied all such information relating to Halis.

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

                         INDEX TO FINANCIAL STATEMENTS

HealthWatch, Inc. and Subsidiaries
Report of Independent Auditors............................................   F-2
Consolidated Balance Sheet as of June 30, 2000............................   F-3
Consolidated Statements of Operations for the Years Ended June 30, 2000
 and 1999.................................................................   F-4
Consolidated Statements of Cash Flows for the Years Ended June 30, 2000
 and 1999.................................................................   F-5
Consolidated Statements of Shareholders' Equity for the Years Ended June
 30, 2000 and 1999........................................................   F-7
Notes to Consolidated Financial Statements for the Years Ended June 30,
 2000 and 1999............................................................   F-8
Unaudited Consolidated Balance Sheet as of December 31, 2000..............  F2-2
Unaudited Consolidated Statements of Operations for the Three Months Ended
 December 31, 2000 and 1999...............................................  F2-3
Unaudited Consolidated Statements of Operations for the Six Months Ended
 December 31,
 2000 and 1999............................................................  F2-4
Unaudited Consolidated Statements of Cash Flows for the Six Months Ended
 December 31, 2000 and 1999...............................................  F2-5
Unaudited Notes to Consolidated Financial Statements for the Six Months
 Ended December 31, 2000..................................................  F2-6

Halis, Inc. and Subsidiaries
Report of Independent Auditors............................................  F3-2
Consolidated Balance Sheet as of December 31, 2000........................  F3-3
Consolidated Statements of Operations for the Years Ended December 31,
 2000 and 1999............................................................  F3-4
Consolidated Statements of Cash Flows for the Years Ended December 31,
 2000 and 1999............................................................  F3-5
Consolidated Statements of Shareholders' Equity for the Years Ended
 December 31, 2000 and 1999...............................................  F3-6
Notes to Consolidated Financial Statements for the Years Ended December
 31, 2000 and 1999........................................................  F3-7

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2
Consolidated Balance Sheet................................................. F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Cash Flows...................................... F-5
Consolidated Statements of Shareholders' Equity............................ F-7
Notes to Consolidated Financial Statements................................. F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
HealthWatch, Inc.

   We have audited the accompanying consolidated balance sheet of HealthWatch, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended June 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthWatch, Inc. and subsidiaries as of June 30, 2000, and the results of their operations and their cash flows for the years ended June 30, 2000 and 1999 in conformity with generally accepted accounting principles.

   As described in Note O to the financial statements, the effects of beneficial conversion features relating to the Series D and Series P preferred stock, interest costs associated with short-term financing, and amortization expense related to a reduction in the life of an intangible asset were not recorded in the financial statements. Adjustments have been made to interest expense, amortization expense, intangible assets, additional paid-in capital, accumulated deficit, and related per share amounts to correct the errors.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia

September 26, 2000 (except
as to Note O, which date is
as of April 5, 2001)

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 June 30, 2000

                             ASSETS
                             ------

CURRENT ASSETS
  Cash........................................................... $     16,264
  Accounts receivable, net of allowance for doubtful accounts of
   $17,698.......................................................       34,539
  Marketable securities..........................................    3,935,500
  Inventory......................................................       35,477
  Other current assets...........................................      266,293
                                                                  ------------
    TOTAL CURRENT ASSETS.........................................    4,288,073
                                                                  ------------
OTHER ASSETS
  Property and equipment, net....................................       15,054
  Investment in and advances to HALIS, Inc.......................    2,211,487
  Intangible assets, net.........................................      886,772
  Other assets...................................................       38,560
                                                                  ------------
    TOTAL OTHER ASSETS...........................................    3,151,873
                                                                  ------------
      TOTAL ASSETS............................................... $  7,439,946
                                                                  ============

              LIABILITIES AND SHAREHOLDERS' EQUITY
              ------------------------------------

CURRENT LIABILITIES
  Accounts payable............................................... $    277,365
  Accrued expenses...............................................      229,679
  Deferred revenue...............................................        8,490
  Debentures payable.............................................       25,000
                                                                  ------------
    TOTAL LIABILITIES (ALL CURRENT)..............................      540,534
                                                                  ------------
SHAREHOLDERS' EQUITY
  Cumulative preferred stock, 1,000,000 shares authorized, $.05 par value: $11,182,300 liquidation preference:
   Series A, 5,000 shares issued and outstanding.................          250
   Series P, 66,886 shares issued and outstanding................        3,344
   Series C, 4,000 shares issued and outstanding.................          200
   Series D, 74,130 shares issued and outstanding................        3,707
  Common stock, $.05 par value; 10,000,000 shares authorized;
   2,142,751 shares issued and outstanding.......................      107,137
  Additional paid-in capital.....................................   32,650,261
  Accumulated deficit............................................  (25,752,087)
  Accumulated other comprehensive loss, net unrealized investment
   losses........................................................     (113,400)
                                                                  ------------
    TOTAL SHAREHOLDERS' EQUITY...................................    6,899,412
                                                                  ------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................. $  7,439,946
                                                                  ============

  (The accompanying notes are an integral part of these consolidated financial statements)

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   For the Years Ended June 30, 2000 and 1999

                                                         2000         1999
                                                      -----------  -----------
SALES................................................ $   551,682  $ 1,220,803
COST OF SALES........................................     193,952      940,950
                                                      -----------  -----------
  GROSS PROFIT.......................................     357,730      279,853
                                                      -----------  -----------
OPERATING COSTS AND EXPENSES
  Selling, general and administrative................   1,964,127    1,320,500
  Depreciation and amortization......................     442,795      400,910
  Research and development...........................     136,780      286,921
                                                      -----------  -----------
                                                        2,543,702    2,008,331
                                                      -----------  -----------
OPERATING LOSS.......................................  (2,185,972)  (1,728,478)
                                                      -----------  -----------
OTHER INCOME (EXPENSE)
  Loss from investment in HALIS, Inc.................    (523,450)     (23,702)
  Other-than-temporary decline in value of investment
   in HALIS, Inc.....................................    (472,810)         --
  Loss from impairment of intangible assets..........    (213,286)         --
  Interest income....................................     110,606          --
  Interest expense...................................    (455,875)     (67,659)
                                                      -----------  -----------
                                                       (1,554,815)     (91,361)
                                                      -----------  -----------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM......  (3,740,787)  (1,819,839)
INCOME TAX BENEFIT...................................      66,000          --
                                                      -----------  -----------
LOSS BEFORE EXTRAORDINARY ITEM.......................  (3,674,787)  (1,819,839)
EXTRAORDINARY ITEM - GAIN ON EXTINGUISHMENT OF DEBT
 (NET OF INCOME TAX OF $66,000)......................      99,405          --
                                                      -----------  -----------
NET LOSS............................................. $(3,575,382) $(1,819,839)
                                                      ===========  ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE
  Loss before extraordinary item..................... $(3,674,787) $(1,819,839)
  Less preferred stock dividends (undeclared)........     425,304      269,358
  Less amortization of beneficial conversion option
   on Series D and Series P preferred stock..........   1,884,700      234,770
                                                      -----------  -----------
  Loss available to common shareholders..............  (5,984,791)  (2,323,967)
  Extraordinary item.................................      99,405          --
                                                      -----------  -----------
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS............ $(5,885,386) $(2,323,967)
                                                      ===========  ===========
NET LOSS PER COMMON SHARE, BASIC AND DILUTED
  Loss before extraordinary item..................... $     (3.89) $     (4.32)
  Extraordinary item ................................         .07          --
                                                      -----------  -----------
  Net loss........................................... $     (3.82) $     (4.32)
                                                      ===========  ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING.........................................   1,538,924      537,972
                                                      ===========  ===========

  (The accompanying notes are an integral part of these consolidated financial statements)

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years Ended June 30, 2000 and 1999

                                                         2000         1999
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss............................................ $(3,575,382) $(1,819,839)
                                                      -----------  -----------
 Adjustments:
  Depreciation.......................................      18,163       19,196
  Amortization.......................................     424,632      381,714
  Loss on disposal of equipment......................       4,757          --
  Loss from investment in HALIS, Inc.................     523,450       23,702
  Decline in value of investment in HALIS, Inc.......     472,810          --
  Loss from impairment of intangible assets..........     213,286          --
  Common stock issued for services...................     474,987          --
  Interest expense from issuance of warrants in
   connection with short-term financing..............     419,551          --
  Gain on extinguishment of debt.....................    (165,405)         --
  Changes in:
   Accounts receivable...............................      63,369       86,507
   Inventory.........................................      48,387      288,409
   Other current assets..............................    (256,362)      13,782
   Other assets......................................      (4,550)     (24,759)
   Accounts payable..................................      91,741     (179,043)
   Accrued expenses..................................    (257,190)     144,224
   Deferred revenue..................................     (20,040)      (8,434)
                                                      -----------  -----------
    Total adjustments................................   1,950,450      674,390
                                                      -----------  -----------
      Net cash used in operating activities..........  (1,523,796)  (1,074,541)
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment..................     (15,178)     (11,198)
 Purchase of HALIS, Inc. stock.......................  (1,000,000)    (157,741)
 Purchase of marketable securities...................  (4,000,000)         --
 Increase in due from HALIS, Inc.....................    (287,712)    (150,364)
 Purchase of intangible assets, capitalized MERAD
  Technology costs...................................    (217,496)         --
                                                      -----------  -----------
      Net cash used in investing activities..........  (5,520,386)    (319,303)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Repayment of debentures payable.....................         --      (100,000)
 Proceeds from issuance of preferred stock, net of
  stock issue costs of $842,353......................   6,962,522          --
 Proceeds from issuance of common stock..............      50,000      661,300
 Proceeds from exercise of warrants..................      26,178          --
                                                      -----------  -----------
      Net cash provided by financing activities......   7,038,700      561,300
                                                      -----------  -----------
NET DECREASE IN CASH.................................      (5,482)    (832,544)
CASH, BEGINNING OF YEAR..............................      21,746      854,290
                                                      -----------  -----------
CASH, END OF YEAR.................................... $    16,264  $    21,746
                                                      ===========  ===========

  (The accompanying notes are an integral part of these consolidated financial statements)

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                   For the Years Ended June 30, 2000 and 1999

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for interest........................................ $20,725 $25,601
                                                                ======= =======

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During the year ended June 30, 2000:
  The debenture holders converted debt of $455,000 and interest of $139,356 into 316,990 shares of common stock of the Company.
  The Company issued 28,417 shares of common stock valued at $53,283 for payment of additional consideration due to PHE shareholders which was accrued at June 30, 1999.
  The Company issued 97,334 shares of common stock valued at $182,500 to Paul W. Harrison, HealthWatch's Chairman and CEO, for payment of
   $117,500 of current services performed by Mr. Harrison and a $65,000 loan due to Mr. Harrison.
  The Company borrowed $48,900 from a financial institution in connection with its marketable securities acquisition, and this margin loan is included in accounts payable as of June 30, 2000.
  The Company accrued liabilities of $20,420 and increased its carrying value of the MERAD Technology for additional consideration associated with the acquisition of MERAD Software, Inc.
  The Company issued 229,000 shares of its common stock through the cashless exercise of warrants, of which 177,200 shares were returned to the Company to facilitate the transaction.
During the year ended June 30, 1999:
  The Company issued 97,680 shares of common stock valued at $448,436 to MERAD Software, Inc. (formerly Paul Harrison Enterprises, Inc.) prior to its acquisition by the Company in exchange for 1,400,000 shares of HALIS, Inc. common stock.
  The Company issued 66,886 shares of Series P preferred stock valued at $2,560,000 for 6,177,010 shares of HALIS, Inc. common stock valued at $868,488, 177,680 shares of its own common stock valued at $710,720 which was retired, other assets valued at $80,628, and the MERAD
   Technology valued at $900,164 in connection with the acquisition of MERAD Software, Inc. (formerly Paul Harrison Enterprises, Inc.).
  The Company accrued liabilities of $94,437 and increased its carrying value of the MERAD Technology for additional consideration associated with the acquisition of MERAD Software, Inc.
  The Company received 1,824,645 shares of HALIS, Inc. common stock valued at $157,741 in exchange for a note receivable from HALIS, Inc.


  (The accompanying notes are an integral part of these consolidated financial statements)

                      HEALTHWATCH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  For the Years Ended June 30, 2000 and 1999

                                                                                                Accumulated
                          Preferred Stock        Common Stock       Additional                     Other         Total
                         -------------------  --------------------    Paid-in    Accumulated   Comprehensive Shareholders'
                          Shares     Amount     Shares     Amount     Capital      Deficit         Loss         Equity
                         ---------  --------  ----------  --------  -----------  ------------  ------------- -------------
Balance at June 30,
1998 as previously
reported...............  1,145,000  $ 11,450   2,420,721  $ 24,207  $18,895,757  $(18,237,396)   $     --     $   694,018
One-for-five reverse
stock split............   (916,000)      --   (1,936,577)      --           --            --           --             --
                         ---------  --------  ----------  --------  -----------  ------------    ---------    -----------
Balance at June 30,
1998 as adjusted.......    229,000    11,450     484,144    24,207   18,895,757   (18,237,396)         --         694,018
Net loss...............        --        --          --        --           --     (1,819,839)         --      (1,819,839)
Series P preferred
stock issued in private
offering...............     66,886     3,344         --        --     2,556,656           --           --       2,560,000
Common stock purchased
and retired............        --        --     (177,680)   (8,884)    (701,836)          --           --        (710,720)
Common stock issued....        --        --      241,991    12,100      612,900           --           --         625,000
Common stock issued in
stock exchange.........        --        --       97,680     4,884      443,552           --           --         448,436
Common stock options
exercised..............        --        --       11,000       550       35,750           --           --          36,300
Amortization of
discount related to
beneficial conversion
option on Series P
preferred stock........        --        --          --        --       234,770      (234,770)         --             --
                         ---------  --------  ----------  --------  -----------  ------------    ---------    -----------
Restated balance at
June 30, 1999..........    295,886    14,794     657,135    32,857   22,077,549   (20,292,005)         --       1,833,195
Comprehensive Loss:
 Net loss..............        --        --          --        --           --     (3,575,382)         --      (3,575,382)
 Unrealized holding
 loss on marketable
 securities............        --        --          --        --           --            --      (113,400)      (113,400)
                                                                                                              -----------
Total Comprehensive
Loss...................                                                                                        (3,688,782)
                                                                                                              -----------
Conversion of
substantially all
Series A preferred
stock..................   (224,000)  (11,200)    734,908    36,745      (25,545)          --           --             --
Common stock issued....        --        --      367,957    18,398      733,994           --           --         752,392
Conversion of
debentures and related
interest payable.......        --        --      316,990    15,849      578,507           --           --         594,356
Common stock warrants
issued in connection
with short-term
financing..............        --        --          --        --       419,551           --           --         419,551
Common stock warrants
exercised..............        --        --      242,961    12,148       14,030           --           --          26,178
Common stock retired in
cashless exercise of
warrants...............        --        --     (177,200)   (8,860)       8,860           --           --             --
Series C preferred
stock issued in private
offering...............      4,000       200         --        --       374,800           --           --         375,000
Series D preferred
stock issued in private
offering...............     74,130     3,707         --        --     6,583,815           --           --       6,587,522
Amortization of
discount related to
beneficial conversion
option on Series D and
Series P preferred
stock..................        --        --          --        --     1,884,700    (1,884,700)         --             --
                         ---------  --------  ----------  --------  -----------  ------------    ---------    -----------
Balance at June 30,
2000...................    150,016  $  7,501   2,142,751  $107,137  $32,650,261  $(25,752,087)   $(113,400)   $ 6,899,412
                         =========  ========  ==========  ========  ===========  ============    =========    ===========

 (The accompanying notes are an integral part of these consolidated financial statements)

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2000 and 1999

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Business

   HealthWatch, Inc. was founded in 1983 and has evolved from a supplier of noninvasive vascular diagnostic medical instruments including a proprietary device used to monitor and control intravenous ("IV") drug infusion to hospitals and medical clinics throughout the United States into primarily a software information technology ("IT") company. The Company's virtual software application utility (the "MERAD Technology") utilizes an advanced multi-media object and relational database which creates knowledge objects that can be used and reused in virtually unlimited number of combinations to provide efficient applications that can be accessed in both an Internet and Intranet environment. Headquartered in Atlanta, Georgia, HealthWatch has research and development, marketing, sales and support capabilities in the healthcare IT sector.

   During fiscal 2000, the Company raised additional capital through private placements to begin the implementation of its business plan. The Company's objective is to become a leading provider of web-based applications to process and manage transactions for physician offices, hospitals, outpatient clinics, and other healthcare providers. As part of this plan, the Company will offer and market an enterprise software solution, known as the Healthcare Enterprise System (the "HES System"), which is owned by HALIS, Inc. ("HALIS"), an affiliated information technology company that is approximately 25% owned by HealthWatch (see Note B). The HES System uses proprietary technology to distribute, in a compressed digital format, one system that includes over 50 integrated applications for the management of a healthcare enterprise's resources, patient data, clinical data, and finances. The HES System was designed and built using the Company's software application utility, the "MERAD Technology." As provided in a Business Collaboration Agreement between HealthWatch and HALIS, HealthWatch has granted HALIS a non-exclusive license for the use of the MERAD Technology, while HALIS has granted HealthWatch a non-exclusive license to market the HES System. Revenue sharing provisions from the sale of the HES System are specified in the agreement. Through June 30, 2000, no significant revenues have been realized by the Company through the sale of the HES System as the Company has refocused its efforts to upgrading the enterprise software solution to market and facilitate a web based enterprise solution in an Internet environment. The Company has recently completed the upgrade of the HES System and plans to introduce the new Internet version into the market in the second quarter of fiscal 2001.

 Principles of Consolidation and Accounting for Investee

   The consolidated financial statements include the accounts of HealthWatch, Inc. and the Company's wholly owned subsidiaries MERAD Software, Inc. and HealthWatch Technologies, Inc. and their wholly owned subsidiaries, respectively. HealthWatch's investment in a company in which it has the ability to exercise significant influence over operating and financial policies is accounted for under the equity method. Accordingly, HealthWatch's share of the net losses of this company is included in consolidated net loss. Beginning January 29, 1999, HealthWatch's investment in HALIS was accounted for under the equity method. Prior to this date, the Company accounted for its available-for-sale investment in HALIS, Inc. at its fair value. All significant intercompany balances and transactions have been eliminated in consolidation.

 Marketable Securities

   The Company's investments in debt securities, which principally mature in two to five years, consist of corporate debt securities that are classified as available-for-sale. The aggregate fair value at June 30, 2000 was $3,935,500. Unrealized holding losses on these securities were $113,400 at June 30, 2000 and were recorded as a separate component of shareholders' equity.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

   The Company evaluates its marketable securities to determine whether a decline in market value below cost as of the balance sheet date of an individual security is other than temporary. If the decline is judged to be other than temporary, the cost basis of the individual security is written down to a new cost basis and the amount of the write-down is accounted for as a realized loss. Various factors are considered by the Company in evaluating declines in market values, including general market conditions and specific information pertaining to an industry or an individual company. Examples of these factors are a) the length of time and the extent to which the market value has been less than cost, b) the financial condition and near-term prospects of the issuer, including specific events that may influence the operations of the issuer, and c) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

 Inventory

   Inventory is recorded at the lower of cost (determined on a first-in, first-out basis) or market. During fiscal 2000 and 1999, approximately $35,000 and $188,000 of inventory, respectively, was charged to operations--cost of sales as the products were determined to be obsolete.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

 Long-Lived Assets

   HealthWatch evaluates the carrying value of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset, including disposition, is less than the carrying value of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of the assets, as measured by discounted cash flows over the remaining life of the assets.

 Capitalization of MERAD Technology Costs

   The Company has capitalized direct costs incurred in the modification of its MERAD Technology, giving it Internet application ability. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", these costs have been capitalized beginning at the point that technological feasibility of the modification was established through the period to when the product is available for general release to customers. These costs will be amortized over a period of five years on a straight-line basis, and amortization will commence when the related software product is available for market release.

 Stock-Based Compensation

   The Company records compensation expense in conjunction with the issuance of its common stock and stock warrants for various consulting services in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, stock-based compensation for non-employees is recorded at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

 Net Loss Per Share

   The Company has adopted SFAS No. 128, "Earnings Per Share," which requires basic and dilutive earnings per share presentation. Basic loss per share is computed as net loss available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, stock warrants, and convertible debt and stock. As the Company's stock options, stock warrants, and convertible debt and stock are antidilutive for all periods presented, dilutive loss per share is the same as basic loss per share.

   At June 30, 2000 and 1999, outstanding stock options, stock warrants, and convertible debt and stock to purchase 9,620,800 and 4,555,353 shares, respectively, of the Company's common stock were not included in the computation of diluted loss per share as their effect would be antidilutive.

 Revenue Recognition

   HealthWatch recognizes revenue from product sales at the time ownership transfers to the customer, principally, at shipment. Revenues from service contracts are generally recognized on the straight-line basis over the life of the contracts, which are principally 12 months. Deferred revenue represents amounts received on service contracts but not yet earned.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will require that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of SFAS No. 133," which deferred the implementation of SFAS No. 133. SFAS No. 133 will be effective for the Company's first quarter of fiscal 2001. Management does not anticipate that the implementation of SFAS No. 133 will have a material effect on the Company's financial statements.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101") which provides guidelines in applying generally accepted accounting principles to certain revenue recognition issues. Subsequently, the SEC has issued related guidance which has extended the implementation date of SAB 101 until the fourth quarter of 2000. The Company does not expect this statement to have a significant impact on its financial position, earnings or cash flows.

   In March 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 99-19, "Reporting Revenue Gross as a Principal Verses Net as an Agent," which provides clarification on whether a company should report revenue based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. The Company does not expect this issue to have a significant impact on the Company's financial position, earnings or cash flows.

 Reclassifications

   Certain reclassifications have been made to the 1999 consolidated financial statements to conform to the 2000 consolidated financial statement presentation.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

NOTE B--INVESTMENT IN AND ADVANCES TO HALIS, INC.

   At June 30, 2000, the Company owned 15,763,655 shares of HALIS, for an approximate 25% ownership interest. HALIS is engaged in the business of providing information technology applications and services to the healthcare industry. The Company has accounted for its investment in HALIS under the equity method. At June 30, 2000, the HALIS stock was trading on the NASDAQ OTC Bulletin Board at a price per share of $.0625, for an aggregate value of $985,228. Management evaluated the carrying value of the Company's investment in HALIS at June 30, 2000 and determined that there was an other than temporary decline in value of $472,810. The fair value of each Halis common share was estimated to be approximately $.11. This value was computed by dividing the trading price of HealthWatch's common stock at the commitment date of the merger by the number of HALIS shares exchanged for one share of HealthWatch common stock. As a result, a loss in value of $472,810 has been recognized as a separate component in the consolidated statements of operations. The investment's carrying value at June 30, 2000 was $1,773,411.

   The carrying value of the investment in HALIS under the equity method exceeded the 25% equity in the underlying net assets of HALIS at June 30, 2000 by $1,773,411. This excess of the investment over the 25% equity in the underlying net assets of HALIS is being amortized on the straight-line method over a period of ten years.

   In October 1997, HealthWatch and HALIS entered into a Business Collaboration Agreement. Under the Business Collaboration Agreement, HealthWatch has granted HALIS a non-exclusive license to HealthWatch's information technology software in exchange for a ten percent (10%) commission on sales of products or services incorporating such software. Additionally, HALIS has granted HealthWatch a non-exclusive license to market the HES System or other HALIS products in exchange for a ten percent (10%) commission on all revenues received from sales or services relating to such products. The Company recognizes commission revenue or commission expense at the time a product is sold or a service is performed that is covered under the agreement. For the years ended June 30, 2000 and 1999, the Company earned $21,936 and $66,087, respectively, in commission income from HALIS under this agreement. As of June 30, 2000, no commission expense had been incurred under this agreement.

   The agreement provides for the sharing of certain operating expenses, among other things. During fiscal 1999 and 2000, HealthWatch and HALIS shared office space and had a cost sharing arrangement relating to key personnel that required HealthWatch to pay HALIS a calculated amount each month based upon a reasonable cost basis of services provided. Pursuant to this arrangement, through December 1999, HALIS maintained a principal office in Atlanta, Georgia and HealthWatch shared those facilities. Throughout that period, HealthWatch made payments to HALIS for rent and other related operating expenses based on a percent of the facilities used by HealthWatch to the total facilities used by both companies. Included in these payments was also a nominal amount for shared personnel expenses. Beginning January 1, 2000, HealthWatch is now the primary lessor of the principal office facilities in Atlanta. HALIS is now sharing these facilities under a similar agreement. To date, no monthly payment amount has been determined; however, the parties intend to negotiate a payment by HALIS to HealthWatch that will be designed to reflect the relative usage of each party of the facilities and personnel. During fiscal 2000 and 1999, the Company expensed and paid HALIS approximately $50,000 and $180,000, respectively, for expense reimbursements under this agreement.

   In September 2000, the Business Collaboration Agreement was amended to provide, among other things, for revenue sharing based on a 60/40 split (i.e. the selling company would received 60% of the sales price and the company that owns the technology would received 40% of the sales price). Furthermore, HealthWatch is obligated to pay HALIS a collaboration fee of $50,000 per month which shall be applied as a credit against any revenue sharing amount that is due to HALIS. HALIS is obligated to provide support to HealthWatch for the HALIS software products, provide reasonable product enhancement as part of product release updates and

                       HEALTHWATCH, INC. AND SUBSIDIARIES
cooperate with HealthWatch with regard to product enhancement requests. HealthWatch may terminate the $50,000 monthly collaboration fee payable to HALIS on or after October 1, 2001, under certain terms and conditions.

   Due from HALIS represents amounts due from HALIS for its portion of shared operating expenses, amounts owed to the Company for unpaid royalties due on the MERAD Technology, and amounts advanced to HALIS for working capital purposes. At June 30, 2000, the amount due from HALIS was $438,076. The Company is unable to determine the fair value of these advances because of the financial condition of HALIS as discussed above.

   At June 30, 2000, the components of investment in and advances to HALIS, Inc. was as follows:

     Investment in HALIS, Inc. ..................................... $1,773,411
     Advances to HALIS, Inc. .......................................    438,076
                                                                     ----------
       Total........................................................ $2,211,487
                                                                     ==========

NOTE C--SUBSEQUENT MERGER OF HEALTHWATCH, INC. AND HALIS, INC.

   On June 29, 2000, the Company entered into an Agreement and Plan of Merger with HALIS, by which the Company will issue approximately 2,300,000 registered shares of its common stock in exchange for all of the outstanding shares of HALIS (an exchange ratio of one share of HealthWatch common stock for twenty shares of HALIS common stock). With the completion of this transaction, HALIS will become a wholly-owned subsidiary of the Company. The total consideration has been valued at $5,247,607 as of June 30, 2000, which is comprised of the fair value of the HealthWatch shares issued in the transaction, or $3,036,120 (2,265,761 shares at the trading price at June 30, 2000 of $1.34 per share), plus the book value of HealthWatch's investment in and advances to HALIS at June 30, 2000, or $2,211,487. A pro forma balance sheet (unaudited) has been included herein as if the transaction occurred on June 30, 2000. A pro forma statement of operations (unaudited) has been included herein as if the transaction occurred at the beginning of the year, or July 1, 1999. The pro forma information shows the elimination of all intercompany accounts and a resulting intangible asset of $5,597,379 (total consideration less the fair market value of the net tangible assets received in the merger). HealthWatch is currently the single largest shareholder of HALIS, owning approximately 25% of HALIS' issued and outstanding common stock, and has an option that expires on September 29, 2000 to purchase up to an additional 25,000,000 shares of HALIS at $.20 per share.

   Under the Agreement and Plan of Merger, the holders of other convertible securities (i.e., warrants and options) of HALIS will receive convertible securities of the Company having similar terms and conditions. The transaction is subject to shareholder approval and other customary conditions.

   If either company terminates or withdraws from the merger agreement without the consent of the other party, they may be liable to the non-terminating party, under certain conditions, for $500,000 in liquidated damages.

   The Company anticipates accounting for the acquisition under the purchase method of accounting. In accordance with Staff Accounting Bulletin No. 97 ("SAB 97"), HealthWatch has been identified as the accounting acquirer since its shareholders will hold the majority of the voting rights (approximately 66%) in the combined company. The total voting rights include the voting rights of the common shareholders and the Series C and Series D preferred shareholders (see Note J).

                       HEALTHWATCH, INC. AND SUBSIDIARIES

   Under the purchase method of accounting, the assets and liabilities of HALIS are recorded at their fair market value as of the date of the acquisition. The excess purchase price over the fair market value of the net tangible assets acquired has been identified as an intangible asset related to the HES Technology and will be amortized over a five year period.

   Summarized below is the unaudited condensed and pro forma consolidated balance sheet and statement of operations. The balance sheet is prepared as if the acquisition took place on June 30, 2000, and the statement of operations is prepared as if the acquisition took place on July 1, 1999. The historical financial statements of HALIS for the fiscal year ended June 30, 2000 have been compiled from the 10-QSB's filed by HALIS for the appropriate periods. These historical numbers are unaudited.

                                  Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                          --------------------------------------------------------------------------------
                                                                          Pro Forma          Pro Forma
                          HealthWatch, Inc. HALIS, Inc.  Acquisition    Consolidating    HealthWatch, Inc.
                            Consolidated    Consolidated Adjustment        Entries         Consolidated
                          ----------------- ------------ -----------    -------------    -----------------
Current assets..........     $4,288,073      $1,021,002  $      --       $       --         $ 5,309,075
Marketable equity
 securities--related
 party..................      1,773,411          22,395         --        (1,795,806)(2)            --
Property and equipment
 net....................         15,054         327,959         --               --             343,013
Due from related party..        438,076             --          --          (438,076)(3)            --
Intangible assets, net..        886,772         663,747   4,933,632(1)           --           6,484,151
Other assets............         38,560         180,785         --               --             219,345
                             ----------      ----------  ----------      -----------        -----------
 Total assets...........     $7,439,946      $2,215,888  $4,933,632      $(2,233,882)       $12,355,584
                             ==========      ==========  ==========      ===========        ===========

                                  Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                          --------------------------------------------------------------------------------
                                                                          Pro Forma          Pro Forma
                          HealthWatch, Inc. HALIS, Inc.  Acquisition    Consolidating    HealthWatch, Inc.
                            Consolidated    Consolidated Adjustment        Entries         Consolidated
                          ----------------- ------------ -----------    -------------    -----------------
Current liabilities.....     $  540,534      $2,141,860  $      --       $  (438,076)(3)    $ 2,244,318
Long-term obligations
 under capital leases...            --          175,734         --               --             175,734
                             ----------      ----------  ----------      -----------        -----------
 Total liabilities......        540,534       2,317,594         --          (438,076)         2,420,052
Shareholders' equity....      6,899,412        (101,706)  4,933,632(1)    (1,795,806)         9,935,532
                             ----------      ----------  ----------      -----------        -----------
 Total liabilities and
  equity................     $7,439,946      $2,215,888  $4,933,632      $(2,233,882)(2)    $12,355,584
                             ==========      ==========  ==========      ===========        ===========

--------

(1) To reflect the acquisition of HALIS as if the acquisition had occurred on June 30, 2000 by recording an intangible asset for the excess of the purchase price over the fair value of the net tangible assets acquired ($5,597,379) and eliminating HALIS' goodwill ($663,747). The total value of the consideration is based on the trading value of the Company's stock as of the measurement date of the transaction. The intangible asset recorded in conjunction with the merger represents the total consideration (2,265,761 shares of HealthWatch's common stock issued to HALIS shareholders valued at the trading price at June 30, 2000 of $1.34 per share, or $3,036,120, plus HealthWatch's investment in and advances to HALIS at June 30, 2000 of $2,211,487), or $5,247,607, over the fair market value of the net tangible assets acquired from HALIS (at June 30, 2000, HALIS' liabilities exceeded the fair market value of its net tangible assets by $349,772). The excess purchase price over the fair market value of the net tangible assets acquired has been identified as the HES Technology and will be amortized over a five year period.
(2) To eliminate HealthWatch's investment in HALIS carried on the equity method ($1,773,411) and HALIS' investment in HealthWatch ($22,395).
(3) To eliminate intercompany balances as of June 30, 2000.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                          Pro Forma Condensed Consolidated Statement of Operations
                                                 (Unaudited)
                          -------------------------------------------------------------
                          HealthWatch,                  Pro Forma         Pro Forma
                              Inc.      HALIS, Inc.   Consolidating   HealthWatch, Inc.
                          Consolidated  Consolidated     Entries        Consolidated
                          ------------  ------------  -------------   -----------------
Sales...................  $   551,682   $ 4,326,750     $ (21,936)(3)    $ 4,856,496
Cost of sales...........      193,952       188,941       (21,936)(3)        360,957
                          -----------   -----------     ---------        -----------
 Gross profit...........      357,730     4,137,809           --           4,495,539
Operating expenses......    2,543,702     5,125,048       716,592(2)       8,385,342
                          -----------   -----------     ---------        -----------
 Loss from operations...   (2,185,972)     (987,239)     (716,592)        (3,889,803)
Other income (expense)..   (1,554,815)     (639,983)      996,260(1)      (1,198,538)
                          -----------   -----------     ---------        -----------
 Loss from continuing
  operations............  $(3,740,787)  $(1,627,222)    $ 279,668        $(5,088,341)
                          ===========   ===========     =========        ===========
Net loss per common
 share, basic and
 diluted................  $     (3.93)                                   $     (1.95)
                          ===========                                    ===========
Weighted average number
 of common shares
 outstanding............    1,538,924                                      3,788,019
                          ===========                                    ===========

--------
(1) To eliminate equity loss from investment in HALIS ($523,450) and other-than-temporary decline in value ($472,810).

(2) To record amortization of intangible asset recorded as a result of the HealthWatch/HALIS merger ($1,119,475) over a five year period and to reverse the amortization recorded for the HALIS goodwill which was eliminated in the merger ($402,883).
(3) To eliminate MERAD royalties on HES sales.

NOTE D--ACQUISITION OF MERAD SOFTWARE, INC. (FORMERLY PAUL HARRISON
        ENTERPRISES, INC.) ("PHE")

   On October 1, 1998, the Company completed the acquisition of MERAD Software, Inc. (formerly Paul Harrison Enterprises, Inc.) and subsidiaries. The Company issued 66,886 shares of Series P preferred stock in exchange for all of the issued and outstanding common stock of PHE (held by 55 shareholders, including Paul W. Harrison). Mr. Harrison, Chairman, Chief Executive Officer, and President of HealthWatch received 25,080 shares of the Series P preferred stock in his capacity as a shareholder of PHE. David M. Engert, Chief Operating Officer and a director of HealthWatch, received 3,177 shares of the Series P preferred in his capacity as a shareholder of PHE. Certain PHE shareholders also received options for approximately 125,000 shares of HealthWatch common stock in exchange for previously outstanding options of PHE. Of the outstanding options issued in the PHE acquisition, 116,667 were issued to Mr. Harrison. These options were granted with exercise prices equal to the fair market value of HealthWatch common stock at that time. Additionally, under the terms of the contract, the Company agreed to pay to the former shareholders of PHE additional consideration based on gross revenues generated in connection with the MERAD Technology. This additional consideration, at the time it becomes determinable, is recorded as an additional cost of the acquisition allocated to the intangible asset, and is amortized over the remaining life of the asset. The additional consideration was payable for a period of ten years or until the Company had paid an aggregate $7,000,000 in additional consideration. Effective April 25, 2000, Mr. Harrison and Mr. Engert, who were both PHE shareholders, waived any and all future payments of additional consideration. The remaining PHE shareholders have been asked to agree to the following amendments to their respective Additional Consideration Agreements: Firstly, the additional consideration is to be calculated based on a fixed percentage (3%) of gross revenues each fiscal year from sales of the MERAD technology. Secondly, HealthWatch has the option to pay the additional consideration in cash or in a combination comprised of one-half cash and one-half shares of HealthWatch common stock. Although the maximum aggregate payment to be made under the Additional Consideration Agreements is still $7,000,000, the payout period has been extended from ten years to fifteen years. As of June 30, 2000, all but three of the PHE shareholders have agreed to these amendments.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

   The Company has accounted for the acquisition under the purchase method of accounting whereby the assets and liabilities of PHE are recorded at their fair market value as of the date of the acquisition. The excess purchase price over the fair market value of the net tangible assets acquired has been identified as the MERAD Technology and is being amortized over a five year period.

   Summarized below is the unaudited condensed and pro forma consolidated statement of operations as if the acquisition had taken place at the beginning of the year ended June 30, 1999.

                               Pro Forma Condensed Consolidated Statement of Operations
                                                      (Unaudited)
                          ---------------------------------------------------------------------
                                              Paul Harrison     Pro Forma         Pro Forma
                          HealthWatch, Inc. Enterprises, Inc. Consolidating   HealthWatch, Inc.
                            Consolidated      Consolidated       Entries        Consolidated
                          ----------------- ----------------- -------------   -----------------
Sales...................     $ 1,220,803        $157,024        $(117,024)(2)    $ 1,260,803
Cost of sales...........         940,950             --               --             940,950
                             -----------        --------        ---------        -----------
 Gross profit...........         279,853         157,024         (117,024)           319,853
Operating expenses......       2,008,331          80,737          114,839(1)       2,203,907
                             -----------        --------        ---------        -----------
 Loss from operations...      (1,728,478)         76,287         (231,863)        (1,884,054)
Other income (expense)..         (91,361)            --               --             (91,361)
                             -----------        --------        ---------        -----------
 Net income (loss)......     $(1,819,839)       $ 76,287        $(231,863)       $(1,975,415)
                             ===========        ========        =========        ===========
Net loss per common
 share..................     $     (4.32)                                        $     (4.61)
                             ===========                                         ===========
Weighted average number
 of common shares
 outstanding............         537,972                                             537,972
                             ===========                                         ===========

--------
(1) To record amortization of MERAD Technology.
(2) To eliminate intercompany sales.

NOTE E--PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following at June 30, 2000:

   Furniture and equipment........................................... $ 318,620
   Accumulated depreciation..........................................  (303,566)
                                                                      ---------
     Property and equipment, net..................................... $  15,054
                                                                      =========

NOTE F--INTANGIBLE ASSETS

   Intangible assets arising from the acquisition of MERAD Software, Inc. (formerly Paul Harrison Enterprises, Inc.) and subsidiaries consists of technology known as the MERAD Technology and are being amortized over five years on the straight-line method. MERAD Technology consists of the following as of June 30, 2000:

   MERAD Technology................................................. $1,232,517
   Accumulated amortization.........................................   (345,745)
                                                                     ----------
     MERAD Technology, net.......................................... $  886,772
                                                                     ==========

   MERAD Technology includes the technology and virtual software application utility. During fiscal 2000, the Company capitalized direct costs of $217,496 incurred in modifying the MERAD Technology, giving it Internet application ability.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

   In June 2000, due to a change in the business focus and the expiration of major customer contracts of the Company's HealthWatch Technologies, Inc. subsidiary, the Company reviewed the recoverability of goodwill related to the subsidiary. The Company determined that the unamortized technology of $213,286 was not recoverable and should be written off.

NOTE G--DEBENTURES PAYABLE

   During fiscal 2000, $455,000 of the debentures payable, along with $139,356 of accrued interest, were converted into 316,990 shares of common stock of the Company. As of June 30, 2000, $25,000 of debentures, along with accrued interest of $7,918, remained unpaid. As an inducement for the debenture holders to convert their debentures into HealthWatch common stock, debenture holders received warrants to purchase 77,495 shares of the Company's common stock, valued at $7,741. This amount has been included in selling, general and administrative expenses in the Company's statement of operations for the fiscal year ended June 30, 2000. The warrants were valued using the Black-Scholes option-pricing method under the following assumptions: no dividend yield; expected volatility of 162.50%; risk free interest of 5.55%; and average expected warrant life of one year.

   The remaining debentures accrue interest at an annual rate of 10%, payable quarterly and are secured by substantially all assets of the Company. The remaining debentures matured March 1, 1998 and are presently in default. As of June 30, 2000, the remaining debentures had not been extended and the Company was in default under the debenture agreements. The debentures are convertible into common stock, at the option of the holder.

NOTE H--COMMITMENT

 Operating Leases

   The Company has entered into an operating lease for office and warehouse space, which began on January 1, 1999 and is for a period of three years. The lease agreement calls for total annual rent of $49,200, with a 4% increase each year. Prior to the execution of this lease, the Company leased its office and warehouse space on a month-to-month basis.

   Rent expense for 2000 and 1999 was $72,003 and $59,055, respectively.

NOTE I--REVERSE STOCK SPLIT

   On November 17, 1999, the Board of Directors authorized a one-for-five reverse stock split of the Company's common stock and its Series A and Series P preferred stock. The reverse stock split became effective on December 22, 1999, thereby reducing the number of common and preferred shares outstanding by 80% and increasing the par value of all classes of stock to $.05. All references in the accompanying consolidated financial statements to the number of common and preferred shares, number and exercise price of stock options and stock warrants, and per share amounts for periods prior to the reverse stock split have been restated to reflect the reverse stock split.

NOTE J--PREFERRED STOCK

 Series A Preferred Stock

   The Company has outstanding Series A 6% cumulative, non-voting preferred stock which has a stated value of $5 per share. Shareholders have the option to convert each of the Series A preferred stock into fully-paid and non-assessable shares of common stock at a conversion rate equal to the lesser of $2.60 per share or 70% of the market value of the common stock at the time of conversion. Dividends are payable semi-annually,

                       HEALTHWATCH, INC. AND SUBSIDIARIES
if declared. No dividends have been declared to date. At June 30, 2000, the amount of dividends in arrears was $3,000. The Series A preferred stock has dividend and liquidation preferences over common stock and is on an equal liquidation and dividend basis with the Series P preferred stock and is subordinate to both the Series C and Series D preferred stock. The stated liquidation preference value was $25,000 at June 30, 2000.

 Series P Preferred Stock

   The Company has outstanding Series P cumulative, non-voting preferred stock, which has a stated value of $50 per share. Shareholders have the option to convert each of the Series P preferred stock into ten shares of fully-paid and non-assessable shares of common stock, provided the conversion feature is approved by the vote of the Company's shareholders. The Series P preferred stock originally contained a cumulative dividend feature of 12% which adjusted to a maximum of 24% if the shares are not granted the right to convert by certain target dates. In connection with the private placement of the Company's Series D preferred Stock during March 2000, the holders of Series P preferred stock agreed to amend the Certificate of Designation, Rights and Limitations of the Series P preferred stock. The amendments included a retroactive adjustment to the cumulative dividend from the graduated dividend to an 8% cumulative dividend from the date of issuance until the shares are converted into common stock. The holders of Series P preferred stock also agreed to allow the Company to pay the dividends in cash or stock, at the Company's option. Dividends are payable semi-annually, if declared. No dividends have been declared to date. At June 30, 2000, the amount of dividends in arrears was $468,202. The Series P preferred stock has dividend and liquidation preferences over all common stock and is on an equal liquidation and dividend basis with the Series A preferred stock and is subordinate to both the Series C and Series D preferred stock. The stated liquidation preference value was $3,344,300 at June 30, 2000.

   The issuance of the Series P preferred stock included a beneficial conversion feature in the total amount of $782,566, which represents the aggregate fair value at the issue date of the HealthWatch common stock into which the preferred stock is convertible over the proceeds received in the issuance of the preferred shares. This amount has been included in additional paid-in capital and will be amortized as a return to the preferred shareholders over the period through the date of earliest conversion using the effective yield method. For fiscal 2000 and 1999, $313,026 and $234,770, respectively, of the beneficial conversion feature has been amortized and $234,770 and $547,796 remains unamortized at June 30, 2000 and 1999, respectively.

 Series C Preferred Stock

   The Company has outstanding Series C 8% cumulative preferred stock, which has a stated value of $100 per share. Subject to anti-dilution provisions, shareholders have the option to convert each of the Series C preferred stock into fully-paid and non-assessable shares of common stock at a conversion rate equal to the stated value divided by a conversion price of $1.88 per share. Dividends are payable, at the Company's option, either in cash or in shares of Series C preferred stock. No dividends have been declared to date. At June 30, 2000, the amount of dividends in arrears was $8,000. Series C preferred shareholders have voting rights on all matters as to which holders of common stock are entitled to vote. Holders of Series C preferred stock are entitled the same number of votes as if the Series C preferred stock had been converted. The Series C preferred stock has dividend and liquidation preferences over Series A and Series P preferred stock and common stock, and is on an equal liquidation and dividend basis with the Series D preferred stock. The stated liquidation preference value was $400,000 at June 30, 2000.

 Series D Preferred Stock

   The Company has outstanding Series D 8% cumulative preferred stock, which has a stated value of $100 per share. Subject to anti-dilution provisions, shareholders have the option to convert each of the Series D preferred stock into fully-paid and non-assessable shares of common stock at a conversion rate equal to the

                       HEALTHWATCH, INC. AND SUBSIDIARIES
stated value divided by a conversion price of $3.50 per share. Dividends are payable, at the Company's option, either in cash or in shares of Series D preferred stock. No dividends have been declared to date. At June 30, 2000, the amount of dividends in arrears was $148,260. Series D preferred shareholders have voting rights on all matters as to which holders of common stock are entitled to vote. Holders of Series D preferred stock are entitled to the same number of votes as if the Series D preferred stock had been converted to common stock. The Series D preferred stock has dividend and liquidation preferences over Series A and Series P preferred stock and common stock, and is on an equal liquidation and dividend basis with the Series C preferred stock. The stated liquidation preference value was $7,413,000 at June 30, 2000.

   The issuance of the Series D preferred stock included a beneficial conversion feature in the total amount of $7,413,000, which represents the aggregate fair value at the issue date of the HealthWatch common stock into which the preferred stock is convertible over the proceeds received in the issuance of the preferred shares. This amount has been included in additional paid-in capital and will be amortized as a return to the preferred shareholders over the period through the date of earliest conversion using the effective yield method. For fiscal 2000, $1,571,674 of the beneficial conversion feature has been amortized and $5,841,326 remains unamortized at June 30, 2000.

NOTE K--SHAREHOLDERS' EQUITY

 Private Placement of Common Stock

   During fiscal 2000, the Company offered and issued 28,572 shares of common stock at $1.75 per share. The offering netted the Company proceeds of $50,000.

   During fiscal 1999, the Company offered and issued 241,991 shares of common stock at various prices per share in private offerings. Net proceeds to the Company aggregated $625,000.

   During fiscal 1999, the Company issued 11,000 shares of common stock at $3.30 per share as a result of options being exercised by former employees.

 Stock Options

   The Company has in place a 1995 Stock Option Plan. Pursuant to the plan, the Board of Directors may grant options to key individuals at its discretion. Option prices for incentive stock options may not be less than the fair market value on the date the option is granted, whereas, non-statutory stock option prices may not be less than 85% of the fair market value on the date the option is granted. The options vest over a period of up to three years. At June 30, 2000, there were no shares reserved for issuance under the 1995 Stock Option Plan.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

   A summary of the status of the Company's stock options plans as of June 30, 2000 and 1999 and changes during the years ending on those dates is presented below:

                                         2000                    1999
                                ----------------------- -----------------------
                                            Weighted                Weighted
                                            Average                 Average
                                Shares   Exercise Price Shares   Exercise Price
                                -------  -------------- -------  --------------
Outstanding at beginning of
 year.......................... 252,569      $ 4.50     171,939      $ 6.45
  Granted...................... 583,333      $ 3.19     125,200      $ 4.80
  Exercised....................     --       $  --      (11,000)     $ 3.30
  Expired......................    (286)     $66.50      (1,310)     $76.50
  Cancelled.................... (11,473)     $11.43     (32,260)     $ 9.55
                                -------      ------     -------      ------
Outstanding at end of year..... 824,143      $ 3.45     252,569      $ 4.50
                                =======      ======     =======      ======
Options exercisable at end of
 year.......................... 824,143      $ 3.45     238,902      $ 4.55
                                =======      ======     =======      ======
Weighted-average fair value of
 options granted during the
 year..........................              $  .45                  $  .35
                                             ======                  ======

   The following table summarizes information about stock options outstanding at June 30, 2000:

                Options Outstanding                    Options Exercisable
   ----------------------------------------------------------------------------
     Number      Weighted-Average                    Number
   Outstanding      Remaining     Weighted-Average Outstanding Weighted-Average
   at 6/30/00    Contractual Life  Exercise Price  at 6/30/00   Exercise Price
   -----------   ---------------- ---------------- ----------- ----------------
       3,333        9.61 years         $8.95           3,333        $8.95
     124,667        3.29 years         $4.80         124,667        $4.80
     440,000        9.61 years         $3.50         440,000        $3.50
     116,143        2.54 years         $3.30         116,143        $3.30
      80,000        9.56 years         $2.25          80,000        $2.25
      60,000        9.44 years         $1.88          60,000        $1.88
     -------                                         -------
     824,143                                         824,143
     =======                                         =======

   Various officers and directors have been granted a total of 648,000 options under the Company's Stock Options Plans which are included in the above table (see Note L).

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options rather than Statement of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). In accordance with APB 25, since the exercise price of the underlying stock options equaled the fair market value on the date of grant, no compensation expense was recognized.

   SFAS 123 requires the Company to provide pro forma information regarding net loss and loss per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000 and 1999: no dividend yield for each year; expected volatility of 162.50% and 136.25%, respectively; weighted-average risk-free interest rates of 6.66% and 4.72%, respectively, and weighted-average expected option lives of three years.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                                                         2000         1999
                                                      -----------  -----------
   Net loss available to common shareholders:
     As reported..................................... $(5,885,386) $(2,323,967)
     Pro forma....................................... $(6,177,156) $(2,424,404)

   Net loss per common share:
     As reported..................................... $     (3.82) $     (4.32)
     Pro forma....................................... $     (4.01) $     (4.51)

   In May 2000, the Company adopted its 2000 Stock Option Plan. This plan provides that 2,000,000 shares of the Company's common stock be reserved for issuance subject to annual adjustment. The 2000 Stock Option Plan provides for the grant of options that are intended to qualify as incentive stock options to any employee of the Company or its subsidiaries, and the grant of options that are considered non-qualified due to certain conditions as to issuance.

   The Company has issued stock warrants in conjunction with the issuance of preferred and common stock and the conversion of debentures payable to common stock. Also, during fiscal 2000, the Company issued 1,000,000 stock warrants, valued at $419,551, as debt costs associated with short term financing. This amount has been included in interest expense in the Company's statements of operations. The warrants were valued using the Black-Scholes option-pricing method under the following assumptions: no dividend yield; expected volatility of 162.5%; risk free interest of 5.55%; and expected warrant life of three years. Activity related to stock warrants was as follows:

                                                                Weighted Average
                                                     Warrants    Exercise Price
                                                     ---------  ----------------
   Outstanding at June 30, 1998.....................   299,583       $14.90
     Granted........................................   234,161       $ 3.15
     Expired........................................   (60,583)      $49.55
                                                     ---------       ------
   Outstanding at June 30, 1999.....................   473,161       $ 4.65
     Granted........................................ 2,849,284       $ 3.05
     Exercised......................................  (242,961)      $ 5.76
                                                     ---------       ------
   Outstanding at June 30, 2000..................... 3,079,484       $ 3.08
                                                     =========       ======

   At June 30, 2000, the Company had stock warrants outstanding as follows:

       Common Shares        Exercise Price
       Under Warrant          Per Share                       Expiration Date
       -------------        --------------             ------------------------------
          10,000                $8.60                  January 2003
          20,000                $7.97                  April 2001
          37,736                $4.31                  March 2001
       2,058,977                $3.50                  March 2005
         133,334                $2.44                  January 2001
          29,091                $2.24                  January 2001
         790,346                $1.88                  February 2001 to December 2004
       ---------
       3,079,484
       =========

                       HEALTHWATCH, INC. AND SUBSIDIARIES

NOTE L--RELATED PARTY TRANSACTIONS

 Officer and Director Options

   At June 30, 2000, the Company had outstanding the following qualified and nonqualified stock options granted to officers and directors:

       Common Shares           Exercise Price
       Under Option              Per Share                          Expiration Date
       -------------           --------------                   ------------------------
            3,333                  $8.95                        January 2003
          124,667                  $4.80                        October 2003
          400,000                  $3.50                        February 2010
           50,000                  $3.30                        October 2002 to May 2003
           50,000                  $2.25                        January 2010
           20,000                  $1.88                        December 2009
          -------
          648,000
          =======

   All options granted to officers and directors as shown above are exercisable at June 30, 2000.

 Officer and Director Warrants

   At June 30, 2000, the Company had outstanding to officers and directors stock warrants to purchase 171,198 shares of common stock at prices ranging from $1.88 per share to $8.60 per share. These warrants expire at various dates from January 2001 through March 2005.

Consulting Agreements

   Creative Business Strategies, Inc. (CBS), a company owned by a former director/shareholder of the Company, provides the Company with business development consulting services in exchange for a fee. During 2000 and 1999, the Company had incurred $46,203 and $29,674, respectively, of fees to CBS, of which $10,000 and $15,326, respectively, remained unpaid at June 30, 2000 and 1999 and are included in accrued expenses.

   Effective October 10, 1997, PHE and Paul W. Harrison entered into a consulting agreement with HealthWatch which expired on December 31, 1998. The agreement provided for, among other things, the payment to PHE commencing January 1, 1998 of $5,000 per month, Mr. Harrison's continued service on the board of directors of HealthWatch as Chairman of the Board, the granting of a five-year non-statutory stock option to Mr. Harrison representing the right to acquire up to 50,000 shares (adjusted for all stock splits occurring after the date of the agreement) of HealthWatch's common stock at its then fair market value, and to loan Mr. Harrison up to $200,000 payable in four equal installments, with interest to accrue at 7% per annum, to cover tax liabilities arising from the stock swaps with PHE. As of the time the consulting agreement expired, $0 had been borrowed pursuant to the loan commitment. In May 1998, the exercise price for the stock options were repriced to $.66 per share (adjusted to $3.30 per share as a result of the December 1999 reverse stock split). To date, none of the options have been exercised. In February 1999, the consulting agreement was modified to remove PHE as a party and to provide for the payment of $12,500 to Paul W. Harrison on a monthly basis to manage HealthWatch, effective January 1, 1999. During fiscal 1999, $12,500 was paid to Mr. Harrison under the revised consulting agreement.

   During fiscal 2000, 40,000 shares of the Company's common stock, valued at $75,000, were issued to two of the Company's directors for consulting services.

                      HEALTHWATCH, INC. AND SUBSIDIARIES

 Business Collaboration Agreement

   In October 1997, HealthWatch and HALIS entered into a Business Collaboration Agreement. Under this agreement, HealthWatch has granted HALIS a non-exclusive license to HealthWatch's information technology in exchange for a 10% commission on sales of products or services incorporating such software. Additionally, HALIS has granted HealthWatch a non-exclusive license to market the HES System or other HALIS products in exchange for a 10% commission on all revenues received from sales or services relating to such products (see Note
B). The agreement also provides for the sharing of certain operating expenses, among other things (see Note B).

NOTE M--INCOME TAXES

   The effective tax rate varies from the maximum federal statutory rate as a result of the following items:

                                                               2000    1999
                                                               -----   -----
   Tax benefit computed at the maximum federal statutory
    rate...................................................... (34.0)% (34.0)%
   Decrease in tax benefit resulting from:
     Amortization of intangible assets........................   4.0     6.0
     Loss to be carried forward...............................  30.0    28.0
                                                               -----   -----
       Income tax provision...................................   0.0 %   0.0 %
                                                               =====   =====

   Deferred income tax assets and the related valuation allowances result principally from the potential tax benefits of tax carryforwards and also from the unrealized loss on marketable securities.

   The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred tax assets as follows:

                                                          2000         1999
                                                       -----------  -----------
   Deferred tax assets................................ $ 5,123,000  $ 3,916,000
   Less valuation allowance...........................  (5,123,000)  (3,916,000)
                                                       -----------  -----------
     Net deferred tax assets.......................... $       --   $       --
                                                       ===========  ===========

   For financial statement purposes, no tax benefit has been reported in 2000 and 1999 as the Company has had significant losses in recent years and realization of the tax benefits is uncertain. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

   The net change in the deferred tax valuation allowance was an increase of $1,207,000 and $687,000 for the years ended June 30, 2000 and 1999, respectively.

                       HEALTHWATCH, INC. AND SUBSIDIARIES

   At June 30, 2000, the Company had the following net operating loss carryforwards and investment tax credit carryforwards:

      Carryforward                  Net Operating                                Investment
        Expires                         Loss                                     Tax Credits
        June 30                     Carryforwards                               Carryforwards
      ------------                  -------------                               -------------
          2002                       $       --                                    $ 3,798
          2003                           627,889                                    14,560
          2004                            11,744                                       --
          2005                           122,457                                       --
          2006                             1,371                                       --
          2007                           235,901                                       --
          2008                         1,461,790                                       --
          2009                           281,054                                       --
          2010                         1,644,839                                       --
          2011                         1,666,725                                       --
          2012                         1,815,490                                       --
          2013                         1,881,569                                       --
          2019                         1,972,759                                       --
          2020                         3,151,136                                       --
                                     -----------                                   -------
                                     $14,874,724                                   $18,358
                                     ===========                                   =======

   The utilization of the carryforwards is dependent upon the ability to generate sufficient taxable income during the carryforward period. In addition, the availability of these net operating loss carryforwards to offset future taxable income may be significantly limited due to ownership changes as defined in the Internal Revenue Code.

NOTE N--INFORMATION CONCERNING BUSINESS SEGMENTS

   The Company's two reportable segments are strategic business units that offer different products and services principally to United States customers. These segments are MERAD Software, Inc. ("MERAD") and HealthWatch Technologies, Inc. ("Tech"). MERAD is a healthcare information technology company that has developed and is in the initial stages of marketing software capable of processing and tracking information for a variety of healthcare enterprises. Tech is a supplier of noninvasive vascular diagnostic medical instruments and related supplies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

   Segment information for fiscal 2000 and fiscal 1999 is as follows:

                                                       Corporate
                                   MERAD      Tech    Unallocated     Total
                                  --------  --------  -----------  -----------
   2000
     Revenues from external
      customers.................. $ 21,935  $529,747  $       --   $   551,682
     Segment loss................ (189,398) (287,359)  (3,098,625)  (3,575,382)
     Interest expense............      --      6,584      449,291      455,875
     Total assets................  886,772    93,560    6,459,614    7,439,946
     Capital expenditures........      --        --        15,178       15,178
     Depreciation and
      amortization...............  210,534   230,996        1,265      442,795

                                                         Corporate
                                    MERAD      Tech     Unallocated    Total
                                   -------  ----------  -----------  ----------
   1999
     Revenues from external
      customers...................  91,087   1,129,716         --     1,220,803
     Segment profit (loss)........ (27,952)   (717,763) (1,074,124)  (1,819,839)
     Interest expense.............     --          --       67,659       67,659
     Total assets................. 930,242     668,237   1,878,585    3,477,064
     Capital expenditures.........   9,608       1,590         --        11,198
     Depreciation and
      amortization................ 144,805     256,105         --       400,910

NOTE O--RESTATEMENTS

   The June 30, 2000 financial statements have been restated to reflect interest expense of $419,551 from the issuance of warrants in connection with short-term financing. The effect of the adjustment increased the loss before extraordinary item and the loss available to common shareholders by $419,551, and increased the loss per common share before extraordinary item and the net loss per common share by $.27.

   The June 30, 2000 financial statements have been restated to reflect the beneficial conversion feature related to the Series D preferred stock. The beneficial conversion feature was determined to be $7,413,000, which has been included in additional paid-in capital and is being amortized as a return to the preferred shareholders over the period through the date of earliest conversion using the effective yield method. The amount of amortization for fiscal year 2000 was $1,571,674. The effect of the adjustment increased the loss available to common shareholders by $1,571,674 and increased the loss per common share before extraordinary item and the net loss per common share by $1.02.

   The June 30, 2000 and 1999 financial statements have been restated to reflect the effects of the beneficial conversion feature related to the Series P preferred stock. The beneficial conversion feature was determined to be $782,566, which has been included in additional paid-in-capital and is being amortized as a return to the preferred shareholders over the period through the date of earliest conversion using the effective yield method. The amortization for fiscal 2000 and fiscal 1999 was $313,026 and $234,770, respectively. The effect of the adjustments increased the loss available to common shareholders by $313,026 and $234,770 in fiscal 2000 and fiscal 1999, respectively, and increased the loss per common share before extraordinary item and the net loss per common share by $.20 and $.44 in fiscal 2000 and fiscal 1999, respectively.

   The June 30, 2000 and 1999 financial statements have been restated to reflect the effects of a change in the amortization life of the Company's intangible asset identified as the Merad Technology from ten years to five years. The effect of the adjustment increased the loss before extraordinary item and the loss available to common shareholders by $101,136 and $70,908 in fiscal 2000 and fiscal 1999, respectively, and increased the loss per common share before extraordinary item and the net loss per common share by $.06 and $.13 in fiscal 2000 and fiscal 1999, respectively.


NOTE P--FOURTH QUARTER ADJUSTMENTS

   Significant adjustments made in the fourth quarter of fiscal 2000 are as follows:

   Record other-than-temporary decline in value of investment in
    HALIS, Inc....................................................... $472,810
   Record loss from impairment of intangible assets.................. $213,286

                       HEALTHWATCH, INC. AND SUBSIDIARIES

                     UNAUDITED FINANCIAL STATEMENTS FOR THE
                  SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Unaudited Consolidated Balance Sheet as of December 31, 2000..............  F2-2
Unaudited Consolidated Statements of Operations for the Three Months Ended
 December 31, 2000 and 1999...............................................  F2-3
Unaudited Consolidated Statements of Operations for the Six Months Ended
 December 31, 2000 and 1999...............................................  F2-4
Unaudited Consolidated Statements of Cash Flows for the Six Months Ended
 December 31, 2000 and 1999...............................................  F2-5
Unaudited Notes to Consolidated Financial Statements for the Six Months
 Ended December 31, 2000 and 1999.........................................  F2-6

                                      F2-1

                               HEALTHWATCH, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                               December 31, 2000

                                                                    December
                                                                    31, 2000
                                                                   -----------
                              ASSETS
                              ------

Current assets:
  Cash............................................................ $    52,084
  Accounts receivable, net of allowance of $17,653................      48,427
  Marketable securities...........................................   1,848,406
  Inventory.......................................................      25,449
  Other current assets............................................     339,694
                                                                   -----------
    Total current assets..........................................   2,314,060
                                                                   -----------
  Investment in Halis, Inc........................................   1,645,701
  Due from Halis, Inc.............................................     541,976
  Property and equipment, net of accumulated depreciation of
   $138,224.......................................................     127,320
  Intangible assets, net of accumulated amortization of $233,272..   1,014,570
  Other assets....................................................      56,370
                                                                   -----------
    Total other assets............................................   3,385,937
                                                                   -----------
      Total assets................................................ $ 5,699,997
                                                                   ===========

                LIABILITIES AND SHAREHOLDERS' EQUITY
                ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses........................... $   661,701
  Deferred revenue................................................       6,501
  Debentures payable..............................................      25,000
                                                                   -----------
    Total liabilities (all current)...............................     693,202
                                                                   -----------
Shareholders' equity:
  Cumulative preferred stock; 1,000,000 shares authorized; par value $.05 per share:
    Series A, 5,000 shares issued and outstanding.................         250
    Series P, 66,886 shares issued and outstanding................       3,344
    Series C, 4,000 shares issued and outstanding.................         200
    Series D, 74,130 shares issued and outstanding................       3,707
  Common stock, $.05 par value; 10,000,000 shares authorized,
   2,142,751 issued and outstanding...............................     107,137
  Additional paid-in capital......................................  35,641,951
  Accumulated deficit............................................. (30,743,303)
  Accumulated other comprehensive loss, net unrealized
   investment losses..............................................      (6,491)
                                                                   -----------
    Total shareholders' equity....................................   5,006,795
                                                                   -----------
      Total liabilities and shareholders' equity.................. $ 5,699,997
                                                                   ===========

       (The accompanying notes are an integral part of these statements)

                                      F2-2

                               HEALTHWATCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Three Months Ended December 31, 2000 and 1999
                                  (Unaudited)

                                                           Three Months Ended
                                                              December 31,
                                                         -----------------------
                                                            2000         1999
                                                         -----------  ----------
Sales................................................... $    79,356  $  170,762
Cost of sales...........................................      15,312      37,911
                                                         -----------  ----------
  Gross profit..........................................      64,044     132,851
                                                         -----------  ----------
Operating costs and expenses
  Selling, general and administrative...................     958,340     529,702
  Depreciation and amortization.........................      70,202     110,545
  Research and development..............................      59,554      29,613
                                                         -----------  ----------
Total operating costs and expenses......................   1,088,096     669,860
                                                         -----------  ----------
Operating loss..........................................  (1,024,052)   (537,009)
                                                         -----------  ----------
Other income (expense)
  Loss from investment in Halis, Inc....................      (9,050)   (134,701)
  Realized loss on sale of marketable securities........      (4,010)        --
  Interest income.......................................      37,845         --
  Interest expense......................................      (6,401)     (1,147)
                                                         -----------  ----------
  Total other income (expense)..........................      18,384    (135,848)
                                                         -----------  ----------
  Loss before income taxes and extraordinary item.......  (1,005,668)   (672,857)
  Income tax benefit....................................         --       66,000
                                                         -----------  ----------
  Loss before extraordinary item........................  (1,005,668)   (606,857)
  Extraordinary item--Gain on extinguishment of debt,
   net of income tax of $66,000.........................         --       99,405
                                                         -----------  ----------
Net loss................................................ $(1,005,668) $ (507,452)
                                                         ===========  ==========
Basic and diluted net loss per common share:
  Loss before extraordinary item........................ $(1,005,668) $ (606,857)
  Less preferred stock dividends (undeclared)...........     223,521      67,261
  Less amortization of beneficial conversion option on
   Series D and Series P preferred stock................   1,495,845      78,257
                                                         -----------  ----------
  Loss available to common shareholders.................  (2,725,034)   (752,375)
  Extraordinary item....................................         --       99,405
                                                         -----------  ----------
  Net loss available to common shareholders............. $(2,725,034) $ (652,970)
                                                         ===========  ==========
Net loss per common share, basic and diluted:
  Loss before extraordinary item........................ $     (1.27) $    (0.61)
  Extraordinary item....................................         --         0.08
                                                         -----------  ----------
  Net loss.............................................. $     (1.27) $    (0.53)
                                                         ===========  ==========
Weighted average number of common
 shares outstanding.....................................   2,142,751   1,236,535
                                                         ===========  ==========

       (The accompanying notes are an integral part of these statements)

                                      F2-3

                               HEALTHWATCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Six Months Ended December 31, 2000 and 1999
                                  (Unaudited)

                                                         Six Months Ended
                                                           December 31,
                                                      ------------------------
                                                         2000         1999
                                                      -----------  -----------
Sales................................................ $   183,622  $   322,465
Cost of sales........................................      37,888      120,462
                                                      -----------  -----------
  Gross profit.......................................     145,734      202,003
                                                      -----------  -----------
Operating costs and expenses
  Selling, general and administrative................   1,873,679      793,292
  Depreciation and amortization......................     127,911      221,039
  Research and development...........................      98,034       66,804
                                                      -----------  -----------
Total operating costs and expenses...................   2,099,624    1,081,135
                                                      -----------  -----------
Operating loss.......................................  (1,953,890)    (879,132)
                                                      -----------  -----------
Other income (expense)
  Loss from investment in Halis, Inc.................    (127,710)    (230,803)
  Realized loss on sale of marketable securities.....      (3,860)         --
  Interest income....................................      95,949          --
  Interest expense...................................     (10,015)     (17,605)
                                                      -----------  -----------
    Total other income (expense).....................     (45,636)    (248,408)
                                                      -----------  -----------
  Loss before income taxes and extraordinary item....  (1,999,526)  (1,127,540)
  Income tax benefit.................................         --        66,000
                                                      -----------  -----------
  Loss before extraordinary item.....................  (1,999,526)  (1,061,540)
  Extraordinary item--Gain on extinguishment of debt,
   net of income tax of $66,000......................         --        99,405
                                                      -----------  -----------
Net loss............................................. $(1,999,526) $  (962,135)
                                                      ===========  ===========
Basic and diluted net loss per common share:
  Loss before extraordinary item..................... $(1,999,526) $(1,061,540)
  Less preferred stock dividends (undeclared)........     447,042      134,522
  Less amortization of beneficial conversion option
   on Series D preferred stock.......................   2,991,690      156,514
                                                      -----------  -----------
  Loss available to common shareholders..............  (5,438,258)  (1,352,576)
  Extraordinary item.................................         --        99,405
                                                      -----------  -----------
  Net loss available to common shareholders.......... $(5,438,258) $(1,253,171)
                                                      ===========  ===========
Net loss per common share, basic and diluted:
  Loss before extraordinary item..................... $     (2.54) $     (1.31)
  Extraordinary item.................................         --          0.10
                                                      -----------  -----------
  Net loss........................................... $     (2.54) $     (1.21)
                                                      ===========  ===========
Weighted average number of common
 shares outstanding..................................   2,142,751    1,036,263
                                                      ===========  ===========

       (The accompanying notes are an integral part of these statements)

                                      F2-4

                               HEALTHWATCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Six Months Ended December 31, 2000 and 1999
                                  (Unaudited)

                                                          Six Months Ended
                                                            December 31,
                                                        ----------------------
                                                           2000        1999
                                                        -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................. $(1,999,526) $(962,135)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization......................     127,911    221,039
    Loss from Investment in Halis, Inc.................     127,710    230,803
    Provision for bad debts............................         --      (6,465)
    Common stock issued for services...................         --     161,624
    Loss on sale of marketable securities..............         --       3,860
    Gain on extinguishment of debt.....................         --    (165,405)
  Decrease (increase) in assets:
    Accounts receivable................................     (13,888)    75,088
    Inventory..........................................      10,028     20,114
    Other current assets...............................     (73,401)     2,101
    Other assets.......................................     (13,157)     3,400
  Increase (decrease) in liabilities:
    Accounts payable and accrued expenses..............     154,657    132,818
  Deferred revenue ....................................      (1,989)    (1,047)
                                                        -----------  ---------
    Net cash used in operating activities..............  (1,677,795)  (288,064)
                                                        -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................         --    (119,378)
  Proceeds from sale of marketable securities..........         --   2,190,143
  Purchase of intangible assets, capitalized Merad
   Technology costs....................................         --    (248,597)
  Net (increase) decrease in due from Halis, Inc.......    (108,553)    89,620
                                                        -----------  ---------
    Net cash provided by investing activities..........   1,713,615     89,620
                                                        -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock...........         --      50,000
  Net proceeds from issuance of preferred stock........         --     350,000
    Net cash provided by financing activities..........         --     400,000
                                                        -----------  ---------
Net increase in cash...................................      35,820    201,556
Cash--beginning of period..............................      16,264     21,746
                                                        -----------  ---------
Cash--end of period.................................... $    52,084  $ 223,302
                                                        ===========  =========

       (The accompanying notes are an integral part of these statements)

                                      F2-5

                               HEALTHWATCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Six Months Ended December 31, 2000 and 1999
                                  (Unaudited)

PRINCIPLES OF PRESENTATION

   The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's financial position as of December 31, 2000, and its results of operations and cash flows for the six months then ended have been included. However, operating results for the interim periods noted are not necessarily indicative of the results that may be expected for the year ending June 30, 2001. This report should be read in conjunction with the Company's financial statements and notes thereto contained in the Company's annual report on Form 10-KSB for the year ended June 30, 2000.

MANAGEMENT'S OPERATING PLANS

   HealthWatch has been in business for over a decade, but its information technology business is still relatively new. Prior to fiscal year 1998, HealthWatch was primarily in the business of manufacturing and selling medical devices and related supplies. In 1997, management decided to phase out the medical device business and focus its energies on developing an information technology business. The Company still provides maintenance support to a number of customers who purchased medical devices in the past.

   On October 1, 1998, as part of its transformation to an information technology business, the Company acquired Paul Harrison Enterprises, Inc. ("PHE"). PHE owned the Merad Technology, a sophisticated virtual software application utility that utilizes an advanced multi-media object and relational database. This technology creates knowledge objects that can be used and reused in a virtually unlimited number of combinations to provide efficient applications that can be accessed and processed in both an Internet and Intranet environment (the "Merad Technology"). The acquisition of PHE, which was a significant shareholder of Halis, Inc. ("Halis"), also increased the Company's ownership of the common stock of Halis, a healthcare IT company, to approximately 19% of Halis' outstanding shares of common stock. On January 29, 1999, the Company acquired an additional 1,824,645 shares of Halis' common stock by converting $157,741 owed by Halis to the Company pursuant to a debenture, bringing its ownership interest in Halis to approximately 22% and allowed it to account for its investment in Halis under the equity method of accounting.

   Halis, based in Atlanta, Georgia, supplies information technology and services focused on the healthcare industry. Utilizing advanced healthcare models and information technology, Halis has developed the HES System, which incorporates the Merad Technology, a single system which integrates all of the major functions needed by clinics, hospitals, healthcare practices, payors, long-term care facilities, laboratories, pharmacies and home healthcare facilities.

   As part of the Company's business plan, management is in the process of identifying strategic business partners and acquisition candidates in the systems integration and support area that will enhance the Company's ability to develop its information management business. The first such candidate is Halis. On June 29, 2000, the Company and Halis executed a definitive merger agreement pursuant to which Halis will merge with and into a wholly owned subsidiary of the Company. Management anticipates that the merger will close in March 2001. The merger with Halis is especially attractive to the Company because of the HES System and the long term operating relationship and common management between the two companies (Paul W. Harrison is President, Chief Executive Officer and Chairman of the Board of both companies). HealthWatch and Halis have operated under a Business Collaboration Agreement (the "Collaboration Agreement") since October 1997. The

                                      F2-6

                               HEALTHWATCH, INC.

Collaboration Agreement provides, among other things, for revenue sharing from sales of each company's products based on a 60/40 split (i.e., the selling company would receive 60% of the sales price received and the company that owns the technology would receive 40% of the sales price received). Furthermore, HealthWatch is obligated to pay Halis a collaboration fee of $50,000 per month, which is applied as a credit against any revenue sharing amount that is due to Halis. Halis is obligated to provide support to HealthWatch for the Halis software products, provide reasonable product enhancement as part of product release updates and cooperate with HealthWatch in regard to product enhancement requests. HealthWatch may terminate the $50,000 monthly collaboration fee payable to Halis on or after October 1, 2001, under certain terms and conditions. The Collaboration Agreement terminates on September 20, 2005 and provides for automatic one-year extensions unless terminated with a ninety-day notice by either party. HealthWatch and Halis also share office space in Atlanta, Georgia and administrative support under a cost sharing arrangement.

   The Halis merger agreement provides for the issuance of shares of HealthWatch common stock to Halis shareholders in exchange for all outstanding stock of Halis. The holder of each share of Halis common stock will be entitled to receive .050 shares of HealthWatch's common stock (i.e., an exchange ratio of one share of HealthWatch common stock for twenty shares of Halis common stock). Under the terms of the merger agreement, the Company will issue approximately 2,300,000 shares of its common stock to Halis stockholders, excluding HealthWatch. Completion of the merger is conditioned upon certain events such as approval by both companies' shareholders, obtaining any required governmental and regulatory approvals, and the absence of any material adverse changes in Halis' business or operations.

NET LOSS PER SHARE

   Basic loss per share is calculated as net loss available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, stock warrants and convertible debt and stock. As the Company's stock options, stock warrants and convertible debt and stock are antidilutive for all periods presented, dilutive loss per share is the same as basic loss per share.

DEBENTURES PAYABLE

   As of December 31, 2000, the Company had outstanding debentures with principal totaling $25,000. The debentures accrue interest at an annual rate of 10%, payable quarterly. The debentures matured on March 1, 1998, and are currently in default as to the payment of principal and past due interest. The debentures, including unpaid accrued interest, could be converted, at the option of the holder, into shares of the Company's common stock. As of December 31, 2000, $13,327 in accrued but unpaid interest was outstanding on the debentures. The Company is attempting to reach an agreement with the remaining debenture holder in an effort to resolve the amounts outstanding or otherwise bring the debentures out of their default status.

INVESTMENT IN HALIS COMMON STOCK

   As of December 31, 2000, the Company held 15,763,655 shares of the common stock of Halis, representing approximately 25.8% of the total outstanding shares. The Company holds the Halis shares for long-term investment purposes rather than for trading purposes. Thus, as required by generally accepted accounting principles, the Company accounts for its investment in Halis under the equity method of accounting, thereby reflecting its portion of Halis' earnings or losses in the Company's statement of operations with a corollary adjustment to its investment account. The Company's share of Halis' net loss for the three and six months ended December 31, 2000 was $9,050 and $127,710, respectively.

                                      F2-7

                               HEALTHWATCH, INC.

   At December 31, 2000, the carrying value of the Company's investment in Halis exceeded the aggregate value, based on the quoted market price, by $1,399,788. In management's opinion, the decline is temporary in nature, and therefore, no adjustment was made to reduce the carrying value of the Halis investment. Additionally, the carrying value of the Halis investment under the equity method exceeded the equity in the underlying assets of Halis at the date of conversion to the equity method by $1,845,329. This excess is being amortized on the straight-line method over 10 years, or $184,533 per year.

Restatements

   The December 31, 2000 financial statements have been restated to reflect an adjustment to the June 30, 2000 financial statements for interest expense of $419,551 from the issuance of warrants in connection with short-term financing. The effect of the adjustment increased additional paid-in capital and increased accumulated deficit by $419,551 at December 31, 2000.

   The December 31, 2000 financial statements have been restated to reflect an adjustment to the June 30, 2000 and 1999 financial statements to reflect the beneficial conversion feature related to the Series P preferred stock. The effect of the adjustment increased additional paid-in capital and increased accumulated deficit by $547,796 at December 31, 2000. In addition, additional paid-in capital and accumulated deficit increased by $156,514 as a result of the amortization of the beneficial conversion feature for the six months ended December 31, 2000. The effect of the adjustments increased the loss available to common shareholders by $156,514 for the six months ended December 31, 2000 and 1999, and increased the loss per common share by $.07 and $.15 for the six months ended December 31, 2000 and 1999, respectively.

   The December 31, 2000 and 1999 financial statements have been restated to reflect the effects of a change in the amortization life of the Company's intangible asset identified as the Merad Technology from ten years to five years. The effect of the adjustment decreased intangible assets by $233,272 at December 31, 2000, increased the loss before extraordinary item and the loss available to common shareholders by $61,228 and $50,568 for the six months ended December 31, 2000 and 1999, respectively, and increased the loss per common share before extraordinary item and the net loss per common share by $.03 and $.05 for the six months ended December 31, 2000 and 1999, respectively.

                                      F2-8

                          HALIS, INC. AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F3-2
Consolidated Balance Sheet................................................. F3-3
Consolidated Statements of Operations...................................... F3-4
Consolidated Statements of Cash Flows...................................... F3-5
Consolidated Statements of Stockholders' Deficit........................... F3-6
Notes to Consolidated Financial Statements................................. F3-7

                                      F3-1

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Halis, Inc.

   We have audited the accompanying consolidated balance sheet of Halis, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Halis, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company's recurring losses from operations and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tauber & Balser, P.C.
Atlanta, Georgia
March 1, 2001

                                      F3-2

                          HALIS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               December 31, 2000

                             ASSETS
CURRENT ASSETS
  Cash........................................................... $    327,968
  Restricted cash................................................       36,308
  Accounts receivable............................................      242,397
  Other current assets...........................................      102,487
                                                                  ------------
    TOTAL CURRENT ASSETS.........................................      709,160
                                                                  ------------
PROPERTY AND EQUIPMENT
  Computers and software.........................................      477,522
  Vehicle........................................................       36,588
  Office furniture and equipment.................................       75,844
  Leasehold improvements.........................................       29,770
                                                                  ------------
                                                                       619,724
  Less accumulated depreciation..................................      328,618
                                                                  ------------
    PROPERTY AND EQUIPMENT, NET..................................      291,106
                                                                  ------------
OTHER ASSETS
  Deposits.......................................................      102,840
  Goodwill, net of accumulated amortization of $1,547,105........      467,308
  Capitalized software development costs.........................       58,150
  Investment.....................................................        9,375
                                                                  ------------
    TOTAL OTHER ASSETS...........................................      637,673
                                                                  ------------
      TOTAL ASSETS............................................... $  1,637,939
                                                                  ============

              LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable and accrued expenses.......................... $    777,130
  Deferred revenue and customer deposits.........................       52,508
  Accrued payroll and payroll taxes..............................       67,549
  Due to related party...........................................      291,976
  Note payable to a bank.........................................      248,379
  Note payable--related party....................................      250,000
  Obligations under capital leases--current portion..............       66,121
                                                                  ------------
      TOTAL CURRENT LIABILITIES..................................    1,753,663
                                                                  ------------
LONG-TERM DEBT
  Obligations under capital leases, net of current portion.......      142,511
                                                                  ------------
STOCKHOLDERS' DEFICIT
  Preferred stock, $.10 par value; 5,000,000 shares authorized;
   none issued...................................................          --
  Common stock, $.01 par value; 100,000,000 shares authorized;
   61,132,037 shares issued and outstanding......................      611,320
  Additional paid-in capital.....................................   38,085,036
  Accumulated other comprehensive loss, unrealized loss on
   investment....................................................     (115,625)
  Accumulated deficit............................................  (38,838,966)
                                                                  ------------
    TOTAL STOCKHOLDERS' DEFICIT..................................     (258,235)
                                                                  ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT................ $  1,637,939
                                                                  ============

  (The accompanying notes are an integral part of these consolidated financial statements)

                                      F3-3

                          HALIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2000 and 1999

                                                          2000         1999
                                                       -----------  -----------
REVENUES.............................................  $ 4,051,434  $ 5,082,493
                                                       -----------  -----------
COST AND EXPENSES
  Cost of goods sold.................................       12,280      848,173
  Selling, general and administrative................    3,960,447    4,056,539
  Depreciation and amortization......................      597,700      620,137
  Research and development...........................      184,562      287,254
  Write down of intangibles .........................          --        63,996
                                                       -----------  -----------
    TOTAL COST AND EXPENSES .........................    4,754,989    5,876,099
                                                       -----------  -----------
OPERATING LOSS ......................................     (703,555)    (793,606)
                                                       -----------  -----------
OTHER INCOME (EXPENSE)
  Provision for losses on notes receivable--related
   party.............................................          --      (623,377)
  Gain on sale of property and equipment.............       35,000          --
  Interest expense...................................     (337,832)     (63,119)
  Interest income....................................          --        27,131
  Other income.......................................          --         8,144
                                                       -----------  -----------
                                                          (302,832)    (651,221)
                                                       -----------  -----------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM......   (1,006,387)  (1,444,827)
INCOME TAX BENEFIT...................................       92,000          --
                                                       -----------  -----------
LOSS BEFORE EXTRAORDINARY ITEM.......................     (914,387)  (1,444,827)
EXTRAORDINARY ITEM--GAIN ON EXTINGUISHMENT OF
 ACCOUNTS PAYABLE (NET OF INCOME TAXES OF $92,000)...      137,424          --
                                                       -----------  -----------
NET LOSS.............................................  $  (776,963) $(1,444,827)
                                                       ===========  ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE
  Loss before extraordinary item.....................  $      (.01) $      (.03)
  Extraordinary item.................................          --           --
                                                       -----------  -----------
  Net loss...........................................  $      (.01) $      (.03)
                                                       ===========  ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING.   59,147,006   51,266,751
                                                       ===========  ===========

  (The accompanying notes are an integral part of these consolidated financial statements)

                                      F3-4

                          HALIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2000 and 1999

                                                         2000         1999
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss............................................ $  (776,963) $(1,444,827)
                                                      -----------  -----------
 Adjustments:
  Depreciation and amortization:
   Property and equipment............................     145,329      115,772
   Goodwill..........................................     402,883      402,883
   Other.............................................      49,488      101,482
  Gain on sale of property and equipment.............     (35,000)         --
  Gain on extinguishment of accounts payable.........    (229,424)         --
  Write down of intangibles..........................         --        63,996
  Interest related to beneficial conversion feature
   on convertible debt...............................     250,000          --
  Interest accrued on note receivable--related party.         --       (27,085)
  Provision for losses on note receivable............         --       623,377
  Issuance of common stock for services..............      26,000       15,400
  Changes in:
   Restricted cash...................................     594,570     (180,648)
   Accounts receivable...............................      14,991      105,543
   Other current assets..............................     (28,329)      (3,287)
   Deposits..........................................      (3,590)      70,137
   Accounts payable and accrued expenses.............  (1,190,687)      58,556
   Accrued payroll and payroll taxes.................    (195,049)      (1,736)
   Deferred revenue and customer deposits............      16,214     (120,752)
                                                      -----------  -----------
    Total adjustments................................    (182,604)   1,223,638
                                                      -----------  -----------
      Net cash used by operating activities..........    (959,567)    (221,189)
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale of property and equipment........      35,000          --
 Purchase of property and equipment..................     (63,185)     (76,162)
 Purchase of capitalized software development costs..     (58,150)         --
 Purchase of capitalized license fees................     (48,271)         --
                                                      -----------  -----------
      Net cash used by investing activities..........    (134,606)     (76,162)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of common stock..............   1,070,000      250,000
 Principal payments on obligations under capital
  leases.............................................     (60,139)     (42,216)
 Net increase in due to related party................     219,289       47,722
 Principal payments on note payable to a bank........     (70,512)     (56,635)
 Net proceeds from notes payable--related parties ...     250,000       59,500
                                                      -----------  -----------
      Net cash provided by financing activities......   1,408,638      258,371
                                                      -----------  -----------
NET INCREASE (DECREASE) IN CASH......................     314,465      (38,980)
CASH, BEGINNING OF YEAR..............................      13,503       52,483
                                                      -----------  -----------
CASH, END OF YEAR.................................... $   327,968  $    13,503
                                                      ===========  ===========

  (The accompanying notes are an integral part of these consolidated financial statements)

                                      F3-5

                          HALIS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 For the Years Ended December 31, 2000 and 1999

                                                                        Accumulated
                             Common Stock                  Additional      Other                       Total
                          ------------------- Common Stock   Paid-In   Comprehensive Accumulated   Stockholders'
                            Shares    Amount  to be Issued   Capital       Loss        Deficit        Deficit
                          ---------- -------- ------------ ----------- ------------- ------------  -------------
Balances, December 31,
 1998...................  46,259,763 $462,597   $    --    $36,066,439   $ (88,542)  $(36,617,176)  $  (176,682)
Comprehensive loss:
 Net loss...............         --       --         --            --          --      (1,444,827)   (1,444,827)
 Change in unrealized
  loss on investment....         --       --         --            --       12,500            --         12,500
                                                                                                    -----------
Total comprehensive
 loss...................                                                                             (1,432,327)
                                                                                                    -----------
Issuance of common
 stock..................   2,066,667   20,667        --        189,333         --             --        210,000
Common stock issued to
 consultants............   1,059,055   10,591        --         97,457         --             --        108,048
Common stock issued for
 conversion of
 convertible debt to
 equity.................   1,824,645   18,246        --        139,494         --             --        157,740
Common stock issued to
 an employee in lieu of
 accrued compensation...   1,500,000   15,000        --        195,000         --             --        210,000
Common stock to be
 issued.................         --       --      40,000           --          --             --         40,000
                          ---------- --------   --------   -----------   ---------   ------------   -----------
Balances, December 31,
 1999...................  52,710,130  527,101     40,000    36,687,723     (76,042)   (38,062,003)     (883,221)
Comprehensive loss:
 Net loss...............         --       --         --            --          --        (776,963)     (776,963)
 Change in unrealized
  loss on investment....         --       --         --            --      (39,583)           --        (39,583)
                                                                                                    -----------
Total comprehensive
 loss...................                                                                               (816,546)
                                                                                                    -----------
Issuance of common
 stock..................   6,834,407   68,344    (40,000)    1,042,188         --             --      1,070,532
Common stock issued to
 consultants and a
 director...............     400,000    4,000        --         22,000         --             --         26,000
Common stock issued to
 an employee in lieu of
 accrued compensation
 and for repayment of
 note payable...........   1,187,500   11,875        --         83,125         --             --         95,000
Beneficial conversion
 feature related to
 convertible debt to
 related party..........         --       --         --        250,000         --             --        250,000
                          ---------- --------   --------   -----------   ---------   ------------   -----------
Balances, December 31,
 2000...................  61,132,037 $611,320   $    --    $38,085,036   $(115,625)  $(38,838,966)  $  (258,235)
                          ========== ========   ========   ===========   =========   ============   ===========


  (The accompanying notes are an integral part of these consolidated financial statements)

                                      F3-6

                          HALIS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description and Basis of Presentation

   Halis, Inc. ("Halis") and Subsidiaries (collectively, the "Company") develops and supplies healthcare software systems and provides claims processing services to managed healthcare markets, medical practices, and related point of service markets to customers located throughout the United States. The Company also provides value added computer services, network solutions, and connectivity solutions and systems integration principally to Atlanta area businesses. Additionally, the Company provides services support, including onsite hardware maintenance, as well as network support programs. It grants credit to its customers without requiring collateral.

 Principles of Consolidation

   The consolidated financial statements include the accounts of Halis, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Revenue Recognition

   Revenue consists primarily of third party claims processing fees, consulting services, software licensing fees, sales of related computer hardware, and post contract customer support and maintenance. For 2000 and 1999, third party claims processing fees accounted for approximately 96% and 66%, respectively, of the Company's sales. Revenues are recognized as follows:

 Claims Processing               Monthly as services are performed. Fees are
                                 computed based on a percent of premium or a
                                 fee per participant.

 Consulting Services             When services are performed.

 Installation                    When installation is complete.

 Training and Education          Upon completion of training or education
                                 session.

 Software Licensing Revenue      After shipment of the product and fulfillment
                                 of acceptance terms, provided no significant
                                 obligations remain and collection of
                                 resulting receivable is deemed probable.

 Contract Support                Ratably over the life of the contract from
                                 the effective date.

 Hardware Upon shipment of computer equipment to the customer, provided no significant obligations remain and collection of resulting receivable is deemed probable.

 Restricted Cash

   The Company, through its third party claims administration subsidiary, received prepayments for the payment of premiums and claims to be paid on behalf of its customers. As of December 31, 2000, the Company had $36,308 of such prepayments, and related deferred revenue and customer deposits of $36,308.

 Cash--Agency Accounts

   The Company, through its third party claims administration subsidiary, maintains custody of cash funds on behalf of some of its customers for the payment of insurance premiums to carriers and medical claims for covered individuals. The Company has custody of the funds but no legal right to them. Therefore, the cash balances and related liabilities are not reflected in the Company's balance sheet. At December 31, 2000, the Company maintained custody of approximately $1.1 million of customer funds.


                                      F3-7

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, generally five to seven years.

 Goodwill

   Goodwill represents the excess of cost over the fair value of assets acquired and is amortized using the straight-line method over a period of five years. The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) in individual business units may not be sufficient to support the recorded asset. An impairment is recognized by reducing the carrying value of the goodwill based on the expected discounted cash flows of the business unit.

 Software Development Costs

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," research and development costs incurred prior to the attainment of technological and marketing feasibility of products are charged to operations. Thereafter, the Company capitalizes the direct costs and allocated overhead incurred in the development of products until the point of market release of such products, wherein costs incurred are again charged to operations.

   Capitalized costs are amortized over a period of five years on a straight-line basis, and amortization commences when the product is available for market release. In December 1999, due to the Company's plan to no longer sell its existing "windows" based software product and to convert to an "internet" driven software product in 2000, the Company reviewed the recoverability of software development costs and determined that the remaining unamortized software development costs of $63,996 was not recoverable and should be written off. During 2000, the Company capitalized development costs incurred in the development of its Internet software product. Amortization of these costs will commence in 2001 when the product is available for market release.

 Other Intangible

   Other intangible consisted of license fees in the amount of $118,771 paid to a non-related company for the right to use its software technology in the development of the Company's software product and was amortized over a period of two years on the straight-line basis. At December 31, 2000 and 1999, accumulated amortization was $118,771 and $69,283, respectively.

 Investment

   The investment is in a marketable equity security of a related company, HealthWatch, Inc., which is classified as available-for-sale, and is carried at market value (see Note I). The purchase cost and fair value of the investment at December 31, 2000 was $125,000 and $9,375, respectively. The related unrealized holding loss of $115,625 is reported as a separate component of stockholders' deficit at December 31, 2000.

 Income Taxes

   Deferred income tax assets and liabilities are recognized for the estimated tax effects of temporary differences between the financial reporting and tax reporting bases of assets and liabilities and for loss carryforwards based on enacted tax laws and rates. A valuation allowance is used to eliminate deferred income tax assets to the amount that is more likely than not to be utilized.

                                      F3-8

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


 Net Loss Per Share

   The Company has adopted SFAS No. 128, "Earnings Per Share," which requires basic earnings per share and diluted earnings per share presentation. The two calculations differ as a result of potential common shares included in diluted earnings per share, but excluded in basic earnings per share. As the Company experienced net losses for the income statement periods presented, potential common shares have an antidilutive effect and are excluded for purposes of calculating diluted earnings per share. The number of shares which have an antidilutive effect on diluted earnings per share was 26,233,347 and 13,488,067 in 2000 and 1999, respectively.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses and contingent assets and liabilities. Significant estimates included in these financial statements relate to useful lives of certain assets, legal contingencies, and recoverability of long-term assets such as capitalized software development costs and goodwill. Actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

 Fair Value of Financial Instruments

   The carrying amounts reflected in the consolidated balance sheet for cash and accounts receivable approximate their fair values due to the short maturities of those instruments. Available-for-sale marketable securities are recorded at fair value in the consolidated balance sheet. Management believes it is not practicable to estimate the fair value of its liability financial instruments because of the uncertainty related to its ability to continue as a going concern and its current liquidity difficulties.

 Reclassifications

   Certain reclassifications have been made to the 1999 consolidated financial statements to conform to the 2000 consolidated financial statement presentation.

NOTE B--REALIZATION OF ASSETS AND SATISFACTION OF LIABILITIES

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate the continuation of the Company as a going concern. However, the Company incurred a net loss of $776,963 and $1,444,827 for the years ended December 31, 2000 and 1999, respectively, and had a working capital deficiency of $1,044,503 and an equity deficiency of $258,235 at December 31, 2000. The Company has sustained continuous losses from operations. The Company has used, rather than provided, cash in its operating activities during the years ended December 31, 2000 and 1999 and has deferred payment of certain accounts payable and accrued expenses. Given these results, additional capital and improved operations will be needed to sustain the Company's operations.

   Management's plans in this regard include merging with HealthWatch, Inc. ("HealthWatch"), a related company which owns approximately 25% of Halis (see
Note I). The Company expects the merger to improve its liquidity by having access to HealthWatch's cash reserves and increasing the Company's ability to raise additional growth capital. In addition, the Company is upgrading its HES software product to an Internet version. This upgrade will restructure the software into several healthcare software products under a common

                                      F3-9

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999

architecture, which the Company believes will improve market acceptance. The Company also plans to expand its business model to include e-commerce services that will supplement its software sales and value-added business services. The e-commerce business will focus on technology-based transactions that are paid for on a monthly or per-transaction basis. This revenue model is expected to generate recurring, more predictable revenues that can be leveraged to work towards a positive cash flow. Additionally, the Company will continue its efforts to raise the additional capital required to fund planned 2001 activities.

   In view of the matters described, there is substantial doubt about the Company's ability to continue as a going concern. The recoverability of the recorded assets and satisfaction of the liabilities reflected in the accompanying balance sheet is dependent upon continued operation of the Company, which is in turn dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. There can be no assurance that management will be successful in implementing its plans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE C--NOTE PAYABLE TO A BANK

   The Company has a 10.5% note payable to a bank in the amount of $248,379 as of December 31, 2000. The note is payable in monthly installments of $8,045, including interest, with a balloon payment of all unpaid principal and interest due on October 27, 2001. The note was assumed in connection with the disposal of a subsidiary of the Company. Certain assets of the former subsidiary act as collateral for the loan. The Company has guaranteed payment of the loan.

NOTE D--RELATED PARTY NOTES AND ADVANCES

   The Company has an unsecured note receivable due from a stockholder of $623,377. The note accrues interest at 5% per annum and is due October 31, 2001. The stockholder may repay the note using Halis common stock if certain conditions are met, including but not limited to the Company's common stock achieving a traded market price of at least $3 per share for a specified period of time. In December 1999, the Company reviewed the collectability of this note and determined that its collection was doubtful. The entire amount of the note was reserved at December 31, 1999 and the Company ceased accruing interest on the note.

   At December 31, 1999, the Company had an unsecured note payable to a stockholder and director of the Company in the amount of $15,000. This note was non-interest bearing and due on demand. The note was paid in full in February 2000 with the issuance of 187,500 shares of the Company's common stock.

   In Octo ber 2000, the Company borrowed $250,000 from HealthWatch under an unsecured note payable. The note accrues interest at 10% and is due on demand. The note is convertible, at the option of HealthWatch, into 12,500,000 shares of the Company's common stock, or $.02 per share. This convertible note includes a beneficial conversion feature of $250,000, which represents the aggregate fair value at the issue date of the Halis common stock into which the note is convertible over the proceeds received from the issuance of the note payable. This beneficial conversion feature has been included in interest expense and additional paid-in capital in 2000 since the note was convertible at the date of issue.

   At December 31, 2000, the Company owed HealthWatch a total of $291,976, which consisted of license fees related to a proprietary technology asset owned by MERAD Software, Inc. (see Note I) and net advances received by the Company for working capital purposes. These advances are payable on demand and are non-interest bearing.

                                     F3-10

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE E--COMMITMENTS AND CONTINGENCIES

 Leases

   The Company leases office space under several operating lease agreements expiring in 2005. Rent expense for the office space and equipment classified as operating leases totaled $666,864 and $536,547 for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, future minimum lease payments under non-cancelable operating leases having remaining terms in excess of one year are as follows:

   2001.............................................................. $  599,410
   2002..............................................................    607,994
   2003..............................................................    492,134
   2004..............................................................     27,657
   2005..............................................................     15,270
                                                                      ----------
                                                                      $1,742,465
                                                                      ==========

   Beginning January 2000, the Company subleased one of its office facilities under a four-year operating lease expiring December 2003. Rental income from this sublease in 2000 was $193,392. Minimum future subrental income anticipated under this agreement is as follows:

   2001................................................................ $222,372
   2002................................................................  226,630
   2003................................................................  231,104
                                                                        --------
                                                                        $680,106
                                                                        ========

   During 1998, the Company acquired equipment totaling $44,650 under a five-year capital lease. During 1999, the Company acquired computers and software and a vehicle totaling $266,943 under capital leases ranging from three to five years. Amortization of these capital leases included in depreciation expense totaled $94,156 and $78,200 for the years ended December 31, 2000 and 1999, respectively. Accumulated depreciation amounted to $174,589 and $80,436 as of December 31, 2000 and 1999, respectively.

   Future payments under these leases at December 31, 2000 are as follows:

   2001............................................................... $ 82,635
   2002...............................................................   78,775
   2003...............................................................   71,572
   2004...............................................................   10,341
                                                                       --------
   Total minimum lease payments.......................................  243,323
   Amount representing interest.......................................  (34,691)
                                                                       --------
   Present value of minimum lease payments............................ $208,632
                                                                       ========

 Litigation

   In February 1997, a complaint styled Advanced Custom Computer Solutions, Inc. ("ACCS"), Wayne W. Surman and Charlotte Surman v. Fisher Business Systems, Inc., Halis, Inc., Larry Fisher, Paul W. Harrison, and Nathan I. Lipson was filed in the State Court of Fulton County, Georgia. The complaint alleges, among other things, breach of contract in connection with the termination by the Company of its merger agreement with

                                     F3-11

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999

ACCS, which the Company advised ACCS was terminated in November 1996 due to the impossibility of ACCS's fulfilling certain conditions to closing therein. In addition, the complaint alleges that the defendants made false and misleading statements to the plaintiffs for the purpose of inducing plaintiffs to lend money to the Company. The Surmans are the principals of ACCS and claim personal damages against the Company on certain of the claims, and claim a right to at least 150,000 shares of the Company's common stock, the exact amount to be determined at trial, based on a claim of a breach of an alleged oral contract to pay them shares of the Company's common stock as compensation for soliciting investors (the "Oral Contract Claim"). The Surmans further claim that the Company fraudulently induced them to solicit investors for the Company (the "Investor Solicitation Claim").

   The complaint seeks damages in the amount of at least $2 million (the exact amount of such damages to be proved at trial), additional damages to be determined by the jury at trial and punitive damages. The Company answered, denying the allegations of liability in the complaint, and the Company vigorously defended the lawsuit. On November 19, 1998, the trial court granted summary judgment in favor of the Company on all but two counts of the plaintiff's complaint, as amended. The two counts remaining include the Oral Contract Claim and Investor Solicitation Claim. The plaintiffs have appealed to the Georgia Court of Appeals from the order granting partial summary judgment to the Company on all other claims, and the Company has cross-appealed the portions of the order denying summary judgment on the two surviving counts. The Georgia Court of Appeals has affirmed the trial court's granting of summary judgment in favor of the Company on seven of the nine counts in the complaint and affirming the denial of the Company's cross appeal denying summary judgment on the two surviving counts. The plaintiffs filed a petition for certiorari to the Georgia Supreme Court regarding the decision of the Georgia Court of Appeals. The Georgia Supreme Court, on September 8, 2000, denied that petition. There can be no assurance, however, that the Company will be successful in its defense or that the final resolution of this matter will not have a material adverse effect on the financial condition or results of operation of the Company.

   On July 18, 1997, the Company was sued by Penelope Sellers in an action seeking actual damages against the Company in the amount of $480,535, unspecified attorneys fees, and punitive damages of not less than $1,000,000. Ms. Sellers contends that a Finder's Fee Agreement between her and the Company in August 1995, under which she was to receive a commission equal to 10% of the amount of any equity investments in the Company or software licensing fees paid to the Company in respect to transactions introduced to the Company by her, entitles her to an amount in excess of the approximately $19,350 which she has been paid to date under that agreement.

   That amount represents 10% of the investment made by the principals of AUBIS, LLC ("AUBIS") in a private placement of convertible notes (in which private placement other investors besides the AUBIS principals participated) and 10% of the amounts received by the Company from the sale of Fisher Restaurant Management Systems by AUBIS.

   Ms. Sellers claims that the entirety of the convertible notes offering described above (in which an aggregate of $1,470,000 was raised by the Company) would not have been successful but for her introduction of the AUBIS principals to the Company. As a result, Ms. Sellers has made a claim for 10% of all amounts raised in the notes offering. Ms. Sellers has also made a claim, based on the same rationale, to 10% of all capital funding raised by the Company (up to the $500,000 maximum compensation), including the proceeds of a private placement which raised gross proceeds of approximately $2 million. Finally, Ms. Sellers has made a claim for 10% of the value of AUBIS and Halis Systems, Inc. Discovery has been completed. The defendants filed a motion for partial summary judgment, which was granted, effectively eliminating Larry Fisher and Paul Harrison on claims asserted against them for tortuous interference with contractual relations. The Company continues to vigorously defend this lawsuit. There can be no assurance, however, that the Company will be

                                     F3-12

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999

successful in its defense or that the resolution of this matter will not have a material adverse effect on the financial condition or results of operation of the Company.

   On April 1, 2000, the Company was served a complaint by Carrera-Maximus, Inc. (previously known as Carrera Consulting Group). The complaint alleges breach of contract in connection with certain professional service fees, product support fees, and license fees paid to the Company under a contract between the two parties. Carrera-Maximus, Inc. is seeking the return of fees in the total amount of approximately $538,000. The Company denies the allegations of liability in the complaint and intends to vigorously defend this case. The Company has filed an answer asserting various defenses and denying liability and has asserted a counterclaim for breach of contract for unpaid fees and unreimbursed expenses. This suit is currently in the discovery phase. There can be no assurance, however, that the Company will be successful in its defense or that the resolution of this matter will not have a material adverse effect on the financial condition or results of operation of the Company.

   On September 8, 2000, a subsidiary of the Company was served a complaint by Motivational Marketing, Inc. The complaint alleges breach of contract for failure to pay commissions and the plaintiff is seeking an amount in excess of $138,000 for commissions, and damages for fraud in the inducement in an amount of not less than $100,000, plus unspecified punitive damages and attorney fees. The contract referenced in the complaint was an agreement between the plaintiff and TG Marketing, Inc. ("TGM"), a company acquired by Halis in May 1997, for telemarketing services whereby the plaintiff was supposed to receive commissions from TGM in consideration for referrals of clients to TGM. The Company denies the allegations of the complaint and intends to vigorously defend this case. This suit is in the discovery phase. There can be no assurance, however, that the Company will be successful in its defense of the complaint or that the final resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations.

   The Company is also party to litigation that it believes to be immaterial with respect to amount and is not disclosed herein. No provision has been made in these financial statements regarding these items due to the uncertainty of their ultimate resolution.

NOTE F--INCOME TAXES

   Significant components of the Company's deferred income tax assets as of December 31, 2000 are as follows:

   Deferred tax assets:

     Net operating loss carryforwards.............................. $ 6,752,511
     Other, net....................................................     378,379
                                                                    -----------
   Net deferred tax asset..........................................   7,130,890
   Valuation allowance.............................................  (7,130,890)
                                                                    -----------
   Net deferred tax asset reported................................. $       --
                                                                    ===========

   The valuation allowance at December 31, 1999 amounted to $6,877,994.

   The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                                 2000    1999
                                                                 -----   -----
   Federal income tax rate...................................... (34.0)% (34.0)%
   Effect of valuation allowance on deferred tax assets.........  34.0    34.0
   State income tax, net of Federal benefit.....................   0.0     0.0
                                                                 -----   -----
   Effective income tax rate....................................   0.0%    0.0%
                                                                 =====   =====


                                     F3-13

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999

   At December 31, 2000, the Company had available for carryforward a net operating loss of approximately $17.8 million. Approximately $9 million of the net operating loss relates to losses prior to 1997, and as a result of an ownership change on November 19, 1996, and in accordance with Section 382 of the Internal Revenue Code, the loss carryforward is limited to approximately $841,000 for each year thereafter. The net operating losses expire between the years 2001 and 2020. Future recognition of these carryforwards will be reflected when it is more likely than not that they will be utilized.

   Net operating loss carryforwards expiring in the next five years are approximately as follows:

   2001.............................................................. $  246,000
   2002..............................................................  1,225,000
   2003..............................................................  1,571,000
   2004..............................................................    782,000
   2005..............................................................        --

NOTE G--STOCK OPTION PLANS

   During 1996, the Company adopted the 1996 Stock Option Plan which provided for the issuance of both qualified and non-qualified stock options to employees and non-employee directors pursuant to Section 422 of the Internal Revenue Code. The number of shares reserved for the plan was 3,000,000. On December 5, 1997 the shareholders of the Company approved an amendment to increase the number of shares available for grant from 3,000,000 shares to 8,000,000 shares. Additional non-qualified options may be granted outside of the plan upon approval of the Board of Directors.

   Options issued to participants are granted with an exercise price of the mean between the high "bid" and low "ask" price (average market price) as of the close of business on the date of grant, and are exercisable up to ten years from the date of grant. Incentive stock options issued to persons who directly or indirectly own more than ten percent of the outstanding stock of the Company shall have an exercise price of 110 percent of the average market price on the date of grant and are exercisable up to five years from the date of grant.

   The Company's previous incentive stock option plan, the 1986 Incentive Stock Option Plan, expired on January 29, 1996. The 1988 Non-qualified Stock Option Plan was terminated by the Company on April 24, 1996. Activity related to these plans is as follows:

                           1986 &    Weighted   1996     Weighted Outside of  Weighted
                         1988 Plans: Average    Plan:    Average    Plans:    Average
                          Number of  Exercise Number of  Exercise Number of   Exercise
                           Options    Price    Options    Price    Options     Price
                         ----------- -------- ---------  -------- ----------  --------
Outstanding at December
 31, 1998...............   71,940     $ 0.28  1,751,250   $0.25    8,645,090   $0.20
  Granted...............      --         --         --      --     2,378,700   $0.08
  Expired...............     (220)    $11.88        --      --           --      --
  Cancelled.............      --         --    (385,250)  $0.13     (717,000)  $0.13
                           ------             ---------           ----------
Outstanding at December
 31, 1999...............   71,720     $ 0.24  1,366,000   $0.20   10,306,790   $0.16
  Expired...............     (220)    $10.63        --      --           --      --
  Cancelled.............      --         --     (94,000)  $0.13          --      --
                           ------             ---------           ----------
Outstanding at December
 31, 2000...............   71,500     $ 0.21  1,272,000   $0.20   10,306,790   $0.16
                           ======             =========           ==========
Options exercisable at
 December 31, 2000......   71,500     $ 0.21    974,975   $0.22   10,248,290   $0.16
                           ======             =========           ==========


                                     F3-14

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999

   Exercise prices for options outstanding as of December 31, 2000 under the 1986 and 1988 Plans range from $0.13 to $3.44 per share. The weighted average remaining life of these options was approximately two years.

   Exercise prices for options outstanding as of December 31, 2000 granted under the 1996 Plan ranged from $0.13 to $2.00 per share. The weighted average remaining life of these options was approximately seven years.

   Exercise prices for options outstanding as of December 31, 2000 granted outside of the Plans ranged from $0.05 to $2.12 per share. The weighted average remaining life of these options was approximately seven years.

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options rather than Statement of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). In accordance with APB 25, since the exercise price of the underlying stock options equaled the fair market value on the date of grant, no compensation expense was recognized.

   Pro forma information regarding net loss and loss per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. During 2000, no options were granted by the Company. The fair value of options granted in 1999 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

   Risk-free interest rate........................................... 4.55-5.67%
   Dividend yield....................................................       0.0%
   Expected volatility...............................................    147.60%
   Weighted average expected life....................................   4 years
   Forfeiture rate...................................................       5.0%

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss and loss per share if compensation expense had been recognized for the options issued would have been as follows:

                                                          2000        1999
                                                        ---------  -----------
   Net loss--as reported............................... $(776,963) $(1,444,827)
   Net loss--pro forma................................. $(878,851) $(1,472,727)
   Reported loss per share--basic & diluted............ $    (.01) $      (.03)
   Pro forma loss per share--basic & diluted........... $    (.01) $      (.03)
   Weighted average fair value of options granted
    during the year....................................       n/a  $       .01

NOTE H--STOCK WARRANTS

   The Company has issued stock warrants in conjunction with the issuance of common stock. Activity related to stock warrants was as follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Warrants   Price
                                                              --------- --------
   Outstanding at December 31, 1998.......................... 1,276,760  $1.73
     Granted................................................. 1,161,822  $0.29
                                                              ---------
   Outstanding at December 31, 1999 and 2000................. 2,438,582  $1.05
                                                              =========

                                     F3-15

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


   At December 31, 2000 the Company had warrants outstanding as follows:

     Common Shares Exercise Price
     Under Warrant   Per Share       Range of Expiration Dates
     ------------- --------------    -------------------------
        437,500        $ .05               December 2004
        535,000        $ .11                 June 2004
        237,982        $1.35      September 2002 - December 2002
      1,228,100        $1.75      November 2001 - September 2002
      ---------
      2,438,582
      =========

NOTE I--RELATED PARTY TRANSACTIONS

   On November 18, 1996, the Company entered into a license agreement for a proprietary technology asset ("MERAD") from Paul Harrison Enterprises, Inc. ("PHE"), which was controlled by the Chairman and Chief Executive Officer of the Company. Mr. Harrison served as the President of PHE and at the time beneficially owned approximately 40% of this company. PHE was acquired by HealthWatch, Inc. on October 2, 1998. The Company is obligated to pay a license fee equal to 10% of the gross revenues generated from MERAD and any derivations thereof by the Company or any of its affiliates to PHE (after the merger now known as MERAD Software, Inc.). During 2000 and 1999, $1,080 and $62,518, respectively, of license fees were incurred under this agreement. At December 31, 2000 and 1999, $88,563 and $87,483, respectively, was payable to MERAD Software, Inc. under this agreement and was included in due to related party.

   During 2000, 1,187,500 shares of the Company's common stock were issued to an officer of the Company for payment of accrued compensation of $80,000 and a note payable of $15,000.

   During 2000, 200,000 shares of the Company's common stock valued at $10,000 was issued to a director for consulting services.

   At December 31, 1999 and 2000, the Company had outstanding the following qualified and nonqualified stock options granted to officers and directors:

     Common Shares Exercise Price    Range of Expiration
     Under Option    Per Share              Dates
     ------------- --------------    -------------------
        740,000         $.05            December 2009
      5,666,500         $.13      June 2006--December 2009
      ---------
      6,406,500
      =========

   Of the total outstanding options granted to officers and directors as discussed above, options to acquire up to an aggregate of 6,293,250 shares of common stock are exercisable at December 31, 2000.

   During 1999, the Company granted options to an officer/director of the Company to purchase 540,000 shares of the Company's common stock at a price of $.05 per share. These options expire December 2009.

   During 1999, the Company granted options to a director of the Company to purchase 100,000 shares of the Company's common stock at a price of $.05 per share. These options expire December 2009.

   During 1999, the Company granted options to a relative of an officer/director of the Company to purchase 100,000 shares of the Company's common stock at a price of $.05 per share. These options expire December 2009.

                                     F3-16

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


   During 1999, 1,500,000 shares of the Company's common stock were issued to an officer of the Company for payment of accrued compensation of $210,000.

   During 1999, an outstanding 6% convertible debenture to HealthWatch in the amount of $157,741 was converted into 1,824,645 shares of the Company's common stock.

   At December 31, 2000 and 1999, the Company owned 16,667 shares of HealthWatch common stock.

   Paul W. Harrison, the Chairman and Chief Executive Officer of the Company, is also the Chairman and Chief Executive Officer of HealthWatch. Mr. Harrison is also a shareholder of both companies.

   During 2000 and 1999, the Company and HealthWatch operated under a Business Collaboration Agreement which allowed HealthWatch to act as a reseller of the Company's software product and provided for the sharing of certain operating expenses. The Company received from HealthWatch approximately $89,000 and $105,000 in 2000 and 1999, respectively, under this agreement, for the sharing of operating expenses, which is included as selling, general and administrative expenses in the Company's statements of operations.

   In September 2000, the Business Collaboration Agreement was amended to provide, among other things, for revenue sharing based on a 60/40 split (i.e., the selling company would receive 60% of the sales price and the company that owns the technology would receive 40% of the sales price). Furthermore, HealthWatch is obligated to pay Halis a collaboration fee of $50,000 per month beginning in October 2000, which shall be applied as a credit against any revenue sharing amount that is due to Halis. The Company is obligated to provide support to HealthWatch for the Halis software products, provide reasonable product enhancement as part of product release updates, and cooperate with HealthWatch in regard to product enhancement requests. HealthWatch may terminate the $50,000 monthly collaboration fee payable to Halis on or after October 1, 2001, under certain terms and conditions. The Company received $150,000 from HealthWatch during 2000 under this agreement. This amount is included in revenues in the Company's statement of operations.

   The Company and HealthWatch entered into a non-binding letter of intent, dated August 8, 1998 (the "Letter of Intent"), providing for the merger of HealthWatch with the Company. However, due to the market volatility of the two companies' stock and accounting issues that would be caused as a result of the merger that may have an adverse effect on HealthWatch, the companies agreed to delay the consummation of the merger.

   In March 2000, the Company and HealthWatch signed a binding letter of intent to merge. In the merger, each share of common stock of the Company outstanding immediately prior to the effective time of the merger would be converted into the right to receive one-twentieth (.05) of a share of HealthWatch common stock (the "Merger Consideration"). In addition, outstanding stock options and stock warrants of the Company would be converted into options and warrants to purchase HealthWatch common stock in accordance with the same conversion ratio.

   The Letter of Intent also contains binding provisions providing HealthWatch with an unconditional right to purchase prior to the closing of the merger, up to $1,000,000 of the Company's common stock at $.20 per share, and upon any such financing, HealthWatch shall have a three month option to purchase up to an additional $5,000,000 of the Company's common stock at $.20 per share. In May 2000, HealthWatch purchased 5,000,000 shares of the Company's common stock at $.20 per share.

   On June 29, 2000, the Company and HealthWatch signed a definitive merger agreement. The proposed merger is expected to close in the first quarter of 2001. The merger is subject to, among other conditions, the approval of the shareholders of both companies. No assurance can be given that the parties will be able to satisfy the conditions to the consummation of the merger.

                                     F3-17

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE J--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   Details of non-cash transactions are as follows:

                                                               2000     1999
                                                              ------- --------
   Capital lease obligations incurred for the acquisition of
    property and equipment................................... $   --  $266,943
                                                              ======= ========
   Debt converted to equity:
     Accrued employee compensation........................... $80,000 $210,000
     Note payable, related party.............................  15,000      --
     6% convertible promissory note, related party...........     --   157,741
     Accounts payable, consultants...........................     --    92,648
                                                              ------- --------
                                                              $95,000 $460,389
                                                              ======= ========
   Capitalized license fees recorded by increasing accounts
    payable.................................................. $   --  $118,771
                                                              ======= ========
   Cash paid for interest.................................... $84,166 $ 61,050
                                                              ======= ========

NOTE K--INFORMATION CONCERNING BUSINESS SEGMENTS

   The Company's three reportable segments are strategic business units that offer different products and services to customers located throughout the United States. These segments are American Benefit Administrative Services ("ABAS"), Healthcare Enterprise System ("HES"), and Halis Consulting Services ("HCS"). ABAS provides third party claims processing services for healthcare plans of varying size companies. HES supplies healthcare software systems to various segments of the medical industry. HCS performs software consulting services and support to companies in varying industries. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

   Segment information for 2000 and 1999 is as follows:

                                                           Corporate
                            ABAS        HES       HCS     Unallocated    Totals
                         ----------  ---------  --------  -----------  -----------
2000
Revenues from external
 customers.............. $3,862,105  $  25,309  $ 14,020  $   150,000  $ 4,051,434
Segment income (loss)...   (111,863)  (302,092)      649     (363,657)    (776,963)
Interest income
 (expense), net.........    (26,525)       --       (292)    (311,015)    (337,832)
Total assets............  1,277,121     73,593    58,328      228,897    1,637,939
Capital expenditures....     39,402     14,333       --         9,450       63,185
Depreciation and
 amortization...........    518,199      3,996     1,800       73,705      597,700
Gain on extinguishment
 of
 accounts payable.......        --         --        --       229,424      229,424

1999
Revenues from external
 customers..............  3,371,496    798,077   912,920          --     5,082,493
Segment income (loss)...   (934,117)   415,615   189,809   (1,116,134)  (1,444,827)
Interest income
 (expense), net.........     (1,867)       --        --       (34,121)     (35,988)
Total assets............  1,402,261     45,787    67,101      271,037    1,786,186
Capital expenditures....    335,450        --        --         7,655      343,105
Depreciation and
 amortization...........    497,939        936     1,780      119,482      620,137
Provision for losses on
 note
 receivable--related
 party..................   (623,377)       --        --           --      (623,377)

                                     F3-18

                          HALIS, INC. AND SUBSIDIARIES

                           December 31, 2000 and 1999


NOTE L--FOURTH QUARTER ADJUSTMENTS

   Significant adjustments made in the fourth quarter of 2000 are as follows:

     Record interest expense related to beneficial conversion
      feature on convertible debt...................................... $250,000
                                                                        ========

                                     F3-19

                                    ANNEX A
                         Agreement and Plan of Merger,
                           dated as of June 29, 2000

                         AGREEMENT AND PLAN OF MERGER



                                 BY AND AMONG



                                 HALIS, INC.,


                         HEALTHWATCH MERGER SUB, INC.


                                      AND



                               HEALTHWATCH, INC.



                           DATED AS OF JUNE 29, 2000

                               TABLE OF CONTENTS

ARTICLE I
     THE MERGER.................................................................................................   F-2
     SECTION 1.1 THE MERGER.....................................................................................   F-2
     SECTION 1.2 CLOSING........................................................................................   F-2
     SECTION 1.3 EFFECTIVE TIME.................................................................................   F-2
     SECTION 1.4 EFFECTS OF THE MERGER..........................................................................   F-2
     SECTION 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION AND HEALTHWATCH..........   F-2
     SECTION 1.6 DIRECTORS AND OFFICERS.........................................................................   F-2

ARTICLE II
     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES........   F-2
     SECTION 2.1 EFFECT ON CAPITAL STOCK........................................................................   F-2
          (a) CANCELLATION OF TREASURY STOCK AND HEALTHWATCH-OWNED STOCK........................................   F-2
          (b) CONVERSION OF HALIS COMMON STOCK..................................................................   F-3
          (c) MERGER SUB COMMON STOCK...........................................................................   F-3
          (d) HEALTHWATCH COMMON STOCK..........................................................................   F-3
          (e) OPTIONS...........................................................................................   F-3
     SECTION 2.2 EXCHANGE OF CERTIFICATES.......................................................................   F-4
          (a) EXCHANGE AGENT....................................................................................   F-4
          (b) EXCHANGE PROCEDURES...............................................................................   F-4
          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES..................................................   F-4
          (d) NO FURTHER OWNERSHIP RIGHTS IN HALIS COMMON STOCK.................................................   F-5
          (e) NO FRACTIONAL SHARES..............................................................................   F-5
          (f) TERMINATION OF EXCHANGE FUND......................................................................   F-5
          (g) NO LIABILITY......................................................................................   F-5
          (h) INVESTMENT OF EXCHANGE FUND.......................................................................   F-5
          (i) LOST CERTIFICATES.................................................................................   F-6
          (j) HALIS DISSENTING SHARES...........................................................................   F-6
     SECTION 2.3 CERTAIN ADJUSTMENTS............................................................................   F-6

ARTICLE III
     REPRESENTATIONS AND WARRANTIES.............................................................................   F-6
     SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF HEALTHWATCH AND MERGER SUB
          (a) ORGANIZATION, STANDING AND CORPORATE POWER........................................................   F-6
          (b) SUBSIDIARIES......................................................................................   F-7
          (c) CAPITAL STRUCTURE.................................................................................   F-7
          (d) AUTHORITY; NONCONTRAVENTION.......................................................................   F-8
          (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES............................................................   F-9
          (f) INFORMATION SUPPLIED..............................................................................  F-10
          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS..............................................................  F-10
          (h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.......................................................  F-11
          (i) ABSENCE OF CHANGES IN BENEFIT PLANS...............................................................  F-11
          (j) BENEFIT PLANS.....................................................................................  F-11
          (k) TAXES.............................................................................................  F-12

          (l) VOTING REQUIREMENTS...............................................................................  F-13
          (m) STATE TAKEOVER STATUTES...........................................................................  F-13
          (n) BROKERS...........................................................................................  F-14
          (o) INTELLECTUAL PROPERTY.............................................................................  F-14
          (p) CERTAIN CONTRACTS.................................................................................  F-15
          (q) ENVIRONMENTAL LIABILITY...........................................................................  F-16
          (r) INSURANCE.........................................................................................  F-16
          (s) TRANSACTIONS WITH AFFILIATES......................................................................  F-16
          (t) FULL DISCLOSURE...................................................................................  F-16
     SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF HALIS........................................................  F-16
          (a) ORGANIZATION, STANDING AND CORPORATE POWER........................................................  F-16
          (b) SUBSIDIARIES......................................................................................  F-17
          (c) CAPITAL STRUCTURE.................................................................................  F-17
          (d) AUTHORITY; NONCONTRAVENTION.......................................................................  F-18
          (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES............................................................  F-19
          (f) INFORMATION SUPPLIED..............................................................................  F-19
          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS..............................................................  F-19
          (h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.......................................................  F-20
          (i) ABSENCE OF CHANGES IN BENEFIT PLANS...............................................................  F-20
          (j) BENEFIT PLANS.....................................................................................  F-21
          (k) TAXES.............................................................................................  F-22
          (l) VOTING REQUIREMENTS...............................................................................  F-22
          (m) STATE TAKEOVER STATUTES...........................................................................  F-22
          (n) BROKERS...........................................................................................  F-23
          (o) INTELLECTUAL PROPERTY.............................................................................  F-23
          (p) CERTAIN CONTRACTS.................................................................................  F-24
          (q) ENVIRONMENTAL LIABILITY...........................................................................  F-25
          (r) INSURANCE.........................................................................................  F-25
          (s) TRANSACTIONS WITH AFFILIATES......................................................................  F-25
          (t) FULL DISCLOSURE...................................................................................  F-25

ARTICLE IV
     COVENANTS RELATING TO CONDUCT OF BUSINESS..................................................................  F-25
     SECTION 4.F-1 CONDUCT OF BUSINESS..........................................................................  F-25
          (a) CONDUCT OF BUSINESS BY HEALTHWATCH................................................................  F-25
          (b) CONDUCT OF BUSINESS BY HALIS......................................................................  F-25
          (c) OTHER ACTIONS.....................................................................................  F-26
          (d) ADVISE OF CHANGES.................................................................................  F-26
     SECTION  4.2 NO SOLICITATION BY HALIS......................................................................  F-26
     SECTION 4.3 HEALTHWATCH PRIVATE PLACEMENT..................................................................  F-28

ARTICLE V
     ADDITIONAL AGREEMENTS......................................................................................  F-28
     SECTION 5.1 PREPARATION OF THE FORM S-4 AND THE JOINT PROXY STATEMENT; STOCKHOLDERS' MEETINGS..............  F-28
     SECTION 5.2 LETTERS OF HEALTHWATCH'S ACCOUNTANTS...........................................................  F-29
     SECTION 5.3 LETTERS OF HALIS' ACCOUNTANTS..................................................................  F-29
     SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY.........................................................  F-29
     SECTION 5.5 COMMERCIALLY REASONABLE EFFORTS................................................................  F-30
     SECTION 5.6 INDEMNIFICATION, EXCULPATION AND INSURANCE.....................................................  F-30
     SECTION 5.7 FEES AND EXPENSES..............................................................................  F-31

     SECTION 5.8 PUBLIC ANNOUNCEMENTS...........................................................................  F-31
     SECTION 5.9 AFFILIATES.....................................................................................  F-31
     SECTION 5.10  NASDAQ.......................................................................................  F-31
     SECTION 5.11 TAX TREATMENT.................................................................................  F-31
     SECTION 5.12 EMPLOYEE BENEFITS.............................................................................  F-31
     SECTION 5.13 LOCK-UP.......................................................................................  F-32

ARTICLE VI
     CONDITIONS PRECEDENT.......................................................................................  F-32
     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....................................  F-32
          (a) STOCKHOLDER APPROVALS.............................................................................  F-32
          (b) GOVERNMENTAL, REGULATORY AND OTHER APPROVALS......................................................  F-32
          (c) NO INJUNCTIONS OR RESTRAINTS......................................................................  F-32
          (d) FORM S-4..........................................................................................  F-32
          (e) NASDAQ LISTINGS...................................................................................  F-32
          (f) TAX OPINIONS......................................................................................  F-32
          (g) OPINION OF FINANCIAL ADVISORS.....................................................................  F-33
          (h) OPINION OF FINANCIAL ADVISORS.....................................................................  F-33
          (i) LOCKUP AGREEMENTS.................................................................................  F-33
     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF HALIS.............................................................  F-33
          (a) REPRESENTATIONS AND WARRANTIES....................................................................  F-33
          (b) PERFORMANCE OF OBLIGATIONS OF HEALTHWATCH.........................................................  F-33
          (c) NO MATERIAL ADVERSE CHANGE........................................................................  F-33
     SECTION 6.3 CONDITIONS TO OBLIGATIONS OF HEALTHWATCH.......................................................  F-33
          (a) REPRESENTATIONS AND WARRANTIES....................................................................  F-33
          (b) PERFORMANCE OF OBLIGATIONS OF HALIS...............................................................  F-33
          (c) NO MATERIAL ADVERSE CHANGE........................................................................  F-34

ARTICLE VII
     TERMINATION, AMENDMENT AND WAIVER..........................................................................  F-34
     SECTION 7.1 TERMINATION....................................................................................  F-34
     SECTION 7.2 EFFECT OF TERMINATION..........................................................................  F-35
     SECTION 7.3 AMENDMENT......................................................................................  F-36
     SECTION 7.4 EXTENSION; WAIVER..............................................................................  F-36

ARTICLE VIII
     GENERAL PROVISIONS.........................................................................................  F-36
     SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES..................................................  F-36
     SECTION 8.2 NOTICES........................................................................................  F-36
     SECTION 8.3 DEFINITIONS....................................................................................  F-37
     SECTION 8.4 INTERPRETATION.................................................................................  F-37
     SECTION 8.5 COUNTERPARTS...................................................................................  F-38
     SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.................................................  F-38
     SECTION 8.7 GOVERNING LAW..................................................................................  F-38
     SECTION 8.8 ASSIGNMENT.....................................................................................  F-38
     SECTION 8.9 CONSENT TO JURISDICTION........................................................................  F-38
     SECTION 8.10 HEADINGS, ETC.................................................................................  F-38
     SECTION 8.11 SEVERABILITY..................................................................................  F-38
     SECTION 8.12 DISCLOSURE SCHEDULES..........................................................................  F-39

                                   EXHIBITS

EXHIBIT A   HealthWatch Stock Plans
EXHIBIT B   Halis Stock Plans
EXHIBIT C   Form of Rule 145 Letter

     AGREEMENT AND PLAN OF MERGER dated as of June 29, 2000 among HEALTHWATCH, INC., a Minnesota corporation ("HealthWatch"), HALIS, INC., a Georgia corporation ("Halis") and HEALTHWATCH MERGER SUB, INC. ("Merger Sub"), a Georgia corporation and a wholly-owned subsidiary of HEALTHWATCH.

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Halis, Merger Sub and HealthWatch have each approved the merger of Halis with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of Halis ("Halis Common Stock"), other than shares owned by Halis or HealthWatch, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b)); and

     WHEREAS, the respective Boards of Directors of Halis and HealthWatch, having carefully considered the long-term prospects and interests of Halis and HealthWatch and their respective stockholders and having determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are advisable and in the best interests of their respective stockholders, have each approved the transactions contemplated by this Agreement and have each resolved to recommend to each party's stockholders the approval and adoption of this Agreement and the Merger and the consummation of the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

     WHEREAS, Halis and HealthWatch desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                  ARTICLE I

                                  THE MERGER


     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, Halis shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Halis shall cease and Merger Sub shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Halis.

     SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") will take place on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Gambrell & Stolz, L.L.P., Suntrust Plaza, Suite 4300, 303 Peachtree Street, N.E. Atlanta, Georgia 30308.

     SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of Georgia law and shall make all other filings or recordings required.. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Georgia, or at such subsequent date or time as Halis, Merger Sub and HealthWatch shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.4 EFFECTS OF THE MERGER. At the Effective Time of the Merger, the separate existence of Halis shall cease and Halis shall be merged with and into Merger Sub. The Merger shall have the effects set forth in Section 14-2-1106 et seq. of the Official Code of Georgia Annotated. In addition, the Surviving Corporation may, at any time after the Effective Time, take any actions (including executing and delivering any document) in the name and on behalf of either HealthWatch or Halis in order to carry out and effectuate the transactions contemplated by this Agreement.

     SECTION 1.5 ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION AND HEALTHWATCH. At the Effective Time, the Articles of Incorporation and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and by-laws of the Surviving Corporation, in each case until thereafter amended in accordance with applicable law.

     SECTION 1.6 DIRECTORS AND OFFICERS. The directors of Merger Sub and the officers of Merger Sub shall retain their respective positions and terms of office in the Surviving Corporation, and will hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

                                  ARTICLE II
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES


     SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of HealthWatch, Merger Sub, Halis or the holder of any shares of the following securities:

     (a) CANCELLATION OF TREASURY STOCK AND HEALTHWATCH-OWNED STOCK . Each share of Halis Common Stock that is owned by HealthWatch, or is held by Halis as treasury stock, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) CONVERSION OF HALIS COMMON STOCK. Subject to Section 2.2(e), each issued and outstanding share of Halis Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive one twentieth (.050) of a share of the fully paid and nonassessable common stock, $.05 par value, of HealthWatch ("HealthWatch Common Stock")("Merger Consideration"; the "Exchange Ratio" shall be one share of HealthWatch Common Stock for twenty shares of Halis Common Stock, or .050). As of the Effective Time, all such shares of Halis Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Halis Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HealthWatch Common Stock to be issued or paid in consideration thereof upon surrender of each such certificate in accordance with Section 2.2(e).

     (c) MERGER SUB COMMON STOCK. At and after the Effective Time, each share of common stock, no par value, of Merger Sub ("Merger Sub Common Stock") shall remain an issued and outstanding share of common stock of Merger Sub and shall not be affected by the Merger (Merger Sub shall continue to be wholly-owned by HealthWatch).

     (d) HEALTHWATCH COMMON STOCK. At and after the Effective Time, each share of HealthWatch Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of HealthWatch and shall not be affected by the Merger.

     (e) OPTIONS.

          (i) Halis and HealthWatch shall take all action necessary such that, at the Effective Time, each option or warrant granted by Halis to purchase shares of Halis Common Stock which is outstanding immediately prior thereto shall cease to represent a right to acquire shares of Halis Common Stock and shall be converted into an option to purchase shares of HealthWatch Common Stock in an amount and at an exercise price determined as provided below (and otherwise, in the case of options, subject to the terms of the Halis Stock Plans (as defined in Section 3.2(c)) and the agreements evidencing grants thereunder) (the "Assumed Options"):

               (1) The number of shares of HealthWatch Common Stock to be subject to the new option or warrant shall be equal to the product of the number of shares of Halis Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of HealthWatch Common Stock resulting from such multiplication shall be rounded up or down to the nearest whole share; and

               (2) The exercise price per share of HealthWatch Common Stock under the new option shall be equal to the exercise price per share of Halis Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up or down to the nearest whole cent.

          (ii) The duration and other terms of the new options shall be the same as the original options except that all references to Halis shall be deemed to be references to HealthWatch.

          (iii) As soon as practicable following the Effective Time, HealthWatch shall deliver, upon due surrender of the Assumed Options to HealthWatch, appropriate option agreements representing the right to acquire HealthWatch Common Stock on the same terms and conditions as contained in the Assumed Options (except as otherwise set forth in this Section 2.1(e)). Except as expressly contemplated herein, HealthWatch shall comply with the terms of the Halis Stock Plans as they apply to the Assumed Options. HealthWatch shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HealthWatch Common Stock for delivery upon exercise of the Assumed Options in accordance with this Section 2.1(e). HealthWatch shall file a registration statement on Form S-8 (or any successor form) or on another appropriate form, and use commercially reasonable efforts to have such registration statement declared effective reasonably promptly following the Effective Time, with respect to HealthWatch Common Stock subject to the Assumed Options, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and exercisable.

          (iv) HealthWatch acknowledges and agrees that the consummation of the Merger will have certain effects in respect of the Assumed Options as reflected in Section 3.2(c) of the Halis Disclosure Schedule, and HealthWatch agrees to act in accordance therewith and give full effect to same.

     SECTION 2.2 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. As of the Effective Time, HealthWatch shall enter into an agreement with such bank or trust company as may be designated by HealthWatch (the "Exchange Agent") which shall provide that HealthWatch shall provide HealthWatch Common Stock (such shares of HealthWatch Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of HealthWatch Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Halis Common Stock.

     (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Halis Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in customary form) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HealthWatch Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of HealthWatch Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Halis Common Stock which are not registered in the transfer records of Halis under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of HealthWatch Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of HealthWatch Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HealthWatch that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of HealthWatch Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to HealthWatch Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HealthWatch Common Stock represented thereby, and, in the case of Certificates representing Halis Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of HealthWatch Common Stock shall be paid by HealthWatch to the Exchange

Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of HealthWatch Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HealthWatch Common Stock and, in the case of Certificates representing Halis Common Stock, the amount of any cash payable in lieu of a fractional share of HealthWatch Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of HealthWatch Common Stock.

     (d) NO FURTHER OWNERSHIP RIGHTS IN HALIS COMMON STOCK. All shares of HealthWatch Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Halis Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or HealthWatch of the shares of Halis Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to HealthWatch, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) NO FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of HealthWatch Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of HealthWatch shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HealthWatch. In lieu of the issuance of such fractional shares, HealthWatch shall pay each former holder of Halis Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled by (B) the average closing price per share (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) for shares of HealthWatch Common Stock as reported by the Nasdaq SmallCap Market (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the Closing Date (such average, the "Average HealthWatch Price").

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to HealthWatch, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to HealthWatch for payment of their claim for Merger Consideration, any dividends or distributions with respect to HealthWatch Common Stock and any cash in lieu of fractional shares of HealthWatch Common Stock.

     (g) NO LIABILITY. None of Halis, HealthWatch, Merger Sub or the Exchange Agent shall be liable to any person in respect of any shares of HealthWatch Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of HealthWatch Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by HealthWatch, on a daily basis. Any interest and other income resulting from such investments shall be paid to HealthWatch.

     (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of HealthWatch Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

     (j) HALIS DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, shares of Halis which are issued and outstanding immediately prior to the Effective Time and which are held by Halis Shareholders who have timely filed with Halis a written objection to the Merger (the "Dissenting Shares") shall not be converted into or represent a right to receive HealthWatch Common Stock, pursuant to Section 2.1 hereof, but the holder thereof shall be entitled only to such rights as are granted by Article 13 of the Georgia Business Corporation Code (O.C.G.A. (S) 14-2-1301 et seq.). Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the foregoing statutory provision shall receive payment for their shares from Halis in accordance with such statutory provision. If such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to appraisal and payment for his shares under such statutory provisions, each such share shall be converted into and represent the right to receive shares of HealthWatch Common Stock, pursuant to Section 2.1 hereof, upon surrender of the certificate representing such share to Halis.

     SECTION 2.3 CERTAIN ADJUSTMENTS. If between the date hereof and the Effective Time, the outstanding shares of HealthWatch Common Stock or of Halis Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Halis Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF HEALTHWATCH AND MERGER SUB. Except as disclosed in the Disclosure Schedule delivered by HealthWatch and Merger Sub to Halis as contemplated by this Agreement (the "HealthWatch Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, HealthWatch and Merger Sub jointly and severally represent and warrant to Halis as follows:

     (a) ORGANIZATION, STANDING AND CORPORATE POWER.

          (i) Each of HealthWatch and its subsidiaries (including Merger Sub) (as defined in Section 8.3), is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on HealthWatch. Each of HealthWatch and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on HealthWatch.

          (ii) HealthWatch has delivered to Halis prior to the execution of this Agreement complete and correct copies of any amendments to its articles of incorporation (the "HealthWatch Articles") and by-laws not filed as of the date hereof with the HealthWatch Filed SEC Documents (as defined in Section 3.1(e)).

          (iii) In all material respects, the minute books of HealthWatch and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of HealthWatch (or, as the case may be, each of its subsidiaries) through December 31, 1999.

     (b) SUBSIDIARIES. Exhibit 21 to HealthWatch's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 includes all the subsidiaries of HealthWatch which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by HealthWatch, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     (c) CAPITAL STRUCTURE. The authorized capital stock of HealthWatch consists of 10,000,000 shares of HealthWatch Common Stock, par value $.05 per share ("HealthWatch Common Stock") and 1,000,000 shares of HealthWatch Preferred Stock. At the close of business on March 31, 2000 (as adjusted to reflect the issuance of 20,050 shares of HealthWatch's Series D 8% Convertible Preferred Stock on May 8, 2000), (i) 2,095,418 shares of HealthWatch Common Stock were issued and outstanding; (ii) 5,000 shares of HealthWatch 6% Series A Preferred Stock, 4,000 shares of HealthWatch Series C 8% Convertible Preferred Stock, 74,130 shares of HealthWatch Series D 8% Convertible Preferred Stock, and 66,886 shares of HealthWatch Series P Preferred Stock were issued and outstanding (collectively "HealthWatch Preferred Stock"); (iii) 3,009,717 shares of HealthWatch Common Stock were reserved for issuance pursuant to HealthWatch Preferred Stock; (iv) 2,530,006 shares were reserved for issuance pursuant to warrant conversion rights; and (v) 529,500 shares were reserved for issuance pursuant to agent option conversion rights, as described in Section 3.1(c) of the HealthWatch Disclosure Schedule. All stock options, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of HealthWatch or its subsidiaries participate as of the date hereof (including, without limitation, the plans set forth on Exhibit A attached hereto), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the HealthWatch Filed SEC Documents or delivered to Halis (such plans, collectively, the "HealthWatch Stock Plans"); Section 3.1(c) of the HealthWatch Disclosure Schedule sets forth a complete and correct list, as of March 31, 2000, of the number of shares of HealthWatch Common Stock subject to employee stock options or other rights to purchase or receive HealthWatch Common Stock granted under the HealthWatch Stock Plans (collectively,"HealthWatch Employee Stock Options"). All outstanding shares of capital stock of HealthWatch, and all shares which may be issued pursuant to the Stock Plans when issued, are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
Section 3.1(c) and except for changes since March 31, 2000 resulting from the issuance of shares of HealthWatch Common Stock pursuant to the HealthWatch Employee Stock Options, or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of HealthWatch, (B) any securities of HealthWatch or any

HealthWatch subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of HealthWatch, (C) any warrants, calls, options or other rights to acquire from HealthWatch or any HealthWatch subsidiary (including any subsidiary trust), or obligations of HealthWatch or any HealthWatch subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of HealthWatch, and (y) there are no outstanding obligations of HealthWatch or any HealthWatch subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of HealthWatch or any HealthWatch subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any HealthWatch subsidiary, (B) warrants, calls, options or other rights to acquire from HealthWatch or any HealthWatch subsidiary, and any obligation of HealthWatch or any HealthWatch subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any HealthWatch subsidiary or (C) obligations of HealthWatch or any HealthWatch subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of HealthWatch subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither HealthWatch nor any HealthWatch subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of outstanding warrants, and the terms of HealthWatch Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences (except for the antidilutive rights provided for in the HealthWatch Series C 8% Convertible Preferred Stock and the Series D 8% Convertible Preferred Stock). Other than the HealthWatch subsidiaries, HealthWatch does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity (except Halis) except for non-controlling investments made in the ordinary course of business.

     (d) AUTHORITY; NONCONTRAVENTION. Each of HealthWatch and Merger has all requisite corporate power and authority to enter into this Agreement, subject to the HealthWatch Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of HealthWatch and Merger Sub, and the consummation by HealthWatch and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of HealthWatch and Merger Sub, subject, in the case of the Merger and the issuance of HealthWatch Common Stock in connection with the Merger and the conversion of the Assumed Options, to the HealthWatch Stockholder Approval. This Agreement has been, duly executed and delivered by HealthWatch and Merger Sub and, assuming the due authorization, execution and delivery thereof by Halis, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of HealthWatch and Merger Sub, enforceable against HealthWatch and Merger Sub in accordance with its terms. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HealthWatch or any of its subsidiaries or in any restriction on the conduct of HealthWatch's business or operations under, (i) the HealthWatch Articles or the by-laws of HealthWatch or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to HealthWatch or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HealthWatch or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on HealthWatch or Halis or (y) reasonably be expected to impair the ability of HealthWatch or Merger Sub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to HealthWatch or any of its subsidiaries in connection with the execution and delivery of this Agreement by HealthWatch, or the consummation by HealthWatch or Merger Sub of the transactions contemplated hereby and thereby, except for (1) the filing with the SEC of (A) a proxy statement relating to the HealthWatch Stockholders' Meeting (as defined in Section 5.1(b)) (such proxy statement which is combined with the proxy statement relating to the Halis Stockholders' Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), (B) the Form S-4 and (C) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, and the transactions contemplated hereby and thereby; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which Halis is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (3) such filings and approvals of Nasdaq to permit the shares of HealthWatch Common Stock that are to be issued in the Merger to be approved for listing, subject to notice of issuance, by Nasdaq; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on HealthWatch or (y) reasonably be expected to impair the ability of HealthWatch or Merger Sub to perform its obligations under this Agreement.

     (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. HealthWatch has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1997 (the "HealthWatch SEC Documents"); however, HealthWatch did not hold a Shareholder Meeting for the fiscal year end of June 30, 1999 and HealthWatch's Form 10-KSB for the year ended June 30, 1998 is currently under review by the SEC. In addition, the proxy statement for HealthWatch's annual meeting which was tentatively scheduled for June 23, 2000 is currently being reviewed by the SEC. As of their respective dates, the HealthWatch SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HealthWatch SEC Documents, and none of the HealthWatch SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of HealthWatch included in the HealthWatch SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HealthWatch and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). Except
(i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, or the transactions contemplated hereby or thereby, neither HealthWatch nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on HealthWatch.

     (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by HealthWatch specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by HealthWatch in connection with the issuance of HealthWatch Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement included therein will, at the date it is first mailed to HealthWatch's stockholders or at the time of the HealthWatch Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement included therein will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by HealthWatch with respect to statements made or incorporated by reference therein based on information supplied by Halis specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

     (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement, or the transactions contemplated hereby and thereby, and except as permitted by Section 4.1(a) (and the sale of HealthWatch Series D 8% Convertible Preferred Stock pursuant to that certain private placement memorandum dated March 8, 2000), since March 31, 2000, HealthWatch and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any HealthWatch SEC Documents filed since such date and prior to the date hereof, and there has not been except as required by outstanding preferred stock and the Additional Consideration Agreements: (i) any material adverse change (as defined in Section 8.3) in HealthWatch, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of HealthWatch's capital stock, (iii) any split, combination or reclassification of any of HealthWatch's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of HealthWatch's capital stock, except for issuances of HealthWatch Common Stock upon exercise or conversion of HealthWatch Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(a),
(iv)(A) any granting by HealthWatch or any of its subsidiaries to any current or former director, officer or other key employee of HealthWatch or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay or target bonuses in the ordinary course of business or as was required under any employment agreements in effect as of December 31, 1999 or in connection with the employment of and entering into an employment agreement with David Engert,
(B) any granting by HealthWatch or any of its subsidiaries to any such current or former director, officer or key employee of any increase in severance or termination pay or (C) any entry by HealthWatch or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director or officer, or any material amendment of any of the foregoing with any key employee, except in connection with the employment of David Engert,
(v) except insofar as may have been disclosed in HealthWatch SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "HealthWatch Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by HealthWatch materially affecting its assets, liabilities or business, (vi) except in so far as may have been disclosed in the HealthWatch Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on HealthWatch or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by HealthWatch or any of the HealthWatch subsidiaries during the period from January 1, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a) (excepting the agency agreement made with Commonwealth Associates, L.P.

which acted as placement agent in the sale of the HealthWatch Series D 8% Convertible Preferred Stock and Series C 8% Convertible Preferred Stock (and related warrants)).

     (h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.

          (i) HealthWatch, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of HealthWatch and its subsidiaries (the "HealthWatch Permits"), except where the failure to have any such HealthWatch Permits individually or in the aggregate would not have a material adverse effect on HealthWatch. Except as specifically disclosed in the HealthWatch SEC Documents filed with the Commission prior to the date hereof, HealthWatch and its subsidiaries are in compliance with the terms of the HealthWatch Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity, relating to HealthWatch or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not have a material adverse effect on HealthWatch. As of the date of this Agreement, except as disclosed in the HealthWatch Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to HealthWatch or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.3) of HealthWatch, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on HealthWatch or (B) reasonably be expected to impair the ability of HealthWatch or Merger Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

          (ii) Neither HealthWatch nor any HealthWatch subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on HealthWatch.

          (iii) Although not a Governmental Entity, Nasdaq has required HealthWatch to hold an annual shareholders meeting no later than June 30, 2000 to maintain its SmallCap listing.

     (i) ABSENCE OF CHANGES IN BENEFIT PLANS. HealthWatch has delivered to Halis or provided to Halis for review true and complete copies of vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former officers, directors or employees of HealthWatch or any of its wholly owned subsidiaries (collectively, the "HealthWatch Benefit Plans"). Since December 31, 1999, neither HealthWatch nor any HealthWatch subsidiary has amended any HealthWatch Employee Stock Options or any HealthWatch Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

     (j) BENEFIT PLANS.

          (i) With respect to the HealthWatch Benefit Plans, to the knowledge of HealthWatch, no event has occurred and there exists no condition or set of circumstances, in connection with which HealthWatch or any of its subsidiaries would be subject to any liability that individually or in the aggregate would have a material adverse effect on HealthWatch under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

          (ii) Each HealthWatch Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any HealthWatch Benefit Plan that individually or in the aggregate would not have a material adverse effect on HealthWatch. To the knowledge of HealthWatch, the HealthWatch Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on HealthWatch.

          (iii) No HealthWatch Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) the amounts of which are not material.

          (iv) HealthWatch has no collective bargaining or other labor union contract applicable to persons employed by HealthWatch or any of its subsidiaries. No collective bargaining agreement is being negotiated or renegotiated by HealthWatch or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against HealthWatch or any of its subsidiaries pending or, to the knowledge of HealthWatch, threatened which may interfere with the respective business activities of HealthWatch or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on HealthWatch. As of the date of this Agreement, to the knowledge of HealthWatch, none of HealthWatch, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of HealthWatch or any of its subsidiaries, and there is no material charge or complaint against HealthWatch of any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (v) No employee of HealthWatch will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any HealthWatch Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that substantially all HealthWatch Employee Stock Options will vest as of the date on which HealthWatch Stockholder Approval is obtained.

          (vi) No material oral or written representation or commitment with respect to any aspect of any HealthWatch Benefit Plan has been or will be made to employees of HealthWatch or any HealthWatch subsidiaries by an authorized HealthWatch employee prior to the Closing Date that is not materially in accordance with the written or otherwise preexisting terms and provisions of such HealthWatch Benefit Plans in effect immediately prior to the Closing Date.

          (vii) Except such as would not have a material adverse effect, there are no material unresolved claims or disputes under the terms of, or in connection with, any HealthWatch Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

     (k) TAXES.

          (i) Each of HealthWatch and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account all applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on HealthWatch. HealthWatch and each of its subsidiaries has paid (or HealthWatch has paid or caused to be paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the HealthWatch Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by HealthWatch and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) No deficiencies for any taxes have, to the knowledge of HealthWatch, been proposed, asserted or assessed against HealthWatch or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on HealthWatch. Except as provided in Section 3.1(k) of the HealthWatch Disclosure Schedule, all of the federal income tax returns of the affiliated group of which HealthWatch is the common parent have closed by virtue of the applicable statute of limitations.

               (iii) Neither HealthWatch nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts described in (x) or (y) as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

               (v) Neither HealthWatch nor any HealthWatch subsidiary has made any parachute payments as such term is defined in Section 280G of the Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Code. Neither HealthWatch nor any HealthWatch subsidiary is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

     (l) VOTING REQUIREMENTS. The affirmative vote at the HealthWatch Stockholders Meeting (the "HealthWatch Stockholder Approval") of the holders of a majority of all outstanding shares of HealthWatch Common Stock, Series D 8% Preferred Stock and Series C 8% Preferred Stock present in person or by proxy and entitled to vote at a duly convened and held meeting of HealthWatch Stockholders is the only vote of the holders of any class or series of HealthWatch's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

     (m) STATE TAKEOVER STATUTES. The Board of Directors of HealthWatch and Merger Sub have approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby the provisions of Code Section 14-2-1110 et seq. and 14-2-1131 et seq. of Georgia law to the extent, if any, such sections are applicable to the Merger, this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

     (n) BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HealthWatch (excepting the agency agreement with Commonwealth Associates, L.P. made in conjunction with the sale of the Series C 8% Preferred Stock and Series D 8% Convertible Preferred Stock of HealthWatch, wherein Commonwealth shall receive a fee equal to 5% of the Merger Consideration).

     (o)  INTELLECTUAL PROPERTY.

               (i) Neither HealthWatch nor its subsidiaries owns any trademark, patents or copyrights; however, HealthWatch and its subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans and general intangibles of like nature, together with all applications, registrations and goodwill related to the Software (as defined below); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in or necessary for the conduct of HealthWatch's and each of its subsidiary's business as currently conducted, except where the failure to possess such right would not have a material adverse effect (all such intellectual property being referred to herein as the "Intellectual Property"). For purposes of this Section 3.1(p), "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of HealthWatch or any of its subsidiaries and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

               (ii) The Intellectual Property owned by HealthWatch or any of its subsidiaries is free and clear of all Liens.

               (iii) The Intellectual Property owned by HealthWatch or any of its subsidiaries and, to HealthWatch's knowledge, any Intellectual Property used by HealthWatch, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned. There is no pending or, to HealthWatch's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of the Intellectual Property owned by HealthWatch or any of its subsidiaries, or, to HealthWatch's knowledge, against any Intellectual Property licensed to HealthWatch or any of its subsidiaries.

               (iv) To the actual knowledge of HealthWatch or any of its subsidiaries, the conduct of the business of HealthWatch and its subsidiaries as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending or, to the knowledge of HealthWatch, threatened, and neither HealthWatch nor any of its subsidiaries has received any notice of a third-party claim or suit, (a) alleging that its activities or the conduct of its business infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property, which in any case would have a material adverse effect.

               (v) There are no settlements, forebearances to sue, consents, judgments, orders or similar obligations which in any material respect (a) restrict the right of HealthWatch or its subsidiaries to use any Intellectual Property, or (b) restrict the business of HealthWatch or its subsidiaries in order to accommodate a third party's intellectual property rights or (c) except for licenses with customers for HealthWatch's Software, there are no agreements that permit third parties to use any Intellectual Property owned or controlled by HealthWatch or any of its subsidiaries.

               (vi) HealthWatch and each of its subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including (i) requiring its employees and independent contractors having access thereto to execute written nondisclosure agreements and (ii) requiring all licensees to maintain the confidentiality of its Trade Secrets. To the actual knowledge of HealthWatch or its subsidiaries, no Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects HealthWatch and the applicable subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of HealthWatch, no party to any nondisclosure agreement or nondisclosure obligation relating to its Trade Secrets is in breach or default thereof.

               (vii) To the knowledge of HealthWatch, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by HealthWatch or any of its subsidiaries.

               (viii) The consummation of the transaction contemplated hereby shall not result in the loss or impairment of HealthWatch's or of any subsidiary's right to own or use any of the Intellectual Property, and will not require the consent of any governmental authority, except where such loss or impairment or the failure to obtain consent would not result in a material adverse effect.

               (ix) Neither HealthWatch nor any of its subsidiaries has entered into any software license agreement in which it (a) failed to limit its liability to the amount of licensing fees paid pursuant to the agreement; or (b) warranted as to the performance or functionality of the Software other than stating that the Software would perform in accordance with its documentation and/or specifications; except in any case in which the contrary would not have a material adverse effect.

     (p) CERTAIN CONTRACTS. Except as set forth in the HealthWatch Filed SEC Documents, neither HealthWatch nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of HealthWatch and its subsidiaries (including, for purposes of this Section 3.1(p), Halis and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "HealthWatch Material Contracts"). HealthWatch has delivered to Halis or provided to Halis for review, prior to the execution of this Agreement, complete and correct copies of all HealthWatch Material Contracts not filed as exhibits to the HealthWatch Filed SEC Documents. Each HealthWatch Material Contract is valid and binding on HealthWatch (or, to the extent a HealthWatch subsidiary is a party, such subsidiary) and is in full force and effect, and HealthWatch and each HealthWatch subsidiary have in all material respects performed all obligations required to be performed by them to date under each HealthWatch Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on HealthWatch. Neither HealthWatch nor any HealthWatch subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of HealthWatch, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any HealthWatch Material Contract.

     (q) ENVIRONMENTAL LIABILITY. Except as set forth in the HealthWatch Filed SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against HealthWatch or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition of, on HealthWatch or any of its subsidiaries, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation could reasonably be expected to have a material adverse effect on HealthWatch. To the knowledge of HealthWatch, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on HealthWatch.

     (r) INSURANCE. HealthWatch and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of HealthWatch and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not, individually or in the aggregate, have a material adverse effect on HealthWatch. All premiums due and payable under all such policies and bonds have been paid and HealthWatch and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. HealthWatch has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     (s) TRANSACTIONS WITH AFFILIATES. Except as disclosed in the HealthWatch SEC Documents filed prior to the date of this Agreement or as disclosed in the HealthWatch Disclosure Schedule, since December 31, 1999, there have been no transactions, agreements, arrangements or understandings between HealthWatch and its affiliates that would be required to be disclosed under the Item 404 of Regulation S-K under the Securities Act.

     (t) FULL DISCLOSURE. None of the representations or warranties made by HealthWatch herein or in any schedule hereto, including the HealthWatch Disclosure Schedule, or any certificate furnished by HealthWatch pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


     SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF HALIS. Except as disclosed in the Disclosure Schedule delivered by Halis to HealthWatch as contemplated by this Agreement (the "Halis Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Halis represents and warrants to HealthWatch as follows:

     (a)  ORGANIZATION, STANDING AND CORPORATE POWER.

               (i) Each of Halis and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on Halis. Each of Halis and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Halis.

               (ii) Halis has delivered to HealthWatch prior to the execution of this Agreement complete and correct copies of any amendments to its articles of incorporation (the "Halis Certificate") and by-laws not filed as of the date hereof with the Halis SEC Documents (as defined in Section 3.2(e)).

               (iii) In all material respects, the minute books of Halis and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of Halis (or, as the case may be, each of its subsidiaries) through December 31, 1999.

     (b) SUBSIDIARIES. Exhibit 21.1 to Halis' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 includes all the subsidiaries of Halis which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1.02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Halis, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     (c) CAPITAL STRUCTURE. The authorized capital stock of Halis consists of 100,000,000 shares of $.01 par value common stock ("Halis Common Stock") and 5,000,000 shares of $.10 par value shares of preferred stock ("Halis Preferred Stock"). At the close of business on March 31, 2000 (as adjusted for the issuance of 5,000,000 shares of Halis Common Stock to HealthWatch on April 29, 2000 in accordance with the terms of the financing option contained in the Letter of Intent dated March 8, 2000): (i) 62,317,222 shares of Halis Common Stock were issued and outstanding (15,763,655 shares of Halis are owned by HealthWatch and the remaining shares are owned by others); (ii) no shares of Halis Common Stock were held by Halis in its treasury; (iii) no shares of Halis Preferred Stock were issued and outstanding; (iv) 12,780,290 shares of Halis Common Stock were reserved for issuance pursuant to all stock options and 2,394,918 shares were reserved for issuance pursuant to warrant conversion rights, as described in Section 3.2(c) of the Halis Disclosure Schedule. All stock option, restricted stock or other stock based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of Halis or its subsidiaries participate as of the date hereof (including, without limitation, the plans set forth on Exhibit B attached hereto), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the Halis Filed SEC Documents or delivered to HealthWatch (such plans, collectively, the "Halis Stock Plans");
Section 3.2(c) of the Halis Disclosure Schedule sets forth a complete and correct list, as of March 31, 2000, of the number of shares of Halis Common Stock subject to employee stock options or other rights to purchase or receive Halis Common Stock granted under the Halis Stock Plans (collectively, "Halis Employee Stock Options"). All outstanding shares of capital stock of Halis are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c), and except for changes since March 31, 2000 resulting from the issuance of shares of Halis Common Stock pursuant to the Halis Employee Stock Options or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Halis, (B) any securities of Halis or any Halis subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Halis, (C) any warrants, calls, options or other rights to acquire from Halis or any Halis subsidiary, and any obligation of Halis or any Halis subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Halis, and (y) there are no outstanding obligations of Halis or any Halis subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding
(A) securities of Halis or any Halis subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Halis subsidiary, (B) warrants, calls, options or other rights to acquire from Halis or any Halis subsidiary, or obligations of Halis or any Halis subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Halis subsidiary or (C) obligations of Halis or any Halis subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Halis subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Halis nor any Halis subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Halis Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the Halis subsidiaries, Halis does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to Halis and its subsidiaries as a whole.

     (d) AUTHORITY; NONCONTRAVENTION. Halis has all requisite corporate power and authority to enter into this Agreement, to and, subject to the Halis Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Halis and the consummation by Halis of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Halis, subject, in the case of the Merger, to the Halis Stockholder Approval. This Agreement has been duly executed and delivered by Halis and, assuming the due authorization, execution and delivery thereof by HealthWatch, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of Halis, enforceable against Halis in accordance with their terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Halis or any of its subsidiaries or any restriction on the conduct of Halis's business or operations under, (i) the Halis Certificate or the by-laws of Halis or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Halis or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Halis or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not
(x) have a material adverse effect on Halis or (y) reasonably be expected to impair the ability of Halis to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Halis or any of its subsidiaries in connection with the execution and delivery of this Agreement or by Halis or the consummation by Halis of the transactions contemplated hereby or thereby, except for (1) the filing with the SEC of (A) the Joint Proxy Statement relating to the Halis Stockholders' Meeting, and (B) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which Halis is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Halis or (y) reasonably be expected to impair the ability of Halis to perform its obligations under this Agreement.

     (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Halis has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1997 (the "Halis SEC Documents"); however, Halis did not hold a Shareholders Meeting for fiscal years ending December 31, 1998 and December 31, 1999 and Halis is delinquent in filing its Form 10-KSB for fiscal year ending December 31, 1999. As of their respective dates, the Halis SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Halis SEC Documents, and none of the Halis SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Halis included in the Halis SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Halis and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, or the transactions contemplated hereby or thereby, neither Halis nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Halis.

     (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Halis specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement included in the Form S-4 will, at the date it is first mailed to Halis' stockholders or at the time of the Halis Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Halis with respect to statements made or incorporated by reference therein based on information supplied by HealthWatch specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

     (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or thereby, Halis and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any Halis SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in Halis, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Halis' capital stock, (iii) any split, combination or reclassification of any of Halis' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Halis' capital stock, except for issuances of Halis Common Stock upon exercise or conversion of Halis Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) (A) any granting by Halis or any of its subsidiaries to any current or former director, officer or other key employee of Halis or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay or target bonuses in the ordinary course of business or as was required under any employment agreements in effect as of December 31, 1999, (B) any granting by Halis or any of its subsidiaries to any such current or former director, officer or key employee of any increase in severance or termination pay, or (C) any entry by Halis or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer, or any material amendment of any of the foregoing with any key employee, (v) except insofar as may have been disclosed in Halis SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "Halis Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by Halis materially affecting its assets, liabilities or business,
(vi) except insofar as may have been disclosed in the Halis Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on Halis or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by Halis or any of the Halis subsidiaries during the period from December 31, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 4.1(b).

     (h)  COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.

               (i) Halis, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Halis and its subsidiaries (the "Halis Permits") except where the failure to have any such Halis Permits individually or in the aggregate would not have a material adverse effect on Halis. Except as specifically disclosed in the Halis SEC Documents filed with the Commission prior to the date hereof, Halis and its subsidiaries are in compliance with the terms of the Halis Permits and all Applicable Laws relating to Halis or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not have a material adverse effect on Halis. As of the date of this Agreement, except as disclosed in the Halis Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Halis or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Halis, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on Halis or (B) reasonably be expected to impair the ability of Halis to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

               (ii) Neither Halis nor any Halis subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on Halis.

     (i) ABSENCE OF CHANGES IN BENEFIT PLANS. Halis has delivered to HealthWatch or provided to HealthWatch for review true and complete copies of any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former officers, directors or employees of Halis or any of its wholly owned subsidiaries (collectively, the "Halis Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Halis pension plans, or any material change in the manner in which contributions to any Halis pension plans are made or the basis on which such contributions are determined. Since December 31, 1999, neither Halis nor any Halis subsidiary has amended any Halis Employee Stock Options or any Halis Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

     (j)  BENEFIT PLANS.

               (i) With respect to the Halis Benefit Plans, to the knowledge of Halis, no event has occurred and there exists no condition or set of circumstances, in connection with which Halis or any of its subsidiaries would be subject to any liability that individually or in the aggregate could have a material adverse effect on Halis under ERISA, the Code or any other applicable law.

               (ii) Each Halis Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Halis Benefit Plan that individually or in the aggregate would not have a material adverse effect on Halis. To the knowledge of Halis, the Halis Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on Halis. Each Halis Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Halis Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Halis, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Halis Benefit Plan or the exempt status of any such trust.

               (iii) No Halis Benefit Plan is subject to Title IV of ERISA or is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

               (iv) No Halis Benefit Plan provides medical benefits (whether or not insured),with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

               (v) No employee of Halis will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Halis Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

               (vi) No material oral or written representation or commitment with respect to any aspect of any Halis Benefit Plan has been or will be made to employees of Halis or any Halis subsidiaries by an authorized Halis employee prior to the Closing Date that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Halis Benefit Plans in effect immediately prior to the Closing Date.

               (vii) Except as would not have a material adverse effect, there are no material unresolved claims or disputes under the terms of, or in connection with, any Halis Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

               (viii) To the knowledge of Halis, no non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any Halis Benefit Plan has occurred that could subject Halis to any material tax penalty or other cost or liability (by indemnification or otherwise).

     (k)  TAXES.

               (i) Each of Halis and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have that remain in effect individually or in the aggregate would not have a material adverse effect on Halis (except Halis has not yet filed its 1998 and 1999 Federal Income Tax Return). Halis and each of its subsidiaries has paid (or Halis has paid or caused to be paid on its behalf) all taxes shown as due on such returns, if any, and the most recent financial statements contained in the Halis Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Halis and its subsidiaries, if any, for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) No deficiencies for any taxes have, to the knowledge of Halis, been proposed, asserted or assessed against Halis or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Halis. Except as provided in Section 3.2(k) of the Halis Disclosure Schedule, all of the federal income tax returns of the affiliated group of which Halis is the common parent have closed by virtue of the applicable statute of limitations.

               (iii) Neither Halis nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (iv) Neither Halis nor any Halis subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code. Neither Halis nor any Halis subsidiary is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

     (l) VOTING REQUIREMENTS. The affirmative vote at the Halis Stockholders' Meeting (the "Halis Stockholder Approval") of the holders of a majority of all outstanding shares of Halis Common Stock entitled to vote at a duly convened and held meeting of Halis stockholders is the only vote of the holders of any class or series of Halis' capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. Prior to the Halis Stockholders' Meeting, Halis Stockholders shall be provided the requisite notice that they are entitled to assert dissenters' rights under Georgia Business Corporate Code Section 14-2-1302 and a copy of Article 13 of the Georgia Business Corporation Code dealing with dissenters' rights shall accompany the notice.

     (m) STATE TAKEOVER STATUTES. The Board of Directors of Halis has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby the provisions of Code Section 14-2-1110 et seq. and 14-2-1131 et seq. of Georgia law to the extent, if any, such sections are applicable to the Merger, this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

     (n) BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Halis.

     (o) INTELLECTUAL PROPERTY.

               (i) Halis or its subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet names, designs, slogans, and general intangibles of like nature, together with all applications, registrations and goodwill related to the foregoing (collectively, "Trademarks"); Software (as defined below); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in or necessary for the conduct of Halis' and each of its subsidiary's business as currently conducted, except where the failure to possess such right would not have a material adverse effect (all such intellectual property being referred to herein as the "Intellectual Property"). For purposes of this Section 3.2(o), "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Halis or any of its subsidiaries and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

               (ii) The Intellectual Property owned by Halis or any subsidiary is free and clear of all Liens.

               (iii) The Intellectual Property owned by Halis or any of its subsidiaries and, to Halis' knowledge, any Intellectual Property used by Halis, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned. There is no pending or, to Halis' knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of the Intellectual Property owned by Halis or any of its subsidiaries, or, to Halis' knowledge, against any Intellectual Property licensed to Halis or any of its subsidiaries.

               (iv) To the actual knowledge of Halis or any of its subsidiaries, the conduct of the business of Halis and its subsidiaries as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending or, to the knowledge of Halis, threatened, and neither Halis nor any of its subsidiaries has received any notice of a third-party claim or suit,
(a) alleging that its activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property, which in any case would have a material adverse effect.

               (v) There are no settlements, forebearances to sue, consents, judgments, orders or similar obligations which in any material respect (a) restrict the right of Halis or its subsidiaries to use any Intellectual Property, (b) restrict the business of Halis or its subsidiaries in order to accommodate a third party's intellectual property rights or (c) except for licenses with customers for Halis' Software, there are no agreements that permit third parties to use any Intellectual Property owned or controlled by Halis or any of its subsidiaries.

               (vi) Halis and each of its subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including (i) requiring its employees and independent contractors having access thereto to execute written nondisclosure agreements and (ii) requiring all licensees to maintain the confidentiality of its Trade Secrets. To the actual knowledge of Halis or its subsidiaries, no Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects Halis and the applicable subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of Halis, no party to any nondisclosure agreement or nondisclosure obligation relating to its Trade Secrets is in breach or default thereof.

               (vii) To the knowledge of Halis, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Halis or any of its subsidiaries other than immaterial disputes concerning use by a third party of Trademarks of Halis or a subsidiary.

               (viii) The consummation of the transaction contemplated hereby shall not result in the loss or impairment of Halis' or of any subsidiary's right to own or use any of the Intellectual Property, and will not require the consent of any governmental authority, except where such loss or impairment or the failure to obtain consent would not result in a material adverse effect.

               (ix) Neither Halis nor any of its subsidiaries has entered into any software license agreement in which it (a) failed to limit its liability to the amount of licensing fees paid pursuant to the agreement; or (b) warranted as to the performance or functionality of the Software other than stating that the Software would perform in accordance with its documentation and/or specifications; except in any case in which the contrary would not have a material adverse effect.

     (p) CERTAIN CONTRACTS. Except as set forth in the Halis Filed SEC Documents or listed in Section 3.2(p) of the Halis Disclosure Schedule, neither Halis nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Halis and its subsidiaries (including, for purposes of this Section 3.2(p), HealthWatch and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "Halis Material Contracts"). Halis has delivered to HealthWatch or made available to HealthWatch for review, prior to the execution of this Agreement, complete and correct copies of all Halis Material Contracts not filed as exhibits to the Halis Filed SEC Documents. Each Halis Material Contract is valid and binding on Halis (or, to the extent a Halis subsidiary is a party, such subsidiary) and is in full force and effect, and Halis and each Halis subsidiary have in all material respects performed all obligations required to be performed by them to date under each Halis Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Halis. Neither Halis nor any Halis subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of Halis, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Halis Material Contract.

     (q) ENVIRONMENTAL LIABILITY. Except as set forth in the Halis Filed SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against Halis or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on Halis or any of its subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, CERCLA, which liability or obligation could reasonably be expected to have a material adverse effect on Halis. To the knowledge of Halis, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on Halis.

     (r) INSURANCE. Halis and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Halis and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not, individually or in the aggregate, have a material adverse effect on Halis. All premiums due and payable under all such policies and bonds have been paid and Halis and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Halis has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     (s) TRANSACTIONS WITH AFFILIATES. Except as disclosed in the Halis SEC Documents filed prior to the date of this Agreement or as disclosed in the Halis Disclosure Schedule, since December 31, 1999, there have been no transactions, agreements, arrangements or understandings between Halis and its affiliates that would be required to be disclosed under the Item 404 of Regulation S-K under the Securities Act.

     (t) FULL DISCLOSURE. None of the representations or warranties made by Halis herein or in any schedule hereto, including the Halis Disclosure Schedule, or any certificate furnished by Halis pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 CONDUCT OF BUSINESS.

     (a) CONDUCT OF BUSINESS BY HEALTHWATCH. Except as set forth in Section 4.1(a) of the HealthWatch Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Halis in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, HealthWatch shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time.

     (b) CONDUCT OF BUSINESS BY HALIS. Except as set forth in Section 4.1(b) of the Halis Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by HealthWatch in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Halis shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time.

     (c) OTHER ACTIONS. Except as required by law, HealthWatch and Halis shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     (d) ADVISE OF CHANGES. HealthWatch and Halis shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect their presentations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION  4.2 NO SOLICITATION BY HALIS.

     (a) Halis shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction (as hereinafter defined) or
(ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of Halis Common Stock, the Board of Directors of Halis determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of Halis breach its fiduciary duties to Halis' stockholders under applicable law, Halis may, in response to any such proposal that was not solicited by it or which did not otherwise result from a breach of this Section 4.2(a), and subject to compliance with Section 4.2(c), (x) furnish information with respect to Halis and its subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the Confidentiality Agreement and (y) participate in negotiations regarding such proposal.

     (b)  For purposes of this Agreement "Alternative Transaction" means any of
(i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Halis and its subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the

Exchange Act) of more than 20% of the outstanding shares of Halis whether from Halis or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of Halis or any of its significant subsidiaries or by a merger or other business combination (including any so called "merger of equals" and whether or not Halis or any of its significant subsidiaries is the entity surviving any such merger or business combination) or
(iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Halis and any entity surviving any merger or combination including any of them) of Halis or any of its subsidiaries for consideration equal to 20% or more of the fair market value of all of the outstanding shares of Halis Common Stock or all of the outstanding shares of HealthWatch Common Stock, as the case may be, on the date prior to the date hereof.

     (c) Neither the Board of Directors of Halis nor any committee thereof shall (i) except as expressly permitted by this Section 4.2, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to HealthWatch, the approval or recommendation by such Board of Directors or such committee of the Merger, or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Halis to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Halis Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of Halis Common Stock the Board of Directors of Halis determines in good faith, after it has received a Halis Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Halis would breach its fiduciary duties to Halis' stockholders under applicable law, the Board of Directors of Halis may (subject to this and the following sentences) inform Halis stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "Halis Subsequent Determination"), but only at a time that is after the fifth business day following HealthWatch's receipt of written notice advising HealthWatch that the Board of Directors of Halis has received a Halis Superior Proposal, specifying the material terms and conditions of such Halis Superior Proposal, identifying the person making such Halis Superior Proposal and stating that it intends to make a Halis Subsequent Determination. After providing such notice, Halis shall provide a reasonable opportunity to HealthWatch to make such adjustments in the terms and conditions of this Agreement and/or of the Halis Option Agreement as would enable Halis to proceed with its recommendation to stockholders without making a Halis Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "Halis Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction on terms which the Board of Directors of Halis determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Halis' stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Halis, after obtaining advice from a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement and/or the Halis Option Agreement that may be proposed by HealthWatch in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, Halis shall submit this Agreement to its stockholders whether or not the Board of Directors of Halis make a Halis Subsequent Determination.

     (d) In addition to the obligations of Halis set forth in paragraphs (a) and (b) of this Section 4.2, Halis shall promptly advise HealthWatch orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Halis will keep HealthWatch reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

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

     (e) Nothing contained in this Section 4.2 shall prohibit Halis from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Halis, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Halis' stockholders under applicable law.

     SECTION 4.3 HEALTHWATCH PRIVATE PLACEMENT. Nothing contained in this Agreement shall prohibit HealthWatch from issuing additional securities pursuant to that certain Private Placement Memorandum dated March 8, 2000 relating to its Series D Preferred Stock and warrants and such sale of additional securities shall in no way be deemed a breach of the representation made by HealthWatch in
Section 3.1 hereof.

                                   ARTICLE V
                            ADDITIONAL AGREEMENTS


     SECTION 5.1 PREPARATION OF THE FORM S-4 AND THE JOINT PROXY STATEMENT; STOCKHOLDERS' MEETINGS.

     (a) As soon as practicable following the date of this Agreement, HealthWatch shall prepare the Form S-4 and HealthWatch and Halis shall prepare the Joint Proxy Statement to be included in the Form S-4 and HealthWatch shall cause such Form S-4 so prepared to be filed with the SEC. Each of HealthWatch and Halis shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. HealthWatch will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to HealthWatch's stockholders, and Halis will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to Halis' stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. HealthWatch shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of HealthWatch Common Stock in the Merger and the conversion of Assumed Options, and Halis shall furnish all information concerning Halis and the holders of Halis Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by HealthWatch without Halis' prior consent (which shall not be unreasonably withheld) and without providing Halis the opportunity to review and comment thereon. HealthWatch will advise Halis promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the HealthWatch Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to HealthWatch or Halis, or any of their respective affiliates, officers or directors, should be discovered by HealthWatch or Halis which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of HealthWatch and Halis.

     (b) HealthWatch shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the "HealthWatch Stockholders'

Meeting") in accordance with Minnesota law for the purpose of obtaining the HealthWatch Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

     (c) Halis shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the "Halis Stockholders' Meeting") in accordance with the Georgia law for the purpose of obtaining the Halis Stockholder Approval and shall, subject to the provisions of Section 4.2(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

     (d) Halis and HealthWatch will use commercially reasonable efforts to hold the HealthWatch Stockholders' Meeting and the Halis Stockholders' Meeting on the same date and as soon as reasonably practicable after the date hereof, but not later than September 30, 2000.

     (e) Each of HealthWatch's and Halis' obligations under this Section 5.1 shall at all times remain subject to the provisions of Section 4.2(c), in the event that under the circumstances described therein, the Board of Directors of Halis shall have made a Halis Subsequent Determination, as the case may be.

     SECTION 5.2 LETTERS OF HEALTHWATCH'S ACCOUNTANTS. HealthWatch shall use commercially reasonable efforts to cause to be delivered to Halis two letters from HealthWatch's independent accountants, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, each addressed to Halis, in form and substance reasonably satisfactory to Halis and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.3 LETTERS OF HALIS' ACCOUNTANTS . Halis shall use commercially reasonable efforts to cause to be delivered to HealthWatch two letters from Halis' independent accountants, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, each addressed to HealthWatch, in form and substance reasonably satisfactory to HealthWatch and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement and subject to applicable law, each of HealthWatch and Halis shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of HealthWatch and Halis shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of HealthWatch and Halis will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.

     SECTION 5.5 COMMERCIALLY REASONABLE EFFORTS.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (except obtaining a revenue ruling that the Merger qualifies as a tax-free reorganization), (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Halis nor HealthWatch shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either Halis or HealthWatch in the conduct of its business as heretofore conducted.

     (b) In connection with and without limiting the foregoing, HealthWatch and Halis shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or any of the transactions contemplated hereby and thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.6 INDEMNIFICATION, EXCULPATION AND INSURANCE.

     (a) For a period of three (3) years from the Closing, HealthWatch agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of Halis and its subsidiaries as provided in their respective articles of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Halis. In addition, from and after the Effective Time, directors and officers of Halis who become directors or officers of HealthWatch will be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of HealthWatch.

     (b) In the event that HealthWatch or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of HealthWatch assume the obligations set forth in this Section 5.6.

     (c) The provisions of this Section 5.6 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.7  FEES AND EXPENSES.

     (a) Except as set forth in this Section 5.7 and in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Halis and HealthWatch shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees). In addition, all transfer taxes (if any) incurred in connection with the Merger arising on or after the Effective Time shall be borne by HealthWatch.

     SECTION 5.8  PUBLIC ANNOUNCEMENTS.

     Halis and HealthWatch will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.9 AFFILIATES. As soon as practicable after the date hereof, Halis shall deliver to HealthWatch a letter identifying all persons who may be deemed to be, at the time this Agreement is submitted for adoption by the stockholders of Halis, "affiliates" of Halis for purposes of Rule 145 under the Securities Act. Halis shall use commercially reasonable efforts to cause each person identified on such list to deliver to HealthWatch on or before the date immediately preceding the date of filing the Form S-4, written agreements substantially in the forms attached as Exhibit C hereto, and in the event any other person becomes an affiliate of Halis thereafter to cause such person to deliver such an agreement to HealthWatch as soon as practicable but in any event at Closing.

     SECTION 5.10 NASDAQ. HealthWatch shall use commercially reasonable efforts to cause the HealthWatch Common Stock issuable under Article II to be approved for listing on Nasdaq SmallCap Market, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Time.

     SECTION 5.11 TAX TREATMENT. Each of Halis and HealthWatch shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Section 6.1(g). The parties will characterize the Merger as such a reorganization for purposes of all tax returns and other filings.

     SECTION 5.12 EMPLOYEE BENEFITS. Each of Halis and HealthWatch agrees to provide immediately following the Effective Time employee benefits and compensation arrangements for all their respective employees, at a level no less favorable in the aggregate than those provided for such employees immediately prior to the Effective Time, subject to later amendment or other alteration as may be directed by the Board of Directors of HealthWatch subsequent to the Effective Time.

     SECTION 5.13 LOCK-UP. Substantial Halis Stockholders (defined as directors, officers and Halis Shareholders owning 5% or more of Halis Common Stock) and Affiliates will be required to agree not to sell, transfer or otherwise dispose of any HealthWatch Common Stock prior to March 31, 2001 (the "Lockup Period"); if HealthWatch undertakes a public offering within the Lockup Period, Halis Stockholders shall agree not to sell, transfer or otherwise dispose of the HealthWatch Common Stock for such period of time after completion of such public offering (not to exceed one year).

                                  ARTICLE VI
                             CONDITIONS PRECEDENT


     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) STOCKHOLDER APPROVALS. Each of the HealthWatch Stockholder Approval and the Halis Stockholder Approval shall have been obtained.

     (b) GOVERNMENTAL, REGULATORY AND OTHER APPROVALS. (i) All consents, approvals and actions of, filings with and notices to any Governmental Entity required of HealthWatch, Halis or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (together with the matters contemplated by Section 6.1(b), the "Requisite Regulatory Approvals") shall have been obtained and (ii) except as would not have a material adverse effect on any of HealthWatch, Halis or the Surviving Corporation, the consents and approvals set forth in Section 3.1(d) of the HealthWatch Disclosure Schedule and Section 3.2(d) of the Halis Disclosure Schedule shall have been obtained or shall no longer be required.

     (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect
(i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on HealthWatch or Halis, as applicable; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

     (d) FORM S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of HealthWatch and Halis to their respective stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

     (e) NASDAQ LISTINGS. The shares of HealthWatch Common Stock issuable to Halis' stockholders as contemplated by Article II shall have been approved for listing on Nasdaq SmallCap Market, subject to official notice of issuance.

     (f) TAX OPINIONS. Halis shall have received from Gomel & Davis, L.L.P., counsel to Halis, and HealthWatch shall have received from Gambrell & Stolz, L.L.P., counsel to HealthWatch, an opinion, dated as of the date that the Registration Statement is declared effective, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn or materially modified as of the Closing Date. In rendering such opinions, each of counsel for Halis and HealthWatch shall have been entitled to receive and rely upon representations of fact contained in certificates of officers of Halis and HealthWatch, which representations shall be in form and substance satisfactory to such counsel.

     (g) OPINION OF FINANCIAL ADVISORS. HealthWatch shall receive an opinion from a financial advisor, to be engaged at a later date, in HealthWatch's sole discretion, to the effect that, as of the date of such opinion, the Merger Consideration and Exchange Ratio for the conversion of Halis Common Stock into HealthWatch Common Stock is fair from a financial point of view to the stockholders of HealthWatch, a signed copy of which opinion shall be delivered to Halis. In the event HealthWatch is unable to obtain this opinion, the termination fee set forth in Section 7.2 shall not be paid by HealthWatch to Halis.

     (h) OPINION OF FINANCIAL ADVISORS. Halis shall receive the opinion of New York Capital Corporation, to the effect that, as of the date of such opinion, the Exchange Ratio for the conversion of HealthWatch Common Stock into Halis Common Stock is fair from a financial point of view to the stockholders of Halis, a signed copy of which opinion shall be delivered to HealthWatch. In the event Halis is unable to obtain this opinion, the termination fee set forth in
Section 7.2 shall not be paid by Halis to HealthWatch.

     (i) LOCKUP AGREEMENTS. Halis obtains from all Substantial Halis Stockholders and Affiliates a fully executed Lock-up Agreement as provided for in Section 5.13.

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF HALIS. The obligation of Halis to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HealthWatch set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on HealthWatch.

     (b) PERFORMANCE OF OBLIGATIONS OF HEALTHWATCH. HealthWatch shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to HealthWatch.

     SECTION 6.3 CONDITIONS TO OBLIGATIONS OF HEALTHWATCH. The obligation of HealthWatch to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Halis set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Halis.

     (b) PERFORMANCE OF OBLIGATIONS OF HALIS. Halis shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Halis.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER


     SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(e) or 7.1(f)) whether before or after the HealthWatch Stockholder Approval or the Halis Stockholder
Approval:

     (a) by mutual written consent of Halis and HealthWatch, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

     (b) by either the Board of Directors of Halis or the Board of Directors of
HealthWatch: (i) if the Merger shall not have been consummated by September 30, 2000, unless such termination right has been expressly restricted in writing by the Board of Directors of Halis or HealthWatch, as the case may be; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; (ii) if the HealthWatch Stockholder Approval shall not have been obtained at a HealthWatch Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iii) if the Halis Stockholder Approval shall not have been obtained at a Halis Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be; or (v) if the financial advisor opinion required by Section 6.1(g) or (h) is not received because the advisor indicates that it does not deem the transaction fair as stated in such Sections.

     (c) by the Board of Directors of Halis (provided that Halis is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if HealthWatch shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by HealthWatch or is not cured within 30 days of written notice thereof;

     (d) by the Board of Directors of HealthWatch (provided that HealthWatch is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if Halis shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section 6.3(a) or
(b), and (B) is incapable of being cured by Halis or is not cured within 30 days of written notice thereof;

     (e) by the Board of Directors of Halis, at any time prior to the HealthWatch Stockholders' Meeting, if the HealthWatch Board of Directors shall have (A) failed to include in the Joint Proxy Statement to the HealthWatch

Stockholders, its recommendation without modification or qualification that such stockholders approve this Agreement and the transactions contemplated hereby, or
(B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of Halis;

     (f) by the Board of Directors of HealthWatch, at any time prior to the Halis Stockholders' Meeting, if the Halis Board of Directors shall have (A) failed to include in the Joint Proxy Statement to the Halis Stockholders, its recommendation without modification or qualification that such stockholders approve this Agreement and the transaction contemplated hereby, (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of HealthWatch; or

     (g) by Halis if the Board of Directors of HealthWatch shall have failed to take any of the actions contemplated by Section 5.1 as a result of the exercise of its rights under Section 5.1(e); or

     (h) by HealthWatch if the Board of Directors of Halis shall have failed to take any of the actions contemplated by Section 5.1 as a result of the exercise of its rights under Section 5.1(e).

     SECTION 7.2 EFFECT OF TERMINATION.

     (a) In the event of termination of this Agreement as provided in Section
7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in this Section 7.2 and in Sections 5.4, 5.7, 3.1(n) and 3.2(n) hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     (b) If this Agreement is terminated (i) by Halis pursuant to Section 7.1(e) hereof, (ii) by Halis or HealthWatch pursuant to Section 7.1(b)(ii) hereof because of the failure to obtain the required approval from the HealthWatch stockholders and at the time of such termination or prior to the meeting of HealthWatch's or (iii) by Halis as a result of HealthWatch's material breach of
Section 5.1 hereof which is not cured within 30 days after notice thereof to HealthWatch, HealthWatch shall pay to Halis a termination fee of Five Hundred Thousand Dollars ($500,000.00) (the "HealthWatch Termination Fee").

     (c) If this Agreement is terminated (i) by HealthWatch pursuant to Sections 7.1(f) hereof, (ii) by Halis or HealthWatch pursuant to Section 7.1(b)(iii) hereof because of the failure to obtain the required approval from the Halis stockholders and at the time of such termination or prior to the meeting of Halis' stockholders there shall have been an offer or proposal for, an announcement of any intention with respect to (including, without limitation, the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), any agreement with respect to, a transaction that would constitute an Alternative Transaction (as defined in Section 4.2(b) hereof, except that for purposes of clause (i) of such definition, the applicable percentage shall be fifty percent (50%) involving Halis or any of the Halis Subsidiaries (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting), (iii) by HealthWatch as a result of Halis' material breach of Section 4.2 or 5.1 hereof which, in the case of Section 5.1 only, is not cured within 30 days after notice thereof to Halis or (iv) by HealthWatch pursuant to Section 7.1(h) hereof, Halis shall pay to HealthWatch a termination fee of Five Hundred Thousand Dollars ($500,000.00) (the "Halis Termination Fee").

     (d) Each Termination Fee payable under Sections 7.2(b) and (c) above shall be payable in cash, payable no later than one business day following the delivery of notice of termination to the other party.

     (e) Halis and HealthWatch agree that the agreements contained in Sections 7.2(b) and (c) above are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due under such Sections 7.2(b) and
(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

     SECTION 7.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the HealthWatch Stockholder Approval or the Halis Stockholder Approval; provided, however, that after any such approval, there may not be, without further approval of such the stockholders of HealthWatch (in the case of the HealthWatch Stockholders Approval) and the stockholders of Halis (in the case of the Halis Stockholders Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of HealthWatch Common Stock hereunder, or which by law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

     SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                 ARTICLE VIII
                              GENERAL PROVISIONS


     SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Halis, to:     7 Piedmont Center
                              Suite 300
                              3525 Piedmont Road
                              Atlanta, Georgia 30305
     with a copy to:              Gomel & Davis, L.L.P.
                                  285 Peachtree Center Avenue, Suite 700
                                  Atlanta, Georgia 30303
                                  Facsimile No: 404-524-4755
                                  Attention: Jed S. Beardsley, Esq.

     (b) if to HealthWatch, to:   7 Piedmont Center
                                  Suite 300
                                  3525 Piedmont Road
                                  Atlanta, Georgia 30305

     with a copy to:              Gambrell & Stolz, L.L.P.
                                  Suntrust Plaza, Suite 4300
                                  303 Peachtree Street, N.E.
                                  Atlanta, GA 30308-3252
                                  Facsimile No.: 404-221-6501
                                  Attention: Michael M. Smith, Esq.

     SECTION 8.3 DEFINITIONS. For purposes of this Agreement:

     (a) except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

     (b) "material adverse change" or "material adverse effect" means, when used in connection with HealthWatch or Halis, any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect: (i) a change in the market price or trading volume of Halis or HealthWatch Common Stock, as the case maybe or (ii) conditions affecting the U.S. economy as a whole;

     (c) "Nasdaq" means the National Association of Securities Dealers Automated Quotation.

     (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

     (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

     (f) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments.

     SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.6, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Georgia or any Georgia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Georgia or a Georgia state court.

     SECTION 8.10 HEADINGS, ETC. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.12 DISCLOSURE SCHEDULES AND EXHIBITS. The HealthWatch Disclosure Schedules shall be delivered to Halis and the Halis Disclosure Schedules shall be delivered to HealthWatch on or before July 15, 2000; however, the capitalization schedule of each party is attached hereto.

     IN WITNESS WHEREOF, Halis, HealthWatch and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              HALIS, INC.

                              By: /s/ Joel Greenspan
                              Its: Member of the Board of Directors

                              Attest: /s/ Marilyn May
                              Its: Secretary

                                    [CORPORATE SEAL]


                              HEALTHWATCH, INC.

                              By: /s/ Robert Tucker
                              Its: Member of the Board of Directors

                              Attest: /s/ Marilyn May
                              Its: Secretary

                                    [CORPORATE SEAL]

                              HEALTHWATCH MERGER SUB, INC.

                              By: /s/ Paul W. Harrison
                              Its: President

                              Attest: /s/ Marilyn May
                              Its: Secretary

                                    [CORPORATE SEAL]

                                    ANNEX B
                Amendment to the Agreement and Plan of Merger,
                        dated as of September 29, 2000

                               AMENDMENT TO THE
                               ----------------
AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC., HEALTHWATCH MERGER SUB,
-------------------------------------------------------------------------------
                          INC. AND HEALTHWATCH, INC.
                          --------------------------

     This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC., HEALTHWATCH MERGER SUB, INC. AND HEALTHWATCH, INC. ("Amendment"), dated as of September 29, 2000 is made and entered into by and among (i) Halis, Inc. ("Halis"), a Georgia corporation, (ii) HealthWatch Merger Sub, Inc.("Merger Sub"), a Georgia Corporation and (iii) HealthWatch, Inc. ("HealthWatch"), a Minnesota corporation.

     WHEREAS, Halis, Merger Sub and HealthWatch have entered into that certain Agreement and Plan of Merger dated as of June 29, 2000 (the "Agreement") in which HealthWatch will acquire Halis upon the merger of Halis with and into Merger Sub, a wholly-owned subsidiary of HealthWatch, upon the terms and conditions included in the Agreement; and

     WHEREAS, the parties desire to extend the date provided in Section 7.1(b) and Section 5.1(d) of the Agreement to allow the additional time required to satisfy the conditions to closing the merger.

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1. Section 7.1(b) of the Agreement shall be deleted in its entirety and replaced with the following:

     "(b) by either the Board of Directors of Halis or the Board of Directors of
     HealthWatch: (i) if the Merger shall not have been consummated by January 31, 2001, unless such termination right has been expressly restricted in writing by the Board of Directors of Halis or HealthWatch, as the case may be; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; (ii) if the HealthWatch Stockholder Approval shall not have been obtained at a HealthWatch Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iii) if the Halis Stockholder Approval shall not have been obtained at a Halis Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be; or (v) if the financial advisor opinion required by Section 6.1(g) or (h) is not received because the advisor indicates that it does not deem the transaction fair as stated in such Sections."

     2. Section 5.1(d) of the Agreement shall be deleted in its entirety and replaced with the following:

     "(d) Halis and HealthWatch will use commercially reasonable efforts to hold the HealthWatch Stockholders' Meeting and the Halis Stockholders' Meeting on the same date and as soon as reasonably practicable after the date hereof, but not later than January 31, 2001."

     3. Except as modified by this Amendment, all terms and conditions of the Agreement are hereby reaffirmed.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date mentioned above.

                                        HALIS, INC.

                                        By: /s/ Joel Greenspan
                                        Its: Member of the Board of Directors

                                        Attest: /s/ Marilyn May
                                        Its: Secretary

                                             [CORPORATE SEAL]

                                        HEALTHWATCH, INC.

                                        By: /s/ Thomas C. Ridenour
                                        Its: Chief Financial Officer

                                        Attest: /s/ Marilyn May
                                        Its: Secretary

                                             [CORPORATE SEAL]

                                        HEALTHWATCH MERGER SUB, INC.

                                        By: /s/ Paul W. Harrison
                                        Its: President

                                        Attest: /s/ Marilyn May
                                        Its: Secretary

                                             [CORPORATE SEAL]

                                    ANNEX C
                  Form of HealthWatch Stock Option Agreement

                               HEALTHWATCH, INC.
                            STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT ("Option Agreement") made and entered into this __th day of _______, _____ by and between HealthWatch, Inc. (the "Company") and
__________ ("Optionee");

                                  WITNESSETH:
                                  -----------

The Board of Directors of the Company has adopted that certain 2000 Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit "A" and incorporated herein by reference. Pursuant to the terms of the Plan and in consideration of the efforts of Optionee on behalf of the Company, the Board of Directors has selected Optionee to participate in the Plan and desires to grant to Optionee certain incentive stock options to purchase shares of the Company's authorized $.05 par value common stock ("Stock"), subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                      1. INCORPORATION OF PLAN PROVISIONS

This Option Agreement is subject to and is to be construed in all respects in a manner, which is consistent with the terms of the Plan, the provisions of which are hereby incorporated by reference into this Option Agreement. Unless specifically provided otherwise, all terms used in this Option Agreement shall have the same meaning as in the Plan.

                              2. GRANT OF OPTION

Subject to the further terms and conditions of this Option Agreement, Optionee is hereby granted a stock option to purchase ________ shares of Stock, effective as of the date first written above.

This stock option is intended to be an Incentive Stock Option as provided in (S) 422 of the Internal Revenue Code.

                         3. FAIR MARKET VALUE OF STOCK

The Board of Directors has determined, in good faith and in its best judgment, that the fair market value per share of Stock as of the date this stock option is granted is $____.

                                4. OPTION PRICE

The Board of Directors has determined that the price for each share of Stock purchased under this Option Agreement shall be $______.

                           5. EXPIRATION OF OPTIONS

The option to acquire Stock pursuant to this Option Agreement shall expire (to the extent not previously fully exercised) upon the first to occur of the following:

(a) ____________, _____ (the tenth anniversary of the date of grant of the option);

(b) The date which is three (3) months following the date which Optionee ceases his employment with the Company or any subsidiary of the Company, otherwise than as a result of Optionee's death or total disability;

(c) The date which is the first anniversary of the date upon which Optionee ceases to be employed by the Company, or any subsidiary of the Company, by reason of Optionee's death or total disability; or

(d) The date upon which Optionee ceases her employment with the Company or any subsidiary of the Company, for any reason, including death or total disability, with respect to any portion of this option that is not then exercisable on the date Optionee ceases her employment with the Company.

                             6. EXERCISE OF OPTION

Unless options hereunder shall earlier lapse or expire pursuant to Article 5 hereof, this option shall be exercisable with respect to the full number of shares subject to this Option Agreement as follows:

     (i)   as of __________ - ________ shares;
     (ii)  as of __________ - ________ shares;
     (iii) as of __________ - ________ shares; and
     (iv)  as of __________ - _________ shares.

To the extent such options become exercisable in accordance with the foregoing, Optionee may exercise this stock option, in whole or in part, from time to time. The option exercise price may be paid by Optionee either (i) in cash, (ii) by surrender of shares of Stock owned by Optionee for more than six months on the date of surrender and which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option shall be exercised, or (iii) shares of Stock issued or issuable in connection with the exercise of this option.

Notwithstanding the foregoing Optionee shall be permitted to pay the exercise price of this option in shares of Stock pursuant to clauses (ii) and (iii) above only if an organized trading market in the Stock exists on the date of exercise of this option. In addition, any payment of the option exercise price pursuant to the aforementioned clause (iii) shall be made only with the prior consent of the Board of Directors of the Company.

For the purposes of this Article 6, an "organized trading market" shall be deemed to exist on the date of exercise of the option if. (a) the Stock is listed on a national securities exchange, or (b) the Stock has been quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the 15 trading days preceding the date of exercise of the option, or (c) bid and asked quotations for the Stock have been published by the National Quotation Bureau or other recognized inter-dealer quotation publication (other than NASDAQ) during 20 of the 30 trading days preceding the date of exercise of the option. In the event that an organized trading market for the Stock exists on the date of exercise of the option, Optionee shall be given credit against the option exercise price hereunder for such shares surrendered equal to (i) if the Stock is listed on a national securities exchange or is quoted on the NASDAQ National Market System, the last actual sales transaction price reported on the day preceding exercise of the option, or, if there were no actual sales transactions reported for such date, on the date next preceding such date on which actual sales transactions were reported, or (ii) if the Stock is quoted on NASDAQ (other than the NASDAQ National Market System) or by the National Quotation Bureau or other recognized inter-dealer quotation publication, the average of the high and low price quotations on the day preceding exercise of the option, or, if there were no price quotations for such date, on the date next preceding such date on which there were high and low price quotations for the Stock.

                             7. MANNER OF EXERCISE

This stock option may be exercised by written notice to the Secretary of the Company specifying the number of shares to be purchased and signed by Optionee or such other person who may be entitled to acquire Stock under this Option Agreement. If any such notice is signed by a person other than Optionee, such person shall also provide such other information and documentation as the Secretary of the Company may reasonably require to assume that such person is entitled to acquire Stock under the terms of the Plan and this Option Agreement. After receipt of the notice and any other assurances requested by the Company under this Article 7, and upon receipt of the full option price, the Company shall issue to the person giving notice of exercise under this Option Agreement the number of shares specified in such notice.

                      8. RESTRICTIONS ON TRANSFERABILITY

The stock option granted hereunder shall not be transferable by Optionee otherwise than by will or by the laws of descent and distribution, and such stock option shall be exercisable during Optionee's lifetime only by Optionee.

             9.FURTHER RESTRICTIONS ON EXERCISE AND SALE OF STOCK

Optionee acknowledges and understands that the Stock subject to this Option Agreement is not registered under the Federal Securities Act of 1933, as amended ("Federal Act") or under the Georgia Securities Act of 1973, as amended (the "State Act"). Each option shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The costs of any such listing, registration, qualification, consent or approval shall be paid by the Company. Alternatively, the Company shall not pen-nit any exercise of this stock option unless it receives such representations, factual assurances, and legal opinions as it may deem necessary to determine and document the availability of an exemption from registration under both the Federal Act and the State Act with respect to any particular issuance of shares under this Option Agreement. Further, the Board of Directors shall require that Stock issued in respect of any exercise of this stock option shall bear such restrictions on further transfer as shall be necessary to insure the availability of any exemption so claimed.

                              10. REORGANIZATION

In the event that dividends are payable in Common Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Common Stock of the Company, the number of Shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares deliverable upon the exercise thereafter of any Option theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization, recapitalization or liquidation of the Company, the Board of Directors of the Company, or the Board of Directors of any corporation assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of any outstanding Options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the shares of Common Stock of the Company, provided only that the excess of the aggregate fair market value of the shares subject to option immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to option immediately before such substitution over the purchase price thereof, or (ii) upon written notice to the Optionee provide that the Option (including the shares not then exercisable) must be exercised within sixty (60) days of the date of such notice or it will be terminated.

     IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by a member of the Board of Directors or a duly authorized officer of the Company, and Optionee has executed this Option Agreement as of the date first written above.

                                        HEALTHWATCH, INC.
                                        By:____________________________________
                                        Its: __________________________________



                                        OPTIONEE
                                        _______________________________________

                                    ANNEX D
                     Fairness Opinion of New York Capital

                 [LETTERHEAD OF NEW YORK CAPITAL CORPORATION]

                                 CONFIDENTIAL

August 14, 2000

Board of Directors
Halis, Inc.
3525 Piedmont Road
Building 7, Suite 300
Atlanta, GA 30305

Attention: Mr. Paul W. Harrison, Chairman

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the public stockholders of Halis, Inc. ("HLIS") of a proposed merger of HLIS with Healthwatch, Inc. ("HEAL"). It is contemplated that, in essence, the merger will involve the issuance of one share of common stock of HEAL for each 20 shares of HLIS, i.e., .05 shares of HEAL for each share of HLIS. HEAL currently owns approximately 25% of the common stock of HLIS and has an option at $.20 per share to purchase an additional 5 million shares of HLIS prior to the closing of the merger and an additional 25 million shares for three months thereafter. Paul W. Harrison is Chairman of the Board of Directors, President and Chief Executive Officer of HEAL and Chairman of the Board of Directors and Chief Executive Officer of HLIS.

     In formulating our opinion, we have reviewed: 1) drafts of proxy material of HEAL and HLIS covering the proposed merger; 2) drafts of the Agreement and Plan of Merger by and among HLIS, Healthwatch Merger Sub, Inc. and HEAL; 3) a business plan of HEAL, which set forth, among other things, its projected results of operations and financial condition through the year ended June 30, 2003 (and reflected a number of assumed acquisitions including that of HLIS); 4) A confidential Private Placement Memorandum of HEAL relating to over $10 million of financing in late 1999 and early 2000; 5) Forms 10-KSB of HEAL for its fiscal years June 30, 1997, 1998, and 1999; 6) Form 10-QSB of HEAL for the quarter ended March 31, 2000; 7) recent Forms 8-K (the latest being that filed as of March 24, 2000) of HEAL; 8) Forms 1 O-KSB of HLIS for the years 1997, 1998, and 1999; 9) Form 10-QSB of HLIS for the quarter ended March 31, 2000; 10) recent (for approximately the latest twelve months) prices and trading volumes of HEAL and HLIS common stock; 11) to the extent we considered appropriate, Annual Reports and Forms I O-K and 1 O-Q (through the latest available quarter) of approximately fifteen publicly traded companies regarded by us (and by HEAL and HLIS) as comparable in nature of business to HEAL and HLIS; 12) to the extent we considered appropriate, recent merger and acquisition and similar transactions in the business in which HEAL and HLIS are engaged; and 13) such other matters as we deemed appropriate and relevant. In addition, we discussed with the Chief Executive of HEAL and HLIS the purposes of the merger and its probable effects on the business and results of operation of the two companies.

     In arriving at our opinion, we relied on the accuracy and completeness of the information provided to us by HEAL and HLIS and their personnel as well as the publicly available information, in each case without independent verification. We have not made or obtained any evaluations or appraisals of the properties and facilities of HEAL or HLIS.

     In view of. 1) the general absence of earnings in the industry of HEAL and HLIS (including HEAL and HLIS); 2) the relatively very small size of HEAL and HLIS in revenues and market value in that industry (i.e., the healthcare-medical-hospital-pharmaceuticaI management software sectors of SIC codes 3845 and 7372); and 3) the absence of meaningful publicly available information concerning small acquisitions and mergers in that industry, it was impracticable to apply conventional measures of value such as price/earnings ratios, market value to revenues ratios, market value to book value ratios (HLIS had a negative equity at March 31, 2000) or unlevered multiple comparisons. Accordingly, we utilized other approaches to assess the fairness to HLIS public stockholders of the terms of the proposed merger with HEAL.

     First, we compared the market prices of HEAL to the market prices of HLIS over the past year and found that the average ratio of HLIS price to HEAL was about .04, within a very narrow range. Thus, the proposed ratio of .05 shares of HEAL per share of HLIS, would constitute approximately a 20% premium over the market value of HLIS. Similarly, we compared .05 times the market prices of HEAL to the market prices of HLIS (essentially the same mathematical process) and found the same approximately 20% premium over market value in the acquisition terms. In the more recent past, since early April 2000, the ratios indicate a premium over HLIS market value of 36%.

     More important, we relied on the aforementioned business plan of HEAL (see 3 in the second paragraph of this letter) for another approach, which buttressed our conclusion as to the fairness of the terms of the proposed merger. The business plan projected revenues, earnings and financial condition for the fiscal year ending June 2003 and projected substantial issuances of stocks for acquisitions (including HLIS) and financing to achieve the projected 2003 results. Projected net income for fiscal 2003 was $19.3 million and projected EBITDA (earnings before interest, taxes and depreciation and amortization) was $30.2 million. The number of shares of HEAL that we estimated to be outstanding at that time was 13.9 million (versus 2.6 million after dilution currently).

     Considering HLIS and HEAL, analogous to a venture capital investment, we took the present values of these amounts (over the three years from 2003 to 2000) at discount rates of 30%, 35%, 40% and 60%, which are the typical target rates of return of venture capital investors (although historical average rates of return, reflecting a large percentage of failed investments, is about 17%, as reported in Venture Economics). We then, expecting more normal price/earnings ratios to prevail in 2003, applied a multiple of 15 to the discounted earnings and then took .05 of the resultant per share value figure.

     Similarly, we took the present values at the aforesaid discount rates of projected EBITDA, multiplied the results by 7 (a fairly normal multiple of EBITDA in using unlevered multiple measures of value), subtracted and estimated $500,000 of interest-bearing debt to be outstanding, and added $7,200,000 of excess cash. The results were calculated on a per share basis and multiplied by.05 to obtain a calculated value per equivalent share of HLIS.

     Even at the 60% discount rate, the per HLIS share equivalents were $.22 to $.25, which constitute more than 100% premiums over the average recent prices of HLIS (since early April, 2000).

     The following table sets for the the results of the preceding calculations:


     Discount Rate       P/E Multiple        Unlevered Multiple
                         Approach-           Approach
                         Per Share Value     Per Share Value
----------------------------------------------------------------

     30%                       $0.48               $0.38
     35%                       $0.42               $0.34
     40%                       $0.37               $0.31
     50%                       $0.31               $0.26
     60%                       $0.25               $0.22


     In the absence of comparable transactions over the past year for which data were publicly available, we used, as a proxy, premiums paid generally in the acquisition market. They are equaled or substantially exceeded by those set forth in the second preceding paragraph.

     To illustrate the impracticability of applying conventional measures of value, as indicated in the fourth paragraph of this letter, we applied four measures to the 14 companies we considered comparable to HEAL and HLIS for which information was publicly available: a) market value of equity plus interest-bearing debt, as a multiple of earnings before interest, taxes and depreciations and amortization (EBITDA); b) market value of equity as a multiple of latest twelve months' revenue; c) market value of equity as a multiple of latest book value of stockholder equity and d) market value of equity as a multiple of latest twelve months' net income. The results for the 14 comparable companies were as follows:

  a) Only 6 companies had meaningful multiples, which ranged from 8.6 to 38 and averaged about 18;

  b) 13 of the companies had meaningful multiples, which ranged from .45 to 20.5 and averaged about 6.25;

  c) the range of multiples was .43 to 10.8 and averaged about 3.1;

  d) only 3 companies had earnings to which to apply market value of equity and the range of multiples was 9.5 to 17.6 with an average of about 15.5.

     HLIS had marginal EBITDA for the twelve months measured, revenues that were a very minor fraction of those of the compared companies, a negative book value and substantial losses. HEAL had the same pattern of negative parameters.

     On the basis of the foregoing, it is our opinion that the terms of the proposed merger of HEAL and HLIS are fair from a financial standpoint to the public stockholders of HLIS.

Very truly yours,

/s/ Jay Cooke
Jay Cooke, President

                                    ANNEX E
     Certificate of Designation, Preferences and Rights of the Series C 8%
               Convertible Preferred Stock of HealthWatch, Inc.

                    CERTIFICATE OF DESIGNATION, PREFERENCES
                     AND RIGHTS OF SERIES C 8% CONVERTIBLE
                                PREFERRED STOCK
                                     -OF-
                               HEALTHWATCH, INC.

     HealthWatch, Inc., a corporation organized and existing under the laws of the State of Minnesota (the "Company"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors by Article III of the Articles of Incorporation, as amended, of the Company, authorizing a class of 1,000,000 shares of preferred stock of the Company, the Board of Directors of the Company, by unanimous written consent dated December 23, 1999, has duly adopted resolutions providing for the issuance out of such class of a series of up to 4,500 shares of Series C 8% Convertible Preferred Stock at an issuance price of $100.00 per share (the "Original Purchase Price") and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended, there be, and hereby is, created out of the class of 1,000,000 shares of preferred stock of the Company authorized in Article III of its Articles of Incorporation, as amended, a series of preferred stock of the Company with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

     1.   Designation and Number of Shares. 4,500 shares of preferred stock (the
          --------------------------------
"Shares") are hereby designated as Series C 8% Convertible Preferred Stock (the "Series C Preferred Stock").

     2.   Liquidation. Upon any liquidation, dissolution or winding up of the
          -----------
Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series C Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of Common Stock of the Company, par value $.05 per share (the "Common Stock") or any other security junior to the Series C Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to the Original Purchase Price per share (subject to adjustment if the Series C Preferred Stock has been adjusted pursuant to Paragraph 6 hereof) plus an amount equal to accrued and unpaid dividends on each share of Series C Preferred Stock on the date fixed for the distribution of assets of the Company (the "Liquidation Preference").

     3.   Dividends.   Commencing on the date of issuance (the "Issuance Date")
          ---------
until conversion, each issued and outstanding share of Series C Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate of $8.00 per annum per share of Series C Preferred Stock (the "Dividend Rate"), subject to adjustment as hereinafter set forth, payable upon liquidation or conversion. Dividends per share shall be payable, at the Company's option, either (i) in cash or (ii) in shares of Series C Preferred Stock, subject to an in increase in the number of authorized shares of Series C Preferred Stock by the Company's Board of Directors. In the event of a split or subdivision of the outstanding shares of Series C Preferred Stock, or the combination or the outstanding shares of Series C Preferred Stock, as the case may be, the dividends provided for in this Section 3 shall automatically and without any further action be decreased, in the case of a split or subdivision, or increased, in the case of a combination, in proportion to the increase or decrease in the number of shares of Series C Preferred Stock outstanding immediately before such split, subdivision or combination.

     4.   Conversion Rights  Each holder of record of shares of the Series C
          -----------------
Preferred Stock shall have the right to convert all or any part of such holder's share of Series C Preferred Stock into Common Stock as follows:

          (A) Optional Conversion.  Subject to and upon compliance with the
              -------------------
provisions of this Section 4, the holder of any shares of Series C Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as defined in Section (4)(c) below) in effect on the Conversion Date (as defined in Section 4(d) below) upon the terms hereinafter set forth.

          (B) Automatic Conversion.  Each outstanding share of Series C
              --------------------
Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon: (i) the closing of a public offering or private placement of the Company's securities raising gross proceeds in excess of $25 million at a per share price of more than $5.00 (a "Qualified Offering"); or (ii) at such time as the closing bid price for the Common Stock of the Company has equaled at least twice the Conversion Price for a period of 20 consecutive trading days, provided that the Common Stock of the Company is trading on a national securities exchange or the Nasdaq Small Cap or National Market System, and the Conversion Shares are fully registered for resale and not subject to any lock-up provisions.

          (C) Conversion Price.  Each share of the Series C Preferred Stock
              ----------------
shall be convertible into that number of fully paid and non-assessable shares of Common Stock of the Company equal to the Original Purchase Price divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. The Conversion Price shall initially be $1.875 per share. The number of shares of Common Stock into which each share of Preferred Stock is convertible is herein referred to as the "Conversion Rate." The Conversion Price shall be subject to adjustment as set forth in Section 6 hereof.

          (D) Mechanics of Conversion.  Before any holder of Series C Preferred
              -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(B), as the case may be, and such date is referred to herein as the "Conversion Date." All Common Stock which may be issued upon conversion of the Series C Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series C Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series C Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock at the then effective Conversion Rate. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series C Preferred Stock shall be proportionately increased.

          (E) Conversion Price Adjustments. The Conversion Price shall be
              ----------------------------
subject to adjustment provisions of Section 6 below.

     5.   Priority.
          --------

          (A) The Series C Preferred Stock shall rank senior to the Company's Series A Preferred Stock and Series P Preferred Stock with respect to dividend and/or liquidation rights. The Company shall not create or authorize any other stock ranking senior to, or pari passu with, the Series C Preferred Stock. So long as any shares of Series C Preferred Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock of the Company or any other security junior to the Series C Preferred Stock as to dividend rights, unless all dividends on the Series C Preferred Stock for all past quarterly dividend periods and the full dividends for the then current semi-annual period shall have been paid or declared and duly provided for. The provisions of this Section 5 shall not, however, apply to a dividend payable in Common Stock or any other security of the Company junior to the Series C Preferred Stock. If any dividend previously due on the Series C Preferred Stock has not been paid in full, then no dividends shall be paid or declared upon any shares of any class or series of stock of the Company ranking on a parity with the Series C Preferred Stock in the payment of dividends for any period unless a like proportionate dividend for the current period, ratably in proportion to the respective annual dividend rates fixed thereupon, shall be paid upon or declared for the Series C Preferred Stock then issued and outstanding.

       (B) The Company may issue, in the future, without the consent of holders of the Series C Preferred Stock, other series of preferred stock which rank junior to the Series C Preferred Stock as to dividend and/or liquidation rights. In accordance with Paragraph 7(C) hereof, the consent of the holders of two-thirds of the outstanding shares of the Series C Preferred Stock is required for the issuance of any series of preferred stock which is senior as to dividend and/or liquidation rights to the Series C Preferred Stock.

   6.  Anti-Dilution Provisions. Subject to the provisions of Section 1 hereof,
       ------------------------
the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series C Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

       (A) In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

       (B) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price on such record date, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

          (C) In case the Company shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (A) above) or subscription rights or warrants (excluding those referred to in Subsection (B) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

          (D) In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection (A) above, (ii) upon exercise of options granted to the Company's officers, directors, employees and consultants under a plan or plans adopted by the Company's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this Subsection (D), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed 15% of the Company's Common Stock outstanding, on a fully diluted basis, at the time of any issuance), (iii) upon exercise of options, warrants, convertible securities and convertible debentures outstanding as of the final closing of the Private Placement, a Qualified Offering, or conversion of the Shares, (iv) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) issued in a private placement through Commonwealth Associates, L.P., as placement agent, or upon exercise or conversion of any securities issued in or in connection with such a private placement (including agent, consulting or advisory warrants), (vi) issued in a private placement where the Offering Price (as defined below) is at least 90% of the current market price, (vii) issued in a bona fide public offering pursuant to a firm commitment underwriting, or (viii) issued in connection with an acquisition of a business or technology which has been approved by a majority of the Company's outside directors but only if no adjustment is required pursuant to any other specific subsection of this Section 6 (without regard to Subsection (I) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the current market price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

          (E) In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (B), (C) and (D)(i) through
(viii) above) for a consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (G) below) less than the current market price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

          (F)  Whenever the Conversion Price is adjusted pursuant to Subsections
(A), (B), (C), (D) and (E) above and (J) below or pursuant to Section 1(D) hereof, the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Series C Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

          (G) For purposes of any computation respecting consideration received pursuant to Subsections (D) and (E) above and (J) below, the following shall apply:

               (a) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

               (b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

               (c) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (G)).

          (H)  For the purpose of any computation under Subsections (B), (C),
(D) and (E) above and (K) below, the current market price per share of Common Stock at any date shall be determined in the manner set forth in Section 11 hereof except that the current market price per share shall be deemed to be the higher of (i) the average of the prices for 30 consecutive business days before such date or (ii) the price on the business day immediately preceding such date.

          (I) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Subsection (I) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this
Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section 6, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal income tax liability to the holders of Common Stock or securities convertible into Common Stock.

          (J) Notwithstanding the provisions of this Section 6, in the event that the Company shall at any time issue securities under Subsections (B), (D) or (E) having an Offering Price, Subscription Price or Exchange Price less than the Conversion Price, then the Conversion Price shall be immediately reset to equal such lower Offering Price, Subscription Price or Exchange Price. Furthermore, in the event that the average closing bid price of the Common Stock for the 20 consecutive trading days prior to the first anniversary of the final closing of the Private Placement is less than the Conversion Price, the Conversion Price shall be immediately reset to equal such average closing bid price.

          (K) No adjustment under Subsections (B), (C), (D) or (E) shall be required for issuances below the current market price if either (i) the current market price is at least 300% of the Conversion Price then in effect and (ii) a registration statement covering the Warrant Shares is in effect and remains in effect for the 90 days after such issuance or Rule 144(k) under the Securities Act of 1933, as amended (the "Act") is available for resale of all of the Conversion Shares or the Company at the time of such issuance has less than $100,000 in cash. Furthermore, no adjustment under Subsections (B), (C), (D), (E) or (J) shall be required unless either (i) shareholders of the Company have approved the terms of this Designation or (ii) such adjustments will not result in a violation of any qualitative listing criteria of The Nasdaq Stock Market, Inc.

               (L) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each share of Series C Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holders at their last addresses appearing in the Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

               (M) In the event that at any time, as a result of an adjustment made pursuant to Subsection (A) above, the Holders of the Series C Preferred Stock thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (A) to (J), inclusive above.

        7.     Voting Rights.
               -------------

               (A) In addition to any other rights provided for herein or by law, the holders of Series C Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote each share of Series C Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series C Preferred Stock is then convertible.

               (B) In the event that the holders of the Series C Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series C Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series C Preferred Stock, such matter shall bind all holders of Series C Preferred Stock.

               (C) In addition to the other voting rights provided, so long as at least 20% of the Shares outstanding on the final closing of the Private Placement remain outstanding, at each annual meeting of the stockholders of the Company, the holders of the Series C Preferred Stock, voting as a single class, shall be entitled to elect one (1) director.

               (D) So long as at least 20% of the Shares outstanding on the final closing of the Private Placement remain outstanding, the consent of the holders of a two-thirds of the then outstanding Series C Preferred Stock, voting as one class, together with any other series of preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock of the Company which is senior as to liquidation and/or dividend rights to the Series C Preferred Stock.

               (E) So long as at least 20% of the Shares outstanding on the final closing of the Private Placement remain outstanding, the consent of two-thirds of the holders of the then outstanding Series C Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Articles of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series C Preferred Stock so as to adversely affect the Preferred Stock.

               (F) Each share of the Series C Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series C Preferred Stock, as set forth above.

       8.      Covenants of Company The Company covenants and agrees that, so
               --------------------
long as the Shares are outstanding, it will perform the obligations set forth in this Section 8:

               (A)  Taxes and Levies. The Company will promptly pay and
                    ----------------
discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be
                                --------  -------
required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect
                                                           ----
to any such tax, assessment, charge, levy or claim so contested;

               (B)  Maintenance of Existence. The Company will do or cause to be
                    ------------------------
done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

               (C)  Maintenance of Property. The Company will at all times
                    -----------------------
maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

               (D)  Insurance. The Company will, to the extent necessary for the
                    ---------
operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

               (E)  Books and Records. The Company will at all times keep true
                    -----------------
and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

               (F)  Notice of Certain Events. The Company will give prompt
                    ------------------------
written notice (with a description in reasonable detail) to Commonwealth Associates, L.P. in the event the Company shall:

                    (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

                    (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                         (i)  in the absence of such application, consent or
acquiesce in, permit or
suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                         (ii) permit or suffer to exist the commencement of any
bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

       9.      Miscellaneous.
               -------------

               (A) There is no sinking fund with respect to the Series C Preferred Stock.

               (B) The shares of the Series C Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Articles of Incorporation of the Company.

               (C) The holders of the Series C Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.


       IN WITNESS WHEREOF, HealthWatch, Inc. has caused this Certificate to be signed by its Chief Executive Officer, on this 20/th/ day of March, 2000, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of HealthWatch, Inc. and that the facts stated herein are true and correct.

                                       HEALTHWATCH, INC.

                                       By:/s/ Paul W. Harrison
                                          --------------------
                                       Paul W. Harrison, Chairman, President and
                                       Chief Executive Officer

Attest:

/s/ Marilyn May, Assistant Secretary
   ---------------------------------

                                    ANNEX F
     Certificate of Designation, Preferences and Rights of the Series D 8%
               Convertible Preferred Stock of HealthWatch, Inc.

                    CERTIFICATE OF DESIGNATION, PREFERENCES
                     AND RIGHTS OF SERIES D 8% CONVERTIBLE
                                PREFERRED STOCK
                                     -OF-
                               HEALTHWATCH, INC.

     HealthWatch, Inc., a corporation organized and existing under the laws of the State of Minnesota (the "Company"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors by Article III of the Articles of Incorporation, as amended, of the Company, authorizing a class of 1,000,000 shares of preferred stock of the Company, the Board of Directors of the Company, by unanimous written consent dated February 7, 2000, has duly adopted resolutions providing for the issuance out of such class of a series of up to 300,000 Series D 8% Convertible Preferred Stock at an issuance price of $100.00 per share (the "Original Purchase Price") and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended, there be, and hereby is, created out of the class of 1,000,000 shares of preferred stock of the Company authorized in Article III of its Articles of Incorporation, as amended, a series of preferred stock of the Company with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

     1.   Designation and Number of Shares. 300,000 shares of preferred stock
          --------------------------------
(the "Shares") are hereby designated as Series D 8% Convertible Preferred Stock (the "Series D Preferred Stock").

     2.   Liquidation. Upon any liquidation, dissolution or winding up of the
          -----------
Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series D Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of Common Stock of the Company, par value $.05 per share (the "Common Stock") or any other security junior to the Series D Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to the Original Purchase Price per share (subject to adjustment if the Series D Preferred Stock has been adjusted pursuant to Paragraph 6 hereof) plus an amount equal to accrued and unpaid dividends on each share of Series D Preferred Stock on the date fixed for the distribution of assets of the Company (the "Liquidation Preference").

     3.   Dividends. Commencing on the date of issuance (the "Issuance Date")
          ---------
until conversion, each issued and outstanding share of Series D Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate of $8.00 per annum per share of Series D Preferred Stock (the "Dividend Rate"), subject to adjustment as hereinafter set forth, payable upon liquidation or conversion. Dividends per share shall be payable semi-annually on 6/30 and 12/31 of each year, and shall be payable, at the Company's option, either (i) in cash or (ii) in shares of Series D Preferred Stock, subject to an in increase in the number of authorized shares of Series D Preferred Stock by the Company's Board of Directors. In the event of a split or subdivision of the outstanding shares of Series D Preferred Stock, or the combination of the outstanding shares of Series D Preferred Stock, as the case may be, the dividends provided for in this Section 3 shall automatically and without any further action be decreased, in the case of a split or subdivision, or increased, in the case of a combination, in proportion to the increase or decrease in the number of shares of Series D Preferred Stock outstanding immediately before such split, subdivision or combination.

     4.   Conversion Rights  Each holder of record of shares of the Series D
          -----------------
Preferred Stock shall have the right to convert all or any part of such holder's share of Series D Preferred Stock into Common Stock as follows:

          (A) Optional Conversion.  Subject to and upon compliance with the
              -------------------
provisions of this Section 4, the holder of any shares of Series D Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series D Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as defined in Section (4)(c) below) in effect on the Conversion Date (as defined in Section 4(d) below) upon the terms hereinafter set forth.

          (B) Automatic Conversion.  Each outstanding share of Series D
              --------------------
Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon: (i) the closing of a public offering or private placement of the Company's securities raising gross proceeds in excess of $25 million at a per share price of more than $10.50 (a "Qualified Offering"); or (ii) at such time as the closing bid price for the Common Stock of the Company has equaled at least twice the Conversion Price for a period of 20 consecutive trading days, provided that the Common Stock of the Company is trading on a national securities exchange or the Nasdaq Small Cap Market or National Market System, and the Conversion Shares are covered by an effective registration statement relating to the resale of such securities and not subject to any lock-up provisions.

          (C) Conversion Price.  Each share of the Series D Preferred Stock
              ----------------
shall be convertible into that number of fully paid and non-assessable shares of Common Stock of the Company equal to the Original Purchase Price divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. The Conversion Price shall initially be $3.50 per share. The number of shares of Common Stock into which each share of Series D Preferred Stock is convertible is herein referred to as the "Conversion Rate." The Conversion Price shall be subject to adjustment as set forth in
Section 6 hereof.

          (D) Mechanics of Conversion.  Before any holder of Series D Preferred
              -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(B), as the case may be, and such date is referred to herein as the "Conversion Date." All Common Stock which may be issued upon conversion of the Series D Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series D Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series D Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series D Preferred Stock at the then effective Conversion Rate. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series D Preferred Stock shall be proportionately increased.

          (E) Conversion Price Adjustments.  The Conversion Price shall be
              ----------------------------
subject to adjustment provisions of Section 6 below.

     5.   Priority.
          --------

          (A) The Series D Preferred Stock shall rank senior to the Company's Series A Preferred Stock and Series P Preferred Stock and shall rank pari passu with the Company's Series C Preferred Stock with respect to dividend and/or liquidation rights. The Company shall not create or authorize any other stock ranking senior to, or pari passu with, the Series D Preferred Stock. So long as any shares of Series D Preferred Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock of the Company or any other security junior to the Series D Preferred Stock as to dividend rights, unless all dividends on the Series D Preferred Stock for all past dividend periods and the full dividends for the then current semi-annual period shall have been paid or declared and duly provided for. The provisions of this Section 5 shall not, however, apply to a dividend payable in Common Stock or any other security of the Company junior to the Series D Preferred Stock. If any dividend previously due on the Series D Preferred Stock has not been paid in full, then no dividends shall be paid or declared upon any shares of any class or series of stock of the Company ranking on a parity with the Series D Preferred Stock in the payment of dividends for any period unless a like proportionate dividend for the current period, ratably in proportion to the respective annual dividend rates fixed thereupon, shall be paid upon or declared for the Series D Preferred Stock then issued and outstanding.

       (B) The Company may issue, in the future, without the consent of holders of the Series D Preferred Stock, other series of preferred stock which rank junior to the Series D Preferred Stock as to dividend and/or liquidation rights. In accordance with Paragraph 7(C) hereof, the consent of the holders of two-thirds of the outstanding shares of the Series D Preferred Stock is required for the issuance of any series of preferred stock which is senior as to dividend and/or liquidation rights to the Series D Preferred Stock.

   6.  Anti-Dilution Provisions. The Conversion Price in effect at any time and
       ------------------------
the number and kind of securities issuable upon the conversion of the Series D Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

       (A) In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

       (B) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price on such record date, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

     (C) In case the Company shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (A) above) or subscription rights or warrants (excluding those referred to in Subsection (B) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

     (D) In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection
(A) above, (ii) upon exercise of options granted to the Company's officers, directors, employees and consultants under a plan or plans adopted by the Company's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this Subsection (D), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed 15% of the Company's Common Stock outstanding, on a fully diluted basis, at the time of any issuance), (iii) upon exercise of options, warrants, convertible securities, including the shares, and convertible debentures outstanding as of the first date upon which a share of Series D Preferred Stock is issued or conversion of the Shares, (iv) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger,
(v) issued in a private placement through Commonwealth Associates, L.P., as placement agent, or upon exercise or conversion of any securities issued in or in connection with such a private placement (including agent, consulting or advisory warrants), (vi) issued in a private placement where the Offering Price (as defined below) is at least 90% of the current market price, (vii) issued in a bona fide public offering pursuant to a firm commitment underwriting, or
(viii) issued in connection with an acquisition of a business or technology which has been approved by a majority of the Company's outside directors but only if no adjustment is required pursuant to any other specific subsection of this Section 6 (without regard to Subsection (I) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the current market price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

     (E) In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (B), (C) and (D)(i) through (viii) above) where the consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (G) below) plus any consideration received for any such securities divided by the number of shares of Common Stock issuable upon exercise or conversion thereof is less than the current market price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common

Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

          (F)  Whenever the Conversion Price is adjusted pursuant to Subsections
(A), (B), (C), (D) and (E) above and (J) below or pursuant to Section 1(D) hereof, the number of Conversion Shares issuable upon conversion of the Series D Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Series D Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

          (G) For purposes of any computation respecting consideration received pursuant to Subsections (D) and (E) above and (J) below, the following shall apply:

               (a) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

               (b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

               (c) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (G)).

          (H)  For the purpose of any computation under Subsections (B), (C),
(D) and (E) above and (J) below, the current market price per share of Common Stock at any date shall be determined in the manner set forth in Section 9 hereof except that the current market price per share shall be deemed to be the higher of (i) the average of the prices for 30 consecutive business days before such date or (ii) the price on the business day immediately preceding such date.

          (I) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Subsection (I) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this
Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section 6, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal income tax liability to the holders of Common Stock or securities convertible into Common Stock.

          (J)  In addition to and in lieu of the other provisions of this
Section 6, in the event that the Company shall at any time issue securities under Subsections (B), (D) or (E) having an Offering Price, Subscription Price or Exchange Price less than the Conversion Price (whether initially or due to provisions in such securities requiring price reductions as a result of anti-dilution, adjustments, the passage of time, "discount to market" or similar provisions), then the Conversion Price shall be immediately reset to equal such lower Offering Price, Subscription Price or Exchange Price.

          (K) No adjustment under Subsections (B), (C), (D) or (E) shall be required for issuances below the current market price if either (i)A the current market price is at least 300% of the Conversion Price then in effect and (B) a registration statement covering the Conversion Shares is in effect and remains in effect for the 90 days after such issuance or Rule 144(k) under the Securities Act of 1933, as amended (the "Act") is available for resale of all of the Conversion Shares or (ii) the Company at the time of such issuance has less than $100,000 in cash. Furthermore, no adjustment under Subsections (B), (C),
(D), (E) or (J) shall be required unless either (x) shareholders of the Company have approved the terms of this Designation or (y) such adjustments will not result in a violation of any qualitative listing criteria of The Nasdaq Stock Market, Inc.

          (L) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each share of Series D Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Series D Preferred Stock holders at their last addresses appearing in the Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

          (M) In the event that at any time, as a result of an adjustment made pursuant to Subsection (A) above, the holders of the Series D Preferred Stock thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series D Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (A) to (J), inclusive above.

     7.   Voting Rights.
          -------------

          (A) In addition to any other rights provided for herein or by law, the holders of Series D Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote each share of Series D Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series D Preferred Stock is then convertible.

          (B) In the event that the holders of the Series D Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series D Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series D Preferred Stock, such matter shall bind all holders of Series D Preferred Stock.

          (C) In addition to the other voting rights provided, so long as at least 20% of the Shares outstanding on the final closing of the offering of Series D Preferred Stock remain outstanding, at each annual meeting of the stockholders of the Company, the holders of the Series D Preferred Stock, voting as a single class, shall be entitled to elect one (1) director.

          (D) So long as at least 20% of the Shares outstanding on the final closing of the offering of Series D Preferred Stock remain outstanding, the consent of the holders of a two-thirds of the then outstanding Series D Preferred Stock, voting as one class, together with any other series of preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock of the Company which is senior as to liquidation and/or dividend rights to the Series D Preferred Stock.

          (E) So long as at least 20% of the Shares outstanding on the final closing of the offering of Series D Preferred Stock remain outstanding, the consent of the holders of two-thirds of the then outstanding Series D Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Articles of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series D Preferred Stock so as to adversely affect the Series D Preferred Stock.

          (F) Each share of the Series D Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series D Preferred Stock, as set forth above.

     8.   Covenants of Company  The Company covenants and agrees that, so long
          --------------------
as the Shares are outstanding, it will perform the obligations set forth in this
Section 8:

          (A) Taxes and Levies.  The Company will promptly pay and discharge all
              ----------------
taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and
         --------  -------
discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax,
                                           ----
assessment, charge, levy or claim so contested;

          (B) Maintenance of Existence.  The Company will do or cause to be done
              ------------------------
all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

          (C) Maintenance of Property.  The Company will at all times maintain,
              -----------------------
preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

          (D) Insurance.  The Company will, to the extent necessary for the
              ---------
operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

          (E) Books and Records.  The Company will at all times keep true and
              -----------------
correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

          (F) Notice of Certain Events.  The Company will give prompt written
              ------------------------
notice (with a description in reasonable detail) to Commonwealth Associates, L.P. in the event the Company shall:

              (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

              (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

              (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

              (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

     9.   Fractional Shares.  No fractional shares or scrips representing
          -----------------
fractional shares shall be issued upon the conversion of the Series D Preferred Stock. With respect to any fraction of a share called for upon any conversion hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined as follows:

          (A) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market, the current market value shall be the last reported sale price of the Common Stock on such exchange or market on the last business day prior to the date of the conversion of the Series D Preferred Stock or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange or market; or

          (B) If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq Smallcap Market, the current market value shall be the average of the closing bid and asked prices for such day on such market and if the Common Stock is not so traded, the current market value shall be the mean of the last reported bid and asked prices by the NASD Electronic Bulletin Board on the last business day prior to the date of the conversion of the Series D Preferred Stock; or

          (C) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount, not less than book value thereof as at the end of the most recent fiscal year of the Company ending prior to the date of the conversion of the Series D Preferred Stock, determined in such reasonable manner as may be prescribed by the Board of Directors if the Company.

     10.  Miscellaneous.
          -------------

          (A) There is no sinking fund with respect to the Series D Preferred Stock.

          (B) The shares of the Series D Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Articles of Incorporation of the Company.

          (C) The holders of the Series D Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.

     IN WITNESS WHEREOF, HealthWatch, Inc. has caused this Certificate to be signed by its Chief Executive Officer, on this 20/th/ day of March, 2000, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of HealthWatch, Inc. and that the facts stated herein are true and correct.

                              HEALTHWATCH, INC.
                              By:/s/ Paul W. Harrison
                                 --------------------
                              Paul W. Harrison, Chairman, President and
                              Chief Executive Officer
Attest:

/s/ Marilyn May, Assistant Secretary

                                    ANNEX G
 Warrant Agreement and Form of Warrant representative of the Bridge Warrants,
                 Offering Warrants and Line of Credit Warrants

                               WARRANT AGREEMENT

     AGREEMENT, dated as of this 21 day of March, 2000, by and among
                                 --
HEALTHWATCH, INC., a Minnesota corporation (the "Company"), CORPORATE STOCK TRANSFER, INC. (the "Warrant Agent"), and COMMONWEALTH ASSOCIATES, L.P., a New York limited partnership ("Commonwealth" or "Placement Agent").

                                  WITNESSETH
                                  ----------

     WHEREAS, in connection with a private placement (the "Private Placement") of (i) a minimum of 50 units and a maximum of 100 units (with an additional 100 units available in the case of an over-subscription) ("Units"), each Unit consisting of (A) 1,000 shares of Series D 8% Convertible Preferred Stock (the "Preferred Shares") and (B) 7142 redeemable common stock purchase warrants (the "Warrants"), each Warrant exercisable to purchase one share of the Company's common stock, $.05 par value (the "Common Stock"), and (ii) the issuance to the Placement Agent of options to purchase Preferred Shares and Warrants in an amount equal to 20% of the Preferred Shares and Warrants sold in the Private Placement, the Company will issue up to 1,714,200 Warrants (assuming exercise in full of the over-subscription option); and

     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and redemption of the Warrants, the issuance of certificates representing the Warrants, the exercise of the Warrants, and the rights of the holders thereof;

     NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto agree as follows:

     SECTION 1. DEFINITIONS. As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

          (a) "Common Stock" shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the distributions of earnings and assets of the Company without limit as, to amount or percentage, which at the date hereof consists of 10,000,000 authorized shares of Common Stock, $.05 par value.

          (b) "Corporate Office" shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

          (c) "Exercise Date" shall mean, as to any Warrant, the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (b) payment in cash, or by official bank or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the Exercise Price.

          (d) "Exercise Price" shall mean the purchase price to be paid upon exercise of each Warrant in accordance with the terms hereof, which price shall be $3.50 per share subject to adjustment from time to time pursuant to the provisions of Section 8 or Section 9(b) hereof, subject to the Company's right to reduce the Exercise Price upon notice to all warrantholders.

          (e) "Initial Warrant Exercise Date" shall mean March 21, 2000 [the initial closing of the Private Placement].

          (f) "Qualified Offering" shall mean a public offering or a private placement of the Company's securities raising gross proceeds in excess of $25,000,000, where the offering price per share is at least $10.50.

          (g) "Registered Holder" shall mean the person in whose name any certificate representing Warrants shall be registered on the books maintained by the Warrant Agent pursuant to Section 6.

          (h) "Redemption Price" shall mean the price at which the Company may, at its option in accordance with the terms hereof, redeem the Warrants, which price shall be $0.05 per Warrant.

          (i) "Transfer Agent" shall mean Corporate Stock Transfer (Denver, CO), as the Company's transfer agent, or its authorized successor, as such.

          (j) "Warrant Expiration Date" shall mean 5:00 P.M. (New York time) on March 21, 2005 or, with respect to Warrants which are outstanding as of the applicable Redemption Date (as defined in Section 9), the Redemption Date, whichever is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then 5:00 P.M. (New York time) on the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. Upon notice to all warrantholders the Company shall have the right to extend the Warrant Expiration Date.

          (k) "Warrant Shares" shall mean the shares of Common Stock deliverable upon exercise of the Warrants, as adjusted from time to time.

     SECTION 2. WARRANTS AND ISSUANCE OF WARRANT CERTIFICATES.

          (a) A Warrant shall initially entitle the Registered Holder of the Warrant Certificate representing such Warrant to purchase one share of Common Stock upon the exercise thereof, in accordance with the terms hereof, subject to modification and adjustment as provided in Section 8.

          (b) From time to time, up to the Warrant Expiration Date, the Transfer Agent shall execute and deliver stock certificates in required whole number denominations representing up to an aggregate of 1,714,200 shares of Common Stock (assuming the exercise in full of the over-subscription option), subject to adjustment as described herein, upon the exercise of Warrants in accordance with this Agreement.

          (c) From time to time, up to the Warrant Expiration Date, the Warrant Agent shall execute and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except: (i) those initially issued hereunder; (ii) those issued on or after the Initial Warrant Exercise Date upon the exercise of fewer than all Warrants represented by any Warrant Certificate to evidence any unexercised Warrants held by the exercising Registered Holder; (iii) those issued upon any transfer or exchange pursuant to Section 6; (iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7; and (v) at the option of the Company, in such form as may be approved by the its Board of Directors to reflect (a) any adjustment or change in the Exercise Price or the number of shares of Common Stock purchasable upon exercise of the Warrants made pursuant to Section 8 hereof and (b) other modifications approved in accordance with Section 17 hereof.

     SECTION 3. FORM AND EXECUTION OF WARRANT CERTIFICATES.

          (a) The Warrant Certificates shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed, engraved or typed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage. The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen, or destroyed Warrant Certificates) and issued in registered form. Warrants shall be numbered serially with the letters PPW.

          (b) Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or any Vice President and by its Chief Financial Officer, Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company's seal. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before the date of issuance of the Warrant Certificates and issue and delivery thereof, such Warrant Certificates may nevertheless be issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company. After execution by the Company, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder.

     SECTION 4. EXERCISE.

          (a) Each Warrant may be exercised by the Registered Holder thereof at any time on or after the Initial Exercise Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the applicable Warrant Certificate. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder upon exercise thereof as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date the Warrant Agent shall deposit the proceeds received from the exercise of a Warrant, and promptly after clearance of checks received in payment of the Exercise Price pursuant to such Warrants, cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise (plus a certificate for any remaining unexercised Warrants of the Registered Holder). Notwithstanding the foregoing, in the case of payment made in the form of a check drawn on an account of Commonwealth or such other investment banks and brokerage houses as the Company shall approve, certificates shall immediately be issued without any delay. Upon the exercise of any Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Warrant to the Company or as the Company may direct in writing.

          (b) The Registered Holder may, at its option, exchange this Warrant on a cashless basis, in whole or in part (a "Warrant Exchange"), into the number of Warrant Shares determined in accordance with this Section (4)(b), by surrendering the Warrant Certificate at the principal office of the Warrant Agent, accompanied by a notice stating such Registered Holder's intent to effect such exchange, the number of Warrant Shares to be exchanged and the date on which the Registered Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Warrant Agent (the "Exchange Date"). Certificates for the shares issuable upon such Warrant Exchange and, if applicable, a new warrant of like tenor evidencing the balance of the shares remaining subject to such Warrant, shall be issued as of the Exchange Date and delivered to the Registered Holder within seven (7) days following the

     Exchange Date. In connection with any Warrant Exchange, a Warrant shall represent the right to subscribe for and acquire the number of Warrant Shares (rounded to the next highest integer) equal to (i) the number of Warrant Shares specified by the Registered Holder in its Notice of Exchange (the "Total Number") less (ii) the number of Warrant Shares equal to the quotient obtained by dividing (A) the product of the Total Number and the existing Exercise Price by (B) the current market value of a share of Common Stock. Current market value shall have the meaning set forth Section 11 (a) hereof, except that for purposes hereof, the date of exercise, as used in such Section I1 (a) hereof, shall mean the Exchange Date.

     SECTION 5. RESERVATION OF SHARES; LISTING; PAYMENT OF TAXES; ETC.

          (a) The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants and payment of the Exercise Price shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge).

          (b) The Company will use reasonable efforts to obtain appropriate approvals or registrations under state "blue sky" securities laws with respect to the exercise of the Warrants; provided, however, that the Company shall not be obligated to file any general consent to service of process or qualify as a foreign corporation in any jurisdiction. With respect to any such securities laws, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

          (c) The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance or delivery of any shares upon exercise of the Warrants; provided, however, that if the shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

          (d) The Warrant Agent is hereby irrevocably authorized to requisition the Company's Transfer Agent from time to time for certificates representing shares of Common Stock required upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions.

     SECTION 6. EXCHANGE AND REGISTRATION OF TRANSFER. Subject to the restrictions on transfer contained in the Warrant Certificates and the Subscription Agreements between the Company and the purchasers of Units:

          (a) Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and upon satisfaction of the terms and provisions hereof, the Company shall execute, and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.

          (b) The Warrant Agent shall keep at its office books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof in accordance with its regular practice. Upon due presentment for registration of transfer of any Warrant Certificate at its office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants.

          (c) With respect to all Warrant Certificates presented for registration of transfer, or for exchange or exercise, the subscription form on the reverse thereof shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company, duly executed by the Registered Holder or his attorney-in-fact duly authorized in writing.

          (d) The Company may- require payment by such holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

          (e) All Warrant Certificates surrendered for exercise or for exchange in case of mutilated Warrant Certificates shall be promptly canceled by the Warrant Agent and thereafter retained by the Warrant Agent until termination of this Agreement or resignation of the Warrant Agent, 'or, with the prior written consent of Commonwealth, disposed of or destroyed, at the direction of the Company.

          (f) Prior to due presentment for registration of transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

     SECTION 7. LOSS OR MUTILATION. Upon receipt by the Company and the
Warrant Agent of evidence satisfactory to them of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall (in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bonafide purchaser) countersign and deliver to the Registered Holder in lieu thereof a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

     SECTION 8. ANTI-DILUTION PROVISIONS. The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the happening of certain events as follows:

          (a) In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price on such record date, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had. the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

          (c) In case the Company shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (a) above) or subscription rights or warrants (excluding those referred to in Subsection (b) above), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

          (d) In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection (a) above, (ii) upon exercise of options granted to the Company's officers, directors, employees and consultants under a plan or plans adopted by the Company's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this Subsection
     (d), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed 20% of the Company's Common Stock outstanding, on a fully diluted basis, at the time of any issuance), (iii) upon exercise of options, warrants (including the Warrants), convertible securities and convertible debentures outstanding as of the final closing of the Private Placement, a Qualified Offering, (iv) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) issued in a private placement through Commonwealth, as placement agent, or upon exercise or conversion of any securities issued in or in connection with such a private placement (including agent, consulting or advisory warrants), (vi) issued in a private placement where the Offering Price (as defined below) is at least 90% of the current market price, (vii) issued in a bona fide public offering pursuant to a firm commitment underwriting, or (viii) issued in connection with an acquisition of a business or technology which has been approved by a, majority of the Company's outside directors but only if no adjustment is required pursuant to any other specific subsection of this
     Section 8 (without regard to Subsection (i) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the current market-price, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common

     Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

          (e) In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (b), (c) and (d)(i) through
     (viii) above) for a consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (g) below) plus any consideration received for any such securities divided by the number of shares of Common Stock issuable upon exercise or conversion thereof less than the current market price, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

          (f) Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Subsections (a), (b), (c), (d) and (e) above and
     (j) below, the number of Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

          (g) For purposes of any computation respecting consideration received pursuant to Subsections (d) and (e) above and 0) below, the following shall apply:

                    (A) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

                    (B) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                    (C) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (g)).

          (h) For the purpose of any computation under Subsections (b), (c), (d) and (e) above and (j) and (k) below, the current market price per share of Common Stock at any date shall be determined in the manner set forth in
     Section 11 hereof except that the current market price per share shall be deemed to be the higher of (i) the average of the prices for 30 consecutive business days before such date or (ii) the price on the business day immediately preceding such date.

       (i) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Subsection (i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Section 8, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal income tax liability to the holders of Common Stock or securities convertible into Common Stock (including Warrants).

       (j) In addition to and lieu of the provisions of this Section 8, in the event that the Company shall, at any time during the period that the Holder is subject to a lock-up agreement, issue securities under Subsections (b),
   (d) or (e) having an Offering Price, Subscription Price or Exchange Price less than the Exercise Price (whether initially or due to provisions in such securities requiring price reductions as a result of anti-dilution adjustments, the passage of time, "discount to market" or similar provisions), then the Exercise Price shall be immediately reset to equal such lower Offering Price, Subscription Price or Exchange Price.

       (k) No adjustment under Subsections (b), (c), (d) or (e) shall be required for issuances below the current market price if either: (i) (A) the current market price is at least 300% of the Exercise Price then in effect and (B) a registration statement covering the Warrant Shares is in effect and remains in effect for the 90 days after such issuance or Rule 144(k) under the Securities Act of 1933, as amended (the "Act") is available for resale of all of the Warrant Shares; or (ii) the Company at the time of such issuance has less than $100,000 in cash. Furthermore, no adjustment under Subsections
   (b), (c), (d), (e) or (j) hereof shall be required unless either (x) shareholders of the Company have approved the terms of this Warrant Agreement or (y) such adjustments will not result in a violation of any qualitative listing criteria of The Nasdaq Stock Market, Inc. In the event neither (x) nor (y) occurs, the number of shares purchasable upon exercise of this Warrant shall double without any further action on the part of the Company or the Holder so that the Warrants will be exercisable for an aggregate of 3,428,400 shares of Common Stock at a price of $3.50 per share (assuming the execise in full of the over-subscription option).

       (l) Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Exercise Price, and adjusted number of Shares issuable upon exercise of each Warrant, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holders at their last addresses appearing in the Warrant Register, and shall cause a certified copy thereof to be mailed to the Warrant Agent and its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 8, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

       (m) In the event that at any time, as a result of an adjustment made pursuant to Subsection (a) above, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (a) to (j), inclusive above.

          (n) Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.

     SECTION 9. REDEMPTION.

          (a) On not less than 30 days written notice (the "Redemption Notice") to Registered Holders of the Warrants being redeemed, the Warrants may be redeemed, at the option of the Company, at a redemption price of $0.05 per Warrant (the "Redemption Price"), provided (i) the market price (determined in accordance with Section 11 hereof) shall exceed 300% of the then current Exercise Price (the "Target Price") for the 20 consecutive trading days ending on the fifth trading day prior to the date of the Redemption Notice (the "Target Period"), subject to adjustment as set forth in Section 9(g) hereof, (ii) a registration statement covering the Warrant Shares filed under the Act has been declared effective and remains effective on the date fixed for redemption of the Warrants (the "Redemption Date") and (iii) the Holders are not subject to any lock-up provisions with respect to the sale or transfer of the Warrants or Warrant Shares.

          (b) The Company shall have the option, and, upon written request of Commonwealth and the Committee (as defined in Section 17 hereof), shall be obligated to redeem the Warrants at the Redemption Price, on not less than 10 days' written notice in the event that at any time prior to December 21, 2000 [nine months from the Initial Closing] the market price (determined in accordance with Section 11 hereof) shall equal the Target Price, subject to adjustment as set forth in Section 9(g) hereof, for the Target Period and the Company does not have an effective registration statement covering the Warrant Shares; provided, however, in such event, the Exercise Price, solely for purposes of the cashless exercise provisions of Section 4(b) hereof, shall be reduced to a price equal to 10% of the current market value (determined in accordance with Section 4(b) hereof). No reduction in the Exercise Price for purposes of a cashless exercise under this Section 9(b) shall be made unless either (x) shareholders of the Company have approved the terms of this Warrant Agreement or (y) such adjustments will not result in a violation of any qualitative listing criteria of The Nasdaq Stock Market, Inc.

          (c) If the conditions set forth in Section 9(a) or (b) are met, and the Company desires to exercise its right to redeem the Warrants, it shall mail a Redemption Notice to each of the Registered Holders of the Warrants to be redeemed, first class, postage prepaid, not later than the thirtieth day before the date fixed for redemption, at their last address as shall appear on the records maintained pursuant to Section 6(b). Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice.

          (d) The Redemption Notice shall specify (i) the redemption price, (ii) the Redemption Date, (iii) the place where the Warrant Certificates shall be delivered and the redemption price paid, and (iv) that the right to exercise the Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Warrant Agent or of the Secretary or an Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (e) Any right to exercise a Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, Registered Holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrant, the Redemption Price.

          (f) From and after the Redemption Date, the Company shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Company by or on behalf of the Registered Holder thereof of one or more Warrant Certificates evidencing Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such Registered Holder a sum, in cash equal to the Redemption Price of each such Warrant. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and all rights hereunder and under the Warrant Certificates, except the right to receive payment of the Redemption Price, shall cease.

          (g) If the shares of the Company's Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the Target Price shall be proportionally adjusted by the ratio which the total number of shares of Common Stock outstanding immediately prior to such event bears to the total number of shares of Common Stock to be outstanding immediately after such event.

     SECTION 10. REGISTRATION UNDER THE SECURITIES ACT OF 1933. The Company agrees to register the Warrant Shares for resale under the Securities Act of 1933, as amended (the "Act") on the terms and subject to the conditions set forth in Article IV of the Subscription Agreement between the Company and each of the investors in the Private Placement.

     SECTION 11. FRACTIONAL WARRANTS AND FRACTIONAL SHARES.

          (a) If the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Section 8 hereof, the Company shall nevertheless not be required to issue fractions of shares, upon exercise of the Warrants or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

               (A) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market, the current market value shall be the last reported sale price of the Common Stock on such exchange or market on the last business day prior to the date of exercise of this Warrant or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange or market; or

               (B) If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq SmallCap Market, the current market value shall be the average of the closing bid and asked prices for such day on such market and if the Common Stock is not so traded, the current market value shall be the mean of the last reported bid and asked prices reported by the NASD Electronic Bulletin Board on the last business day prior to the date of the exercise of this Warrant; or

               (C) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount, not less than book value thereof as at the end of the most recent fiscal year of the Company ending prior to the date of the exercise of the Warrant, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

     SECTION 12. WARRANT HOLDERS NOT DEEMED STOCKHOLDERS. No holder of Warrants shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the holder of Warrants, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such Holder shall have exercised such Warrants and been issued shares of Common Stock in accordance with the provisions hereof.

     SECTION 13. RIGHTS OF ACTION. All rights of action with respect to this Agreement are vested in the respective Registered Holders of the Warrants, and any Registered Holder of a Warrant, without consent of the Warrant Agent or of the holder of any other Warrant, may, on his own behalf and for his own benefit, enforce against the Company his right to exercise his Warrants for the purchase of shares of Common Stock in the manner provided in the Warrant Certificate and this Agreement.

     SECTION 14. AGREEMENT OF WARRANT HOLDERS. Every holder of a Warrant, by his acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other holder of a Warrant that:

          (a) The Warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment of any applicable transfer taxes; and

          (b) The Company may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and the Company shall not be affected by any notice or knowledge to the contrary, except as otherwise expressly provided in Section 7 hereof.

     SECTION 15. CANCELLATION OF WARRANT CERTIFICATES. If the Company shall purchase or acquire any Warrant or Warrants, the Warrant Certificate or Warrant Certificates evidencing the same shall thereupon be canceled by it and retired. The Warrant Agent shall also cancel Common Stock following exercise of any or all of the Warrants represented thereby or delivered to it for transfer, splitup, combination or exchange.

     SECTION 16. CONCERNING THE WARRANT AGENT.

          (a) The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

          (b) The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay the Company, as provided in Section 4, all moneys received by the Warrant Agent upon the exercise of such Warrants. The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such complete reports of registered ownership of the Warrants and such complete records of transactions with respect to the Warrants and the shares of Common Stock as the Company may, request. The Warrant Agent shall also make available to the Company and Commonwealth for inspection by their agents or employees, from time to time as either of them may request, such original books of accounts and record (including original Warrant Certificates surrendered to the Warrant Agent upon exercise of Warrants) as may be maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Warrant Agent's office as specified in Section 18, during normal business hours.

          (c) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Exercise Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.

     The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

          (d) Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board, Chief Executive Officer, President, any Vice President, its Secretary, or Assistant Secretary, (unless other evidence in respect thereof is herein specifically prescribed). The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

          (e) The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder; it further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or willful misconduct.

          (f) The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence or willful misconduct), after giving 30 days' prior written notice to the Company. At least 15 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate at the Company's expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new warrant agent in writing. If the Company shall fail to make such appointment within a period of 15 days after it has been' notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $ 10,000,000 or a stock transfer company. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

          (g) Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holder of each Warrant Certificate.

          (h) The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effects as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     SECTION 17. MODIFICATION OF AGREEMENT. Subject to the provisions of Section 4(b), the parties hereto may by supplemental agreement make any changes or corrections in this Agreement (i) that it shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) to reflect an increase in the number of Warrants which are to be governed by this Agreement resulting from an increase in the size of the Private Placement; (iii) to reflect an increase in the number of Warrants which are to be governed by this Agreement resulting from the conversion of warrants issued to Commonwealth or its designees in connection with the Private Placement; or (iv) that it may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Company, Commonwealth and d committee to be designated by Commonwealth whose members hold in the aggregate not less than 20% of the outstanding Warrants (the "Committee"); provided, however, that no such amendment, modification or waiver which would decrease the number of the securities purchasable upon the exercise of any Warrant, or increase in the Exercise Price therefor (other than as a result of the waiver or modification of any anti-dilution provisions contained in Section 8 hereof), shall be made without the consent in writing of the holders of not less than 50% of the outstanding Warrants.

     SECTION 18. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class registered or certified mail, postage prepaid as follows: if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Warrant Agent; if to the Company, 3525 Piedmont Road, 7 Piedmont Center, Suite 300, Atlanta, Georgia 30350, Att: Paul Harrison; if to the Warrant Agent, at its Corporate Office and if to Commonwealth, at Commonwealth Associates, 830 Third Avenue, New York, New York 10022, Attention: Carl Kleidman.

     SECTION 19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

     SECTION 20. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent (and their respective successors and assigns) and the holders from time to time of Warrant Certificates. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

     SECTION 21. TERMINATION. This Agreement shall terminate on the earlier to occur of (i) the close of business on the Expiration Date of all the Warrants; or (ii) the date upon which all Warrants have been exercised or redeemed.

     SECTION 22. COUNTERPARTS. This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                   HEALTHWATCH, INC.

                                   By: /s/ Paul W. Harrison
                                       --------------------------------------
                                       Name: Paul W. Harrison
                                       Title: Chairman and Chief Executive
                                              Officer

                                   CORPORATE STOCK TRANSFER, INC,

                                   By: /s/ Carolyn K. Bell
                                       --------------------------------------
                                       Name: Carolyn K. Bell
                                       Title: President

                                   COMMONWEALTH ASSOCIATES, L.P.

                                   By: /s/ Joseph Wynne
                                       --------------------------------------
                                       Commonwealth Associates Management
                                       Company, Inc., its general partner

                                   By: /s/ Joseph Wynne
                                       --------------------------------------
                                       Name: Joseph Wynne
                                       Title: Chief Financial Officer

THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE ACT SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

No. PPW ______                                  _____ Warrants

                           VOID AFTER ________, 2005

                       WARRANT CERTIFICATE FOR PURCHASE
                                OF COMMON STOCK

                               HEALTHWATCH, INC.

          This certifies that FOR VALUE RECEIVED ___________________or registered assigns (the "Registered Holder") is the owner of the number of Warrants ("Warrants") specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and nonassessable share of common stock, $.05 par value ("Common Stock") of HealthWatch, Inc., a Minnesota corporation (the "Company") at any time commencing on the Initial Exercise Date and prior to the Expiration Date (both as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the corporate office of Corporate Stock Transfer, Inc., as Warrant Agent, or its successor (the "Warrant Agent"), accompanied by payment of an amount equal to $3.50 for each Warrant (the "Exercise Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to HealthWatch, Inc.. The Company may, at its election, reduce the Exercise Price.

          This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement"), dated __________, 2000 by and among the Company, the Warrant Agent and Commonwealth Associates, L.P.

          In the event of certain contingencies provided for in the Warrant Agreement, the Exercise Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

          Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

          The term "Initial Exercise Date" shall mean _________, 2000.

          The term "Expiration Date" shall mean 5:00 P.M. (New York time) on ________, 2005. If such date shall in the State of New York be a holiday or a day on which the banks are authorized to close, then the Expiration Date shall mean 5:00 P.M. (New York time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. The Company may, at its election, extend the Expiration Date.

     This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment with any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

     Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any of the rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

     The Warrants represented hereby may be redeemed at the option of the Company, at a redemption price of $.05 per Warrant at any time, provided the Market Price (as defined in the Warrant Agreement) for the Common Stock shall exceed 300% of the then current Exercise Price (the "Target Price") for the 20 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption (the "Target Period) and subject to adjustment as set forth in the Warrant Agreement and a registration statement covering the Warrant Shares filed under the Securities Act of 1933, as amended, has been declared effective and remains effective on the date fixed for redemption of the Warrants. Notice of redemption shall be given not later than the thirtieth day before the date fixed for redemption, all as provided in the Warrant Agreement. The Warrants represented hereby are also subject to redemption on 10 days' notice if the Common Stock achieves the Target Price for the Target Period prior to __________, 2000 and there is no effective registration statement covering the resale of the Warrant Shares on the terms and subject to the conditions set forth in the Warrant Agreement. On and after the date fixed for redemption, the Registered Holder shall have no rights with respect to the Warrants represented hereby except to receive the $.05 per Warrant upon surrender of this Warrant Certificate.

     Prior to due presentment for registration of transfer hereof, the Company may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary.

     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.



             [the remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

                                       HEALTHWATCH, INC.

Dated: _________, 2000

                                       By: _____________________________________
                                           Name: Paul W. Harrison
                                           Title: President and Chief Executive
                                           Officer

                                       By: _____________________________________
                                           Name:
                                           Title:

[seal]

                                    ANNEX H
      Certificate of Designation, Preferences and Rights of the Series P
                     Preferred Stock of HealthWatch, Inc.

                               HEALTHWATCH, INC.

                   RESOLUTIONS ADOPTED BY UNANIMOUS WRITTEN
       CONSENT (IN LIEU OF MEETING) OF THE DIRECTORS OF THE CORPORATION

                                March 22, 2000

     The undersigned, being the sole Director of HEALTHWATCH, INC., a Minnesota corporation (the "Corporation"), hereby consents to and adopts the following resolutions as of the date hereof pursuant to Section 302A.239 of the Minnesota Business Corporation Act, which resolutions shall have the same force and effect as if taken by affirmative vote at a meeting of the Directors of the Corporation, duly called and held under the Minnesota Business Corporation Act, and which action shall be in lieu of a special meeting of the Directors of the Corporation, and direct that this written consent to such action be filed with the minutes of the proceedings of the Directors of the Corporation:


AMENDMENTS TO THE CERTIFICATE OF DESIGNATION AND STOCKHOLDERS' AGENT AGREEMENT
                 BY THE SERIES P PREFERRED STOCK SHAREHOLDERS

     WHEREAS, the Corporation deems it advisable to make certain modifications to the Certificate of Designation, Preferences, Rights and Limitations of the Series P Preferred Stock of HealthWatch, Inc. and to the Stockholders' Agent Agreement dated October 1, 1998 as an inducement to Commonwealth Associates, L.P. to move forward with the private placement of the Corporation's 8% Series D Preferred Stock; and

     WHEREAS, the Corporation deems it advisable to call a Special Meeting of the Series P Preferred Stock shareholders for the purpose of considering two amendments to the Certificate of Designation, Preferences, Rights and Limitations of the Series P Preferred Stock of HealthWatch, Inc. and two amendments to the Stockholders' Agent Agreement dated October 1, 1998; and

     WHEREAS, a majority of the holders of the Corporation's Series P Preferred Stock, at a special meeting of the Series P Preferred Stock shareholders, duly called and held on the 21/st/ day of March, 2000, have approved amendments to the Certificate of Designation, Preferences, Rights and Limitations of the Series P Preferred Stock of HealthWatch, Inc. to (i) reduce the dividend rate to 8% per annum of the Stated Value (as defined in the Certificate of Designation) retroactive to the effective date of the Certificate of Designation and continuing until the Series P Preferred Stock has been converted into common stock of the Corporation and (ii) provide that dividends may be paid in cash or, at the option of the Corporation, in common stock of the Corporation. Additionally, the holders of the Corporation's Series P Preferred Stock have approved amendments to the Stockholders' Agent Agreement dated October 1, 1998, to (i) extend the "Restriction Period" from eighteen (18) months to twenty-four
(24) months, resulting in the amended "Restriction Period" running from November 1, 1998 to November 1, 2000 and (ii) amending the number of shares that can be traded during the "Restriction Period" from 100,000 during any 30 days of the "Restriction Period" to 20,000 during any 30 days of the "Restriction Period."

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, as amended, and in accordance with the consent of a majority of the holders of the Series P Preferred Stock given at a special meeting of the Series P Preferred Stock Shareholders on March 21, 2000, the Certificate of the Designation, Preferences, Rights and Limitations of the Series P Preferred Stock, which have a stated value of Ten Dollars ($10.00) per share ("Stated Value") (hereinafter referred to as the "Series P Preferred Stock"), is hereby amended and restated, in its entirety, as follows:

     1.   Dividends

     (a) Subject to the following, the holders of shares of Series P Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Stated Value (as adjusted for any stock dividends, combinations or splits with respect to such shares) from the date of issuance to until such shares shall be converted into the Corporation's Common Stock in accordance with Section 4 hereof. Such dividends shall commence upon issuance and shall be payable in preference to any dividend to any shares of Common Stock, and shall be cumulative. Dividends earned after February 1, 1999 shall be paid semi-annually on June 30 and December 31, commencing June 30, 1999, and in every case shall be paid to holders of record as of the close of business five business days before the dividend payment date. Dividends shall be paid in cash or, at the option of the Corporation, in shares of the Corporation's Common Stock, the value of such stock for the purpose of any such payment to be equal to the average five-day closing bid price for the Common Stock for the five-day period immediately preceding the record date for such payment.

     (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any shares of Common Stock of the Corporation during any fiscal year of the Corporation until dividends on the Series P Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid. Following any such payment or declaration, the holders of any shares of Common Stock shall be entitled to receive dividends, payable out of funds legally available therefor, when, as and if declared by the Board of Directors.

     In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series P Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series P Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series P Preferred Stock were then convertible as of the record date (assuming for this provision that there was no limitation on the right of conversion of the Series P Preferred Stock) fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     2.   Liquidation Preference

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series P Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of shares of Common Stock by reason of their ownership thereof, the amount of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares for each share of Series P Preferred Stock then held by them. If upon the occurrence of such events, the assets and funds thus distributed among the holders of the Series P Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed
          ratably among     the holders of the Series P Preferred Stock and
          holders of any other shares of Preferred Stock of the Corporation in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b) After payment to the holders of the Series P Preferred Stock of the amounts set forth in Section 2(a) above, and the payment to the
          holders of any other series of Preferred Stock    of the Corporation
          of any liquidation preferences for such additional series of Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

     (c) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     3.   Voting Rights

     Unless and except to the extent otherwise required by law, the holders of the Series P Preferred Stock shall have no voting power; provided that if any dividends on the Series P Preferred Stock declared by the Board of Directors in accordance with Section 1 hereof have not been paid for a period of one year or more, the holders of Series P Preferred Stock shall, until such dividends have been paid, be entitled, with the holders of the Common Stock, voting as a class, to vote or act by written consent for the election of directors, with the number of votes per share of Series P Preferred Stock in such election to be equal to ten shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). Unless and except to the extent otherwise required by law, the holders of the Series P Preferred Stock shall have no right to vote as a class with respect to any matter. Should the Series P Preferred Stock be entitled to vote on any matter pursuant to a requirement of law, each holder of such stock shall be entitled to one vote in respect to each share of such stock held of record in respect to such matter, unless some other vote is required by law.

     4.   Conversion of Series P Preferred Stock into Common Stock

     (a) Subject to the following conversion rights being approved by the holders of a majority of a quorum of the shares of the Corporation's Common Stock and the provisions of this Section 4, the holder of record of any share or shares of Series P Preferred Stock and the Corporation shall have the right, at his or its option, as the case may be, at any time after issuance, to convert or to cause the conversion of each said share or shares of Series P Preferred Stock into ten (10) (as adjusted for any stock dividends, combinations or splits with respect to such shares) fully-paid and non-assessable shares of Common Stock, $.01 par value (herein referred to as "Common Stock"), of the Corporation. The Corporation shall not be required to issue fractional shares in connection with the conversion of any of the Series P Preferred Stock and shall, in lieu thereof, pay to the holder requesting conversion, an amount equal to the value (determined by the Corporation's Board of Directors) of such fractional share.

     (b) Any holder of a share or shares of Series P Preferred Stock desiring to convert such Series P Preferred Stock into Common Stock, shall surrender the certificate or certificates representing the share or shares of Series P Preferred Stock so to be converted, duly endorsed (if required by the Corporation) to the Corporation or in blank, at the office of any Transfer Agent for the Series P Preferred Stock (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office that he elects to convert the same as provided above, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

     (c) Conversion of Series P Preferred Stock shall be subject to the following additional terms and provisions:

          (1) As promptly as practicable after the surrender for conversion of any Series P Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Transfer Agent for the Series P Preferred Stock (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series P Preferred

               Stock, certificates representing the shares of Common Stock issuable upon such conversion issued in such name or names as such holder may direct. Shares of the Series P Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series P Preferred Stock for conversion, as provided above, and the rights of the holders of such Series P Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

          (2) The Corporation shall pay all dividends accrued on the shares of Series P Preferred Stock surrendered for conversion, such payment to be made in cash, or at the option of the Corporation, in shares of the Corporation's Common Stock, the value of such stock to be determined as set forth in Section 1(a) hereof.

          (3) The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of Series P Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series P Preferred Stock.

          (4) Prior to March 31, 2000, the holders of Series P Preferred Stock shall not be entitled to convert nor shall the Corporation have the right to require conversion of the Series P Preferred Stock held by such holders to the extent that such conversion would result in such holders beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the Rules thereunder) in the aggregate in excess of forty-five percent (45%) of the then issued and outstanding shares of the Corporation's Common Stock.

     (d) The issuance of certificates for shares of Common Stock upon conversion of the Series P Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series P Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

     5.   General

     (a) In the event that the Corporation shall at any time prior to conversion either (a) subdivide the outstanding shares of Common Stock into a greater number of shares, (b) combine the outstanding shares of Common Stock into a smaller number of shares, (c) change the outstanding shares of Common Stock into the same or a given number of shares of any other class or classes of stock, (d) declare on or in respect of the Common Stock a dividend payable in shares or other securities of the Corporation, then the holders of the Series P Preferred Stock shall be entitled to receive the same number of shares or other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the shares or securities are offered to holders of Common Stock, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding Common Stock prior to such increase or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of shares of Common Stock into which their shares of Series P Preferred Stock were convertible on the record date (assuming for the purposes of this provision that there was no limitation on the right of conversion of the Series P Preferred Stock) for any such dividend or subscription. The Board of Directors shall determine what adjustments shall be made in the Stated Value in order to appropriately reflect and account for any such change.

     (b) In the event the Corporation at any time while any of the shares of Series P Preferred Stock are outstanding shall be consolidated with or merged into any other corporation or corporations, or shall sell or lease all or substantially all of its property and business as an entirety, lawful provision shall be made as part of the terms of such consolidation, merger, sale, or lease so that the holder of any shares of Series P Preferred Stock may thereafter receive in lieu of such shares of Common Stock otherwise issuable to him upon conversion of his shares of Series P Preferred Stock (assuming for the purpose of this provision that there was no limitation on the right of conversion of the Series P Preferred Stock), but at the conversion rate which would otherwise be in effect at the time of conversion as hereinbefore provided, the same kind and amount of securities or assets as may be issuable, distributable, or payable upon such consolidation, merger, sale, or lease, with respect to shares of Common Stock of the Corporation. The Board of Directors shall determine what adjustments shall be made in the Stated Value in order to appropriately reflect and account for any such change.

     (c) Nothing herein shall be deemed to require the Corporation in the event of any such subdivision, combination, reclassification, recapitalization, consolidation, merger or sale of assets, or liquidation, dissolution or winding up, to issue or distribute fractional interests in shares of capital stock or any other security of the Corporation or another issuer, and the Corporation may make such arrangements as the Board of Directors of the Corporation shall approve with respect to any such event for settlement in lieu of issuance of a fractional interest in a share of capital stock or other security of the Corporation or another issuer to any holder of the Series P Preferred Stock.

     (d) The shares of Series P Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

     (e) The issuance of additional shares of Series P Preferred Stock shall not be subject to any restrictions as to issuance, nor shall the holders of the Series P Preferred Stock be entitled to any restriction with respect to the issuance of shares of any other series of the Corporation's Common Stock or Preferred Stock, or as to the powers, preferences or rights of any such other series; provided that no series of additional shares of Preferred Stock shall have any liquidation or other similar rights in preference to the Series P Preferred Stock."; and

     FURTHER RESOLVED, that the Chairman of the Board and President of the Corporation be, and they hereby are, authorized and directed to file the Amended and Restated Certificate of Designation, Preferences, Rights and limitations of the Series P preferred Stock of HealthWatch, Inc. embodying the foregoing resolution and to cause the same to be filed with the Secretary of State of the State of Minnesota in accordance with the laws of the State of Minnesota; and

     FURTHER RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, empowered and directed to take, or cause to be taken, any and all other such acts and actions and to prepare, execute and deliver, or cause to be prepared, executed and delivered, any and all such other documents or instruments as, with the advice of counsel, they may deem necessary, desirable or appropriate to amend and revise the Stockholders Agent Agreement dated October 1, 1998 in accordance with and to otherwise carry out the full intent and purpose of the foregoing resolutions.

     WITNESS the consent of the Directors, effective as of the date first set forth above.

                                /s/ Paul W. Harrison
                                --------------------
                                Paul Harrison, Sole Director

                                    ANNEX I
              Article 13 of the Georgia Business Corporation Code

                                  ARTICLE 13
                              DISSENTERS' RIGHTS

                                    PART 1
                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


14-2-1301.  Definitions.

As used in this article, the term:

(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

(3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code
Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code
Section 14-2-604; or

(F) Cancels, redeems, or repurchases all or part of the shares of the class; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that
Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.  Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                    PART 2
                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS


14-2-1320.  Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.  Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)  Must not vote his shares in favor of the proposed action.

(b)  A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.  Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)  Be accompanied by a copy of this article.

14-2-1323.  Duty to demand payment.

(a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.  Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)  The offer of payment must be accompanied by:

(1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2)  A statement of the corporation's estimate of the fair value of the shares;

(3)  An explanation of how the interest was calculated;

(4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code
Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                    PART 3
                         JUDICIAL APPRAISAL OF SHARES


14-2-1330.  Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.  Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.  Limitation of actions.

No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code
Section 14-2-1322.

                                    ANNEX J

                    Second Amendment to the Agreement and
                   Plan of Merger by and Among Halis, Inc.,
              HealthWatch Merger Sub, Inc. and HealthWatch, Inc.
                         dated as of January 31, 2001

                            SECOND AMENDMENT TO THE
           AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC.,
              HEALTHWATCH MERGER SUB, INC. AND HEALTHWATCH, INC.


       This SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC., HEALTHWATCH MERGER SUB, INC. AND HEALTHWATCH, INC. ("Amendment"), dated as of January 31, 2001 is made and entered into by and among (i) Halis, Inc. ("Halis"), a Georgia corporation, (ii) HealthWatch Merger Sub, Inc.("Merger Sub"), a Georgia Corporation and (iii) HealthWatch, Inc. ("HealthWatch"), a Minnesota corporation.

     WHEREAS, Halis, Merger Sub and HealthWatch have entered into that certain Agreement and Plan of Merger dated as of June 29, 2000, as amended by the parties on September 29, 2000 (the "Agreement"), in which HealthWatch will acquire Halis upon the merger of Halis with and into Merger Sub, a wholly-owned subsidiary of HealthWatch, upon the terms and conditions included in the Agreement; and

     WHEREAS, the parties desire to extend the date provided in Section 7.1(b) and Section 5.1(d) of the Agreement to allow the additional time required to satisfy the conditions to closing the merger.

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1. Section 7.1(b) of the Agreement shall be deleted in its entirety and replaced with the following:

     "(b) by either the Board of Directors of Halis or the Board of Directors of
     HealthWatch: (i) if the Merger shall not have been consummated by March 31, 2001, unless such termination right has been expressly restricted in writing by the Board of Directors of Halis or HealthWatch, as the case may be; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; (ii) if the HealthWatch Stockholder Approval shall not have been obtained at a HealthWatch Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iii) if the Halis Stockholder Approval shall not have been obtained at a Halis Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any

     Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be; or (v) if the financial advisor opinion required by Section 6.1(g) or (h) is not received because the advisor indicates that it does not deem the transaction fair as stated in such Sections."

     2. Section 5.1(d) of the Agreement shall be deleted in its entirety and replaced with the following:

     "(d) Halis and HealthWatch will use commercially reasonable efforts to hold the HealthWatch Stockholders' Meeting and the Halis Stockholders' Meeting on the same date and as soon as reasonably practicable after the date hereof, but not later than March 31, 2001."

     3. Except as modified by this Amendment, all terms and conditions of the Agreement are hereby reaffirmed.



             [the remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date mentioned above.

                                       HALIS, INC.

                                       By: /s/ Joel Greenspan
                                           -------------------------------------
                                       Its: Member of Board of Directors
                                            ------------------------------------

                                       Attest: /s/ Marilyn May
                                               ---------------------------------
                                       Its: Asst. Secretary
                                            ------------------------------------

                                                [CORPORATE SEAL]


                                       HEALTHWATCH, INC.

                                       By: /s/ Thomas Ridenour
                                           -------------------------------------
                                       Its: Chief Financial Officer
                                            ------------------------------------

                                       Attest: /s/ Marilyn May
                                               ---------------------------------
                                       Its: Asst. Secretary
                                            ------------------------------------

                                                [CORPORATE SEAL]


                                       HEALTHWATCH MERGER SUB, INC.

                                       By: /s/ Paul W. Harrison
                                           -------------------------------------
                                       Its: President
                                            ------------------------------------

                                       Attest: /s/ Marilyn May
                                               ---------------------------------
                                       Its: Asst. Secretary
                                            ------------------------------------

                                                [CORPORATE SEAL]

                                    ANNEX K

                     Third Amendment to the Agreement and
                   Plan of Merger by and Among Halis, Inc.,
              HealthWatch Merger Sub, Inc. and HealthWatch, Inc.
                         dated as of January 16, 2001

                            THIRD AMENDMENT TO THE
                            ----------------------
  AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC., HEALTHWATCH MERGER
  --------------------------------------------------------------------------
                        SUB, INC. AND HEALTHWATCH, INC.
                        -------------------------------


     This THIRD AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC., HEALTHWATCH MERGER SUB, INC. AND HEALTHWATCH, INC. ("Amendment"), dated as of February 16, 2001 is made and entered into by and among (i) Halis, Inc. ("Halis"), a Georgia corporation, (ii) HealthWatch Merger Sub, Inc.("Merger Sub"), a Georgia Corporation and (iii) HealthWatch, Inc. ("HealthWatch"), a Minnesota corporation.

     WHEREAS, Halis, Merger Sub and HealthWatch have entered into that certain Agreement and Plan of Merger dated as of June 29, 2000, as amended by the parties on September 29, 2000 and January 31, 2001 (the "Agreement"), in which HealthWatch will acquire Halis upon the merger of Halis with and into Merger Sub, a wholly-owned subsidiary of HealthWatch, upon the terms and conditions included in the Agreement; and

     WHEREAS, the parties desire to extend the lock-up period provided in
Section 5.13 of the Agreement to allow the parties the benefits of the lock-up provision as contemplated by the parties when the Agreement was first executed on June 29, 2000.

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1. Section 5.13 of the Agreement shall be deleted in its entirety and replaced with the following:

     "SECTION 5.13 LOCK-UP.   Substantial Halis Stockholders (defined as
     directors, officers and Halis Shareholders owning 5% or more of Halis Common Stock) and Affiliates will be required to agree not to sell, transfer or otherwise dispose of any HealthWatch Common Stock prior to December 31, 2001 (the "Lockup Period"); if HealthWatch undertakes a public offering within the Lockup Period, Halis Stockholders shall agree not to sell, transfer or otherwise dispose of the HealthWatch Common Stock for such period of time after completion of such public offering (not to exceed one year). In addition, Halis shall use its best efforts to obtain similar lock-up agreements from other Halis Shareholders that the parties shall reasonably determine to be in the best interest of all of the parties in carrying out the transactions contemplated by this Agreement.

     2. Except as modified by this Amendment, all terms and conditions of the Agreement are hereby reaffirmed.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date mentioned above.

                                         HALIS, INC.

                                           By:  /s/ Joel Greenspan
                                                ------------------------------
                                           Its: Director
                                                ------------------------------
                                           Attest: /s/ Marilyn May
                                                   ---------------------------
                                           Its: Asst. Secretary
                                                ------------------------------

                                                      [CORPORATE SEAL]

                                           HEALTHWATCH, INC.

                                           HEALTHWATCH MERGER SUB, INC.

                                           By:  /s/ Thomas C. Riderour
                                                -----------------------------
                                           Its: Chief Financial Officer
                                                -----------------------------

                                           Attest: /s/ Marilyn May
                                                   --------------------------
                                           Its: Asst. Secretary
                                                -----------------------------

                                                      [CORPORATE SEAL]

                                           By:  /s/ Paul W. Harrison
                                                ------------------------------
                                           Its: President
                                                ------------------------------

                                           Attest: /s/ Marilyn May
                                                   ---------------------------
                                           Its: Asst. Secretary
                                                ------------------------------

                                                      [CORPORATE SEAL]

                                    ANNEX L

                      Fairness Opinion of Houlihan Lokey

    [Letterhead of Houlihan Lokey Howard & Zukin financial Advisors, Inc.]



February 3, 2001


Special Committee of the Board of Directors
HealthWatch, Inc.
1100 Johnson Ferry Road
Suite 670
Atlanta, GA 30342

To the Special Committee of the Board of Directors:

We understand that HealthWatch, Inc. (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") to acquire the remaining 75% of Halis, Inc. ("Halis") not currently owned by the Company in a stock transaction. As of December 31, 2000, the Company was the single largest shareholder, owning approximately 25 percent of the outstanding common stock of Halis. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction." It is our understanding that the Company has formed a special committee (the "Committee") to consider certain matters relating to the Transaction. The Committee has requested that Houlihan Lokey render an opinion as to the fairness, from a financial point of view, to the public stockholders of the Company of the acquisition of Halis.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it. A number of the terms of the Transaction have not been finalized as of the date of our opinion. Our Opinion is based on the terms of the Transaction as contemplated as of the date of our opinion. If there are any changes in the terms of the Transaction between the date of our Opinion and the consummation of the Transaction, it could have a material impact on the conclusions reached herein.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     . reviewed HealthWatch's SEC Forms 10-KSB and audited financial statements for the fiscal years ended June 30, 1998 through 2000, and Forms 10-Q and unaudited interim financial statements for the periods ending September 30, 1999 and 2000, which HealthWatch management has identified as the most recent financial statements available;

     . reviewed HealthWatch's preliminary SEC Form S-4 Registration Statement filing dated December 29, 2000;

     . reviewed HealthWatch's SEC Schedule 14A Preliminary Proxy Statement dated May 9, 2000;

     . reviewed Halis's SEC Form 10-KSB and audited financial statements for the fiscal years ended December 30, 1998 and 1999, and Forms 10-Q and unaudited interim financial statements for the periods ending September 30, 1999 and 2000, which HealthWatch management has identified as the most recent financial statements available;

     . reviewed copies of the following documents: Letter of Intent from HealthWatch, Inc. to the Board of Directors of Halis, Inc., dated March 8, 2000, and Agreement and Plan of Merger By and Among Halis, Inc., HealthWatch Merger Sub, Inc. and HealthWatch, Inc. dated June 29, 2000;

     . reviewed a Draft Confidential Private Placement Memorandum for HealthWatch, Inc. dated March 8, 2000;

     . reviewed certain other agreements and contracts of HealthWatch and Halis (the "Companies") including the Business Collaboration Agreement and Amendment dated September 20, 2000;

     . reviewed minutes of the HealthWatch, Inc. Board of Directors meetings for 1999 and 2000;

     . met with certain members of the senior management of HealthWatch and Halis to discuss the information regarding operations, financial condition and the Transaction;

     .    visited the business offices of HealthWatch and Halis;

     . reviewed certain publicly available financial data for certain companies that we deem comparable to the Company and Halis including prices and premiums paid in other transactions that Houlihan Lokey considered similar to the transaction; and

     . conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the Public Stockholders of the Company from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                    Annex M

                            Fourth Amendment to the
            Agreement and Plan of Merger by and Among, Halis, Inc.,
              Healthwatch Merger Sub. Inc. and Healthwatch, Inc.

                            FOURTH AMENDMENT TO THE
                            -----------------------
           AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC.,
           --------------------------------------------------------
              HEALTHWATCH MERGER SUB, INC. AND HEALTHWATCH, INC.
              -------------------------------------------------




       This FOURTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG, HALIS, INC., HEALTHWATCH MERGER SUB, INC. AND HEALTHWATCH, INC. ("Amendment"), dated as of March 28, 2001 is made and entered into by and among (i) Halis, Inc. ("Halis"), a Georgia corporation, (ii) HealthWatch Merger Sub, Inc.("Merger Sub"), a Georgia Corporation and (iii) HealthWatch, Inc. ("HealthWatch"), a Minnesota corporation.

     WHEREAS, Halis, Merger Sub and HealthWatch have entered into that certain Agreement and Plan of Merger dated as of June 29, 2000, as amended by the parties on September 29, 2000, January 31, 2001 and February 16, 2001 (the "Agreement") in which HealthWatch will acquire Halis upon the merger of Halis with and into Merger Sub, a wholly-owned subsidiary of HealthWatch, upon the terms and conditions included in the Agreement; and

     WHEREAS, the parties desire to extend the date provided in Section 7.1(b) and Section 5.1(d) of the Agreement to allow the additional time required to satisfy the conditions to closing the merger.

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1. Section 7.1(b) of the Agreement shall be deleted in its entirety and replaced with the following:

     "(b) by either the Board of Directors of Halis or the Board of Directors of
     HealthWatch: (i) if the Merger shall not have been consummated by April 30, 2001, unless such termination right has been expressly restricted in writing by the Board of Directors of Halis or HealthWatch, as the case may be; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; (ii) if the HealthWatch Stockholder Approval shall not have been obtained at a HealthWatch Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iii) if the Halis Stockholder Approval shall not have been obtained at a Halis Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof; (iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be; or (v) if the financial advisor opinion required by
     Section 6.1(g) or (h) is not received because the advisor indicates that it does not deem the transaction fair as stated in such Sections."

     2. Section 5.1(d) of the Agreement shall be deleted in its entirety and replaced with the following:

     "(d) Halis and HealthWatch will use commercially reasonable efforts to hold the HealthWatch Stockholders' Meeting and the Halis Stockholders' Meeting on the same date and as soon as reasonably practicable after the date hereof, but not later than April 30, 2001."

     3. Except as modified by this Amendment, all terms and conditions of the Agreement are hereby reaffirmed.











             [the remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date mentioned above.

                                        HALIS, INC.

                                        By: /s/ Joel Greenspan
                                        Its: Director

                                        Attest: /s/ Marilyn May
                                        Its: Vice President

                                              [CORPORATE SEAL]

                                        HEALTHWATCH, INC.
                                        By: /s/ Thomas C. Ridenour
                                        Its: Chief Financial Officer

                                        Attest: /s/ Marilyn May
                                        Its: Vice President

                                              [CORPORATE SEAL]

                                        HEALTHWATCH MERGER SUB, INC.
                                        By: Paul W. Harrison
                                        Its: Chief Executive Officer

                                        Attest: /s/ Marilyn May
                                        Its: Vice President

                                              [CORPORATE SEAL]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The Minnesota Business Corporation Act (the "MCBA") permits a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. HealthWatch's Articles of Incorporation provide for indemnification of its directors, officers and employees to the maximum extent permitted by the MCBA. In addition, HealthWatch's Articles of Incorporation provide that if the MCBA is amended to permit further elimination or limitation of liabilities, then the liability of a director or officer of HealthWatch shall be indemnified to the fullest extend authorized under the MCBA.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

     Exhibit
     No.                                 Description
     -------                             -----------
     2.1     Agreement and Plan of Merger by and among Halis, Inc., HealthWatch
             Merger Sub, Inc. and HealthWatch, Inc. dated as of June 29, 2000
             (1).

     2.2 Amendment to the Agreement and Plan of Merger dated as of September 29, 2000 (2).

     2.3     Letter of Intent between HealthWatch, Inc. and Halis, Inc. dated
             March 8, 2000 (3).

     2.4     Amendment to the Financing Option between HealthWatch, Inc. and
             Halis, Inc. dated July 28, 2000 (3).

     2.5 Second Amendment to the Agreement and Plan of Merger dated as of January 31, 2001 (10).

     2.6 Third Amendment to the Agreement and Plan of Merger dated as of February 16, 2001 (11).

     2.7 Fourth Amendment to the Agreement and Plan of Merger dated as of March 28, 2001 (13).

     3.1     Articles of Incorporation of HealthWatch, Inc., dated June 10,
             1983 (3).

     3.2     Certificate of Amendment of Articles of Incorporation of
             HealthWatch, Inc., dated October 20, 1987 (3).

     3.3     Articles of Amendment of Articles of Incorporation of HealthWatch,
             Inc., dated December 5, 1989 (3).

     3.4     Articles of Amendment of Articles of Incorporation of HealthWatch,
             Inc., dated December 8, 1999 (3).

     3.5     Bylaws of HealthWatch, Inc. (3).

     3.6     Articles of Incorporation of Halis, Inc., dated November 15, 1982
             (3).

     3.7     Articles of Amendment to the Articles of Incorporation of Halis,
             Inc., dated May 14, 1987 (3).

     3.8     Articles of Amendment to the Articles of Incorporation of Halis,
             Inc., dated November 18, 1996 (3).

     3.9     Articles of Amendment to the Articles of Incorporation of Halis,
             Inc., dated November 18, 1996 (3).

     3.10    Bylaws of Halis, Inc., adopted August 5, 1997 (3).

     3.11    Articles of Incorporation of HealthWatch Merger Sub, Inc. (3).

     3.12    Bylaws of HealthWatch Merger Sub, Inc. (3).

     Exhibit
     No.                                 Description
     -------                             -----------

      3.13 Certification of Designation, Preferences, Rights and Limitations of the 6% Series A Convertible Preferred Stock of HealthWatch,
             Inc., dated June 9, 1998 (3).

      3.14   Amended and Restated Certification of Designation, Preferences,
             Rights and Limitations of the Series P Preferred Stock of
             HealthWatch, Inc., dated March 22, 2000 (4).

      3.15 Certification of Designation, Preferences, Rights and Limitations of the Series C 8% Convertible Preferred Stock of HealthWatch,
             Inc., dated March 20, 2000 (5).

      3.16 Certification of Designation, Preferences, Rights and Limitations of the Series D 8% Convertible Preferred Stock of HealthWatch,
             Inc., dated March 20, 2000 (6).

      5.1    Opinion of Gambrell & Stolz, L.L.P. (3).

      8.1    Tax Opinion of Gambrell & Stolz, L.L.P. (3).

      8.2    Tax Opinion of Gomel & Davis, L.L.P. (3).

     10.1 Business Collaboration Agreement dated as of October 10, 1997 between HealthWatch, Inc. and Halis, Inc. (3).

     10.6    Form of Warrant Certificate of HealthWatch, Inc. (7).

     10.8    Amended and Restated Agency Agreement between Commonwealth
             Associates, L.P. and HealthWatch, Inc., dated February 7, 2000
             (3).

     10.9    HealthWatch, Inc. 2000 Stock Option Plan, adopted as of May 8,
             2000, approved by HealthWatch stockholders on July 14, 2000 (3).

     10.10   Form of Stock Option Agreement (8).

     10.11   Amendment to the Business Collaboration Agreement dated September
             20, 2000 between Halis, Inc. and HealthWatch, Inc. (3).

     10.12   Finders Agreement between HealthWatch, Inc. and Commonwealth
             Associates, L.P., dated March 21, 2000 (3).

     16.1 Letter from Silverman Olson Thorvilson & Kaufman, LTD re change in accountants (3).

     16.2    Letter from Arthur Andersen, LLP re change in accountants (3).

     21.1    Subsidiaries of HealthWatch, Inc. (3).

     21.2    Subsidiaries of Halis, Inc. (3).

     23.1    Consent of Tauber & Balser, Independent Auditors (with respect to
             HealthWatch, Inc. and Subsidiaries Financial Statements) (3).

     23.2    Consent of Tauber & Balser, Independent Auditors (with respect to
             Halis, Inc. and Subsidiaries Financial Statements) (3).

     23.5    Consent of New York Capital Corporation (3).

     23.6    Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
             (3).

     27.1    Financial Data Schedule (EDGAR filing only) (3).

     99.1    Opinion of New York Capital Corporation (9).

     99.2    Proxy Card for HealthWatch Special Meeting of Stockholders (3).

     99.3    Proxy Card for Halis Special Meeting of Stockholders (3).

     99.4    Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
             (12).

--------
(1) Included as Annex A to the joint proxy statement/prospectus included as part of this Registration Statement.

(2) Included as Annex B to the joint proxy statement/prospectus included as part of this Registration Statement.
(3)  Filed herewith.
(4) Included as Annex H to the joint proxy statement/prospectus included as part of this Registration Statement.
(5) Included as Annex E to the joint proxy statement/prospectus included as part of this Registration Statement.
(6) Included as Annex F to the joint proxy statement/prospectus included as part of this Registration Statement.
(7) Included as Annex G to the joint proxy statement/prospectus included as part of this Registration Statement.
(8) Included as Annex C to the joint proxy statement/prospectus included as part of this Registration Statement.
(9) Included as Annex D to the joint proxy statement/prospectus included as part of this Registration Statement.
(10) Included as Annex J to the joint proxy statement/prospectus included as part of this Registration Statement.
(11) Included as Annex K to the joint proxy statement/prospectus included as part of this Registration Statement.
(12) Included as Annex L to the joint proxy statement/prospectus included as part of this Registration Statement.

(13) Included as Annex M to the joint proxy statement/prospectus included as part of this Registration Statement.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

   (c) Reports, Opinions and Appraisals

   The opinion of New York Capital Corporation (attached as Annex D to the joint proxy statement/prospectus filed as part of this Registration Statement) and the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (attached as Annex L to the joint proxy statement/prospectus filed as part of this Registration Statement).

Item 22. Undertakings

   (1) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of April, 2001.

                                          HEALTHWATCH, INC.


                                                  /s/ Paul W. Harrison
                                          By: _________________________________
                                                Paul W. Harrison, Chairman,
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                         Capacity                   Date
             ---------                         --------                   ----


      /s/ Paul W. Harrison           Chairman, President and         April 9, 2001
____________________________________  Chief Executive Officer
          Paul W. Harrison

      /s/ David M. Engert            Chief Operating Officer and     April 9, 2001
____________________________________  Director
          David M. Engert

     /s/ Thomas C. Ridenour          Chief Financial Officer         April 9, 2001
____________________________________
         Thomas C. Ridenour

                 *                   Director                        April 9, 2001
____________________________________
            John Gruber

                 *                   Director                        April 9, 2001
____________________________________
            Harold Blue

                 *                   Director                        April 9, 2001
____________________________________
           Robert Tucker

                                     Director                        April 9, 2001
____________________________________
          John R. Prufeta


     /s/ Paul W. Harrison
*By: __________________________
       Paul W. Harrison
       Attorney-in-fact

                                   Exhibit Index

  Exhibit
  No.                                  Description
  -------                              -----------
   2.1    Agreement and Plan of Merger by and among Halis, Inc., HealthWatch
          Merger Sub, Inc. and HealthWatch, Inc. dated as of June 29, 2000 (1).
   2.2    Amendment to the Agreement and Plan of Merger dated as of September
          29, 2000 (2).
   2.3    Letter of Intent between HealthWatch, Inc. and Halis, Inc. dated
          March 8, 2000 (3).
   2.4    Amendment to the Financing Option between HealthWatch, Inc. and
          Halis, Inc. dated July 28, 2000 (3).
   2.5    Second Amendment to the Agreement and Plan of Merger dated as of
          January 31, 2001 (10).
   2.6    Third Amendment to the Agreement and Plan of Merger dated as of
          February 16, 2001 (11).
   2.7    Fourth Amendment to the Agreement and Plan of Merger dated as of
          March 28, 2001 (13).
   3.1    Articles of Incorporation of HealthWatch, Inc., dated June 10, 1983
          (3).
   3.2    Certificate of Amendment of Articles of Incorporation of HealthWatch,
          Inc., dated October 20, 1987 (3).
   3.3    Articles of Amendment of Articles of Incorporation of HealthWatch,
          Inc., dated December 5, 1989 (3).
   3.4    Articles of Amendment of Articles of Incorporation of HealthWatch,
          Inc., dated December 8, 1999 (3).
   3.5    Bylaws of HealthWatch, Inc. (3).
   3.6    Articles of Incorporation of Halis, Inc., dated November 15, 1982
          (3).
   3.7    Articles of Amendment to the Articles of Incorporation of Halis,
          Inc., dated May 14, 1987 (3).
   3.8    Articles of Amendment to the Articles of Incorporation of Halis,
          Inc., dated November 18, 1996 (3).
   3.9    Articles of Amendment to the Articles of Incorporation of Halis,
          Inc., dated November 18, 1996 (3).
   3.10   Bylaws of Halis, Inc., adopted August 5, 1997 (3).
   3.11   Articles of Incorporation of HealthWatch Merger Sub, Inc. (3).
   3.12   Bylaws of HealthWatch Merger Sub, Inc. (3).
   3.13   Certification of Designation, Preferences, Rights and Limitations of
          the 6% Series A Convertible Preferred Stock of HealthWatch, Inc.,
          dated June 9, 1998 (3).
   3.14   Amended and Restated Certification of Designation, Preferences,
          Rights and Limitations of the Series P Preferred Stock of
          HealthWatch, Inc., dated March 22, 2000 (4).
   3.15   Certification of Designation, Preferences, Rights and Limitations of
          the Series C 8% Convertible Preferred Stock of HealthWatch, Inc.,
          dated March 20, 2000 (5).
   3.16   Certification of Designation, Preferences, Rights and Limitations of
          the Series D 8% Convertible Preferred Stock of HealthWatch, Inc.,
          dated March 20, 2000 (6).
   5.1    Opinion of Gambrell & Stolz, L.L.P. (3).
   8.1    Tax Opinion of Gambrell & Stolz, L.L.P. (3).
   8.2    Tax Opinion of Gomel & Davis, L.L.P. (3).
  10.1    Business Collaboration Agreement dated as of October 10, 1997 between
          HealthWatch, Inc. and Halis, Inc. (3).
  10.6    Form of Warrant Certificate of HealthWatch, Inc. (7).
  10.8    Amended and Restated Agency Agreement between Commonwealth
          Associates, L.P. and HealthWatch, Inc., dated February 7, 2000 (3).

  Exhibit
  No.                                  Description
  -------                              -----------
  10.9    HealthWatch, Inc. 2000 Stock Option Plan, adopted as of May 8, 2000, approved by HealthWatch stockholders on July 14, 2000 (3).
  10.10   Form of Stock Option Agreement (8).
  10.11   Amendment to the Business Collaboration Agreement dated September 20,
          2000 between Halis, Inc. and HealthWatch, Inc. (3).
  10.12   Finders Agreement between HealthWatch, Inc. and Commonwealth
          Associates, L.P., dated March 21, 2000 (3).
  16.1    Letter from Silverman Olson Thorvilson & Kaufman, LTD re change in accounts (3).
  16.2    Letter from Arthur Andersen, LLP re change in accountants (3).
  21.1    Subsidiaries of HealthWatch, Inc. (3).
  21.2    Subsidiaries of Halis, Inc. (3).
  23.1    Consent of Tauber & Balser, Independent Auditors (with respect to
          HealthWatch, Inc. and Subsidiaries Financial Statements) (3).
  23.2    Consent of Tauber & Balser, Independent Auditors (with respect to
          Halis, Inc. and Subsidiaries Financial Statements) (3).
  23.5    Consent of New York Capital Corporation (3).
  23.6    Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
          (3).
  27.1    Financial Data Schedule (EDGAR filing only) (3).
  99.1    Opinion of New York Capital Corporation (9).
  99.2    Proxy Card for HealthWatch Special Meeting of Stockholders (3).
  99.3    Proxy Card for Halis Special Meeting of Stockholders (3).
  99.4    Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
          (12).

--------
(1) Included as Annex A to the joint proxy statement/prospectus included as part of this Registration Statement.
(2) Included as Annex B to the joint proxy statement/prospectus included as part of this Registration Statement.
(3) Filed herewith.
(4) Included as Annex H to the joint proxy statement/prospectus included as part of this Registration Statement.
(5) Included as Annex E to the joint proxy statement/prospectus included as part of this Registration Statement.
(6) Included as Annex F to the joint proxy statement/prospectus included as part of this Registration Statement.
(7) Included as Annex G to the joint proxy statement/prospectus included as part of this Registration Statement.
(8) Included as Annex C to the joint proxy statement/prospectus included as part of this Registration Statement.
(9) Included as Annex D to the joint proxy statement/prospectus included as part of this Registration Statement.
(10) Included as Annex J to the joint proxy statement/prospectus included as part of this Registration Statement.
(11) Included as Annex K to the joint proxy statement/prospectus included as part of this Registration Statement.
(12) Included as Annex L to the joint proxy statement/prospectus included as part of this Registration Statement.

(13) Included as Annex M to the joint proxy statement/prospectus included as part of this Registration Statement.